     As filed with the Securities and Exchange Commission on May 2, 1997.

                                                     REGISTRATION NO. 333-21403
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------

                             AMENDMENT NO. 3 TO

                                  FORM S-4
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ----------------------

                      U.S. RESTAURANT PROPERTIES, INC.
          (Exact name of registrant as specified in its charter)

             MARYLAND                        6798                   75-2687420
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)       Classification Code No.)    Identification No.)

                            5310 HARVEST HILL ROAD
                              SUITE 270, L.B. 168
                             DALLAS, TEXAS  75230
                                (972) 387-1487
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ----------------------
                               ROBERT J. STETSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            5310 HARVEST HILL ROAD
                              SUITE 270, L.B. 168
                             DALLAS, TEXAS  75230
                                (972) 387-1487
         (Address, including zip code, and telephone number, including area code, of agent for service)

                            ----------------------
                                  Copies to:
                            KENNETH L. BETTS, ESQ.
                       WINSTEAD SECHREST & MINICK P.C.
                               1201 ELM STREET
                                 SUITE 5400
                            DALLAS, TEXAS  75270
                               (214) 745-5400


     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS DESCRIBED IN THE ENCLOSED PROXY STATEMENT/PROSPECTUS HAVE BEEN SATISFIED OR WAIVED.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: [ ]

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
                                     (CALCULATION TABLE CONTINUED ON NEXT PAGE)
                                     ------------------------------------------
                                     ------------------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                 CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
                                               PROPOSES MAXIMUM     PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF       AMOUNT TO     OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED(1)         UNIT               PRICE(2)         REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------------------
Common Stock
  $.01 par value ............   8,063,640       Not Applicable         $228,301,808          $69,182
-----------------------------------------------------------------------------------------------------------

(1) Based upon the estimated maximum number of shares of common stock, $.01 par value per share, of the Registrant issuable to the holders of the units of beneficial interest of U.S. Restaurant Properties Master L.P. (the
     "Partnership") and the managing general partner of the Partnership in connection with the Conversion, as described in the enclosed Proxy
     Statement/Prospectus.

(2) Estimated pursuant to Rule 457(f) of the Securities Act of 1933, as amended, based upon the average of the reported high and low sales prices of a Unit on the New York Stock Exchange on April 23, 1997.

(3) $63,707 of such fee was previously paid in connection with the Registrant's initial filing of this Registration Statement on February 7, 1997.

                       -------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                     U.S. RESTAURANT PROPERTIES, INC.
                                 FORM S-4
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                                    LOCATION IN
                FORM S-4 ITEM                               PROXY STATEMENT/PROSPECTUS
                -------------                               --------------------------
A.   INFORMATION ABOUT THE TRANSACTION

     1.  Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus. . . . . .  Outside Front Cover Page

     2.  Inside Front and Outside Back Cover Pages of
         Prospectus. . . . . . . . . . . . . . . . . . . .  Available Information; Incorporation of Certain
                                                            Documents by Reference; Table of Contents

     3.  Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information . . . . . . . . . .  Summary; Risk Factors

     4.  Terms of the Transaction. . . . . . . . . . . . .  Summary; The Conversion; The Special Meeting;
                                                            Federal Income Tax Considerations

     5.  Pro Forma Financial Information . . . . . . . . .  Summary; Selected Historical and Pro Forma
                                                            Financial Information and Other Data

     6.  Material Contacts with the Company Being
         Acquired. . . . . . . . . . . . . . . . . . . . .  Summary; The Company; Business

     7.  Additional Information Required for
         Reoffering by Persons and Parties Deemed To
         Be Underwriters . . . . . . . . . . . . . . . . .  Not Applicable

     8.  Interests of Named Experts and Counsel. . . . . .  Experts; Legal Matters

     9.  Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities. .  Not Applicable

B. INFORMATION ABOUT THE REGISTRANT

     10. Information with Respect to S-3 Registrants . . .  Not Applicable

     11. Incorporation of Certain Information by
         Reference . . . . . . . . . . . . . . . . . . . .  Not Applicable

     12. Information with Respect to S-2 or S-3
         Registrants . . . . . . . . . . . . . . . . . . .  Not Applicable

     13. Incorporation of Certain Information by
         Reference . . . . . . . . . . . . . . . . . . . .  Not Applicable


     14. Information with Respect to Registrants Other . .
         than S-2 or S-3 Registrants . . . . . . . . . . .  Summary; The Company; Management's Discussion
                                                            and Analysis of Results of Operations and Financial
                                                            Condition; Business; Policies with Respect to Certain
                                                            Activities; Market Prices of Units and Distributions;
                                                            Capitalization; Management; Principal Stockholders;
                                                            Description of Capital Stock; Certain Provisions of
                                                            Maryland Law and of the REIT Corporation's Articles
                                                            and Bylaws; Comparative Rights of Unitholders and
                                                            Stockholders

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

     15. Information with Respect to S-3 Companies . . . .  Summary; The Company; Management's Discussion
                                                            and Analysis of Results of Operations and Financial
                                                            Condition; Business; Policies with Respect to Certain
                                                            Activities; Market Prices of Units and Distributions;
                                                            Capitalization; Management; Principal Stockholders;
                                                            Description of Capital Stock; Certain Provisions of
                                                            Maryland Law and of the REIT Corporation's Articles
                                                            and Bylaws; Comparative Rights of Unitholders and
                                                            Stockholders

     16. Information with Respect to S-2 or S-3
         Companies . . . . . . . . . . . . . . . . . . . .  Not Applicable

     17. Information with Respect to Companies Other
         than S-2 or S-3 Companies . . . . . . . . . . . .  Not Applicable

D. VOTING AND MANAGEMENT INFORMATION

     18. Information if Proxies, Consents or
         Authorizations Are to be Solicited. . . . . . . .  Outside Front Cover Page; Summary;
                                                            The Special Meeting

     19. Information if Proxies, Consents or
         Authorizations Are Not to be Solicited, or in
         an Exchange Offer . . . . . . . . . . . . . . . .  Not Applicable

                       U.S. RESTAURANT PROPERTIES MASTER L.P.
                     5310 HARVEST HILL ROAD, SUITE 270, L.B. 168
                                DALLAS, TEXAS 75230
                                   (972) 387-1487
                                   (800) 322-9827


Dear Limited Partner:

     We are seeking your approval to convert U.S. Restaurant Properties Master L.P. ("USRP") to a self-advised real estate investment trust ("REIT"). This conversion will not change either the strategy of the company or the "flow-through" tax advantages the company currently enjoys. The conversion will be tax-free, and the shares of the company will continue to be traded on the New York Stock Exchange ("NYSE") under our current trading symbol, "USV." Your vote on this matter is important -- not voting effectively counts as a no vote, so please send in your proxy.

     WHY CONVERT TO THE REIT STRUCTURE? The answer is to enhance investor value by employing a structure (I.E. a REIT as opposed to a master limited partnership ("MLP")) that is more widely accepted and endorsed by investors, particularly institutional investors. Currently, there are only four NYSE-traded MLPs that invest in real estate, of which USRP is one. On the other hand, there are approximately 150 NYSE-traded REITs, and a vast majority of those are "self-advised." As a self-advised REIT, the company should enjoy greater access to lower-cost debt financing, which should increase profits and the cash available for dividends. Also, the company believes that it would enjoy more participation from institutional investors, which should increase the stock price relative to remaining an MLP. As the company continues to grow and its financing requirements grow with it, we believe that self-advised REIT status has become very important to our future.

     WHAT IS A "SELF-ADVISED" REIT? In a self-advised REIT, the management is employed by the REIT, rather than by an external advisor, such as the managing general partner arrangement the company currently uses. To become self advised, your managing general partner will convert its property management contract and convert its aggregate 1.98% partnership interest in exchange for REIT shares (or equivalent partnership interests), and then the management team of your managing general partner will become employees of the REIT. In exchange for the property management contract and 1.98% partnership interest, the managing general partner will receive consideration (consisting of an interest in U.S. Restaurant Properties Operating L.P., shares of REIT common stock and/or units in USRP) equal in value to 850,000 REIT shares (the "Initial Shares"), and will be eligible to receive additional shares in the year 2000 if certain targets are reached (collectively, the "Acquisition Price"). Following the receipt of the Initial Shares, all management fees will cease. Assuming the continued growth of the company, the assignment and conversion will increase the cash available for dividends to the stockholders, and will increase net income above what it would otherwise have been.

     Based on all acquisitions closed through April 30, 1997, by becoming a self-advised REIT, the cash available for dividends per share will increase.
On a pro forma basis, giving effect to all acquisitions completed plus the acquisition of the approximately $25 million of properties currently under binding contract, the cash available for dividends per share would have been $2.67 in 1996 if USRP had been a self-advised REIT on the terms described above and in the attached Proxy Statement/Prospectus, $.05 per share more on a pro forma basis than in its present structure as an advised entity. As a frame of reference, the cash available for distributions per unit was $2.09 for the fiscal year ended December 31, 1996. In addition, any property acquisitions in excess of the properties currently under contract will add to the already accretive nature of the transaction. There can be no assurance that all of such properties will be acquired or that additional properties will be available at prices acceptable to the company. Additionally, pro forma results are not necessary indicative of what the company's financial position would had been had such transactions occurred on the assumed date.

     The Acquisition Price was approved by a special committee of outside directors of the managing general partner, and the special committee has received a fairness opinion with respect to such exchange from the investment banking firm Morgan Keegan & Company, Inc.

     It has been just 24 months since the limited partners approved amendments to the partnership agreements which enabled USRP to expand. Since that approval, the price of the Units on the New York Stock Exchange has risen more than 80%, and partnership dividends, net income and cash available for distributions have all increased substantially. Your approval of the conversion is important to take the company to its next stage of growth and progress.

     There are two alternative ways in which the REIT conversion can be completed on a tax-free basis: the "merger alternative" and "the exchange alternative" (see the attached Proxy Statement/Prospectus for a detailed description of the alternatives). The merger alternative is the simpler approach and is preferred by management, but to ensure that this approach is tax-free we have asked the Internal Revenue Service to confirm its tax free status. In the event that the IRS does not provide that confirmation, then the exchange alternative must be used, and it will provide the same advantages of REIT conversion. TO ENSURE THAT USRP CONVERTS TO A REIT, YOU MUST VOTE FOR BOTH THE MERGER AND THE EXCHANGE ALTERNATIVES ON YOUR PROXY CARD.

     We encourage you to read the Proxy Statement/Prospectus and then vote your Units in favor of the conversion by filling out the enclosed proxy card and returning it to D.F. King & Co. in the enclosed, self-addressed, stamped envelope. Not voting is the same as voting against the conversion, so we urge everyone to vote. If you have any questions, please call us toll free at (800-322-9827). Thank you for your consideration of the conversion.


Best Regards,



Robert Stetson                         Fred Margolin
Chief Executive Officer                Chairman of the Board

                 U.S. RESTAURANT PROPERTIES MASTER L.P.

                     Notice Of A Special Meeting Of
                  The Limited Partners on June 24, 1997

To the Limited Partners of U.S. Restaurant Properties Master L.P.:


     A special meeting (the "Special Meeting") of the limited partners (the "Limited Partners") of U.S. Restaurant Properties Master L.P. ("USRP") will be held at the offices of USRP, at 5310 Harvest Hill Road, Suite 270, Dallas, Texas on June 24, 1997 at 10:00 a.m., or at any adjournment thereof, to consider and vote upon two alternative proposals to implement the proposed conversion (the "Conversion") of USRP into a real estate investment trust ("REIT").


     The Conversion will be effected through one of two alternatives (i) the Merger Alternative or (ii) the Exchange Alternative. The Merger Alternative would be effected through a tax-free merger (the "Merger") of USRP Acquisition, L.P., a Delaware limited partnership that is an indirectly wholly-owned subsidiary of U.S. Restaurant Properties, Inc., a newly formed Maryland corporation (the "REIT Corporation") which intends to qualify as a REIT under federal tax laws, with and into USRP and, as a result, USRP will become a subsidiary of the REIT Corporation. U.S. Restaurant Properties Operating L.P. (the "Operating Partnership" and, together with USRP, the "Partnerships") will remain in existence following consummation of the Merger. The result of the Merger would be that holders of units of beneficial interest of USRP (the "Units") would become stockholders of the REIT Corporation. Consummation of the Merger is contingent upon the receipt of a satisfactory ruling from the Internal Revenue Service as to the tax-free nature of the Merger.

     In the event such ruling is not received, the Conversion will be phased in through the implementation of amendments to the partnership agreement of USRP to permit holders of Units to exchange their Units for shares of the REIT Corporation's common stock at any time and to require such an exchange prior to the transfer of the Units to third parties, all as more fully described in the accompanying Proxy Statement/Prospectus (the "Exchange
Alternative").   As a result, following consummation of the Conversion, each
Unitholder will effectively become a stockholder of the REIT Corporation. The Exchange Alternative will be implemented only if USRP does not receive a favorable ruling with respect to the tax-free nature of the Merger.

     In addition, as part of the Conversion, in order for the REIT Corporation to become self-advised, QSV Properties, Inc. (formerly U.S. Restaurant Properties, Inc.), the Managing General Partner of USRP ("QSV"), will withdraw as managing general partner of USRP and a corporate subsidiary of the REIT Corporation will be substituted as managing general partner of USRP pursuant to the terms of the merger agreement. As a result, as part of each of the Merger Alternative and the Exchange Alternative, the consent of the Limited Partners is being sought for certain amendments to the partnership agreements of the Partnerships to provide for the withdrawal of QSV as managing general partner and to provide the Partnerships with increased flexibility to pursue business opportunities that compliment their existing business strategy.

     As there are two alternative methods proposed to implement the Conversion, Limited Partners who support the Conversion should vote in favor of both the Merger Alternative and the Exchange Alternative. The accompanying Proxy Statement/Prospectus describes the Conversion and the Merger Alternative and the Exchange Alternative in greater detail.

     Only Limited Partners of record as of the close of business on April 30, 1997, are entitled to notice of, and to vote at, the Special Meeting. Such Limited Partners may vote at the Special Meeting either in person or by proxy. If you cannot attend the Special Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed stamped and self-addressed envelope so that the proxyholders may vote the Units that you hold as a Limited Partner pursuant to your instructions. If you attend the Special Meeting, you may revoke your proxy and vote such Units in person.


                                   Very truly yours,

                                   QSV PROPERTIES, INC.,
                                   (FORMERLY U.S. RESTAURANT PROPERTIES, INC.)
                                   THE MANAGING GENERAL PARTNER

Dallas, Texas

May 5, 1997

               SUBJECT TO COMPLETION, DATED APRIL 28, 1997

                     U.S. RESTAURANT PROPERTIES, INC.

                  U.S. RESTAURANT PROPERTIES MASTER L.P.

                        PROXY STATEMENT/PROSPECTUS

     This Proxy Statement/Prospectus relates to the proposed conversion (the "Conversion") of U.S. Restaurant Properties Master L.P. ("USRP") into a real estate investment trust ("REIT"). The REIT Corporation (as defined below) will be self-advised and will continue to expand the property ownership, management, acquisition and marketing operations of USRP, through U.S. Restaurant Properties Operating, L.P. (the "Operating Partnership" and, together with USRP, the "Partnerships"). Upon completion of the Conversion, the Operating Partnership will become a subsidiary of the REIT Corporation and the units of beneficial interest of USRP (the "Units") will be eligible for sale on the New York Stock Exchange (the "NYSE") as shares of common stock, $.001 par value per share (the "Common Stock"), of the REIT Corporation. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the Limited Partners on or about May 5, 1997.

     This Proxy Statement/Prospectus is being furnished to the limited partners (the "Limited Partners") of USRP in connection with the solicitation of proxies by QSV Properties, Inc. (formerly U.S. Restaurant Properties, Inc.), in its capacity as the managing general partner (the "Managing General Partner") of USRP, for use at the special meeting of Limited Partners to be held on June 24, 1997 (the "Special Meeting"). At the Special Meeting, the Limited Partners will be asked to approve the two alternative proposals to effect Conversion of USRP into a REIT: (i) the Merger Alternative and (ii) the Exchange Alternative.

     The Merger Alternative would be effected through the tax-free merger of USRP with a partnership subsidiary of the REIT Corporation, with USRP being the surviving entity (the "Merger") and, as a result, becoming a subsidiary of the REIT Corporation. See "The Conversion--The Merger Alternative." Pursuant to the Merger, each holder of Units ("Unitholders") will receive one share of Common Stock for each Unit so held. Consummation of the Merger is contingent upon the receipt of a satisfactory ruling from the Internal Revenue Service as to the tax-free nature of the Merger.

     In the event such ruling is not received, the Conversion will be phased in through the implementation of amendments to the partnership agreement of USRP to permit Unitholders to exchange their Units for shares of Common Stock at any time and to require such an exchange prior to the transfer of the Units to third parties (the "Exchange Alternative"). The Exchange Alternative will be implemented only if USRP does not receive a favorable ruling with respect to the tax-free nature of the Merger.

     In addition, as part of the Conversion, in order for the REIT Corporation to become self-advised, the Managing General Partner will withdraw as managing general partner of the

Partnerships (with a corporate subsidiary of the REIT Corporation being substituted as general partner of both Partnerships). In conjunction therewith, the Managing General Partner will (i) convert its interest in (a) its allocable share of income, profits, loss and distributions of the Operating Partnership as general partner thereof, and (b) fees and disbursements for the acquisition and management of the Operating Partnership's properties (together, the "Operating Partnership General Partner Interest"), payable to it pursuant to the terms of the partnership agreement of the Operating Partnership or assign such interest to USRP (depending upon how the Conversion is effected) and (ii) convert its interest in USRP (together with the conversion described above, the "Termination") for shares of Common Stock, an interest in the Operating Partnership and/or Units (depending upon how the Conversion is effected) having in the aggregate a value initially equal to 850,000 shares of Common Stock and will be eligible to receive additional consideration in the year 2000 (together, the "Acquisition Price"). Following the Termination, the executive officers and other employees of the Managing General Partner will become executive officers and employees of the REIT Corporation and no further management fees will be payable. As a result, the Company will become self-advised. See "The Conversion--Termination of Operating Partnership General Partner Interest." As a result, as part of each of the Merger Alternative and Exchange Alternative, the consent of the Limited Partners is being sought for certain amendments to the partnership agreements of the Partnerships to provide for the withdrawal of the Managing General Partner and to provide the Partnerships with increased flexibility to pursue business opportunities that compliment their existing business strategy.

     SEE "RISK FACTORS," WHICH BEGINS ON PAGE 36, FOR CERTAIN FACTORS RELEVANT TO THE CONVERSION AND AN INVESTMENT IN THE COMMON STOCK, INCLUDING:

     -- CONFLICT OF INTEREST OF THE MANAGING GENERAL PARTNER IN ESTABLISHING ACQUISITION PRICE, WHICH WAS MITIGATED BY ESTABLISHING THE SPECIAL COMMITTEE.

     -- THE CONVERSION WILL RESULT IN CERTAIN BENEFITS TO THE MANAGING GENERAL PARTNER AND ITS AFFILIATES. IN PARTICULAR, AS A RESULT OF THE TERMINATION, THE MANAGING GENERAL PARTNER WILL RECEIVE THE ACQUISITION PRICE, THEREBY ENABLING IT TO REALIZE THE PRESENT VALUE OF PROJECTED PAYMENTS OTHERWISE PAYABLE TO IT OVER A PERIOD OF YEARS PURSUANT TO THE OPERATING PARTNERSHIP GENERAL PARTNER INTEREST. IN ADDITION, ROBERT J. STETSON AND FRED H. MARGOLIN, EXECUTIVE OFFICERS AND DIRECTORS OF THE MANAGING GENERAL PARTNER, WILL ENTER INTO EMPLOYMENT CONTRACTS WITH THE REIT CORPORATION.

     -- CERTAIN MATERIAL DIFFERENCES EXIST BETWEEN THE RIGHTS OF HOLDERS OF UNITS AND HOLDERS OF SHARES OF COMMON STOCK, PRIMARILY RELATING TO MANAGEMENT, VOTING RIGHTS AND THE RIGHT TO COMPEL DISSOLUTION.

     -- ABSENCE OF DISSENTERS' APPRAISAL RIGHTS; ALL UNITHOLDERS WILL BE BOUND BY THE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING UNITS.

     -- NO ASSURANCE THAT THE MARKET PRICE OF THE COMMON STOCK WILL INITIALLY OR THEREAFTER EQUAL THE MARKET PRICE OF THE UNITS.

     -- CERTAIN ANTITAKEOVER PROVISIONS EXIST IN THE COMPANY'S AMENDED ARTICLES OF INCORPORATION THAT MAY HAVE THE EFFECT OF DISCOURAGING A CHANGE IN CONTROL

          UNDER CIRCUMSTANCES THAT COULD GIVE HOLDERS OF COMMON STOCK AN OPPORTUNITY TO REALIZE A PREMIUM OVER THE THEN PREVAILING MARKET PRICES.

     -- LIMITATION ON PERCENTAGE OWNERSHIP OF SHARES OF COMMON STOCK AND OTHER TRANSFER RESTRICTIONS.

     -- TAXATION OF THE REIT CORPORATION AS A CORPORATION IF IT FAILS TO QUALIFY AS A REIT.

     -- STOCKHOLDERS WILL EXPERIENCE DILUTION IN THEIR PERCENTAGE INTEREST IN THE COMPANY UPON FUTURE ISSUANCES OF SHARES OF COMMON STOCK, WHICH GENERALLY DO NOT REQUIRE STOCKHOLDER APPROVAL.

     -- ACQUISITION AND EXPANSION RISKS, INCLUDING THE FAILURE TO ACQUIRE PROPERTIES CURRENTLY UNDER CONTRACT, THE INABILITY TO REFINANCE DEBT AS IT MATURES AND THE DIFFICULTY OF MANAGING A RAPIDLY EXPANDING PROPERTY PORTFOLIO.

     -- THE INVESTMENT AND FINANCING POLICIES OF THE REIT CORPORATION WILL BE DETERMINED BY ITS BOARD OF DIRECTORS AND CAN BE CHANGED AT ANY TIME WITHOUT STOCKHOLDER APPROVAL.

     A special committee (the "Special Committee"), consisting of the independent members of the Board of Directors of the Managing General Partner has reviewed and made recommendations with respect to the Acquisition Price (as hereinafter defined) to be received by the Managing General Partner in connection with the Termination. The Special Committee retained independent legal counsel and retained Morgan Keegan & Company, Inc., as its independent financial advisor, which has expressed its opinion that the Acquisition Price is fair to the Unitholders from a financial point of view.

     This Proxy Statement/Prospectus also constitutes a prospectus of U.S. Restaurant Properties, Inc., a Maryland corporation (the "REIT Corporation"), with respect to up to _____ shares of Common Stock to be issued by the REIT Corporation pursuant to either (i) the merger agreement to be entered into between the REIT Corporation and USRP in the event the Conversion is effected pursuant to the Merger Alternative, or (ii) the exchange of Units for shares of Common Stock in accordance with the terms and conditions of USRP's amended partnership agreement in the event the Conversion is effected pursuant to the Exchange Alternative.

     On __________, 1997, the last reported sale price of the Units on the NYSE was $__________ per Unit.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Proxy Statement/Prospectus is ____________, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE REIT CORPORATION OR USRP. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF THE COMMON STOCK OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE REIT CORPORATION OR USRP SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. USRP UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO PRESIDENT, QSV PROPERTIES, INC., 5310 HARVEST HILL ROAD, SUITE 270, DALLAS, TEXAS 75230 (TELEPHONE (972) 387-1487, FAX (972) 490-9119). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE RECEIVED BY APRIL 20, 1997.

                          AVAILABLE INFORMATION

     USRP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by USRP can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. In addition, reports, proxy statements and other information concerning USRP may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Reports, proxy statements and other information concerning USRP may also be obtained electronically through a variety of databases, including, among others, the Commission's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Rider Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

     The REIT Corporation has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration

Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock to be issued pursuant to the Conversion. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by USRP with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (2) Current Report on Form 8-K dated December 30, 1996, as amended by the Form 8-K/A filed January 21, 1997, as further amended by the Form 8-K/A filed February 11, 1997, and as further amended by the Form 8-K/A filed April 3, 1997;

          (3)  Current Report on Form 8-K dated April 14, 1997; and

          (4) Registration Statement on Form 8-A dated February 6, 1986 and Amendment No. 1 to Registration Statement on Form 8-A dated February 20, 1986.

     All documents filed by USRP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                          FORWARD-LOOKING STATEMENTS


     This Proxy Statement/Prospectus, including documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Results of Operations and Financial Condition." In addition, factors that could cause actual results of the Company to differ materially from those contemplated by or projected, forecast, estimated or budgeted in forward looking statements relating to the results of operations and business of the Company following the Conversion include the following possibilities:
(i) the expected cost savings to be realized are not made or unanticipated offsetting costs are incurred, and (ii) costs or difficulties related to the conversion to a real estate investment trust are greater than expected. Accordingly, there can be no assurance that the actual results will conform to the forward-looking statements in this Proxy Statement/Prospectus.

                             TABLE OF CONTENTS


AVAILABLE INFORMATION                                                       4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                             5

FORWARD-LOOKING STATEMENTS                                                  6

SUMMARY                                                                    14
     Overview of the Conversion                                            14
     The Special Meeting                                                   14
     Risk Factors                                                          15
     Disadvantages of the Conversion                                       17
     Advantages of the Conversion                                          19
        Advantages to Unitholders                                          19
        Advantages to the Managing General Partner/Management              20
     Recommendation of the Managing General Partner                        21
     Conflicts of Interest                                                 21
     The Company                                                           22
     Mechanics of the Conversion                                           24
        The Merger Alternative                                             24
        Exchange Alternative                                               26
     Termination of the Operating Partnership General Partner Interest     27
        General                                                            27
        The Fairness Opinion                                               28
     Analysis of Alternatives Considered                                   28
        Continuation of USRP                                               28
        Liquidation of USRP                                                28
     Allocation of Shares of Common Stock Among Unitholders and
       the Managing General Partner                                        28
     No Dissenters' Appraisal Rights                                       29
     Tax Consequences of the Conversion                                    29
        Tax Consequences of the Merger Alternative                         29
        REIT Status                                                        30
        Certain Taxes Imposed on a REIT                                    31
        Distribution Requirements                                          31
        Tax Consequences of the Exchange Alternative                       32
     Summary of Comparison of Taxation of Stockholders and Unitholders     32
        Taxation of Stockholders                                           32
        Taxation of Unitholders                                            33
     Effects of the Conversion on Rights of Unitholders                    34
     Comparison of Rights of Unitholders and Stockholders                  34
     Market Prices of Units and Distributions                              36

RISK FACTORS                                                               37

     Conflicts of Interest                                                 37
     Benefits to Managing General Partner/Management                       37
     Material Differences in Rights of the Units and Common Stock          38
     Absence of Appraisal Rights                                           38
     Substitution of Trading of Common Stock for Units                     39
     Effect of Certain Antitakeover Provisions and Ownership Limits
       on Change in Control                                                39
        Charter Provisions                                                 39
        Staggered Board                                                    39
        Preferred Stock                                                    39
        Meetings of Stockholders                                           40
        Business Combinations                                              40
        Control Share Acquisitions                                         40
     Restrictions on Transfer                                              41
     Adverse Consequences of Failure to Qualify as a REIT; Other
       Tax Liabilities                                                     41
     Future Dilution                                                       42
     Acquisition and Expansion Risks                                       42
        Failure to Acquire Acquisition Properties                          42
        Risk of Failure to Refinance Existing Indebtedness                 42
        No Limitation on Incurrence of Debt                                43
        Risks that the Corporation May Not Be Able to Manage
          Expanded Portfolio                                               43
     No Restrictions on Changes in Investment, Financing and
       Other Policies                                                      43
     Adverse Effect of Increases in Interest Rates                         43
     Possible Adverse Tax Consequences of the Conversion                   44
        Risk that IRS Withdraws Ruling                                     44
        Risk of Loss of Partnership Status                                 44
     Investment Concentration in Single Industry                           45
     Dependence on Success of Burger King                                  45
     Failure to Renew Leases and Franchise Agreements                      45
     Real Estate Investment Risks                                          45
        General Risks                                                      45
        Illiquidity of Real Estate May Limit Its Value                     46
        Possible Environmental Liabilities                                 46
        Costs of Compliance with Americans with Disabilities Act           47
        Uninsured and Underinsured Losses Could Result in Loss of Value
          of Facilities                                                    47
     Dependence on Key Personnel                                           47
     Impact of Competition on Operations                                   48
        Acquisitions                                                       48
        Operations                                                         48
     Risks Associated with Property Development                            48
     Risks Newly-Constructed Restaurant Properties Do Not Perform as
       Expected                                                            49

THE COMPANY                                                                49
     History and Structure of USRP                                         49
     The REIT Corporation                                                  49
     Strategy                                                              50

THE CONVERSION                                                             52
     Background of the Conversion                                          52
     Disadvantages of the Conversion                                       53
        Possible Disadvantages Resulting from REIT Status                  53
        Loss of Section 754 Benefits                                       53
        Restrictions on Transfer of Shares of Common Stock                 54
        Modification of Investing and Financing Policies                   54
     Advantages of the Conversion                                          54
        Advantages to Unitholders                                          54
        Advantages to the Managing General Partner/Management              56
     The Merger Alternative                                                57
        The Merger Agreement                                               57
        Amendments to the Partnership Agreements                           59
     Exchange Alternative                                                  62
     Termination of the Operating Partnership General Partner Interest     62
        General                                                            62
        Operating Partnership General Partner Interest and USRP Interest   63
     The Acquisition Price                                                 64
     REIT Corporation Officer Compensation                                 65
     Withdrawal Agreement                                                  65
     Conflicts of Interest                                                 66
     Analysis of the Special Committee                                     66
     Fairness Opinion                                                      70
        Morgan Keegan Fairness Opinion                                     70
        Experience of Morgan Keegan                                        71
        Summary of Matters Considered                                      71
        Scope of Opinion                                                   72
        Assumptions                                                        72
        Analysis and Conclusion                                            72
        Compensation and Material Relationships                            76
     Analysis of Alternatives Considered                                   77
        Continuation of USRP                                               77
        Liquidation of USRP                                                77
     Comparison of Values                                                  77
        Continuation of USRP                                               77
        Liquidation of USRP                                                78
     Allocation of Shares of Common Stock Among Unitholders and the
       Managing General Partner                                            78
     Executive Compensation                                                79
     No Dissenters' Appraisal Rights                                       79
     Costs of the Conversion                                               80
     Consequences If Conversion Is Not Approved                            80
     Fiduciary Duties                                                      80
     Accounting Treatment                                                  81

THE SPECIAL MEETING                                                        82

     Eligible Units                                                        82
     Required Legal Opinion                                                82
     Required Vote                                                         83
     Abstentions and Broker Non-Votes                                      83
     Proxies                                                               83
     Revocation of Proxies                                                 84
     Proxy Solicitor                                                       84
     Solicitations by the Managing General Partner                         84

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND OTHER DATA     85

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
  FINANCIAL CONDITION                                                      87
     Overview                                                              87
     Results of Operations                                                 88
     Cash Flow from Operations Based Upon Taxable Income                   89
     Liquidity and Capital Resources                                       89
     Inflation                                                             90
     Seasonality                                                           91

BUSINESS                                                                   92
     General                                                               92
     Industry                                                              93
     Investment Criteria                                                   94
     Properties                                                            95
     Leases with Restaurant Operators                                      97
     Ownership of Real Estate Interests                                    98
     Use and Other Restrictions on the Operation and Transfer of
       BURGER KING Restaurant Properties                                   99
     Restaurant Alterations and Reconstruction                            100
     Competition                                                          100
     Regulation                                                           101
     Environmental Regulation                                             101
     Americans With Disabilities Act                                      101
     Land-Use and Safety Regulations                                      102
     Health Regulations                                                   102
     Insurance                                                            102
     Employees                                                            103
     Legal Proceedings                                                    103

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES                               103
     Investment Policies                                                  103
     Investments in Real Estate or Interests in Real Estate               103
     Investments in Real Estate Mortgages                                 104

     Securities of or Interests in Persons Primarily Engaged in
       Real Estate Activities and Other Issuers                           104
     Periodic Review of Assets                                            104
     Financing Policies                                                   104
     Affiliate Transaction Policy                                         105
     Certain Other Policies                                               106

PRICE RANGE OF UNITS AND DISTRIBUTION POLICY                              106

CAPITALIZATION                                                            109

MANAGEMENT                                                                110
     Directors and Executive Officers                                     110
     Executive Compensation                                               111
     Employment Agreements                                                112
     Indemnification Agreements                                           113
     Insurance                                                            113
     Certain Transactions with Related Parties                            113

PRINCIPAL STOCKHOLDERS                                                    113

DESCRIPTION OF CAPITAL STOCK                                              114
     Description of Securities                                            114
     General                                                              114
     Common Stock                                                         114
     Preferred Stock                                                      115
     Restrictions on Transfer                                             115

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE REIT CORPORATION'S
  ARTICLES AND BYLAWS                                                     118
     Classification of the Board of Directors                             118
     Limitation of Liability and Indemnification                          119
     Business Combinations                                                120
     Control Share Acquisitions                                           120
     Amendment to the Articles                                            121
     Dissolution of the Company                                           121
     Advance Notice of Director Nominations and New Business              122
     Meetings of Stockholders                                             122

COMPARATIVE RIGHTS OF UNITHOLDERS AND STOCKHOLDERS                        122
     General                                                              122
     Management                                                           123
     Voting Rights                                                        123
     Special Meetings                                                     124
     Amendment of Master Partnership Agreement and Articles
      of Incorporation                                                    124
     Limited Liability                                                    125

     Dissolution of the Partnership and the REIT Corporation
       and Termination of REIT Status                                     126
     Liquidation Rights                                                   126
     Limitations of Liability of General Partners and Trustees            127
     Indemnification                                                      127
     Derivative Actions                                                   127
     Inspection of Books and Records                                      128
     Distributions and Dividends                                          128

FEDERAL INCOME TAX CONSIDERATIONS                                         128
     A.  The Merger Alternative                                           129
         1.  Qualification as Nonrecognition Transaction                  129
         2.  Tax Consequences to USRP                                     130
         3.  Tax Consequences to Unitholders                              131
         4.  Tax Consequences to the REIT Corporation                     133
         5.  Tax Consequences of the REIT Corporation's Qualification
               as a REIT                                                  134
     B.  The Exchange Alternative                                         145
         1.  Partnership Status                                           145
         2.  Partner Status                                               147
         3.  Tax Consequences of Unit Ownership                           148
         4.  Tax Treatment of Operations                                  150
         5.  Alternative Minimum Tax                                      152
         6.  Tax-Exempt Entities, Regulated Investment Companies
               and Foreign Investors                                      153
         7.  Uniformity of Units                                          154
         8.  Disposition of Units:  Exchange for Shares in the REIT
               Corporation                                                154
         9.  Constructive Termination or Dissolution of Partnership       156
         10. Partnership Income Tax Information Returns and
               Partnership Audit Procedures                               157
         11. Information Return Filing Requirements                       158
         12. Nominee Reporting                                            158
         13.  State and Other Taxes                                       158
    C.   Differences between a Partnership and a REIT                     159

ERISA CONSIDERATIONS                                                      160
    Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs       160
    Status of the Company under ERISA                                     161

LEGAL MATTERS                                                             162

EXPERTS                                                                   162

INDEX TO FINANCIAL STATEMENTS                                             F-1

APPENDIXES

  A.   Agreement and Plan of Merger                                       A-1
  B.   Fairness Opinion                                                   B-1
  C.   Material Amendments to Master Partnership Agreement                C-1
  D.   Material Amendments to Operating Partnership Agreement             D-1

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. LIMITED PARTNERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY. AS USED IN THIS PROXY STATEMENT/PROSPECTUS, UNLESS OTHERWISE REQUIRED BY THE CONTEXT, THE TERM "REIT CORPORATION" MEANS U.S. RESTAURANT PROPERTIES, INC., A MARYLAND CORPORATION, THE TERM "USRP" MEANS U.S. RESTAURANT PROPERTIES MASTER L.P., THE TERM "OPERATING PARTNERSHIP" MEANS U.S. RESTAURANT PROPERTIES OPERATING L.P., AND THE TERM "MANAGING GENERAL PARTNER" MEANS QSV PROPERTIES, INC. (FORMERLY U.S. RESTAURANT PROPERTIES, INC., A DELAWARE CORPORATION), IN ITS CAPACITY AS MANAGING GENERAL PARTNER OF EACH OF THE PARTNERSHIPS. USRP AND THE OPERATING PARTNERSHIP ARE GENERALLY REFERRED TO TOGETHER HEREIN AS THE "PARTNERSHIPS." ALL REFERENCES HEREIN TO THE "COMPANY" WHEN USED WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND OPERATION OF THE PROPERTIES REFER TO THE COMBINED OPERATIONS OF THE PARTNERSHIPS, PRIOR TO THE CONVERSION, AND THE COMBINED OPERATIONS OF THE REIT CORPORATION AND THE PARTNERSHIPS, AS APPLICABLE, FOLLOWING THE CONVERSION.

OVERVIEW OF THE CONVERSION

     This Proxy Statement/Prospectus relates to a proposal to convert USRP into a REIT in a tax-free transaction. As it is presently constituted, USRP is a publicly-traded limited partnership. As a result of the Conversion, the Operating Partnership will become a subsidiary of the REIT Corporation and the Units will be eligible for sale on the NYSE as shares of Common Stock. The REIT Corporation will become "self-advised" through the conversion by the Managing General Partner of the Operating Partnership General Partner Interest and the subsequent employment of the management team of the Managing General Partner by the REIT Corporation. FOR THE CONVERSION TO BE COMPLETELY APPROVED, THE AFFIRMATIVE VOTE OF THE HOLDERS OF MORE THAN 50% OF THE TOTAL NUMBER OF OUTSTANDING UNITS IS REQUIRED FOR APPROVAL OF BOTH THE MERGER ALTERNATIVE AND THE EXCHANGE ALTERNATIVE. ACCORDINGLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE CONVERSION.

THE SPECIAL MEETING

     DATE, TIME AND PLACE OF SPECIAL MEETING. The Special Meeting will be held on Tuesday, June 24, 1997, at 10:00 a.m. (Dallas time), at the offices of USRP, 5310 Harvest Hill Road, Suite 270, Dallas, Texas. At the Special Meeting, the Limited Partners will be asked to approve the Conversion through the approval of both the Merger Alternative and the Exchange Alternative.

     RECORD DATE; LIMITED PARTNERS ENTITLED TO VOTE. The Managing General Partner has fixed the close of business on April 30, 1997 as the record date (the "Record Date") for the determination of Limited Partners entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. On the Record Date, USRP had issued and outstanding _____________ Units.

     VOTING AND REVOCATION OF PROXIES. To vote by proxy, a Limited Partner must complete, sign, date and deliver the proxy card to D. F. King & Company before the Special Meeting. Unless indicated to the contrary on the proxy card, the directions given on the proxy card will be for all of the Units that such Limited Partner may vote. If a Limited Partner signs and returns a proxy card without giving any directions, the proxyholder will vote such Limited Partner's Units for the approval of both the Merger Alternative and the Exchange Alternative.

     A Limited Partner may revoke its proxy at any time prior to the proxyholder's voting of the Units to which such proxy applies by: (i) submitting a later dated proxy to D.F. King & Company or someone else who attends the Special Meeting, (ii) attending the Special Meeting and delivering a written notice of revocation of the proxy to the representative of D.F. King & Company present at the Special Meeting, or (iii) delivering a written notice of revocation of the proxy to D.F. King & Company at 77 Water Street, New York, New York 10005, which D.F. King & Company receives on or before June 23, 1997.

RISK FACTORS

     The Conversion and an investment in shares of Common Stock involve certain risks. Such risks include, among others:

     - A majority of the members of the Board of Directors of the Managing General Partner, by virtue of their ownership interests in and/or positions or affiliations with the Managing General Partner were subject to a conflict of interest in determining the Acquisition Price. This risk has been mitigated by the appointment of the Special Committee consisting of the two unaffiliated directors.

     - The Conversion will result in certain benefits to the Managing General Partner and its affiliates. In particular, as a result of the Termination, the Managing General Partner will receive the Acquisition Price, thereby enabling it to realize the present value of projected payments otherwise payable to it over a period of years pursuant to the Operating Partnership General Partner Interest. In addition, Robert J. Stetson and Fred H. Margolin, executive officers and directors of the Managing General Partner, will enter into employment contracts with the REIT Corporation.

     - Material differences exist between the rights of holders of the Units and holders of shares of Common Stock, primarily relating to management, voting rights and the right to compel dissolution.

     - Unitholders are afforded no dissenters' appraisal rights or other similar rights in connection with the Conversion under applicable law or the Master Partnership Agreement, nor will such rights be voluntarily accorded to the Unitholders by the Company. Consequently, all Unitholders will be bound by the vote of Unitholders owning a majority of the outstanding Units.

     -    It is possible that the per share prices at which the Common
          Stock trades will be less than the per Unit prices at which the Units have traded. As a result, the value of the stockholders' investment in the REIT Corporation following the Conversion could be lower than the value of their investment in USRP prior to the Conversion.

     - The potential anti-takeover effect of limiting individual share ownership to 8.75% of the outstanding Common Stock (with certain exceptions) and certain other provisions contained in the organizational documents of the Company, such as the ability to issue shares of preferred stock, the staggered board of directors and the business combination provision, any of which may discourage a change in control and may limit any opportunity for the Company's stockholders to receive a premium for their Common Stock.

     -    The ownership limit provided for in the REIT Corporation's
          Amended Articles of Incorporation (the "Articles") may restrict the transfer of Common Stock.

     - Taxation of the REIT Corporation as a corporation if it fails to qualify as a REIT and the REIT Corporation's liability for certain federal, state and local income taxes in such event.

     - Future dilution in the percentage interest of the Company held by holders of Common Stock as a result of the issuance of additional shares of Common Stock in connection with any public offering by the REIT Corporation to raise additional equity capital.

     - Risks associated with the acquisition and expansion of the Company including the failure to acquire properties currently under contract, uncertainty that the Company will be able to refinance its indebtedness when due and the risk of higher interest rates or other unfavorable terms on debt incurred to refinance such indebtedness, and the risk of potential increases in leverage due to the absence of a provision in the organizational documents of the Company that limits the amount of debt that the Company may incur.

     -    The ability of the REIT Corporation's board of directors (the
          "REIT Board") to change the investment, financing and other policies of the Company at any time without stockholder approval.

     - Increases in market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual yield from future distributions, which may adversely affect the market price of the Common Stock.

     - The implementation of the Merger Alternative will depend upon the receipt of a favorable ruling from the IRS, which will be conditioned upon certain representations and warranties that, if subsequently determined to be inaccurate, would result in the IRS no longer being bound by the ruling.

     -    Concentration on fast food and casual dining restaurant properties.

     -    Dependence on the success of Burger King.

     - Possible rent defaults and failure to renew leases and franchise agreements.

     - Real estate investment risks, such as the effect of economic and other conditions on multifamily property values (including the dependence of the properties on the economies of the metropolitan areas where they are located), the ability of the properties to generate revenues sufficient to meet operating expenses, including future debt service, the illiquidity of real estate investments, potential liability of the Company for unknown or future environmental liabilities and costs of compliance with the Americans with Disabilities Act of 1990 and similar laws, and potential losses in the event of a casualty or other liability that is uninsurable or not economically insurable.

     - The dependence of the Company on the efforts of its executive officers, particularly Robert J. Stetson and Fred H. Margolin.

     - Competition from other entities and individuals in the acquisition of triple net leased restaurant properties and from other national and regional fast food restaurant chains.

     - New project development risks, including construction delays or costs that may exceed budgeted or contracted amounts, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion.

     - The risk that newly-constructed restaurant properties will not produce desired revenue levels (and, therefore, lease rentals) once opened.

For a more thorough discussion of each of these risks, see "Risk Factors."

DISADVANTAGES OF THE CONVERSION

     The Board of Directors of the Managing General Partner (the "Board of Directors") believes that the Conversion may have the following disadvantages which it believes will be substantially outweighed by the advantages discussed below:

     - The REIT Corporation was organized and intends to conduct its operations so as to qualify for taxation as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). A qualified REIT may avoid paying federal income tax because it is allowed to deduct certain dividends or distributions paid to its stockholders in computing its taxable income. To qualify as a REIT, the REIT Corporation is required, among other things, to meet certain stock ownership, income, asset and distribution rules and tests. Under certain circumstances, the failure of the REIT Corporation to meet the qualification rules and tests could cause the REIT Corporation to be taxed as a corporation, in which case dividends paid to the stockholders would not be deductible by the REIT Corporation in computing its taxable income, subjecting the REIT Corporation to entity-level taxes to which USRP is not subject.

     - A person who acquires Units is entitled to certain benefits relating to basis adjustments under Section 754 of the Code upon the sale or exchange of Units or the death of a Unitholder. There will be no Section 754 adjustments upon the sale or exchange of shares of Common Stock or the death of a stockholder of the REIT Corporation. The basis adjustments attributable to Unitholders will become part of the REIT Corporation's basis for its assets at the time of the Conversion. Unitholders who would have been entitled to additional depreciation deductions attributable to such adjustments will no longer be able to use such deductions to reduce their share of annual income from distributions from the REIT Corporation. The REIT Corporation's depreciation deductions will be allocated ratably among the stockholders of the REIT Corporation in determining the portion of the distributions by the REIT Corporation that will be taxable by the recipients thereof as ordinary dividends. As a result, Unitholders with significant Section 754 adjustments (generally those who purchased their Units at higher prices and on more recent dates) will generally recognize somewhat greater amounts of taxable income each year following the Conversion then if the Conversion had not occurred.

     - Certain provisions of the Articles may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. In addition, the Articles prohibit ownership either directly or indirectly under applicable attribution rules of the Code of more than 8.75% of the shares of Common Stock by any stockholder, subject to certain exceptions. Such ownership limit may have the effect of preventing an acquisition of control of the Company without the approval of the REIT Board. Finally, under Maryland law, certain business combinations between a Maryland corporation and an "Interested Stockholder" (as hereinafter defined) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. The existence of these contractual and statutory prohibitions on the transfer of stock and the acquisition of control may inhibit a change in control of the Company under circumstances that could give the holders of shares of Common Stock the opportunity to realize a premium over the then-prevailing market prices. The partnership agreement of USRP (the "Master Partnership Agreement") does not contain any such provisions, and USRP, as a Delaware limited partnership, is not subject to the same statutory prohibitions on business combinations.

     - The investment and financing policies of the Company following the Conversion will be determined by the REIT Board. These policies may be amended or revised at any time and from time to time at the discretion of the REIT Board without a vote of the stockholders or partners of the Company.

See "Risk Factors" and "The Conversion--Disadvantages of the Conversion."

ADVANTAGES OF THE CONVERSION

ADVANTAGES TO UNITHOLDERS

     The Board of Directors is recommending that the Limited Partners vote in favor of the Conversion by voting in favor of both the Merger Alternative and the Exchange Alternative because it believes that the Conversion will result in the following advantages to the Unitholders:

              As part of the Conversion, the Managing General Partner will be withdrawing as managing general partner of the Partnership, and as a result, the REIT Corporation will become self-advised and will, as a result of the termination of all management fees, have additional cash for distribution to its stockholders. For the year ended December 31, 1996, the Managing General Partner was paid $2.5 million with respect to the Operating Partnership General Partner Interest and its general partner interest in USRP (the "USRP Interest"). In addition, because the fee which would be payable to the Managing General Partner pursuant to the Operating Partnership General Partner Interest increases by at least 1% of the value of new acquisitions, the savings to the Company from the Termination will continue to grow as the Company acquires additional properties. In order for the Termination to be accretive (I.E. increase the cash available for distribution per Unit or share relative to USRP remaining as an advised entity) to the Unitholders on a cash available for distribution per Unit basis, the Company needs to acquire an additional $44 million of properties, assuming the acquired properties produce the same rate of return as the historical rate of return on the Company's properties. As of April 17, 1997, the Company had approximately $72 million worth of properties under binding contract. Accordingly, on a pro forma basis, after giving effect to the Termination and the acquisition of such additional properties, as of December 31, 1996, the cash available for distribution per Unit for 1996 would have increased from $2.62 to $2.67. There can be no assurance that all of such properties will be acquired or that additional properties will be available at prices acceptable to the Company. Additionally, pro forma results are not necessarily indicative of what the Company's financial position would have been had such transactions occurred on the issuance date. See "Risk Factors--Acquisition and Expansion Risks," "Selected Historical and Pro Forma Financial Information and Other Data" and "Price Range of Units and Distribution Policy." These initial savings in the first year are partially offset by the one-time costs of completing the Conversion (all of which are payable by USRP), currently estimated to be $580,000. See "The Conversion--Costs of the Conversion."

     - The greater number of investors that currently consider investments in REITs as compared to partnerships may affect the market price per share of Common Stock versus the market price per Unit, based on comparable levels of the Company's operating performance, although no assurance can be given that any increase will occur.

     - Management believes that, based upon the large amounts of capital raised by REITs during the past several years, the higher level of holdings by institutional investors and the greater number of research analysts and brokerage firms following and making markets in REITs as compared to real estate limited partnerships, the Company may have greater access to public and private sources of debt and equity capital than it now has, potentially enabling the Company to raise capital on more favorable terms than are now available.
          Because the Company's strategy is to continue to acquire properties to increase earnings and dividends, the ability to access more, lower cost capital should enable the Company to grow at a more rapid rate.

     - Following the Conversion, the Company will be able to raise additional capital through the issuance of various classes of securities (including preferred stock) which may not be dilutive to holders of Common Stock.

     - Following the Conversion, the Operating Partnership will remain in existence. As a result, the REIT Corporation will be an "umbrella partnership" REIT ("UPREIT"), thereby permitting the Company to continue to acquire properties in tax-free exchanges with other partnerships.

     - The Conversion is expected to ultimately result in cost savings of approximately $200,000 per year as a result of the elimination of the need to generate and mail certain tax reporting information to Limited Partners. Upon receipt of shares of Common Stock, Limited Partners will also be relieved of having to deal with the burdensome and time consuming Federal income tax reporting attributable to a publicly-traded partnership. These initial savings in the first year are partially offset by the one-time costs of completing the Conversion (all of which are payable by USRP), currently estimated to be $580,000. See "The Conversion--Costs of the Conversion."

ADVANTAGES TO THE MANAGING GENERAL PARTNER/MANAGEMENT

     In addition to the advantages described above which apply to all Unitholders (including the Managing General Partner following the Termination), the Managing General Partner and management thereof will realize the following benefits from the Conversion:

     - The Managing General Partner will receive an additional benefit from the Conversion as a result of the receipt of the Acquisition Price (as hereinafter defined) consisting of shares of Common Stock, Units and/or an interest in the Operating Partnership as a result of the conversion of its Operating Partnership

          General Partner Interest. Receipt of the Acquisition Price enables the Managing General Partner to immediately realize the present value of the projected payments otherwise payable to it pursuant to the Operating Partnership General Partner Interest. The Acquisition Price consists of (i) the 850,000 Initial Shares (as hereinafter defined), which would have a value of $24,225,000 assuming the market price of an Initial Share (which could be a share of Common Stock, a Unit or an interest in the Operating Partnership) at the time of its issuance is comparable to the market price of a Unit ($28.50 at April 25, 1997) and (ii) up to 550,000 Contingent Shares (as hereinafter defined), which would have a value of up to $15,675,000 assuming the market price of a Contingent Share (which could be a Unit or an interest in the Operating Partnership) at the time of its issuance is comparable to the market price of a Unit ($28.50 at April 25, 1997).

     - Each of Messrs. Stetson and Margolin, the President and Chief Executive Officer and Chairman of the Board and Treasurer, respectively, of the Managing General Partner, will be employed by the REIT Corporation in similar capacities for compensation commencing at $250,000 per year, subject to increases (up to a maximum annual salary and cash bonus of $300,000 until the end of the year 2000) at the discretion of the REIT Board, and will be eligible to receive annual incentive stock options.

     See "The Conversion--Advantages of the Conversion." The advantages of the Conversion should be considered by the Limited Partners in light of the disadvantages of and the risks associated with the Conversion. See "Risk Factors" and "The Conversion--Disadvantages of the Conversion."

RECOMMENDATION OF THE MANAGING GENERAL PARTNER

     The Board of Directors has approved the Conversion and has determined that the Conversion and each of the Merger Alternative and the Exchange Alternative (to be implemented only if a favorable ruling as to the tax-free nature of the Merger is not received from the Internal Revenue Service) are in the best interests of, and on terms that are fair to, the Unitholders. The Managing General Partner recommends approval and adoption of the Conversion by the Unitholders. The Board of Directors believes that the Conversion will result in the benefits to the Limited Partners described above under "--Advantages of the Conversion." The Board of Director's substantive recommendations and conclusions are based on the analysis of the advantages, the disadvantages and the risks of converting from partnership to REIT form and making the changes in operating format described herein. See "Risk Factors," "The Conversion-- Disadvantages of the Conversion" and "--Advantages of the Conversion."

CONFLICTS OF INTEREST

     In considering the recommendation of the Managing General Partner with respect to the Conversion, the Limited Partners should be aware that a majority of the members of the Board of Directors, by virtue of their ownership interests in and/or positions or affiliations with the

Managing General Partner, were subject to conflicts of interest in determining the consideration to be received by the Managing General Partner with respect to the Termination. Accordingly, the Board of Directors appointed a special committee (the "Special Committee") composed of the independent members thereof to negotiate the Acquisition Price on behalf of the Unitholders. Neither member of the Special Committee is an affiliate of, or otherwise has any economic interest in, the Managing General Partner. Morgan Keegan & Company, Inc. ("Morgan Keegan"), the Special Committee's financial advisor, has rendered an opinion that, as of the date hereof, the Acquisition Price is fair, from a financial point of view, to the Unitholders. The Board of Directors does not believe that the intention of the members of the Special Committee to serve as directors of the REIT Corporation following the Conversion results in a material conflict of interest.

THE COMPANY

     USRP. USRP acquires, owns and manages income-producing properties that it leases on a triple net basis to operators of fast food and casual dining restaurants, primarily BURGER KING-Registered Trademark- (BURGER KING-Registered Trademark- is a registered trademark of Burger King Brands, Inc.) and other national and regional brands, including DAIRY QUEEN-Registered Trademark- (DAIRY QUEEN-Registered Trademark- is a registered trademark of American Dairy Queen Corporation), HARDEE'S-Registered Trademark- is a registered trademark of Hardee's Food Systems, Inc.) and CHILI'S-Registered Trademark- (CHILI'S-Registered Trademark- is a registered trademark of Brinker Restaurant Corporation). USRP acquires properties either from third party lessors or from operators on a sale/leaseback basis. Under a triple net lease, the tenant is obligated to pay all costs and expenses, including all real property taxes and assessments, repairs and maintenance and insurance. Triple net leases do not require substantial reinvestment by the property owner and, as a result, more cash from operations may be used for distributions to Unitholders or for acquisitions.

     USRP is one of the largest publicly-owned entities in the United States dedicated to acquiring, owning and managing restaurant properties. At April 17, 1997, USRP's portfolio consisted of 367 restaurant properties in 44 states (the "Properties"), approximately 99.5% of which were leased. From USRP's initial public offering in 1986 until March 31, 1995, USRP's portfolio was limited to approximately 125 restaurant properties, all of which were leased on a triple net basis to operators of Burger King restaurants. In May 1994, an investor group led by Robert J. Stetson and Fred H. Margolin acquired the Managing General Partner. In March 1995, certain amendments to the Partnership Agreements were proposed by the new management and adopted by the Limited Partners which amendments authorized USRP to acquire additional properties, including restaurant properties not affiliated with Burger King Corporation ("BKC"). Since adoption of the amendments, through April 17, 1997, USRP has acquired 245 properties for an aggregate purchase price of approximately $144 million, including 229 properties acquired since January 1, 1996, and has entered into binding agreements to acquire 119 additional restaurant properties (the "Acquisition Properties") for an aggregate purchase price of approximately $72 million. Upon acquisition of the Acquisition Properties, USRP's portfolio will consist of an aggregate of 486 properties in 44 states, consisting of 173 BURGER KING restaurants, 42 DAIRY QUEEN restaurants, 30 GRANDY'S-Registered Trademark- (GRANDY'S-Registered Trademark- is a registered trademark of Grandy's, Inc.) restaurants, 31 HARDEE'S restaurants, 22 PIZZA HUT-Registered Trademark- (PIZZA HUT-Registered Trademark- is a registered trademark of Pizza Hut, Inc.) restaurants, 12

SCHLOTZSKY'S-Registered Trademark- (SCHLOTZSKY's is a registered trademark of Schlotzsky's, Inc.) restaurants, eight CHILI'S restaurants, 78 ARBY'S-Registered Trademark- (ARBY'S-Registered Trademark- is a registered trademark of Triarc Corp.) restaurants, 17 BRUEGGER'S BAGEL-Registered Trademark- (BRUEGGER'S BAGEL-Registered Trademark- is a registered trademark of Bruegger's Corporation) restaurants and 73 other properties, most of which are regional brands.

     USRP is a Delaware limited partnership. The principal executive offices of USRP and the Managing General Partner are located at 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230. The telephone number is (972) 387-1487.

     The REIT Corporation. The REIT Corporation is a newly-formed Maryland corporation, all of the stock of which is currently owned by the Managing General Partner, that was organized to succeed to the operations of USRP pursuant to the Conversion. The REIT Corporation has not engaged in any activities other than in connection with its organization and the Conversion. Upon consummation of the Conversion pursuant to the Merger, the current partners of USRP will become stockholders of the REIT Corporation and the Operating Partnership will become a subsidiary of the REIT Corporation. In the event that the Exchange Alternative is used to effect the Conversion, the REIT Corporation will become a limited partner of the Operating Partnership and the Unitholders will have the right to exchange their Units for shares of Common Stock.

     The principal executive offices of the REIT Corporation are located at 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230. The telephone number is (972) 387-1487.

     BUSINESS AND ACQUISITION STRATEGY. After the Conversion, the Company's strategy will be to continue its operations in substantially the same manner in which it has been operated and to acquire, develop, own and manage additional properties throughout the United States and internationally. In conjunction with the Conversion, the Partnership Agreements are being amended to provide the Company with increased flexibility to pursue other investment opportunities that arise during the ordinary course of acquiring and leasing restaurant properties and that compliment its existing business strategy. As part of its strategy of expanding its restaurant property portfolio, the Company intends to build-out properties in conjunction with other food vendors, such as convenience stores, and retail outlets and may, from time to time, originate loans secured by real estate. See "The Company--Strategy" and "Business-- General."

     The Company's primary business objective will be to maximize cash available for distribution to its stockholders and partners, if any. The Company will seek to achieve growth in cash available for distribution by aggressively managing and leasing the Properties and by acquiring other restaurant properties. Cash available for distribution will also be affected by external factors such as inflation and changes in general economic conditions. The Company's business objectives also include protecting the Company's capital and providing the opportunity to realize capital growth from appreciation in the value of a diversified portfolio of investments. There can be no assurance that these objectives will be realized. The Company intends to continue to expand its portfolio by acquiring triple net leased properties and structuring sale/leaseback transactions consistent with its existing strategies prior to the Conversion. Those strategies include focusing primarily on restaurant properties, investing in major restaurant brands, acquiring existing restaurants, consolidating smaller portfolios and maintaining a conservative capital structure.

     The Company's investments may be in any form of debt, equity, convertible or hybrid instrument or combination thereof. Equity investments will generally be made with the intention of a long-term holding period. Although debt investments also are expected to be generally long-term in nature, the term of such instruments is subject to individual circumstances. It is possible the Company's investments may be subject to existing mortgage financing and other indebtedness which have priority over the interests of the Company. The Company may pursue its investment objectives independently and/or with other entities, through joint ventures or other types of co-ownership, in which the Company may have a majority or minority position. See "Policies with Respect to Certain Activities--Investment Policies."

     The Company's management team consists of senior executives with extensive experience in the acquisition, operation and financing of fast food and casual dining restaurants. As a result, management has an extensive network of contacts within the franchised fast food and casual dining restaurant industry. See "Management."

MECHANICS OF THE CONVERSION

THE MERGER ALTERNATIVE

     GENERAL. If approved by the Unitholders, the Conversion will be effected by the Merger Alternative unless the Company does not receive a satisfactory private letter ruling (the "Ruling") from the Internal Revenue Service (the "IRS") regarding the tax-free nature of the Merger prior to August 31, 1997, or such later date as may be agreed to by the Special Committee, in its sole discretion. If the Ruling is not received, the Conversion will be effected by the Exchange Alternative. See "--The Exchange Alternative." If the Ruling is satisfactory to the Managing General Partner, the Conversion would be effected by the Merger Alternative pursuant to the terms and conditions of the Merger Agreement. In accordance with the terms of the Merger Agreement, USRP Acquisition, L.P. (the "REIT Sub"), a Delaware partnership that is an indirectly wholly-owned subsidiary of the REIT Corporation, will be merged with and into USRP with USRP being the surviving entity. The Operating Partnership will remain in existence following the Merger, with USRP, the REIT Corporation and one or more of the REIT Corporation's corporate subsidiaries as the sole partners thereof following consummation of the Merger.

     If the Merger Alternative is approved by the Limited Partners and a satisfactory Ruling is received from the IRS, the Conversion would be effected by the Merger as follows:

     - The Unitholders will receive in exchange for their Units one (1) share of Common Stock for each Unit held by them prior to the Conversion, or an aggregate of 7,453,250 shares of Common Stock (99% of all shares of Common Stock to be outstanding immediately following the Conversion) on account of the Unitholders' aggregate 99% interest in USRP.

     - The Managing General Partner will initially receive 75,285 shares of Common Stock (1% of all shares of Common Stock to be outstanding immediately following the Conversion) on account of the Managing General Partner's 1% interest in USRP.

See "--Allocation of Shares of Common Stock Among Unitholders and the Managing General Partner."

     THE MERGER AGREEMENT. The Merger Alternative will be effected pursuant to the terms and conditions of the Merger Agreement. A vote in favor of the Merger Alternative will constitute a vote for approval of the Merger Agreement. The Merger Agreement, attached as APPENDIX A hereto and incorporated herein by reference, provides that, subject to the conditions thereof, the REIT Corporation will indirectly acquire the operations of USRP through the merger of the REIT Sub into USRP with USRP as the surviving entity and, as a result, becoming an indirect, wholly-owned subsidiary of the REIT Corporation. As part of the Conversion, the Managing General Partner will withdraw as managing general partner of USRP, and pursuant to the terms of the Merger Agreement, a corporate subsidiary of the REIT Corporation will be substituted as managing general partner of USRP. The Merger will become effective after all of the conditions to consummation of the Merger have been satisfied, including the receipt of a favorable Ruling from the IRS, or on such later date as the parties may mutually agree, by filing with the Secretary of State of the State of Delaware a certificate of merger as required by applicable Delaware law. If the Conversion is approved and effected by the Merger Alternative, it is anticipated that the Merger will be effective on or prior to September 30, 1997.

     The obligations of the parties to effect the Merger are subject to certain conditions, including (i) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the outstanding Units as of the Record Date; (ii) no statute, rule or regulation having been enacted or promulgated by any governmental authority which prohibits the exchange of Units for Common Stock or consummation of the Merger; (iii) no order or injunction of a United States or state court of competent jurisdiction in effect prohibiting the exchange of Units or consummation of the Merger; (iv) the receipt by USRP of an opinion of counsel to the effect that the Merger will be treated as part of a transaction described in Section 351 of the Code; (v) the receipt of a favorable Ruling from the IRS as to treatment of the Merger as part of a transaction described in Section 351 of the Code; (vi) the receipt of all permits, qualifications and other governmental approvals that are required under applicable law in connection with the Merger and the other transactions contemplated by the Merger Agreement; (vii) the approval of the Common Stock for listing on the NYSE upon official notice of issuance; and (viii) the approval of the amendments to the Partnership Agreements by the affirmative vote of the holders of a majority of the Units outstanding as of the Record Date. These conditions may not be waived by USRP.

     AMENDMENTS TO PARTNERSHIP AGREEMENTS. In order to effect the Conversion, whether through the Merger Alternative or the Exchange Alternative, and to provide greater operating flexibility following the Conversion, certain amendments are proposed to be made to the Master Partnership Agreement and the partnership agreement of the Operating Partnership (the "Operating Partnership Agreement" and, together with the Master Partnership Agreement, the "Partnership Agreements") to, among other things, provide for the Termination and to provide the general partner of the Operating Partnership flexibility to issue different classes of partnership interests. A vote in favor of either the Merger Alternative or the Exchange Alternative will constitute a vote in favor of the amendments to the Partnership Agreements described below. The proposed amendments to the Partnership Agreements would:

     -    Establish a price for the conversion of the Operating
          Partnership General Partner Interest for an interest in the Operating Partnership and/or Units (which conversion shall occur at such time as the Managing General Partner ceases to be the managing general partner of the Partnerships, whether by transfer of interest, withdrawal or removal (other than for "cause"));

     - Permit the admission of new limited partners of the Operating Partnership at the discretion of the managing general partner;

     - Provide a mechanism to permit holders of interests in the Operating Partnership and/or Units to exchange such interests for shares of Common Stock;

     - Permit the issuance of Operating Partnership interests with terms comparable to shares of preferred stock which may, from time to time, be issued by the REIT Corporation; and

     - Expand the powers of the Partnerships to enable them to originate loans secured by real estate and to acquire properties not exclusively used by restaurants.

EXCHANGE ALTERNATIVE

     In the event that the Ruling is not obtained from the IRS, the Conversion, if approved by the Limited Partners, would be effected through the admission of the REIT Corporation as a limited partner of the Operating Partnership and the exchange of Units for shares of Common Stock by the Unitholders from time to time, at their discretion, pursuant to the exchange right to be provided for in the amended Master Partnership Agreement. The Exchange Alternative will be implemented only if USRP does not receive a favorable Ruling from the IRS.

     If the Conversion is effected pursuant to the Exchange Alternative, the Unitholders will not be required to exchange the Units for shares of Common Stock until such time as they want to sell their Units, which exchange right would only become effective at such time as the Common Stock is listed on the NYSE and would require such an exchange to take place prior to the sale of the
Units to a third party.   Additionally, in order to effect the Exchange
Alternative, each of the other amendments to the Master Partnership Agreement described above under "--The Merger Alternative--Amendments to the Partnership Agreements" would become effective. A vote in favor of the Exchange Alternative will constitute a vote in favor of the amendments to the Master Partnership Agreement described above.

TERMINATION OF THE OPERATING PARTNERSHIP GENERAL PARTNER INTEREST

GENERAL

     As described above, one of the amendments to the Partnership Agreements being proposed in order to effect the Conversion is the establishment of the price (the "Acquisition Price") to be paid to the Managing General Partner in connection with the conversion of the Operating Partnership General Partner Interest and the conversion of the USRP Interest. If the Conversion is effected by the Merger Alternative, the Managing General Partner will withdraw as managing general partner of the Partnerships effective as of August 31, 1997 (unless extended by the Special Committee in its sole discretion) and, pursuant to the terms of the Merger Agreement, a corporate subsidiary of the REIT Corporation will be substituted as managing general partner of the Partnerships. If the Exchange Alternative is adopted, the Managing General Partner will withdraw as the managing general partner of the Partnerships effective as of August 31, 1997 (unless extended by the Special Committee in its sole discretion) and, pursuant to the terms of the Partnership Agreements, a corporate subsidiary of the REIT Corporation would be substituted as managing general partner of the Partnerships. In conjunction with either such withdrawal, the Managing General Partner will (i) convert the Operating Partnership General Partner Interest (if the Conversion is effected through the Merger Alternative) or assign such interest to USRP (if the Conversion is effected through the Exchange Alternative) pursuant to the terms of the Partnership Agreements, and (ii) convert the USRP Interest pursuant to the terms of the Merger Agreement and/or the Master Partnership Agreement, as applicable, for the Acquisition Price. As a result of the Termination, the Company will become self-advised.

     The Acquisition Price consists of two components: (i) the initial share consideration (the "Initial Share Consideration") and (ii) the contingent share consideration (the "Contingent Share Consideration"). The Acquisition Price consists of two components because of the Special Committee's interest in protecting the stockholders of the REIT Corporation from being diluted from the issuance of the Acquisition Shares (as defined below) and to enable the Special Committee to establish a price to be paid for the Operating Partnership General Partner Interest and the USRP Interest which cannot be valued with certainty. The Initial Share Consideration is equal to the value of 850,000 shares of Common Stock (subject to adjustment in the event of certain dilutive events), and shall consist of shares of Common Stock, Units and/or an interest in the Operating Partnership, as applicable, depending upon how the Conversion is effected (collectively, the "Initial Shares"). The Initial Shares shall be issued by the REIT Corporation, USRP or the Operating Partnership, as applicable, as soon as practicable following the date of the Termination, but in no event later than 30 days thereafter. The Contingent Share Consideration is equal to the value of up to 550,000 shares of Common Stock (subject to adjustment in the event of certain dilutive events), and shall consist of Units and/or an interest in the Operating Partnership, as applicable, depending upon how the Conversion is effected (collectively, the "Contingent Shares" and, together with the Initial Shares, the "Acquisition Shares"). The exact number of Contingent Shares to be issued will be determined by dividing the fees and distributions (in excess of $3,612,500) which would otherwise have been payable to the Managing General Partner for fiscal year 2000 pursuant to the Operating Partnership General Partner Interest and the USRP Interest (less certain expenses to be incurred by the REIT Corporation following the Termination) by $4.25. The Managing General Partner will not receive any distributions with respect to the Contingent Shares, or otherwise have any rights with respect thereto, until they are issued. The Contingent
Shares shall be issued by USRP or the Operating Partnership, as applicable, as soon as practicable following the end of the year 2000, but in no event later than March 31, 2001.

THE FAIRNESS OPINION

     Morgan Keegan is acting as the financial advisor to the Special Committee in connection with establishing the Acquisition Price and has rendered its opinion to the Special Committee that the Acquisition Price is fair, from a financial point of view, to the Unitholders. USRP appointed the Special Committee to act on behalf of the Unitholders for purposes of evaluating the Acquisition Price. The full text of Morgan Keegan's opinion is set forth as APPENDIX B to this Proxy Statement/Prospectus. See "The Conversion--Fairness Opinion." Morgan Keegan's opinion does not address the fairness of the Merger Alternative or the Exchange Alternative. See "The Conversion--Fairness Opinion- -Scope of Opinion."

ANALYSIS OF ALTERNATIVES CONSIDERED

CONTINUATION OF USRP

     In reaching its decision to recommend the Conversion, the Board of Directors considered the alternative of continuing USRP in its current form as a master limited partnership. The Board of Directors determined, however, that, based on the reasons discussed above under "--Advantages of the Conversion," proceeding with the Conversion would be more beneficial to the Unitholders than the alternative of continuing USRP in its existing form. The Managing General Partner believes these advantages outweigh the disadvantages discussed under the caption "--Disadvantages of the Conversion" above. See "The Conversion--Analysis of Alternatives Considered."

LIQUIDATION OF USRP

     With respect to the alternative of liquidating USRP, the Board of Directors concluded that, based on the estimated liquidation value per Unit ($20.00) such alternative was less favorable to the Unitholders than the receipt of shares of Common Stock, assuming the Common Stock trades at a price per share comparable to the current trading price per Unit ($28.50 at April 25, 1997), although no assurance can be given that such trading price will result. The "Risk Factors--Substitution of Trading of Common Stock for Units" and the "The Conversion--Comparison of Values."

ALLOCATION OF SHARES OF COMMON STOCK AMONG UNITHOLDERS AND THE MANAGING GENERAL PARTNER

     The Board of Directors determined, based on the fact that the REIT Corporation will initially own the same assets as those held by USRP through its ownership interest in the Operating Partnership, that it was appropriate for each of the Unitholders to receive one share of Common Stock for each Unit held by them immediately prior to the Conversion (or 7,012,585 shares of Common Stock on account of their 99% percentage interest in USRP). Based on this analysis, the Board of Directors concluded that the Managing General Partner should receive 70,834 shares of Common Stock (if the Conversion is effected through the Merger Alternative) and 1% of the outstanding Units immediately following the Conversion (if effected through the Exchange Alternative).

     In order to determine the number of shares of Common Stock (or the equivalent interest in the Operating Partnership equivalent number of Units) to be issued to the Managing General Partner in connection with the conversion of its Operating Partnership General Partner Interest, the Board of Directors established the Special Committee to negotiate on behalf of the Unitholders the Acquisition Price. The Managing General Partner determined that a special committee was necessary due to the potential conflict of interest between management of the Managing General Partner and the Unitholders in determining the Acquisition Price. See "Risk Factors--Conflicts of Interest" and "The Conversion--Analysis of the Special Committee."

NO DISSENTERS' APPRAISAL RIGHTS

     Unitholders who object to the Conversion will have no dissenters' appraisal rights (I.E., the right, instead of receiving Common Stock, to seek a judicial determination of the "fair value" of their Units and to compel USRP to purchase Units for cash in that amount) under state law or the Master Partnership Agreement, nor will such rights be voluntarily accorded to the Unitholders by the Company. Thus, approval of the Conversion by the holders of a majority of all Units outstanding on the Record Date will bind all Unitholders, and objecting Unitholders will have no alternative to receipt of Common Stock other than selling their Units in the market. The Units are currently listed on the NYSE under the ticker symbol "USV." If the Conversion is effected by the Merger Alternative, the Common Stock is expected to be listed on the NYSE effective at the time the Merger is consummated. If the Conversion is effected through the Exchange Alternative, the Common Stock is expected to be listed on the NYSE shortly after consummation of the Conversion. See "The Conversion--No Dissenters' Appraisal Rights."

TAX CONSEQUENCES OF THE CONVERSION

TAX CONSEQUENCES OF THE MERGER ALTERNATIVE

     Although pursuant to the Merger, USRP will be the surviving entity (and become a subsidiary of the REIT Corporation), for federal income tax purposes USRP will be deemed to have been terminated in the Merger. For federal income tax purposes, the Merger will generally be tax-free to USRP and the Unitholders under Sections 351 and 731 of the Code except to the extent (if any) that USRP's aggregate tax basis in its assets is less than the liabilities assumed by the REIT Corporation in the Merger. It is expected that the USRP's aggregate tax basis in its assets will exceed the sum of such liabilities, so that USRP itself should not recognize gain upon the Merger. However, Unitholders whose adjusted basis in their Units or in partnership property is less than their share of USRP's nonrecourse indebtedness will recognize gain to the extent of such difference.

     It is a condition precedent to consummation of the Merger that the IRS issue a favorable Ruling as to treatment of the Merger as part of a transaction described in Section 351 of the Code. The Ruling, however, is conditioned upon the accuracy of certain factual assumptions and representations. If the IRS should subsequently determine that the assumptions or representations were materially inaccurate, the IRS would not be bound by the Ruling and might challenge the nonrecognition treatment of the Merger in whole or in part.
There can be no assurance that any such challenge could be successfully resisted by USRP. If the Merger should fail to qualify as tax-free under
Section 351, each Unitholder could be required to recognize gain or loss equal to the difference between the sum of the value of the Common Stock received by the Unitholder plus the Unitholder's share of partnership liabilities and the Unitholder's share of USRP's tax basis in the property at the time of the Merger. Any losses previously allocated by USRP to a Unitholder that have not been used because of the at-risk, basis or passive activity limitations can be used to offset gain recognized on the Merger. Unitholders should consult their own tax advisors to determine whether they will recognize gain in the Merger. See "Federal Income Tax Considerations--The Merger Alternative."

REIT STATUS

     A qualified REIT is not subject to federal income tax if its dividends paid to stockholders for each year equal or exceed the sum of the REIT's adjusted ordinary taxable income plus its capital gains, because the REIT is allowed a deduction for such dividends paid. The dividends are includable in the income of a REIT's stockholders. If a REIT should fail to qualify as a REIT for any year, or should fail to pay sufficient dividends, the REIT could be required to pay federal income or excise taxes, thereby reducing the cash available for distribution to its stockholders.

     The REIT Corporation intends to operate in a manner that will enable it to qualify as a REIT under the Code commencing with the taxable year in which the Merger is consummated. Although the Managing General Partner believes that the REIT Corporation will be so organized and will so operate and that it initially will qualify as a REIT, no assurance can be given that the REIT Corporation in fact will qualify or remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions and Treasury Regulations for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the REIT Corporation's control may affect its ability to qualify as a REIT. Moreover, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly alter the tax laws regarding qualification as a REIT or the federal income tax consequences of such qualification. USRP is not aware of any current facts or circumstances that would generate a change in such tax laws so as to significantly and adversely affect the REIT Corporation's ability to qualify or operate as a REIT.

     If in any taxable year the REIT Corporation were to fail to qualify as a REIT, the REIT Corporation would be subject to federal income tax at regular corporate rates on its taxable income, calculated without any deduction for dividends paid to stockholders. Moreover, unless entitled to relief under certain statutory provisions, the REIT Corporation would be disqualified from treatment as a REIT for the four taxable years following the year in which such qualification was lost. Even if the REIT Corporation subsequently requalified as a REIT, it might be required to make distributions at that time equal to any earnings accumulated during the period of non-REIT status and to pay a full corporate-level tax on any unrealized gain in its assets as of the date of requalification ("built-in gain").

     Any taxes payable by the REIT Corporation would reduce the funds available for distribution to stockholders for each of the years involved. During the period in which the REIT Corporation had lost its REIT status, the REIT Corporation would no longer be required by the Code to make any distributions to stockholders. Although the REIT Corporation currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the REIT Board to revoke the election for the REIT Corporation to qualify as a REIT. See "Federal Income Tax Considerations--The Merger Alternative--Tax Consequences of the REIT Corporation's Qualification as a REIT--Failure to Qualify."

CERTAIN TAXES IMPOSED ON A REIT

     If the REIT Corporation qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to its stockholders. However, the REIT Corporation will be subject to federal income or excise taxes at various rates on the following:
(i) undistributed REIT taxable income, including net capital gains; (ii) "alternative minimum taxable income" (under certain circumstances); (iii) net income from the sale or other disposition of "foreclosure property," or other nonqualifying income from "foreclosure property;" (iv) net income from "prohibited transactions;" (v) net income attributable to the greater of the amount by which the REIT Corporation fails the 75% or 95% gross income tests if the REIT Corporation maintains its qualification as a REIT; (vi) the excess of required distributions over the amounts actually distributed; and (vii) "built-in gain" recognized on the disposition of an asset during the 10-year period following acquisition by the REIT Corporation of the asset from a C corporation in a carryover-basis transaction. See "Federal Income Tax Considerations--The Merger Alternative-- Tax Consequences of the REIT Corporation's Qualification as a REIT--Taxation of the REIT Corporation as a REIT."

DISTRIBUTION REQUIREMENTS

     In order to obtain the favorable tax treatment associated with REITs qualifying under the Code, the REIT Corporation generally will be required each year to distribute to its stockholders at least 95% of its otherwise taxable income (after certain adjustments). In addition, the REIT Corporation will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any taxable year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income for the taxable year. The REIT Corporation intends to make timely distributions to stockholders in amounts sufficient to satisfy the annual distribution requirements in order to qualify as a REIT and to avoid liability for federal income or excise taxes. The REIT Corporation may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at REIT taxable income. In addition, the REIT Corporation may recognize net capital gain in excess of the cash received in connection with the sale of property subject to indebtedness. In such cases, the REIT Corporation may have less cash available for distribution than is necessary to meet the annual distribution requirements, and in order to meet such requirements, the REIT Corporation may arrange for short-term
(or possibly long-term) borrowings or pay distributions in the form of taxable stock dividends. Furthermore, under certain circumstances, the REIT Corporation may be able to rectify a failure to meet the distribution requirements by paying "deficiency dividends" to stockholders in a later year which would be included in the REIT Corporation's deduction for dividends paid for the earlier year. See "Federal Income Tax Considerations--The Merger Alternative--Tax Consequences of the REIT Corporation's Qualification as a REIT--Taxation of the REIT Corporation as a REIT."

TAX CONSEQUENCES OF THE EXCHANGE ALTERNATIVE

     If the Conversion is effected pursuant to the Exchange Alternative, no gain or loss should be recognized by the Unitholders as a result of the amendments to the Partnership Agreements and the admission of the REIT Corporation as a limited partner of the Operating Partnership. A Unitholder's eventual exchange of Units for shares in the REIT Corporation will be a taxable event; however, no exchange of Units will be required if the Conversion is effected pursuant to the Exchange Alternative until such time as the Unitholder wishes to sell its Units. See "Federal Income Tax Considerations--The Exchange Alternative--Disposition of Units; Exchange for Shares in the REIT Corporation." Prior to such exchange, the Unitholders generally will continue to be taxed in the same manner as they were taxed preceding the admission of the REIT Corporation into the Operating Partnership.

SUMMARY OF COMPARISON OF TAXATION OF STOCKHOLDERS AND UNITHOLDERS

TAXATION OF STOCKHOLDERS

     The following discussion assumes that the REIT Corporation qualifies as a REIT for federal income tax purposes. See generally "Federal Income Tax Considerations--The Merger Alternative--Tax Consequences of the REIT Corporation's Qualification as a REIT--Taxation of Stockholders."

     Generally, distributions to stockholders of the REIT Corporation will be taxable as ordinary income up to the amount of the REIT Corporation's current or accumulated earnings and profits. Distributions in excess of the REIT Corporation's current or accumulated earnings and profits will be treated first as a tax-free return of capital; distributions in excess of a stockholder's tax basis in its Common Stock will be taxable as gain realized from the sale of such Common Stock. Dividends that are properly designated by the REIT Corporation as capital gain dividends will be treated generally as long-term capital gains for the taxable year (to the extent they do not exceed the REIT Corporation's actual net capital gain). In contrast with partners in a partnership as described below, the stockholders will not recognize income in excess of the fair market value of any property (including money) distributed by the REIT Corporation.

     Distributions by a REIT in excess of its taxable income may result in immediate recognition of taxable gain to a stockholder whose tax basis has been reduced to zero, whereas any gain attributable to such distributions by USRP may generally be deferred until the sale of property or the Unitholder's Units.

     Stockholders may not deduct on their income tax returns any net operating losses or net capital losses of the REIT Corporation. Any such losses may, however, be carried forward by the REIT Corporation and used to reduce the REIT Corporation's taxable income, capital gains and the amount that the REIT Corporation will be required to distribute in order to remain qualified as a REIT.

     A transferee Unitholder is entitled to the benefit of certain basis adjustments under Section 754 of the Code upon a sale or exchange of Units or the death of a Unitholder. There will be no Section 754 adjustments upon the sale or exchange of Common Stock or the death of a stockholder of the REIT Corporation. Basis adjustments attributable to Unitholders will become part of the REIT Corporation's basis for its assets at the time of the Merger. Unitholders who would have been entitled to additional depreciation deductions attributable to such adjustments will no longer be able to utilize such deductions to reduce their share of annual income from the property. The REIT Corporation's depreciation deductions (including those attributable to the special basis adjustments of former Unitholders) will be allocated ratably among the stockholders in determining the portion of the REIT Corporation's distributions that will be taxable as ordinary dividends. As a result, for each year following the Merger, Unitholders with significant positive Section 754 adjustments (generally those who purchased their Units at higher prices and on more recent dates) will generally recognize somewhat greater amounts of taxable income than if the Merger had not occurred. Upon a sale of property, the capital gain will similarly be calculated uniformly by the REIT Corporation, resulting in greater capital gain dividends for stockholders who had significant positive Section 754 adjustments and smaller capital gain dividends for stockholders who had negative or less significant positive
Section 754 adjustments (or would have had such adjustments if the Merger had not been consummated) than if property were to have been sold by USRP without the Merger. No consideration has been given to the impact on particular Unitholders described above in arriving at the number of shares of Common Stock to be received by each Unitholder. See "Federal Income Tax Considerations--The Exchange Alternative--Tax Treatment of Operations--Section 754 Election."

     The REIT Corporation is required to demand of its stockholders who own of record 5% or more of the Common Stock (assuming there are more than 2,000 stockholders of record) information respecting the Common Stock actually or constructively owned by such stockholders. The REIT Corporation is required to maintain a list of those stockholders who fail to comply, and noncomplying stockholders are required to include the required information in their tax returns. See "Federal Income Tax Considerations--The Merger Alternative--Tax Consequences of the REIT Corporation's Qualification as a REIT--Share Ownership; Reporting."

TAXATION OF UNITHOLDERS

     The following discussion summarizes the taxation of Unitholders as partners in USRP. See generally, "Federal Income Tax Considerations--The Exchange Alternative."

     Unitholders are subject to tax based on their distributive share of the income, gain, loss, deductions and credits of USRP, regardless of whether USRP distributes any cash or property to the Unitholders during the taxable year. A Unitholder may, therefore, realize taxable income in excess of cash distributions. For example, a Unitholder may realize taxable income in excess of cash distributions if (i) USRP retains cash in excess of depreciation and original issue discount deductions to repay loans made to USRP or to make other nondeductible expenditures, (ii) Units are transferred, (iii) property is sold, or (iv) a Unitholder's share of USRP's indebtedness decreases reducing the Unitholder's adjusted tax basis in its Units below zero. A Unitholder generally is entitled to deduct its distributive share of partnership losses, if any, only to the extent permitted by the basis, at-risk and passive activity loss limitations.

     USRP elected under Section 754 of the Code to adjust the basis of partnership property upon certain transfers of Units so that the transferee Unitholder's proportionate share of the adjusted basis of partnership property equals his basis in his Units. As a result, a transferee Unitholder who purchases a Unit at a price greater than the transferor's share of USRP's basis in partnership property will recognize in most circumstances less taxable income (or more loss) upon the sale of partnership property than if the election were not in effect. On the other hand, a transferee Unitholder who purchased a Unit at a cost less than the transferor's share of USRP's basis in its property will recognize, in most circumstances, more income (or less loss) upon the sale of partnership property than if the election were not in effect. The election also has an impact on the amount of depreciation deductions allocated to a transferee Unitholder. A similar election is not available to a REIT. See "--Taxation of Stockholders" above.

EFFECTS OF THE CONVERSION ON RIGHTS OF UNITHOLDERS

     As a result of the Conversion, Unitholders will become stockholders of the REIT Corporation. The REIT Corporation is a Maryland corporation, while USRP is a Delaware limited partnership. For a summary comparison of the material differences between the corporate law of the State of Maryland and the partnership law of the State of Delaware, see "Comparative Rights of Unitholders and Stockholders."

COMPARISON OF RIGHTS OF UNITHOLDERS AND STOCKHOLDERS

     The following table summarizes certain rights of Unitholders currently as compared to the rights of stockholders if the Conversion is approved. For a more detailed description, see "Comparative Rights of Unitholders and Stockholders."


                       UNITHOLDERS                             STOCKHOLDERS
                       -----------                             ------------
Right to Elect    No right to elect directors of            Vote to elect directors.
Management        managing general partner.

Right to          80% of Unitholders must vote to           Two-thirds vote of stockholders is
Remove            remove managing general partner           required to remove members of the
Management        without cause (a majority with cause).    Board of Directors, provided that


                                        34

                                                            cause exists.

                       UNITHOLDERS                             STOCKHOLDERS
                       -----------                             ------------

General           In addition to approval of certain        Stockholder approval is required for
Voting Rights     fundamental actions, Unitholder           (i) election or removal of directors;
Regarding         approval is required to amend the         (ii) with certain exceptions,
Governance        Partnership Agreements to effect          amendment of the Articles of
                  a change in the investment policies       Incorporation; (iii) termination of
                  of USRP and for certain financial         the REIT Corporation's existence;
                  and investment decisions,                 (iv) reorganization of the REIT
                  including (i) sale of all or              Corporation; and (v) merger,
                  substantially all of the assets           consolidation or share exchange
                  and (ii) merger or consolidation          of the REIT Corporation, or the
                  of USRP or the Operating                  sale or disposition of substantially
                  Partnership.                              all of the REIT Corporation's
                                                            assets.   The REIT Board has
                                                            the exclusive authority to alter the
                                                            investment policies of the REIT
                                                            Corporation at any time.

Dissolution       Requires consent of a majority of all     Requires approval of two-thirds of
                  Unitholders.                              stockholders.

Liquidation       Unitholders share ratably in              Stockholders share ratably in any
Rights            accordance with percentage interests.     assets remaining after satisfaction
                                                            of obligations to creditors and any
                                                            liquidation preferences of preferred
                                                            stock.


     These substantive and procedural differences affect the rights of Unitholders and holders of Common Stock. Specifically, as described in the table above, the REIT Corporation's policies with respect to investments, financings, affiliate transactions and certain other activities may be amended or revised from time to time at the discretion of the REIT Board. As a result, although no such change is currently contemplated, the investment policies of the REIT Corporation may be altered so that the Company no longer invests in restaurant properties. In addition, a two-thirds vote of stockholders is required to remove members of the Board of Directors, provided that cause exists, whereas a majority of Unitholders may remove the managing general partner for cause. Therefore, a greater vote will be required to change management of the Company following the Conversion.

MARKET PRICES OF UNITS AND DISTRIBUTIONS

     The Units are listed for trading on the NYSE under the ticker symbol "USV." The following table sets forth, for the periods indicated, the closing sale price of the Units as reported on the NYSE in such periods and the cash dividends declared in such periods (and paid in the subsequent period). As of April 25, 1997, the record number of Unitholders was 1,785.


         1994                                 HIGH         LOW          DISTRIBUTION
         ----                                 ----         ---          ------------
 1st quarter                                $16 3/4      $15 7/8           $ .39
 2nd quarter                                 17 1/4       15 3/8             .39
 3rd quarter                                 17 1/2       16 3/4             .41
 4th quarter                                 17 3/8       13                 .42
                                                                           -----
                                                                           $1.61
                                                                           -----
                                                                           -----

         1995                                 HIGH         LOW          DISTRIBUTION
         ----                                 ----         ---          ------------
 1st quarter                                $16 1/2      $14 1/4           $ .42
 2nd quarter                                 17 1/8       15 3/4             .42
 3rd quarter                                 18 7/8       16 3/4             .43
 4th quarter                                 20 1/4       18                 .44
                                                                           -----
                                                                           $1.71
                                                                           -----
                                                                           -----

         1996                                 HIGH         LOW          DISTRIBUTION
         ----                                 ----         ---          ------------
 1st quarter                                $23 3/8      $19 1/2           $ .47
 2nd quarter                                 25           21 1/8             .48
 3rd quarter                                 25 3/8       21 1/2             .485
 4th quarter                                 28 1/4       22 5/8             .50
                                                                           ------
                                                                           $1.935
                                                                           ------
                                                                           ------

         1996                                 HIGH         LOW          DISTRIBUTION
         ----                                 ----         ---          ------------
 1st quarter                                $30 3/4      $27               $ .50
 2nd quarter (through April 25, 1997)       $28 1/2      $26 1/2           $  -

                               RISK FACTORS

LIMITED PARTNERS SHOULD CAREFULLY CONSIDER, IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, THE MATTERS DESCRIBED BELOW IN DETERMINING WHETHER TO VOTE FOR THE CONVERSION.

CONFLICTS OF INTEREST

     The Partnership Agreements require the Operating Partnership to pay fixed and percentage fees annually to the Managing General Partner relating to the properties owned and acquired by the Partnership. In connection with the Termination, the Managing General Partner will be issued the Acquisition Shares designed to compensate it for the conversion of the Operating Partnership General Partner Interest and the conversion of the USRP Interest based on the Acquisition Price. The Limited Partners should be aware that a majority of the members of the Board of Directors, by virtue of their ownership interests in and/or positions or affiliations with the Managing General Partner, were subject to a conflict of interest in determining the Acquisition Price. See "The Conversion--Termination of the Operating Partnership General Partner Interest."

     The Board of Directors appointed the Special Committee to negotiate on behalf of the Unitholders the Acquisition Price. Neither member of the Special Committee is an affiliate of, or otherwise has any economic interest in, the Managing General Partner or its affiliates. The Board of Directors does not believe that the intention of the members of the Special Committee to serve as directors of the REIT Corporation following the Conversion resulted in a material conflict of interest.

     In addition, the Special Committee retained Morgan Keegan to review the Acquisition Price and to provide an opinion that the Acquisition Price is fair, from a financial point of view, to the Unitholders. Morgan Keegan was selected to provide this service based upon Morgan Keegan's qualifications, expertise and reputation as an investment bank and as a professional in the securities industry. Morgan Keegan delivered an opinion to the Special Committee that as of the date hereof the Acquisition Price was fair, from a financial point of view, to the Unitholders. No limitations were placed on Morgan Keegan by the Special Committee or other parties to the Conversion with respect to the investigations made or the procedures followed by Morgan Keegan in rendering its opinion. See "The Conversion--Fairness Opinion."

BENEFITS TO MANAGING GENERAL PARTNER/MANAGEMENT

     The Conversion will result in certain benefits to the Managing General Partner and its affiliates. In particular, as a result of the Termination, the Managing General Partner will receive the Acquisition Price, consisting of shares of Common Stock, Units and/or an interest in the Operating Partnership. Receipt of the Acquisition Price enables the Managing General Partner to immediately realize the present value of the projected payments otherwise payable to it over a period of years pursuant to the Operating Partnership General Partner Interest. The Acquisition Price consists of (i) the 850,000 Initial Shares which would have a value of $24,225,000 assuming the market price of an Initial Share (which could be a share of Common Stock, a Unit or an interest in the Operating Partnership) at the time of its issuance is comparable to the market price of a Unit ($28.50 at April 25, 1997) and (ii) up to 550,000 Contingent Shares which would have a value of up to $15,675,000) assuming the market price of a Contingent Share (which could be a Unit or an interest in the Operating Partnership) at the time of its issuance is comparable to the market price of a Unit ($28.50 at April 25, 1997). Additionally, each of Messrs. Stetson and Margolin will be employed by the REIT Corporation for compensation commencing at $250,000 per year and will be eligible to receive annual incentive bonuses and stock options.

MATERIAL DIFFERENCES IN RIGHTS OF THE UNITS AND COMMON STOCK

     There are certain material differences between the rights of holders of the Units and holders of shares of Common Stock which arise generally because of the differences between laws governing limited partnerships and laws governing corporations, as well as from their respective governing instruments. These differences relate to, among other matters, management, voting rights and the right to compel dissolution. For instance, holders of shares of Common Stock have the right to elect the directors of the REIT Corporation, whereas holders of Units do not elect those persons who manage USRP. However certain matters that require the approval of the Limited Partners do not require the approval of stockholders, including, the powers of USRP and the managing general partner. Specifically, the REIT Corporation's policies with respect to investments, financings, affiliate transactions and certain other activities may be amended or revised from time to time at the discretion of the REIT Board without a vote of the stockholders of the REIT Corporation, while any such change in investment policy by USRP would necessitate amending the Master Partnership Agreement requiring a vote of Limited Partners. As a result, although no such change is currently contemplated, the investment policies of the REIT Corporation could be altered so that the Company no longer invests in restaurant properties. In addition, a two-thirds vote of stockholders is required to remove members of the Board of Directors, provided that cause exists, whereas a majority of Unitholders may remove the managing general partner for cause. Therefore, a greater vote will be required to change management of the Company following the Conversion. See "Comparative Rights of Unitholders and Stockholders."

ABSENCE OF APPRAISAL RIGHTS

     Under applicable law and the Master Partnership Agreement, Unitholders will have no dissenters' appraisal rights or other similar rights in connection with the Conversion, nor will such rights be voluntarily accorded to the Unitholders by the Company. Consequently, all Unitholders will be bound by the vote of Unitholders owning a majority of the outstanding Units. Unitholders who do not wish to own Common Stock must either sell their Units prior to the consummation of the Merger or sell their Common Stock subsequent thereto. See "The Conversion--No Dissenters' Appraisal Rights."

SUBSTITUTION OF TRADING OF COMMON STOCK FOR UNITS

     The Common Stock is expected to be approved for listing on the NYSE. There can be no assurance given, however, that the market price of the Common Stock will initially or thereafter equal the market price of the Units. As a result, the value of the stockholders' investment in the Company following the Conversion could be lower than the value of their investment in USRP prior to the Conversion.

EFFECT OF CERTAIN ANTITAKEOVER PROVISIONS AND OWNERSHIP LIMITS ON CHANGE IN CONTROL

CHARTER PROVISIONS

     Certain provisions of the Articles more fully described below may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give the holders of shares of Common Stock the opportunity to realize a premium over the then-prevailing market prices. Furthermore, the ability of the stockholders to effect a change in management control of the REIT Corporation could be substantially impeded by such antitakeover provisions. Moreover, in order for the REIT Corporation to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). For the purpose of preserving the REIT Corporation's REIT qualification, the Articles prohibit ownership either directly or under the applicable attribution rules of the Code of more than 8.75% of the shares of Common Stock by any stockholder, subject to certain exceptions. Such ownership limit may have the effect of preventing an acquisition of control of the Company without the approval of the REIT Board. See "Description of Capital Stock," "Certain Provisions of Maryland Law and of the REIT Corporation's Articles and Bylaws" and "Federal Income Tax Considerations."

STAGGERED BOARD

     The REIT Board will be divided into three classes. The terms of the first, second and third classes will expire in 1998, 1999 and 2000, respectively. Directors of each class will be elected for a three-year term upon the expiration of the current class's term. The staggered terms for directors may affect the stockholders' ability to effect a change in control of the REIT Corporation even if a change in control were in the stockholders' best interests. See "Certain Provisions of Maryland Law and of the REIT Corporation's Articles and Bylaws."

PREFERRED STOCK

     The Articles authorize the REIT Board to issue up to 10 million shares of preferred stock, par value $.001 per share (the "Preferred Stock"), and to establish the preferences and rights, including the right to elect additional directors under terms specified in the preferred stock preferences, of any such shares issued. See "Description of Capital Stock--Preferred Stock." The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' best interests. The rights, if any, of the holders of any series of Preferred Stock to elect additional directors under specified circumstances could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' best interests. No shares of Preferred Stock will be issued or outstanding upon consummation of the Conversion.

MEETINGS OF STOCKHOLDERS

     Stockholders of the REIT Corporation may call a special meeting only upon the written request of 25% or more of the outstanding voting stock. The delay or prevention of a special meeting of stockholders that could result from such a requirement could have the effect of delaying or preventing a change control of the Company even if a change in control were in the stockholders' best interests.

BUSINESS COMBINATIONS

     Under the Maryland General Corporation Law (the "MGCL"), certain business combinations (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an "Interested Stockholder" are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. An Interested Stockholder is any person who beneficially owns 10% or more of the voting power of the then-outstanding voting stock of the corporation or an affiliate of such person. Thereafter, such business combination must be recommended by the board of directors of such corporation and approved by a super-majority vote of the corporation's stockholders. The business combination provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Bylaws of the REIT Corporation contain a provision exempting from these provisions of the MGCL any business combination involving QSV (or its affiliates) or any person acting in concert as a group with any of the foregoing persons. See "Certain Provisions of Maryland Law and of the REIT Corporation's Articles and Bylaws--Business Combinations."

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock, which if aggregated with all other shares of common stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, would entitle the acquirer to exercise voting power in electing directors within certain ranges of voting power (from one-fifth to a majority). A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The corporation may, subject to certain conditions and limitations, redeem any or all of the control shares for fair value if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. See "Certain Provisions of Maryland Law and of the REIT Corporation's Articles and Bylaws--Control Share Acquisitions."

RESTRICTIONS ON TRANSFER

     The ownership limit provided in the Articles may restrict the transfer of Common Stock or Preferred Stock. For example, if any purported transfer of Common Stock or Preferred Stock would (i) result in any person owning, directly or indirectly, (a) Common Stock in excess of 8.75% of the number of outstanding shares of Common Stock (except for QSV which initially may own no more than 15.0% of the number of such outstanding shares) or (b) 9.8% of the number of outstanding shares of Preferred Stock of any series of Preferred Stock, (ii) result in the Common Stock and Preferred Stock being owned by fewer than 100 persons, (iii) result in the REIT Corporation being "closely held" (as defined in the Code), or (iv) cause the REIT Corporation to own, directly or constructively, 10% or more of the ownership interests in a tenant of the REIT Corporation's or the Operating Partnership's real property, the Common Stock or Preferred Stock will be designated as "Excess Stock" and transferred automatically to a trust effective on the day before the purported transfer of such Common Stock or Preferred Stock. See "Description of Capital Stock-- Restrictions on Transfer."

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

     The REIT Corporation intends to operate so as to qualify as a REIT under the Code. Although the REIT Corporation believes it has been and will continue to be organized and operated in such a manner, no assurance can be given that the REIT Corporation will qualify or remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the REIT Corporation's control may affect the REIT Corporation's ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of the REIT Corporation's gross income in any year must be derived from qualifying sources and the REIT Corporation must pay dividends to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). Further, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The REIT Corporation, however, is not aware of any pending tax legislation that would adversely affect the REIT Corporation's ability to operate as a REIT.

     If in any taxable year the REIT Corporation were to fail to qualify as a REIT, the REIT Corporation would not be allowed a deduction for dividends to stockholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Unless entitled to relief under certain statutory provisions, the REIT Corporation also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the REIT Corporation's stockholders would be reduced for each of the years involved. In addition, dividends would no longer be required to be paid. To the extent that dividends to stockholders would have been paid in anticipation of the REIT Corporation's qualification as a REIT, the REIT Corporation might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. Although the REIT Corporation currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the REIT Board to revoke the REIT election. See "Federal Income Tax Considerations--The Merger Alternative--Tax Consequences of the REIT Corporation's Qualification as a REIT."

FUTURE DILUTION

     Because the REIT Corporation plans to issue additional shares of Common Stock after the Conversion to facilitate the Company's ongoing growth strategy, the holders of Common Stock will experience dilution in their percentage interest in the Company, generally without any requirement of stockholder approval. See "Description of Capital Stock."

ACQUISITION AND EXPANSION RISKS

FAILURE TO ACQUIRE ACQUISITION PROPERTIES

     As of April 17, 1997, the Company had 119 Acquisition Properties under binding agreements of acquisition. In connection with the execution of such agreements, the Company made deposits of approximately $589,834 which may be non-refundable in whole or in part if the Company elects not to close some or all of such acquisitions. In addition, should some or all of these Acquisition Properties not be acquired, consummation of the Termination and the issuance of the Initial Shares will result in less cash available for distribution to Unitholders or holders of Common Stock, as the case may be, on a per Unit or per share basis, following the Conversion until $44 million of additional properties are acquired. No assurance can be given that additional properties meeting the Company's acquisition criteria will be available or, if available, could be acquired by the Company.

RISK OF FAILURE TO REFINANCE EXISTING INDEBTEDNESS

     Currently, the Company's borrowings do not have long-term maturities and as a result, the Company will be required to refinance such borrowings prior to the maturities of the lease terms of its properties. Refinancing will depend upon the creditworthiness of the Company and the availability of financing under market conditions at the time such refinancing is required. Such refinancing of the Company's borrowings could result in higher interest costs and adversely affect results from operations. Payment of the interest on, or amortization of, any such indebtedness could also decrease the cash distributable to stockholders and partners, if any, if the financing and other costs of the Company's growth strategy exceed any incremental revenue generated.

NO LIMITATION ON INCURRENCE OF DEBT

     In order to fund the Company's growth strategy, the Company may borrow funds and grant liens on its properties to secure such indebtedness. If the Company were unable to repay or otherwise default in respect of any indebtedness, the Company's properties could become subject to foreclosure.
The Company's charter documents do not restrict the amount of such indebtedness, and the extent of the Company's indebtedness from time to time may affect its interest costs, results of operations and its ability to respond to future business adversities and changing economic conditions. The Company has implemented a non-binding policy to maintain a ratio of total indebtedness of 50% or less to the greater of total market capitalization or the original cost of all of the Company's properties as of the date of such calculation. Because it is anticipated that the Company will not fix all of its interest costs for the long term, future changes in interest rates may positively or negatively affect the Company.

RISKS THAT THE CORPORATION MAY NOT BE ABLE TO MANAGE EXPANDED PORTFOLIO

     At March 31, 1995, the Company owned and managed fewer than 125 Properties. As of April 17, 1997, the Properties consisted of 366 restaurant properties. As a result of the rapid growth of the Company's portfolio and the anticipated additional growth, there can be no assurance that the Company will be able to adapt its management, administrative, accounting and operational systems to respond to the growth represented by the Acquisition Properties or any future growth. In addition, there can be no assurance that the Company will be able to maintain its current rate of growth or negotiate and acquire any acceptable properties in the future. A larger portfolio of properties could entail additional operating expenses that would be payable by the Company. Such acquisitions may also require loans to prospective tenants. Making loans to existing or prospective tenants involves credit risks and could subject the Company to regulation under various federal and state laws. Any operation of restaurants, even on an interim basis, would also subject the Company to operating risks (such as uncertainties associated with labor and food costs), which may be significant.

NO RESTRICTIONS ON CHANGES IN INVESTMENT, FINANCING AND OTHER POLICIES

     The investment and financing policies of the Company, and its policies with respect to all other activities, including its growth, debt, capitalization, dividends and operating policies, will be determined by the REIT Board. Although the REIT Board has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the REIT Board without a vote of the stockholders or partners, if any, of the Company. A change in these policies could adversely affect the Company's financial condition or results of operations or the market price of the Common Stock. See "Policies With Respect to Certain Activities."

ADVERSE EFFECT OF INCREASES IN INTEREST RATES

     One of the factors that may influence the market price of the Common Stock is the annual yield from distributions made by the Company on the Common Stock as compared to yields on certain financial instruments. Thus, a general increase in market interest rates could result in higher yields on certain financial instruments which could adversely affect the market price for the Common Stock, since alternative investment vehicles may be more attractive.

POSSIBLE ADVERSE TAX CONSEQUENCES OF THE CONVERSION

RISK THAT IRS WITHDRAWS RULING

     The implementation of the Merger Alternative is conditioned on the issuance by the IRS of a favorable Ruling as to treatment of the Merger as part of a transaction described in Section 351 of the Code. The Ruling, however, will be conditioned upon the accuracy of certain factual assumptions and representations. If the IRS should subsequently determine that the assumptions or representations were materially inaccurate, the IRS would not be bound by the ruling and might challenge the nonrecognition treatment of the Merger in whole or in part. There can be no assurance that any such challenge could be successfully resisted by USRP. If the Merger should fail to qualify as tax-free under Section 351, each Unitholder could be required to recognize gain or loss equal to the excess, if any, of the sum of the value of the Common Stock received by the Unitholder plus the Unitholder's share of partnership liabilities over the Unitholder's share of USRP's tax basis in its assets at the time of the Merger. Unitholders should consult their own tax advisors to determine whether they will recognize gain in the Merger. See "Federal Income Tax Considerations--The Merger Alternative--Qualification as Nonrecognition Transaction."

RISK OF LOSS OF PARTNERSHIP STATUS

     If the Conversion is effected pursuant to the Exchange Alternative, the continued availability to a Unitholder of the federal income tax benefits of an investment in USRP depends in large part on the classification of the Partnerships as partnerships for federal income tax purposes. No ruling from the IRS as to such status has been or will be requested. If the IRS were to challenge the federal income tax status of the Partnerships or the amount of a Unitholder's allocable share of the Partnerships' taxable income, such challenge could result in an audit of the Unitholder's entire tax return and in adjustments to items on that return that are unrelated to the ownership of Units. In addition, each Unitholder would bear the cost of any expenses incurred in connection with an examination of his personal tax return. If USRP were to fail to qualify as a partnership for federal income tax purposes, the REIT Corporation could fail to qualify as a REIT. See "Federal Income Tax Considerations--The Merger Alternative--Tax Consequences of the REIT Corporation's Qualification as a REIT."

     If either Partnership were taxable as a corporation or treated as an association taxable as a corporation in any taxable year, its income, gains, losses, deductions and credits would be reflected only on its tax return rather than being passed through to its partners, and its taxable income would be taxed at corporate rates. In addition, its distributions to each of its partners would be treated as dividend income (to the extent of its current and accumulated earnings and profits), and, in the absence of earnings and profits, as a nontaxable return of capital (to the extent of such partner's tax basis in his interest therein), or as taxable capital gain (after such partner's tax basis in his interest therein is reduced to zero). Furthermore, losses realized by such Partnership would not flow through to the Unitholders. Accordingly, treatment of either

Partnership as a corporation for federal income tax purposes would probably result in a material reduction in a Unitholder's cash flow and after-tax return. See "Federal Income Tax Considerations--The Exchange
Alternative--Partnership Status."

INVESTMENT CONCENTRATION IN SINGLE INDUSTRY

     The Company's current strategy is to continue to acquire interests in restaurant properties, specifically fast food and casual dining restaurant properties. As a result, a downturn in the fast food or casual dining segment could have a material adverse effect on the Company's total rental revenues and amounts available for distribution to its stockholders and partners. See "Business."

DEPENDENCE ON SUCCESS OF BURGER KING

     Of the Properties, 173 are occupied by operators of BURGER KING restaurants. In addition, the Company intends to acquire additional BURGER KING properties. As a result, the Company is subject to the risks inherent in investments concentrated in a single franchise brand, such as a reduction in business following adverse publicity related to the brand or if the BURGER KING restaurant chain (and its franchisees) were to suffer a system-wide decrease in sales, the ability of franchisees to pay rents (including percentage rents) to the Company may be adversely affected. See "Business--Properties."

FAILURE TO RENEW LEASES AND FRANCHISE AGREEMENTS

     The Properties are leased to restaurant franchise operators pursuant to leases with remaining terms varying from one to 28 years at December 31, 1996 and an average remaining term of nine years. No assurance can be given that such leases will be renewed at the end of the lease terms or that the Company will be able to renegotiate terms which are acceptable to the Company. The Company has attempted to extend the terms of certain of its existing leases pursuant to an "early renewal program," but in connection therewith has had to commit to paying for certain improvements on such properties. See "Business-- Leases with Restaurant Operators."

REAL ESTATE INVESTMENT RISKS

GENERAL RISKS

     The Company's investments in real estate are subject to varying degrees of risk inherent in the ownership of real property. The underlying value of the Company's real estate and the income therefrom and, consequently, the ability of the Company to make distributions to stockholders and partners, if any, are dependent upon the operators of the Properties generating income in excess of operating expenses in order to make rent payments. Income from the Properties may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and the availability, cost and terms of mortgage funds, the impact of compliance with present or future environmental laws, the ongoing need for capital improvements, particularly for older restaurants, increases in operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God (which may result in uninsured losses), acts of war, adverse changes in zoning laws and other factors beyond the Company's control.

ILLIQUIDITY OF REAL ESTATE MAY LIMIT ITS VALUE

     Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is, therefore, limited. No assurance can be given that the market value of any of the Company's properties will not decrease in the future. If the Company must sell an investment, there can be no assurance that the Company will be able to dispose of it in a desirable time period or that the sales price will recoup or exceed the amount paid for such investment.

POSSIBLE ENVIRONMENTAL LIABILITIES

     The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of compliance with future legislation. Under current federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the ability of the owner of the property to use such property as collateral for a loan or to sell such property. Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and may impose remedial or compliance costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition.

     In connection with the Company's acquisition of a property, a Phase I environmental assessment is obtained. A Phase I environmental assessment involves researching historical usages of a property, databases containing registered underground storage tanks and other matters, including an on-site inspection, to determine whether an environmental issue exists with respect to the property which needs to be addressed. If the results of a Phase I environmental assessment reveal potential issues, a Phase II assessment, which may include soil testing, ground water monitoring or borings to locate underground storage tanks, is ordered for further evaluation and, depending upon the results of such assessment, the transaction is consummated or the acquisition is terminated. Certain of the Phase I surveys obtained on the Properties revealed potential environmental concerns and the Company has had Phase II reports prepared with respect to such Properties.

     None of the environmental surveys prepared to date has revealed any environmental liability or compliance concern at the Properties that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability or concern. Nevertheless, it is possible that Phase I surveys will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which the Company will not be aware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Company's existing and future properties will not be affected by the condition of neighboring properties (such as the presence of leaking underground storage tanks) or by third parties (whether neighbors such as dry cleaners or others) unrelated to the Company.

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

     The Americans with Disabilities Act (the "ADA") generally requires that all public accommodations, including restaurants, comply with certain federal requirements relating to physical access and use by persons with physical disabilities. A determination that the Company or one of the Company's properties is not in compliance with the ADA could result in the imposition of fines, injunctive relief, damages or attorney's fees. The Company's leases contemplate that compliance with the ADA is the responsibility of the operator. While the Company believes that compliance with the ADA can be accomplished without undue costs, the costs of compliance may be substantial and may adversely impact the ability of such lessees to pay rentals to the Company. In addition, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants.

UNINSURED AND UNDERINSURED LOSSES COULD RESULT IN LOSS OF VALUE OF FACILITIES

     The Company requires its lessees to maintain comprehensive insurance on each of the properties, including liability, fire and extended coverage, and the Company is an additional named insured under such policies. Management believes such specific coverage is of the type and amount customarily obtained for or by an owner on real property assets. The Company intends to require lessees of subsequently acquired properties, including the Acquisition Properties, to obtain similar insurance coverage. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which the Company's properties (including the Properties and the Acquisition Properties) are at risk depending on whether such events occur with any frequency in such areas. In addition, because of coverage limits and deductibles, insurance coverage in the event of a substantial loss may not be sufficient to pay the full current market value or current replacement cost of the Company's investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it unfeasible to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

DEPENDENCE ON KEY PERSONNEL

     Robert J. Stetson, currently President and Chief Executive Officer of the Managing General Partner, and Fred H. Margolin, currently Chairman of the Board, Secretary and Treasurer of the Managing General Partner, will, following the Termination, hold similar positions with the REIT Corporation. The Company's continued success is dependent upon the efforts and abilities of these and other of its key executive officers. In particular, the loss of the services of either Mr. Stetson or Mr. Margolin could have a material adverse effect on the Company's operations and its ability to effectuate its growth strategy. There can be no assurance that the Company would be able to recruit or hire any additional personnel with equivalent experience and contacts. Following the Termination, the REIT Corporation will enter into employment contracts with each of Messrs. Stetson and Margolin. See "Management--Employment Agreements."

IMPACT OF COMPETITION ON OPERATIONS

ACQUISITIONS

     Numerous entities and individuals compete with the Company to acquire triple net leased restaurant properties, including entities which have substantially greater financial resources than the Company. These entities and individuals may be able to accept more risk than the Company is willing to undertake. Competition generally may reduce the number of suitable investment opportunities available to the Company and may increase the bargaining power of property owners seeking to sell. There can be no assurance that the Company will find attractive triple net leased properties or sale/leaseback transactions in the future.

OPERATIONS

     The restaurants operated on the Properties are subject to significant competition (including competition from other national and regional fast food restaurant chains) including other BURGER KING restaurants, local restaurants, restaurants owned by BKC or affiliated entities, national and regional restaurant chains that do not specialize in fast food but appeal to many of the same customers and other competitors such as convenience stores and supermarkets that sell prepared and ready-to-eat foods. The success of the Company depends, in part, on the ability of the restaurants operated on the properties to compete successfully with such businesses. The Company does not intend to engage directly in the operation of restaurants. However, the Company would operate restaurants located on its properties if required to do so in order to protect the Company's investment. As a result, the Company generally will be dependent upon the experience and ability of the lessees operating the restaurants located on the properties.

RISKS ASSOCIATED WITH PROPERTY DEVELOPMENT

     The Company may pursue certain restaurant property developments. New project developments are subject to numerous risks, including construction delays or costs that may exceed budgeted or contracted amounts, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. In addition, development involves the risk that developed properties will not produce desired revenue levels once leased, the risk of competition for suitable development sites from competitors which may have greater financial resources than the Company and the risk that debt or equity financing is not available on acceptable terms. There can be no assurance that development activities might not be curtailed or, if consummated, will perform in accordance with the Company's expectations and distributions to stockholders and partners, if any, might be adversely affected.

RISKS NEWLY-CONSTRUCTED RESTAURANT PROPERTIES DO NOT PERFORM AS EXPECTED

     The Company may pursue the acquisition of newly-constructed restaurant properties that do not have operating histories. The acquisition of newly-constructed restaurant properties involves numerous risks, including the risk that newly-constructed restaurant properties will not produce desired revenue levels (and, therefore, lease rentals) once opened.


                          THE COMPANY

HISTORY AND STRUCTURE OF USRP

     USRP, formerly Burger King Investors Master L.P, was formed in 1985 by BKC and QSV Properties Inc. ("QSV"), both of which were at that time wholly-owned subsidiaries of The Pillsbury Company. QSV acted as the managing general partner of the Partnership. BKC was a special general partner of the Partnership until its withdrawal on November 30, 1994.

     USRP effected an initial public offering in 1986 and the proceeds therefrom were used to buy the Company's initial portfolio of 128 properties from BKC. From 1986 through March 1995, the Master Partnership Agreement limited the activities of the Company to managing the original portfolio of properties.

     In May 1994, an investor group led by Messrs. Stetson and Margolin, acquired QSV and later changed its name to U.S. Restaurant Properties, Inc. In March 1995, the Managing General Partner proposed and the Limited Partners adopted certain amendments to the Partnership Agreements that authorized the Company to acquire additional properties not affiliated with BKC.

     The Company operates through the Operating Partnership, formerly Burger King Operating Limited Partnership, which holds the interests in most of the Properties. USRP owns the entire 99.01% limited partnership interest in the Operating Partnership. The Partnerships are Delaware limited partnerships and continue in existence until December 31, 2035, unless sooner dissolved or terminated. In 1996, the Partnerships organized U.S. Restaurant Properties Business Trust I and U.S. Restaurant Properties Business Trust II, Delaware business trusts. These trusts were organized to facilitate obtaining mortgage financing.

     The principal executive offices of USRP and the Managing General Partner are located at 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230. The telephone number is (972) 387-1487, FAX (972) 490-9119.


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

THE REIT CORPORATION

     The REIT Corporation is a newly-formed Maryland corporation, all of the stock of which is currently owned by the Managing General Partner, that was organized to succeed to the operations of USRP pursuant to the Conversion. The REIT Corporation was created for the purpose of effecting the Conversion.
Prior to the Conversion, the REIT Corporation will have no substantial assets or operations. The REIT Corporation has not engaged in any activities other than in connection with its organization and the Conversion. Upon consummation of the Conversion pursuant to the Merger Alternative, the REIT Corporation will indirectly acquire the operations of USRP through the Merger of USRP with a partnership subsidiary of the REIT Corporation with USRP being the surviving entity. If the Conversion is effected pursuant to the Exchange Alternative, the REIT Corporation will be admitted as a limited partner of the Operating Partnership, and at such time as the Managing General Partner effects the Termination, a corporate subsidiary of the REIT Corporation will become the managing general partner of each of the Partnerships.

     The members of the initial REIT Board are the same as the members of the Board of Directors of the Managing General Partner. The executive officers of the REIT Corporation include Mr. Stetson and Mr. Margolin, the President and Chief Executive Officer and Chairman of the Board of Directors, Secretary and Treasurer, respectively, of the Managing General Partner. Mr. Stetson and Mr.
Margolin will hold the same positions with the Company.   See "Management."

     Upon consummation of the Conversion pursuant to the Merger Alternative, the current partners of USRP will become the stockholders of the REIT Corporation and the Operating Partnership will become a subsidiary of the REIT Corporation. If the Conversion is effected pursuant to the Exchange Alternative, the Master Partnership Agreement will be amended to provide the Unitholders with the right, from time to time at their discretion, to exchange each Unit for one share of Common Stock but a Unitholder will be required to make such exchange prior to the transfer of the Units to third parties. Until such time as all Unitholders exchange their Units for shares of Common Stock, USRP will remain in existence. After the Conversion, the Company's business strategy will be to continue the operations of the Company in substantially the same manner in which it has been operated prior to the Conversion and to acquire, develop, own and manage additional restaurant properties throughout
the United States and internationally.   See "--Strategy" below.  The Company's
investment objectives will be to maximize cash available for distribution to its stockholders and partners, if any, to protect the Company's capital and to provide the opportunity to realize capital growth from the appreciation in value of a diversified portfolio of properties.

     The principal executive offices of the REIT Corporation are located at 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230. The telephone number is (972) 387-1487.

STRATEGY

     The Company's principal business objective is to expand and diversify its property portfolio through frequent acquisitions of small to medium-sized portfolios of fast food and casual dining restaurant properties. In conjunction with the Conversion, the Partnership Agreements are being amended to provide the Company with increased flexibility to pursue other investment opportunities that arise during the ordinary course of acquiring and leasing restaurant properties and that compliment its existing business strategy. As part of its strategy of expanding its property portfolio, the Company intends to build-out properties in conjunction with other food vendors, such as convenience stores, and retail outlets and may, from time to time, originate loans secured by real estate. See "Business--General" and "--Investment Criteria." The Company intends to achieve growth and diversification while maintaining low portfolio investment risk through adherence to proven acquisition criteria with a conservative capital structure. The Company intends to continue to expand its portfolio by acquiring triple net leased properties and structuring sale/leaseback transactions consistent with the following strategies:

     - FOCUS ON RESTAURANT PROPERTIES. The Company will take advantage of senior management's extensive experience in fast food and casual dining restaurant operations to identify new investment opportunities and acquire restaurant properties satisfying the Company's investment criteria. Management believes, based on its industry knowledge and experience, that relative to other real estate sectors, restaurant properties provide numerous acquisition opportunities at attractive
       valuations.   In addition, the proposed amendments to the Partnership
       Agreements will give the Company increased flexibility to pursue other investment opportunities that arise during the ordinary course of acquiring and leasing restaurant properties and authorize the Company, through the Operating Partnership, to originate loans secured by real estate.

     - INVEST IN MAJOR RESTAURANT BRANDS. The Company intends to continue to acquire properties operated as major national and regional restaurant brands, such as BURGER KING, DAIRY QUEEN, HARDEE'S and CHILI'S by competent, financially-stable operators. Certain of the Properties are also operated as ARBY'S, GRANDY'S, PIZZA HUT, and SCHLOTZKSY'S restaurants. Management believes, based on its industry knowledge and experience, that successful restaurants operated under these types of brands will continue to offer stable, consistent income to the Company with minimal risk of default or non-renewal of the lease and franchise agreement. As a result of its concentration on major national and regional brands, in the last three fiscal years, of all rental revenues due, more than 99.5% has been collected.

     - ACQUIRE EXISTING RESTAURANTS. The Company's strategy will continue to focus primarily on the acquisition of existing fast food and casual dining chain restaurant properties that have a history of profitable operations with a remaining term on the current lease of at least five years. The average remaining lease term for the Properties is nine years. Management believes, based on its industry knowledge and experience, that acquiring existing restaurant properties provides a higher risk-adjusted rate of return to the Company than acquiring newly-constructed restaurants.

     - CONSOLIDATE SMALLER PORTFOLIOS. Management believes, based on its industry knowledge and experience, that pursuing multiple transactions involving smaller portfolios of restaurant properties (generally having an acquisition price of less than $3 million) results in a more attractive valuation because the size of such transactions generally does not attract large institutional property owners. Smaller buyers typically are not well capitalized and may be unable to compete for such transactions. Larger transactions involving multiple properties generally attract several institutional bidders, often resulting in a higher purchase price and lower investment returns to the purchaser. In certain circumstances, however, the Company has identified, evaluated and pursued portfolios valued at up to $50 million that present attractive risk/return ratios.

     - MAINTAIN CONSERVATIVE CAPITAL STRUCTURE. The Company anticipates maintaining its policy of limiting the ratio of total indebtedness to 50% or less of the greater of (i) the aggregate market value of all issued and outstanding Units, if any, and Common Stock plus total outstanding indebtedness or (ii) the original cost of all of the Company's properties as of the date of such calculation. The Company, however, may from time to time reevaluate its borrowing policies in light of then-current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors.


                         THE CONVERSION

BACKGROUND OF THE CONVERSION

     Management of the Managing General Partner initiated discussions with the Board of Directors in April 1996 regarding the possibility of converting USRP into REIT form. Management believed that the market capitalization of USRP did not properly reflect its underlying asset values. In addition, management was aware of the increasingly favorable market reaction to REITs as evidenced by increases in share prices of existing REITs and successful initial public offerings by newly-formed REITs. From April 1996 until December 1996, management continued to analyze the advisability of converting to a self-advised REIT structure. Management made several presentations to the Board of Directors during this time period regarding the information gathered from its analysis. The Board of Directors deliberated several times with respect to the Conversion at which time outside advisors were consulted with respect to both the advantages of the Conversion and the possible disadvantages, both legal and financial, to the Unitholders. In order for the Conversion to happen, the Managing General Partner would need to withdraw as managing general partner of the Partnerships. Such withdrawal, and the resulting compensation to be paid to the Managing General Partner, created a conflict of interest for management. Accordingly, on December 16, 1996, the Board of Directors appointed the Special Committee to establish the Acquisition Price. The Special Committee was authorized to negotiate the Acquisition Price on behalf of the Unitholders with applicable related parties and to retain legal counsel. All expenses of the Special Committee, including the fee of Morgan Keegan, are payable by USRP. See "--Analysis of the Special Committee" and "--Costs of the Conversion."

     Based on the recommendation of the Special Committee as to the fairness of the Acquisition Price, the Board of Directors approved the Conversion on February 5, 1997 and determined that the Conversion is in the best interests of, and on terms that are fair to, the Unitholders. The Managing General Partner recommends approval and adoption of the Conversion by the Limited Partners. The Board of Directors believes that the Conversion will result in the benefits to the Unitholders described below under "--Advantages of the Conversion." The Board of Directors believes that these advantages outweigh the disadvantages of and risks associated with the Conversion described under "Risk Factors" and "--Disadvantages of the Conversion." The Board of Director's substantive recommendations and conclusions are based on the analysis of the advantages and risks of converting from partnership to REIT form and making the changes in operating format described herein.

DISADVANTAGES OF THE CONVERSION

     The Board of Directors believes that the Conversion may have the following disadvantages, which it believes are substantially outweighed by the advantages described below:

POSSIBLE DISADVANTAGES RESULTING FROM REIT STATUS

     The REIT Corporation was organized and intends to conduct its operations so as to qualify for taxation as a REIT under applicable provisions of the Code. A qualified REIT may avoid paying federal income tax because it is allowed to deduct certain dividends paid to its stockholders in computing its taxable income. To qualify as a REIT, the REIT Corporation is required, among other things, to meet certain stock ownership, income, asset and distribution rules and tests. Under certain circumstances, the failure of the REIT Corporation to meet the qualifications rules and tests could cause the REIT Corporation to be taxed as a corporation, in which case dividends paid to the stockholders would not be deductible by the REIT Corporation in computing its taxable income, subjecting the REIT Corporation to entity level taxes to which USRP is not subject. Furthermore, the REIT Corporation might not be eligible to elect to be taxed as a REIT for five taxable years (including the year of disqualification). Under certain other circumstances, if the REIT Corporation failed to meet certain qualification rules and tests, the REIT Corporation would continue to qualify as a REIT, but the REIT Corporation could be required to pay interest and federal income and/or excise taxes. In order to minimize the chances that the REIT Corporation will violate stock ownership rules, in certain circumstances the transfer of shares of Common Stock will be limited or prohibited. In general, a stockholder of the REIT Corporation would be taxed only on dividends paid to it by the REIT Corporation, with such dividends being treated as ordinary income, capital gains, tax-free recovery of its basis in its shares of Common Stock or as gain from the sale or exchange of property, depending on the circumstances. Unlike partners of USRP, stockholders of the REIT Corporation will not be deemed to receive for tax purposes a proportional interest in the income and expenses of the REIT Corporation.

LOSS OF SECTION 754 BENEFITS

     A person who acquires Units is entitled to certain benefits relating to basis adjustments under Section 754 of the Code upon the sale or exchange of Units or the death of a Unitholder. There will be no Section 754 adjustments upon the sale or exchange of shares of Common Stock or the death of a stockholder of the REIT Corporation. The basis adjustments attributable to Unitholders will become part of the REIT Corporation's basis for its assets at the time of the Conversion. Unitholders who would have been entitled to additional depreciation deductions attributable to such adjustments will no longer be able to use such deductions to reduce their share of annual income from distributions from the REIT Corporation. The REIT Corporation's depreciation deductions will be allocated ratably among the stockholders of the REIT Corporation in determining the portion of the distributions by the REIT Corporation that will be taxable by the recipients thereof as ordinary dividends. As a result, Unitholders with significant Section 754 adjustments (generally those who purchased their Units at higher prices and on more recent dates) will generally recognize somewhat greater amounts of taxable income each year following the Conversion then if the Conversion had not occurred.

RESTRICTIONS ON TRANSFER OF SHARES OF COMMON STOCK

     Certain provisions of the Articles may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. In addition, the Articles prohibit ownership, either directly or indirectly, under applicable attribution rules of the Code, of more than 8.75% of the shares of the Common Stock by any stockholder, subject to certain exceptions. Such ownership limit may have the effect of preventing an acquisition of control of the Company without the approval of the REIT Board. Finally, under the MGCL, certain business combinations between a Maryland corporation and an "Interested Stockholder" are prohibited for five years from the most recent date on which the Interested Stockholder became an Interested Stockholder. The existence of these contractual and statutory prohibitions on the transfer of stock and the acquisition of control may inhibit a change in control of the Company under circumstances that could give the holders of shares of Common Stock the opportunity to realize a premium over the then-prevailing market prices. The Master Partnership Agreement does not contain any such provisions, and USRP, as a Delaware limited partnership, is not subject to the same statutory prohibitions on business combinations.

MODIFICATION OF INVESTING AND FINANCING POLICIES

     The investment and financing policies of the Company following the Conversion will be determined by the REIT Board. These policies may be amended or revised at any time and from time to time at the discretion of the REIT Board without a vote of the stockholders or partners, if any, of the Company. Under the terms of the Master Partnership Agreement, any changes to the powers of the managing general partner or changes in the business to be conducted by USRP require the consent of a majority in interest of the Unitholders.

ADVANTAGES OF THE CONVERSION

ADVANTAGES TO UNITHOLDERS

     The Board of Directors is recommending that the Limited Partners approve the Conversion by voting in favor of both the Merger Alternative and the Exchange Alternative because it believes that the Conversion will result in the following advantages to the Unitholders: (i) the potential for improved market value of the Common Stock as compared to the Units; (ii) greater access by the Company to public and private sources of debt and equity capital; (iii) the ability to issue various classes of securities; (iv) the reduction in the costs of managing the Properties; (v) the ability to retain the operating partnership structure; and (vi) savings in administrative costs relating to federal income tax reporting and administration for the Unitholders. These factors, each of which is more fully described below, are closely inter-related, and relative weights were not assigned to them. The Board of Directors believes that none of these advantages can be fully realized in the current format.

     TERMINATION OF OPERATING PARTNERSHIP GENERAL PARTNER INTEREST EXPECTED TO BE ACCRETIVE TO UNITHOLDERS. As part of the Conversion, the Managing General Partner will be effecting the Termination. Accordingly, the REIT Corporation will become self-advised and will, as a result of the termination of all management fees, have additional cash for distribution to its stockholders.
For the year ended December 31, 1996, the Managing General Partner was paid $2.5 million with respect to the Operating Partnership General Partner Interest and the USRP Interest. In addition, because the fee which would be payable to the Managing General Partner pursuant to the Operating Partnership General Partner Interest increases by at least 1% of the value of new acquisitions, the savings to the Company from the Termination will continue to grow as the Company acquires additional properties. In order for the Termination to be accretive (I.E. increase the cash available for distribution per Unit or share relative to USRP remaining as an advised entity) to the Unitholders on a cash available for distribution per Unit basis, the Company needs to acquire an additional $44 million of properties, assuming the acquired properties produce the same rate of return as the historical rate of return on the Company's properties. As of April 17, 1997, the Company had approximately $72 million of properties under binding contract. Accordingly, on a pro forma basis, after giving effect to the Termination and the acquisition of such additional properties, as of December 31, 1996, the cash available for distribution per Unit for 1996 would have increased from $2.62 to $2.67. There can be no assurance that all of such properties will be acquired or that additional properties will be available at prices acceptable to the Company.
Additionally, pro forma results are not necessarily indicative of what the Company's financial position would have been had such transactions occurred on the assumed date. See "Risk Factors--Acquisition and Expansion Risks," "Selected Historical and Pro Forma Financial Information and Other Data" and "Price Range of Units and Distribution Policy." These initial savings in the first year are partially offset by the one-time costs of completing the Conversion (all of which are payable by USRP), currently estimated to be $580,000. See "--Costs of the Conversion."

     THE POTENTIAL FOR IMPROVED MARKET VALUE. The greater number of investors that currently consider investments in REITs as compared to partnerships may affect the market price per share of Common Stock versus the market price per Unit. Management also believes that certain institutional investors in real estate, such as mutual funds, restrict virtually all of their investments to REITs and generally do not invest in partnerships. The Conversion may, therefore, expand the potential investment base of the Company to include institutional and other investors that do not typically invest in partnership equity securities because of various tax and administrative reasons. This, in turn, could result in a more active and diversified trading market for the Common Stock than currently exists for the Units. In addition, the Board of Directors anticipates that the Common Stock (as compared to the Units) will receive increased market interest through expanded review and evaluation by research analysts.

     POTENTIALLY GREATER ACCESS TO EQUITY AND DEBT MARKETS. Because certain types of investors do not typically invest in limited partnership securities, the Company, as a REIT, may have greater access to the public and private equity capital markets than it now has, potentially enabling the Company to raise capital on more favorable terms than are now available. Management believes that certain investment bankers will only provide financial services to real estate entities that have adopted the REIT structure. Accordingly, following the Conversion, the Company may be able to attract greater interest from a larger number of investment bankers thereby increasing the Company's financing options. Additionally, it is management's experience that rating agencies look more favorably on real estate entities that are self-advised. Because the Company's strategy is to continue to acquire properties to increase earnings, the ability to access more, lower cost capital should enable the Company to grow at a more rapid rate. No assurance can be given that the Company will be able to issue additional equity or debt securities after the Conversion, or that the Conversion will result in any increase in the Company's investor base or the receipt of any additional investor interest or a reduction in the cost of capital.

     ISSUANCE OF VARIOUS CLASSES OF SECURITIES. Following the Conversion, the Company will be able to raise additional capital through the issuance of various classes of securities (including Preferred Stock) which may not be dilutive to holders of Common Stock.

     NEW STRUCTURE RETAINS OPERATING PARTNERSHIP. Following the Conversion, the Operating Partnership will remain in existence and will continue to own the Properties. As a result, the REIT Corporation will be an UPREIT, thereby permitting the Company to continue to be able to effect certain tax-free property acquisitions through the issuance of Operating Partnership interests to sellers of such properties that are partnerships. The Company has acquired a significant portion of the Properties through such exchanges, and management believes future acquisitions will be similarly structured.

     COST SAVINGS RESULTING FROM THE SIMPLIFICATION OF TAX REPORTING. USRP's organization as a limited partnership makes the preparation of tax returns by Limited Partners and USRP complex, expensive and burdensome. The Board of Directors believes that the cost of complying with the partnership reporting requirements at the USRP level is significantly greater than the cost of complying with the reporting requirements applicable to the REIT Corporation. In this regard, the Board of Directors believes that the Company, following the ultimate completion of the Conversion, will realize annual savings of administrative costs of approximately $200,000. These initial savings in the first year are partially offset by the one-time costs of completing the Conversion (all of which are payable by USRP), currently estimated to be $580,000. See "--Costs of the Conversion." Further, the ownership of Common Stock rather than Units will greatly simplify tax reporting with respect to an investment in the Company for each Limited Partner's individual federal tax returns in future years.

ADVANTAGES TO THE MANAGING GENERAL PARTNER/MANAGEMENT

     In addition to the advantages described above, which apply to all Unitholders (including the Managing General Partner following the Termination), the Managing General Partner and management thereof will realize the following benefits from the Conversion:

     RECEIPT OF ACQUISITION PRICE. As a result of the Termination, the Managing General Partner will receive the Acquisition Price, consisting of shares of Common Stock, Units and/or an interest in the Operating Partnership. Receipt of the Acquisition Price enables the Managing General Partner to immediately realize the present value of the projected payments otherwise payable to it pursuant to the Operating Partnership General Partner Interest. The Acquisition Price consists of (i) the 850,000 Initial Shares, which would have a value of $24,225,000 assuming the market price of an Initial Share (which could be a share of Common Stock, a Unit or an interest in the Operating Partnership) at the time of its issuance is comparable to the market price of a Unit ($28.50 at April 25, 1997) and (ii) up to 550,000 Contingent Shares, which would have a value of up to $15,675,000 assuming the market price of a Contingent Share (which could be a Unit or an interest in the Operating Partnership) at the time of its issuance is comparable to the market price of a Unit ($28.50 at April 25, 1997).

     MANAGEMENT EMPLOYMENT ARRANGEMENTS. Each of Messrs. Stetson and Margolin, the President and Chief Executive Officer and the Chairman of the Board, Secretary and Treasurer, respectively, of the Managing General Partner, will be employed by the REIT Corporation in similar capacities for compensation commencing at $250,000 per year, subject to increase (up to a maximum annual salary and cash bonus of $300,000 until the end of the year 2000) at the discretion of the REIT Board, and will be eligible to receive annual incentive bonuses and stock options.

     The advantages of the Conversion should be considered by the Limited Partners in light of the disadvantages of and the risks associated with the Conversion described herein. See "Risk Factors" and "--Disadvantages of the Conversion."

THE MERGER ALTERNATIVE

     If a satisfactory Ruling is received from the IRS, the Conversion, if approved by the Limited Partners, would be effected by the Merger Alternative. The Merger Alternative would be implemented through the Merger of USRP with the REIT Corporation, as described below. The Merger will be effected pursuant to the terms and conditions of the Merger Agreement. In accordance with the terms of the Merger Agreement, the REIT Sub would be merged with and into USRP with USRP being the surviving entity. The Operating Partnership will remain in existence following the Merger, with USRP, the REIT Corporation and one or more of the REIT Corporation's corporate subsidiaries as the sole partners thereof following consummation of the Merger.

     Pursuant to the terms of the Merger Agreement, the Unitholders will receive in exchange for their Units one share of Common Stock for each Unit held by them prior to the Conversion, or an aggregate of 7,453,250 shares of Common Stock (99% of all shares of Common Stock to be outstanding following the Conversion) on account of the Unitholders' aggregate 99% percentage interest in USRP. The Managing General Partner will initially receive 75,285 shares of Common Stock (1% of all shares of Common Stock to be outstanding following the Conversion) as part of the Acquisition Price on account of the Termination. See "--Termination of Operating Partnership General Partner Interest" and "--Allocation of Shares of Common Stock Among Unitholders and the Managing General Partner."


THE MERGER AGREEMENT

     If the Conversion is effected by the Merger Alternative (I.E., a favorable Ruling is received), the Merger will be effected pursuant to the terms and conditions of the Merger Agreement. A vote in favor of the Merger Alternative will constitute a vote approving the Merger Agreement. The Merger Agreement provides that, subject to the conditions thereof, the REIT Corporation will indirectly acquire the operations of USRP through the merger of the REIT Sub with and into USRP with USRP as the surviving entity and, as a result, becoming a subsidiary of the REIT Corporation. Concurrently with the Merger, the Managing General Partner will withdraw as managing general partner of USRP and, pursuant to the terms of the Merger Agreement, a corporate subsidiary of the REIT Corporation will be substituted as managing general partner of USRP. The following is a summary of certain provisions of the Merger Agreement. Such summary is qualified in its entirety by reference to the Merger Agreement which is attached hereto as APPENDIX A.

     EFFECTIVE TIME. The Merger will become effective after all of the conditions to consummation of the Merger have been satisfied or on such later date as the parties may mutually agree (the "Effective Time"), by filing with the Secretary of State of the State of Delaware a certificate of merger as required by applicable Delaware law. See "--Conditions to the Merger" below. It is presently anticipated that the Effective Time of the Merger will be 11:59 p.m. on September 30, 1997.

     AGREEMENTS OF THE REIT CORPORATION AND USRP. The Merger Agreement provides, among other things, that (i) USRP will use its best efforts to obtain the approval of the Merger Agreement by Limited Partners holding a majority of the outstanding Units on the Record Date, and (ii) the REIT Corporation will use its best efforts to obtain approval to list the shares of Common Stock on the NYSE subject to notice of issuance.

     The Merger Agreement provides that the Company shall indemnify and hold harmless, and advance expenses to, the Managing General Partner and, as applicable, each officer, director, partner or other person controlling either the Managing General Partner or any affiliate of it against any costs or expenses (including reasonable attorney's fees, judgments, fines, losses, claims, damages or liabilities) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Merger Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. In addition, the Merger Agreement provides that the Company shall assume and agree to comply with USRP's indemnity obligations under the Master Partnership Agreement with respect to liabilities arising out of actions or omissions occurring prior to the Effective Time.

     CONDITIONS TO THE MERGER. The obligations of each party to effect the Merger are subject, among other things, to the following conditions: (i) the approval and adoption of the Merger Agreement and transactions contemplated thereby by the affirmative vote of the holders of a majority of the outstanding Units; (ii) no statute, rule or regulation having been enacted or promulgated by any governmental authority which prohibits the exchange of Units for Common Stock or consummation of the Merger; (iii) no order or injunction of a United States or state court of competent jurisdiction in effect prohibiting the exchange of Units or consummation of the Merger; (iv) the receipt by USRP of an opinion of counsel to the effect that the Merger will be treated as part of a transaction described in Section 351 of the Code; (v) the receipt of a favorable Ruling from the IRS as to treatment of the Merger as part of a transaction described in Section 351 of the Code; (vi) the receipt of all permits, qualifications and other governmental approvals as are required under applicable law in connection with the Merger and other transactions contemplated by the Merger Agreement; (vii) the approval of the Common Stock for listing on the NYSE upon official notice of issuance; and (viii) the approval of the amendments to the Partnership Agreements by the affirmative vote of the holders of a majority of the Units outstanding as of the Record Date. These conditions may not be waived by USRP.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties as to (i) the due organization and good standing of each of the parties thereto; (ii) the authority of each of the parties thereto to enter into the Merger Agreement and to perform the transactions contemplated thereby; and (iii) the absence of conflicts with the execution of the Merger Agreement by each of the parties thereto and the performance by each of the parties thereto of the transactions contemplated thereby.

     TERMINATION AND AMENDMENT. The Merger Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of the REIT Corporation and USRP. In the event of such termination of the Merger Agreement, the Merger Agreement will become void and have no effect.

     At any time before or after approval and adoption of the Merger Agreement by the Limited Partners, the Merger Agreement may be amended in any manner (except the right of Unitholders to receive one share of Common Stock in exchange for each Unit) as may be determined in the judgment of the REIT Board and the Board of Directors to be necessary, desirable or expedient in order to clarify the intention of the parties thereto or to effect or facilitate the purposes and intent of the Merger Agreement. If any amendment to the Merger Agreement is material to the Limited Partners' decision to vote for or against its approval and adoption, the Company will distribute to the Limited Partners information regarding the amendment prior to the expiration of the solicitation period and the solicitation period will be extended to the extent necessary to allow Limited Partners to consider fully the implications of such amendment. A revised fairness opinion will be obtained from Morgan Keegan if a material amendment to the Merger Agreement is made.

AMENDMENTS TO THE PARTNERSHIP AGREEMENTS

     In order to effect the Conversion, whether through the Merger Alternative or the Exchange Alternative, and to provide greater operating flexibility following the Conversion, certain


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

amendments to the Partnership Agreements are proposed to be made. The proposed amendments to the Partnership Agreements (i) establish the Acquisition Price to be paid in connection with the Termination (which shall occur at such time as the Managing General Partner ceases to be the managing general partner of the Partnerships, whether by transfer of interest, withdrawal or removal (other than for "cause")) and the procedure to be followed by both Partnerships at the time of the Termination; (ii) permit the issuance of Operating Partnership interests with terms comparable to preferred stock which may, from time to time, be issued by the REIT Corporation; (iii) expand the powers of the Partnerships to enable them to originate loans secured by real estate and to acquire properties not exclusively used by restaurants; (iv) permit the admission of new limited partners of the Operating Partnership at the discretion of the managing general partner; and (v) provide a mechanism to permit holders of interests in the Operating Partnership and/or Units to exchange such interests for shares of Common Stock. Copies of the material amended provisions of the Master Partnership Agreement and the Operating Partnership Agreement are attached hereto as APPENDIX C and APPENDIX D, respectively, and are incorporated herein by reference. A vote in favor of either the Merger Alternative or the Exchange Alternative will constitute a vote approving each
of the amendments to the Partnership Agreements described below.   The Master
Partnership Agreement requires the Limited Partners to approve by a majority vote any amendment to the Operating Partnership Agreement if such an amendment to the corresponding provision of the Master Partnership Agreement would require a majority vote of the Limited Partners. Each of the proposed amendments to the Partnership Agreements requires such a vote. If the Conversion is effected by the Merger Alternative, USRP will be merged into the REIT Sub and the Master Partnership Agreement would no longer have any force or effect.

     The definition of "Other Restaurant Properties" will be amended and a new definition of "Retail Properties" added in both Partnership Agreements to provide for the acquisition of properties to be built out or leased to other food vendors, such as convenience stores, whose revenues are not exclusively derived from food sales, and retail outlets.

     Article III and Section 7.2 of the Partnership Agreements will be amended to expressly grant to the Partnerships and the managing general partner of the Partnerships on behalf of the Partnerships, respectively, the power and authority to originate loans or otherwise provide financing, whether through guarantees, letters of credit or otherwise, secured by liens on real estate to borrowers who meet the Partnerships' underwriting criteria, which shall be established by the managing general partner of the Partnership.

     Section 5.2 of the Operating Partnership Agreement will be amended to allow the issuance of additional interests in the Operating Partnership ("Operating Partnership Interests"). Such Operating Partnership Interests may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences and relative, participating, optional or other special rights powers and duties, including rights, powers and duties senior to other Operating Partnership Interests, all as may be determined by the managing general partner of the Operating Partnership in its sole and absolute discretion. Additional Operating Partnership Interests may not be issued to USRP or the REIT Corporation unless either (i) the additional Operating Partnership Interests are issued in connection with the grant, award or issuance of Units or shares of capital stock of the REIT Corporation, which Units or shares have designations, preferences


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

and other rights such that the economic interests attributable to such Units or shares are substantially similar to the designations, preferences and other rights of the additional Operating Partnership Interests issued to USRP or the REIT Corporation and (ii) USRP or the REIT Corporation shall make a capital contribution to the Operating Partnership in an amount equal to the proceeds, if any, raised in connection with the issuance of such Units or shares of capital stock, or the additional Operating Partnership Interests are issued to all partners in proportion to their respective percentage interests in the Operating Partnership.

     Following the date of execution of the amended Operating Partnership Agreement, neither USRP nor the REIT Corporation may grant, award or issue additional Units or shares of capital stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase such Units or shares of capital stock (collectively "New Securities"), other than to all holders of such Units or shares of capital stock unless (i) the managing general partner shall cause the Operating Partnership to issue to USRP or the REIT Corporation Operating Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Operating Partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of the New Securities, and (ii) USRP or the REIT Corporation makes a capital contribution to the Operating Partnership of the proceeds from the grant, award or issuance of such New Securities and from the exercise of rights contained in such New Securities.

     A new Section 5.4 will be added to the Operating Partnership Agreement and a new Section 5.14 will be added to the Master Partnership Agreement to permit the exchange of interests in the Partnerships for shares of Common Stock based on the exchange ratio provided therein, which initially will be one Partnership unit for one share of Common Stock. Both Partnership Agreements will prohibit the transfer of the units to third parties unless previously exchanged for shares of Common Stock. The exchange ratio is subject to adjustment, however, upon the occurrence of certain events such as the declaration of a dividend by the REIT Corporation in shares of Common Stock, the subdivision of the outstanding shares of Common Stock or the combination of outstanding shares of Common Stock into a smaller number of shares. The exchange may only be effected with respect to a minimum of 1,000 partnership units (in the case of the Operating Partnership and 100 Units in the case of USRP) or, if the holder holds fewer than 1,000 units (or 100 Units, as applicable) all such units. In addition, the exchange right may not be exercised if issuing the shares of Common Stock in the exchange would be prohibited under the REIT Corporation's Articles. The Operating Partnership Agreement will permit such exchange to occur at anytime, and the Master Partnership Agreement will not permit such exchange to occur until the Common Stock is listed on the NYSE.

     Section 9.1 of the Partnership Agreements, relating to the compensation of the managing general partner of the Partnerships, will be amended to provide for the conversion of the Operating Partnership General Partner Interest at such time as the Managing General Partner ceases to be the managing general partner of the Partnerships, whether as a result of transfer, withdrawal or removal (other than for cause). Section 9.1 will also be amended to cause the successor managing general partner to issue to the Managing General Partner the Acquisition Price (less the value of the number of shares of Common Stock received as part of the Acquisition Price). See "--Termination of the Operating Partnership General Partner Interest."


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

     Section 9.3 of the Partnership Agreements will be amended to provide for the payment of fees to the Managing General Partner (prior to the Termination) for the origination of mortgage loans on generally the same terms and conditions as apply to the acquisition of restaurant properties.

     A new Section 9.4 will be added to the Partnership Agreements to provide, following the Termination, that the sole compensation for services rendered by all subsequent general partners of the Partnerships shall be the reimbursement by the Partnerships on a monthly basis of expenses incurred by any such general partner in connection with the applicable Partnership's business or for the benefit of the applicable Partnership.

     Section 13.1 of the Operating Partnership Agreement and Section 14.1 Master Partnership Agreement will be amended to provide that, once the Termination has been effected, the REIT Corporation, or an affiliate of the REIT Corporation, shall automatically succeed as managing general partner of the Partnerships.

EXCHANGE ALTERNATIVE

     If the Ruling is not obtained from the IRS, the Conversion, if approved by the Limited Partners, would be effected through the admission of the REIT Corporation as a limited partner of the Operating Partnership and the exchange of Units for shares of Common Stock by the Unitholders from time to time, at their discretion, pursuant to the exchange rights to be provided for in the amended Master Partnership Agreement, as described above. The Exchange Alternative will be implemented only if USRP does not receive a favorable Ruling from the IRS.

     If the Conversion is effected pursuant to the Exchange Alternative, Unitholders will not be required to exchange their Units for shares of Common Stock until such time as they want to sell their Units, which exchange right would only become effective at such time as the Common Stock is listed on the NYSE and would require such an exchange to take place prior to the sale of the Units to a third party. Additionally, in order to effect the Exchange Alternative, each of the other amendments proposed to be made to the Master Partnership Agreement described above under "--The Merger Alternative-- Amendments to the Partnership Agreements" would become effective. A vote in favor of the Exchange Alternative will constitute a vote approving the amendments to the Master Partnership Agreement described above.

TERMINATION OF THE OPERATING PARTNERSHIP GENERAL PARTNER INTEREST

GENERAL

     As described above, one of the amendments to the Partnership Agreements being proposed in order to effect the Conversion is the establishment of the Acquisition Price to be paid to the Managing General Partner for the Operating Partnership General Partner Interest and the USRP Interest. If the Conversion is effected by the Merger Alternative, the Managing General Partner will withdraw as managing general partner of the Partnerships effective as of August 31, 1997 (unless extended by the Special Committee in its sole discretion) and, pursuant to the terms of the Merger Agreement, a corporate subsidiary of the REIT Corporation will be


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

substituted as managing general partner of the Partnerships. If the Exchange Alternative is adopted, the Managing General Partner will withdraw as the managing general partner of the Partnerships effective as of August 31, 1997 (unless extended by the Special Committee in its sole discretion) and, pursuant to the terms of the Partnership Agreements, a corporate subsidiary of the REIT Corporation would be substituted as managing general partner of the Partnerships. In conjunction with either such withdrawal, the Managing General Partner will (i) convert the Operating Partnership General Partner Interest (if the Conversion is effected through the Merger Alternative) or assign such interest to USRP (if the Conversion is effected through the Exchange Alternative) pursuant to the terms of the Partnership Agreements and
(ii) convert the USRP Interest pursuant to the terms of the Merger Agreement and/or the Master Partnership Agreement, as applicable, for the Acquisition Price. As a result of the Termination, the Company would become self-advised and no fees would be payable to a third party manager.

OPERATING PARTNERSHIP GENERAL PARTNER INTEREST AND USRP INTEREST

     The Acquisition Price is being paid for the conversion or assignment (depending upon how the Conversion is effected) of the Operating Partnership General Partner Interest (consisting of the Managing General Partner's interest in (i) its allocable share of income, profits, loss and distributions of the Operating Partnership, as general partner thereof (the "OP Interest") and
(ii) fees and disbursements payable by the Operating Partnership for the acquisition and management of the Operating Partnership's properties and the conversion of the USRP Interest. In May 1994, an investor group, led by Messrs. Stetson and Margolin, acquired all of the outstanding stock of QSV, the managing general partner of the Partnerships, for $3.0 million, and as a result acquired the Operating Partnership General Partner Interest and the USRP Interest. The USRP Interest is a 1% interest in USRP and the OP Interest is a
 .99% interest in the Operating Partnership, which in the aggregate represents a 1.98% interest in the distributions of the Operating Partnership.

     PAYMENTS TO THE MANAGING GENERAL PARTNER. The Managing General Partner is paid a non-accountable (no support is required for payment) annual allowance designed to cover the costs that the Managing General Partner incurs in connection with the management of the Properties (other than reimbursements for out-of-pocket expenses paid to third parties). The allowance is adjusted annually to reflect any cumulative increases in the Consumer Price Index occurring after January 1, 1986, and was $1,175,000 for the year ended
December 31, 1996.  The allowance is paid quarterly, in arrears.

     In addition, to compensate the Managing General Partner for its efforts and increased internal expenses resulting from additional properties, the Managing General Partner is paid with respect to each additional property purchased: (i) a one-time acquisition fee equal to 1% of the purchase price for such property and (ii) an annual fee equal to 1% of the purchase price for such property, adjusted for increases in the Consumer Price Index. For 1996, the aggregate one-time acquisition fees equaled $1,043,000 which was capitalized and the increased annual fee equaled $495,000.

     In addition, if the Rate of Return (as defined in the Partnership Agreements) on USRP's equity in all additional properties exceeds 12% per annum for any fiscal year, the Managing


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

General Partner will be paid an additional fee equal to 25% of the cash flow received with respect to such additional properties in excess of the cash flow representing a 12% rate of return thereon. For 1996, the Managing General Partner received fees based on the Rate of Return of $93,000. However, to the extent the Managing General Partner receives distributions in excess of those provided by its 1.98% partnership interests, such distributions will reduce the fee payable with respect to such excess cash flow from any additional properties. Except as provided above, such payments are in addition to distributions made by the Partnership to the Managing General Partner in its capacity as a partner of USRP.

     PARTNERSHIP ALLOCATIONS. Net cash flow from operations of USRP that is distributed is allocated 98.02% to the Unitholders and 1.98% to the Managing General Partner until the Unitholders have received a simple (non-cumulative) annual return for such year equal to 12% of the Unrecovered Capital per Unit (as defined in the Master Partnership Agreement); then any distributed cash flow for such year is allocated 75.25% to the Unitholders and 24.75% to the Managing General Partner until the Unitholders have received a total simple (non-cumulative) annual return for such year equal to 17.5% of the Unrecovered Capital Per Unit; and then any excess distributed cash flow for such year is allocated 60.4% to the Unitholders and 39.6% to the Managing General Partner. USRP may retain otherwise distributable cash flow to the extent the Managing General Partner deems appropriate.

     Net proceeds from financing and sales or other dispositions of the Company's properties are allocated 98.02% to the Unitholders and 1.98% to the Managing General Partner until the Unitholders have received an amount equal to the Unrecovered Capital Per Unit plus a cumulative, simple return equal to 12% of the balance of their Unrecovered Capital Per Unit outstanding from time to time (to the extent not previously received from distributions of prior capital transactions); then such proceeds are allocated 75.25% to the Unitholders and 24.75% to the Managing General Partner until the Unitholders have received a total cumulative, simple return equal to 17.5% of the Unrecovered Capital per Unit; and then such proceeds are allocated 60.4% to the Unitholders and 39.6% to the Managing General Partner. USRP may retain otherwise distributable net proceeds from financing and sales or other dispositions of the Partnership's properties to the extent the Managing General Partner deems appropriate.

THE ACQUISITION PRICE

     The Acquisition Price consists of two components: (i) the Initial Share Consideration and (ii) the Contingent Share Consideration. The Acquisition Price consists of two components because of the Special Committee's interest in protecting the stockholders of the REIT Corporation from being diluted from the issuance of the Acquisition Shares and to enable the Special Committee to establish a price to be paid for the Operating Partnership General Partner Interest and the USRP Interest which cannot be valued with certainty. The Initial Share Consideration is equal to the value of 850,000 shares of Common Stock (subject to adjustment in the event of certain dilutive events, as more fully described below), and shall consist of shares of Common Stock, Units and/or an interest in the Operating Partnership, depending upon how the
Conversion is effected (collectively, the "Initial Shares").   The Initial
Shares shall be issued by the REIT Corporation, USRP or the Operating Partnership as applicable, as soon as practicable following the date of the Termination, but in no event later than 30 days thereafter.


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

At the time of the Termination, the officers and employees of the Managing General Partner will become officers and employees of the REIT Corporation, and the Managing General Partner will have no further obligation to provide any management services to any of the REIT Corporation, USRP or the Operating Partnership.

     The Contingent Share Consideration is equal to the value of up to a maximum number of 550,000 shares of Common Stock, and shall consist of Units and/or an interest in the Operating Partnership, depending upon how the Conversion is effected (collectively, the "Contingent Shares" and, together with the Initial Shares, the "Acquisition Shares") (which number or classification shall be adjusted to give effect to any dividend or distribution of shares of capital stock, rights or warrants to the holders of Common Stock, any reclassification or change of the shares of Common Stock, including, without limitation, a stock split, or any merger or consolidation of the REIT Corporation or USRP or sale of assets to another corporation, any which occurs after the date of the Termination). The exact number of Contingent Shares to be issued will be determined by dividing the (i) amount by which the MGP Net Income (as defined below) for fiscal year 2000 of the Operating Partnership exceeds $3,612,500 by (ii) $4.25, and rounding the resulting number up to the nearest whole number. "MGP Net Income" means the dollar amount of fees and distributions which would otherwise have been payable to the Managing General Partner in the year 2000 by the Operating Partnership and USRP pursuant to the Operating Partnership General Partner Interest and the USRP Interest had the Managing General Partner operated the Operating Partnership on a continuous basis from the date of the Termination through December 31, 2000, less $775,000.

     For example, if the MGP Net Income for the year 2000 is $5,100,000 ($5,875,000 less $775,000) then the Contingent Share Consideration would be 350,000 Contingent Shares.

     The Contingent Shares, if any, shall be issued by USRP or the Operating Partnership, as applicable, as soon as practicable following the end of fiscal year 2000, but in no event later than March 31, 2001. The Managing General Partner will not receive any dividends with respect to the Contingent Shares, or otherwise have any rights with respect thereto, until they are issued.

REIT CORPORATION OFFICER COMPENSATION

     Each of Mr. Stetson and Mr. Margolin shall enter into employment agreements with the REIT Corporation as of the date of the Termination. These employment agreements will provide, among other things, that each of them will have the same positions, responsibilities and authority that each currently holds as an officer of the Managing General Partner. Additionally, each employment agreement will specifically provide that prior to December 31, 2000, neither Mr. Stetson nor Mr. Margolin will receive cash compensation (I.E., excluding the value of any equity-based compensation, such as stock options or shares of restricted stock) in excess of $300,000 per year. See "Management-- Employment Agreements."

WITHDRAWAL AGREEMENT

     The Termination will be effected pursuant to an agreement (the "Withdrawal Agreement") to be entered into by and among the Managing General Partner, the REIT Corporation and the


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

Operating Partnership. Pursuant to the Withdrawal Agreement, the Managing General Partner will agree not to sell the Initial Shares or the Contingent Shares for a period of two years from the respective date of receipt thereof. In addition, the terms of the Withdrawal Agreement shall provide that in the event of a "change in control" (as defined in the Withdrawal Agreement) of the REIT Corporation at any time prior to December 31, 2000 all 550,000 Contingent Shares shall be issued to the Managing General Partner.

CONFLICTS OF INTEREST

     In considering the recommendation of the Managing General Partner with respect to the Conversion, the Limited Partners should be aware that a majority of the members of the Board of Directors thereof, by virtue of their ownership interests in and/or positions or affiliations with the Managing General Partner, were subject to conflicts of interest in determining the Acquisition Price. Accordingly, the Special Committee was appointed to negotiate the Acquisition Price on behalf of the Unitholders.

ANALYSIS OF THE SPECIAL COMMITTEE

     At the December 16, 1996 meeting of the Board of Directors, Messrs. Stetson and Margolin ("Management") indicated that they planned to submit a proposal to USRP pursuant to which either (i) the Unitholders would become stockholders of a newly-formed self-advised REIT that would indirectly own the assets currently owned by the Partnerships, or (ii) the Partnerships would become self-advised. Management indicated that such proposal would address the consideration that the Managing General Partner would receive in connection with its withdrawal as managing general partner of the Partnerships and the conversion of the Operating Partnership General Partner Interest or the assignment of such interest to USRP (depending upon how the Conversion is effected) and the conversion of the USRP Interest. Because of the conflict of interest caused by the fact that four of the six directors of the Managing General Partner are also stockholders of the Managing General Partner, the Board of Directors appointed Gerald H. Graham and Eugene G. Taper (the two directors who are not stockholders of the Managing General Partner) to serve as members of a special committee (the "Special Committee") to make a recommendation to the Board of Directors as to whether or not it considered the Acquisition Price to be fair, from a financial point of view, to the Limited Partners. The Board of Directors appointed Dr. Graham as Chairman of the Special Committee, agreed to pay the members of the Special Committee $5,000 each for serving as members of the Special Committee, authorized the Special Committee to engage (at USRP's expense) legal counsel to represent the Special Committee and a financial advisor to advise the Special Committee, and agreed to reimburse the members of the Special Committee for expenses that they incurred serving on the Special Committee. The Special Committee selected and engaged legal counsel.

     The Special Committee engaged Morgan Keegan as financial advisor to the Special Committee. Morgan Keegan is an investment banking firm that regularly renders valuations of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. The Special Committee interviewed four investment banking firms as


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

candidates to be the financial advisor to the Special Committee. The Special Committee selected Morgan Keegan because of its extensive experience with real estate investment trusts, both as a managing underwriter of public securities offerings by REITs and acting as a financial advisor in connection with mergers and acquisitions involving REITs, and because Morgan Keegan was familiar with USRP and the Managing General Partner, having served as managing underwriter in connection with USRP's June 1996 public offering and as a financial advisor to USRP in connection with such offering.

     On December 30, 1996, Management submitted a proposal to the Special Committee that provided for a formula pursuant to which the Managing General Partner would receive partnership units (i) upon the closing of the transaction based on the net income of the Managing General Partner prior to the closing and (ii) for each of the 10 quarters thereafter based on the growth in funds from operations before interest of USRP for such 10 quarters. Morgan Keegan indicated to the Special Committee that based on projections provided by Management, the Managing General Partner would receive approximately 1,700,000 shares under such proposal if USRP were to meet its projections. The Special Committee rejected this proposal.

     On January 10, 1997, Management submitted a new proposal to the Special Committee pursuant to which the Managing General Partner would withdraw as the managing general partner of the Partnerships and convert the Operating Partnership General Partner Interest or assign such interest to USRP (depending upon how the Conversion is effected) and convert the USRP Interest in exchange for 1,630,000 shares issued over time as follows: 640,000 shares on or before September 30, 1997, 220,000 shares on or before January 1, 1998 and 110,000 shares for each of the next seven quarters.

     The Special Committee held two meetings with its legal counsel and financial advisor to consider the January 10, 1997 proposal. On January 15, 1997, the Special Committee rejected that proposal and submitted a proposal to Management pursuant to which the Managing General Partner would convert the Operating Partnership General Partner Interest or assign such interest to USRP (depending upon how the Conversion is effected) and convert the USRP Interest in exchange for 1,100,000 shares, of which 900,000 shares would be issued at the closing and 200,000 shares would be issued if USRP (or the REIT Corporation) achieved projected funds from operations per unit for the year ended December 31, 1998. The offer was made subject to the execution and delivery of documentation that is satisfactory to the Special Committee to implement the Conversion and to the condition that satisfactory arrangements are made so that a Unitholder who wants to sell in the open market after the Conversion will be able to convert his or her Units to Common Stock and sell such Common Stock with the same speed he or she can presently sell Units (I.E., the conversion and subsequent sale will be transparent to the Unitholder).

     The Special Committee and Management then met on January 16, 1997 and negotiated the terms of the proposal. Although the Special Committee and Management did not agree upon terms at that meeting, they agreed to seek to negotiate a proposal within the following framework: (i) a certain number of shares would be issued at closing, and (ii) additional shares (up to a stated maximum number) would be issued based on what the Managing General Partner would have received based on the Operating Partnership General Partner Interest. The


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

discussions ranged between 1,300,000 shares and 1,600,000 shares and varied with regard to timing, the number of shares that would be guaranteed and the number of shares that would be contingent and the basis upon which contingent shares would be issued. The Special Committee also introduced the concept of having the Managing General Partner agree not to sell the shares received upon the closing of the Termination for a two-year period after closing and Management's agreement that their cash compensation as employees of the REIT Corporation would not exceed a certain level for a certain period of time after the closing. Management introduced the concept of providing a mechanism for the Managing General Partner to receive the contingent shares if the REIT Corporation were acquired prior to the end of the period that would be used to determine the number of contingent shares to be issued.

     The Special Committee and Management continued negotiations for several days, and on January 22, 1997, Management presented a proposal to the Special Committee. The Special Committee requested additional detail with regard to certain issues. On January 27, 1997, Management submitted a more detailed proposal to the Special Committee and followed up in a telephone conference with certain additional details (collectively, the "January 27, 1997 Proposal"), the primary terms of which are as follows:

     1.   The Managing General Partner would convert the Operating
          Partnership General Partner Interest or assign such interest to USRP (depending upon how the Conversion is effected) and convert the USRP Interest at the earlier of the effectiveness of the initial public offering by the REIT Corporation (the "IPO") or August 31, 1997, unless a later date was agreed upon by the Special Committee and the Managing General Partner.

     2. The Managing General Partner would receive 850,000 Units (or such number of shares of Common Stock as a holder of 850,000 Units would receive in the Conversion or an interest in the Operating Partnership equal in value to 850,000 Units that would be convertible into or exchangeable for such number of shares of Common Stock as a holder of 850,000 Units would receive in the Conversion, depending upon how the Conversion is effected) for the conversion of the Operating Partnership General Partner Interest and the USRP Interest.

     3. The Managing General Partner might also receive additional consideration equal in value to up to 550,000 Units (or such number of shares of Common Stock as a holder of 550,000 Units would receive in the Conversion or an interest in the Operating Partnership equal in value to 550,000 Units that would be convertible into or exchangeable for such number of shares of Common Stock as a holder of 550,000 Units would receive in the Conversion, depending upon how the Conversion is effected) but only if the management/general partner fees and distributions that the Managing General Partner would have received if the arrangements that are currently in place had not been terminated, reaches or exceeds certain levels in the year ending December 31, 2000. For every $4.25 of management/general partner fees and distributions which would have been earned in the year ending December 31, 2000, the Managing General Partner would receive one Contingent Share (allowing for splits, etc.) less the Initial Shares


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

          already received (850,000) subject to a maximum 550,000
          Contingent Shares. For the purposes of this calculation, the management/general partner fees and distributions will be the management/general partner revenues which would have been received during the year ending December 31, 2000 as prescribed by the Partnership Agreements less $775,000, which are the projected expenses of the Managing General Partner in the year 2000 which would then be incurred by the REIT Corporation or USRP. If the REIT Corporation or USRP, as applicable, is acquired by an unrelated third party prior to December 31, 2000 and pursuant to that acquisition there is a change in control of the REIT or USRP, as applicable, the entire maximum contingent share consideration would be issued to the Managing General Partner at the time of such acquisition.

     4. Messrs. Stetson and Margolin would agree not to receive annual cash compensation as employees of the REIT Corporation or the Partnerships of more than $300,000 each in each year up to and including the year ending December 31, 2000.

     5. The Managing General Partner would agree not to sell the 850,000 Initial Shares it receives until at least two years after receipt thereof and not to sell any of the Contingent Shares until December 31, 2002.

     6. The Managing General Partner indicated that the relevant documentation to evidence the issuance of the Acquisition Shares to the Managing General Partner would be in form that was satisfactory to the Special Committee, and that satisfactory arrangements would be made to ensure that a Unitholder who wants to sell in the open market after the closing of the Conversion would be able to convert his or her Units to shares of Common Stock (if applicable) and sell such shares of Common Stock with the same speed he or she can presently sell partnership units (I.E., the conversion and subsequent sale would be transparent to the Unitholder).

     On February 5, 1997, the Special Committee met and Morgan Keegan made a presentation and gave its oral opinion to the Special Committee that the Acquisition Price set forth in the January 27, 1997 Proposal was fair, from a financial point of view, to the Unitholders. At that February 5, 1997 meeting, the Special Committee recommended to the Board of Directors of the Managing General Partner that it considered the Acquisition Price set forth in the January 27, 1997 Proposal to be fair, from a financial point of view, to the Unitholders. The Special Committee conditioned its recommendation on the issuance by Morgan Keegan of an additional fairness opinion on the date of this Proxy Statement/Prospectus to the effect that as of the date of the Proxy Statement/Prospectus the Acquisition Price proposed to be issued to the Managing General Partner was fair, from a financial point of view, to the Unitholders.

     In addition to considering Morgan Keegan's fairness opinion in making its recommendation, the Special Committee also considered the structure of the Acquisition Price, in that the Managing General Partner would receive all or a portion of the Contingent Shares if and only if the MGP Net Income for the year ending December 31, 2000 reaches or exceeds


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

certain levels. The Special Committee concurred with Morgan Keegan's determination that the most appropriate methodology to determine the fairness of the Acquisition Price was to determine the present value to the Partnerships of the fees that it would have to pay to the Managing General Partner but for the Termination. The Special Committee recognized the difficulty of determining the present value to the Partnerships of being relieved of their obligations under the Operating Partnership General Partner Interest and the USRP Interest because the amounts that would be paid under the Operating Partnership General Partner Interest and the USRP Interest in the future depend, in large part, on the future growth and performance of the Company. In determining the present value to the Partnerships of such fees and distributions, the Special Committee looked at the historical level of fees and distributions paid annually by the Partnerships to the Managing General Partner, as well as management's projections for those fees and distributions. Because of the uncertainty relating to actual amounts that would be payable in the future under the Operating Partnership General Partner Interest and the USRP Interest, the Special Committee considered favorably the fact that Contingent Share Consideration was based on the fees and distributions that would have been payable to the Managing General Partner in the year ending December 31, 2000. As such, the Contingent Share portion of the Acquisition Price provides a mechanism for the consideration to be paid by the Company to correlate to the obligations the Company is being relieved of under the Operating Partnership General Partner Interest and the USRP Interest. The Special Committee also considered favorably the facts that (i) there is a cap on the maximum number of Contingent Shares that could be issued, and (ii) the base year for considering the Contingent Shares is three years from now.

     Additionally, the Special Committee considered the fact that the Managing General Partner was being relieved of its obligation to provide management services. The Special Committee considered favorably several factors that it hoped would give Messrs. Stetson and Margolin additional incentive to achieve superior long-term results for the Company including (i) the Contingent Share issuance would be based on events occurring in the year 2000 and (ii) the Managing General Partner agreed not to sell the Initial Shares until at least two years after receipt thereof and not to sell any of the Contingent Shares until December 31, 2002. The Special Committee also considered favorably that each of Messrs. Stetson and Margolin agreed not to receive annual cash compensation as employees of the REIT Corporation or the Partnerships of more than $300,000 in each year up to and including the year ending December 31, 2000.

FAIRNESS OPINION

MORGAN KEEGAN FAIRNESS OPINION

     The Special Committee retained Morgan Keegan to act as its financial advisor and to render its opinion concerning the fairness to the Unitholders, from a financial point of view, of the Termination, the transaction whereby the Managing General Partner will withdraw as managing general partner of the Partnerships, and convert its Operating Partnership General Partner Interest and convert the USRP Interest in exchange for the Acquisition Price pursuant to the Withdrawal Agreement. Morgan Keegan did not recommend to USRP that any specific consideration would constitute the appropriate consideration to be paid.


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     At a meeting of the Special Committee held on February 5, 1997, Morgan
Keegan made a presentation and gave its oral opinion to the Special Committee that the Acquisition Price is fair, from a financial point of view, to the Unitholders. In addition, Morgan Keegan confirmed, in a written opinion dated as of the date of this Proxy Statement/Prospectus that, as of such date, the Acquisition Price is fair, from a financial point of view, to the Unitholders (the "Fairness Opinion"). The Fairness Opinion addresses the transaction to which it relates in the context of the information available on that date. Events occurring after the date may materially affect the assumptions used in preparing the Fairness Opinion.

THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN KEEGAN, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION, THE ASSUMPTIONS MADE AND THE LIMITS OF ITS REVIEW, IS ATTACHED HERETO AS APPENDIX B, AND IS INCORPORATED HEREIN BY REFERENCE. UNITHOLDERS ARE URGED TO REACH SUCH OPINION IN ITS ENTIRETY. MORGAN KEEGAN'S OPINION IS DIRECTED ONLY TO THE FAIRNESS TO THE UNITHOLDERS, FROM A FINANCIAL POINT OF VIEW, OF THE ACQUISITION PRICE. THE FAIRNESS OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION OR RELATED REIT CONVERSION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER AS TO HOW SUCH UNITHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN KEEGAN SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

EXPERIENCE OF MORGAN KEEGAN

     Morgan Keegan is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various
purposes.   The Special Committee selected Morgan Keegan as its financial advisor on the basis of such experience and expertise in transactions similar to the Termination and Morgan Keegan's familiarity with the real estate and REIT industries.

SUMMARY OF MATTERS CONSIDERED

     In arriving at its opinion, Morgan Keegan reviewed (i) this Proxy Statement/Prospectus as originally filed with the Commission on February 7, 1997, (ii) the Partnership Agreements (and the proposed amendments thereto) and
(iii) an unexecuted draft of the Withdrawal Agreement (which, for purposes of its analysis, it assumed that any further revisions, including the filling in of blank spaces and the attachment of final exhibits and appendices, would not materially alter the terms and provisions of such documents and that such documents would be executed as finalized) and certain publicly-available financial information and internal financial analyses concerning USRP and the Operating Partnership and internal financial analyses concerning the Managing General Partner and held discussions with members of senior management of USRP and the Managing General Partner regarding the business and prospects of the companies and the business and prospects of the USRP on a self-advised basis. In


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

addition, Morgan Keegan reviewed the reported price and trading volume of the Units since the Acquisition Price will be paid in Units (or a proportional number of shares of Common Stock or a proportionate ownership interest in the Operating Partnership, depending upon how the Conversion is effected). Although Morgan Keegan did not undertake a detailed analysis of the reported price and trading volume of the Units, based on its experience and knowledge of USRP and comparable companies, it believed that the Units were fairly valued at the time of its opinion, and that the current price and trading volume supported the conclusion reached in its opinion. Morgan Keegan also compared certain financial information of the Managing General Partner with similar information for certain selected companies engaged in the real estate management industry whose securities are publicly traded, reviewed the financial terms of selected recent business combinations, reviewed certain pro forma analyses regarding the business and prospects of USRP after the Termination and performed such other studies and analyses as Morgan Keegan considered appropriate. Morgan Keegan was not asked to consider or provide an opinion, and is not expressing any opinion, with respect to (i) the fairness of the Conversion, other than the Acquisition Price, (ii) the fairness of the Acquisition Price from any point of view other than from a financial point of view, (iii) the fairness of any other alternative transaction or structures available to USRP or the Operating Partnership with respect to the acquisition or withdrawal of the Managing General Partner or any other transaction involving the Managing General Partner, or (iv) the effect of federal, state or other tax laws, rules or regulations on the USRP or any other party to the Conversion arising from the Termination and Withdrawal Agreement and related transactions.

SCOPE OF OPINION

     The scope of Morgan Keegan's opinion was limited to the fairness to the Unitholders, from a financial point of view, of the Acquisition Price. Morgan Keegan did not undertake an analysis nor give an opinion with respect to the fairness to the Unitholders, from a financial point of view, of the Merger Alternative or the Exchange Alternative.

ASSUMPTIONS

     In connection with its review and analysis and in arriving at its opinion, Morgan Keegan assumed the accuracy, completeness and fairness of any information provided to or otherwise reviewed by Morgan Keegan, including, without limitation, this Proxy Statement/Prospectus, and relied upon such information being complete and accurate in all respects. Morgan Keegan did not independently verify any of such information. Morgan Keegan also assumed the correctness of and relied upon the representations and warranties of all parties contained in the Withdrawal Agreement. Morgan Keegan also relied upon the judgment of the management of the Managing General Partner as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefore provided to it, and assumed that such projections reflected the best currently available estimates and judgment of the management of the Managing General Partner and that, subject to reasonable discounts attributable to the likelihood of achieving such results, such projections and forecasts would be realized in the amounts and time period then estimated by the management of the Managing General Partner. Morgan Keegan was not engaged to assess the achievability of such projections or assumptions. Morgan Keegan was not engaged to, and did not conduct a physical inspection or appraisal of


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

any of the assets, properties or facilities of either USRP, the Operating Partnership or the Managing General Partner, nor was it furnished with any such evaluation or appraisal. Morgan Keegan assumed that the conditions to the Termination and the Withdrawal Agreement would be satisfied.

ANALYSIS AND CONCLUSION

     The following is a summary of the financial and comparative analyses performed by Morgan Keegan in connection with the preparation of the Fairness
Opinion:

     The Termination is structured as the withdrawal of the Managing General Partner as the managing general partner of the Partnerships and the amendment of the Partnership Agreements to provide for the conversion of the Operating Partnership General Partner Interest or the assignment of such interest to USRP (depending upon how the Conversion is effected) and the conversion of the USRP Interest. In consideration of the Managing General Partner's agreement to withdraw as the general partner and to convert the Operating Partnership General Partner Interest or assign such interest to USRP (depending upon how the Conversion is effected) and convert the USRP Interest, the Managing General Partner will initially receive the Initial Share Consideration, consisting of 850,000 Units (or such number of shares of Common Stock as a holder of 850,000 Units would receive in the Conversion or an interest in the Operating Partnership equal in value to 850,000 Units that would be convertible or exchangeable for such number of shares of Common Stock as a holder of 850,000 Units would receive in the Conversion, depending upon how the Conversion is effected). Additionally, the Managing General Partner has the right to receive the Contingent Share Consideration, consisting of 550,000 Units (or such number of shares of Common Stock as a holder of 550,000 Units would receive in the Conversion or an interest in the Operating Partnership equal in value to 550,000 Units that would be convertible or exchangeable for such number of shares of Common Stock as a holder of 550,000 Units would receive in the Conversion, depending upon how the Conversion is effected) at December 31, 2000, if certain cash flow targets are attained. Morgan Keegan estimates the present value of the Acquisition Price to be between $28 million and $34 million, giving effect to the restrictions on transfer applicable to the units (or shares) being issued, the probability that the cash flow targets necessary to earn the Contingent Shares will be attained and the fact that no dividends will be paid on the Contingent Shares until they are earned.

     In determining the fairness of the Acquisition Price from a financial point of view, to the Unitholders, Morgan Keegan endeavored to value the fees that would be payable by the Partnerships to the Managing General Partner but for the Termination. Because the Termination does not involve the acquisition of the Managing General Partner, some of the traditional valuation methodologies were less appropriate than others.

     Morgan Keegan determined that the most appropriate methodology was to determine the present value to the Partnerships of the fees that it would have to pay to the Managing General Partner but for the Termination. In determining the present value to the Partnerships of these fees, Morgan Keegan looked at the historical level of fees paid annually by the Partnerships to the Managing General Partner, as well as management's projections for those fees, which are


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

largely a function of the growth and performance of the Partnerships. In addition to valuing the management fees payable to the Managing General Partner, Morgan Keegan analyzed the likely effect on the Partnerships as a result of the Termination in terms of funds from operations per share.

     In performing its analysis, Morgan Keegan considered a variety of
valuation methodologies, including:   (i) discounted cash flow analysis, (ii)
comparable company analysis, and (iii) comparable transaction analysis. Morgan Keegan also analyzed the Termination utilizing a pro forma merger analysis and a contribution analysis.

     DISCOUNTED CASH FLOW ANALYSIS. Morgan Keegan used a discounted cash flow analysis to value the future stream of fees that would have been payable to the Managing General Partner had the Termination not occurred. Morgan Keegan performed a discounted cash flow analysis of the projected cash flow (unlevered net income) of the Managing General Partner for fiscal years 1997 through 2001, based on operating projections provided by USRP and the Managing General Partner. The Company's operating projections indicated projected cash flow of the Managing General Partner for each of the fiscal years 1997 through 2001, of approximately $2.3 million, $4.4 million, $6.6 million, $8.3 million and $9.9 million, respectively. In determining these amounts, Morgan Keegan took into account certain expenses historically paid by the Managing General Partner that would be paid by the REIT Corporation upon consummation of the Termination, including salaries and general and administrative expenses. Using this information, Morgan Keegan calculated a range of equity values for the Managing General Partner based on the sum of (i) the present value of the free cash flows of the Managing General Partner and (ii) the present value of the estimated terminal value for the Managing General Partner assuming that it was sold at the end of fiscal year 2001. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates ranging from 10% to 27.5% (depending on the predictability of the income from various fees under the Property Management Contract) and terminal multiples of EBIT of 6.0x to 9.0x. Those discount rates and terminal multiples reflect Morgan Keegan's qualitative judgments concerning the specific risk associated with such an investment and the historical and projected operating performance of the Managing General Partner. This analysis resulted in a range of equity values for the Managing General Partner of $33.9 million to $56.5 million. Morgan Keegan focused its analysis on the midpoint of these discount rates and terminal multiples. Such analysis implied an equity value range for the Managing General Partner of $40.3 million to $47.8 million.

     COMPARABLE COMPANY ANALYSIS. Morgan Keegan also analyzed selected publicly-traded real estate companies engaged primarily as managers and advisors in the real estate business. Morgan Keegan considered the following companies: CB Commercial Holdings, Grubb & Ellis Company, Hallwood Realty Partners, Inc., Insignia Financial Group, Inc. and NHP, Inc. Morgan Keegan compared the market value of each, as determined by the closing price recorded for each company's common stock, with each company's revenue, net income, EBITDA and EBIT. In addition, Morgan Keegan determined the market value and the adjusted market value of each comparable company and calculated trading multiples based on revenue, EBITDA, EBIT and net income. Based on the median multiples of the comparable companies, this analysis resulted in a range of equity values for the Managing General Partner of $3.4 million to $47.0 million. Morgan Keegan focused its analysis on EBIT and on EBITDA and determined a range of $20


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

million to $50 million. No company used in this group of comparable companies was similar to the Managing General Partner in terms of the fee structure and income stream payable under the Operating Partnership General Partner Interest, and the companies all are larger and more diversified than the Managing General Partner. Accordingly, these comparable companies did not provide a meaningful method of valuing the Managing General Partner.

     COMPARABLE ACQUISITIONS. Morgan Keegan also compared the Termination with acquisitions by selected public companies engaged primarily in the real estate management, development and acquisition business. Under this approach, Morgan Keegan considered, among others, the acquisitions of Security Management Corporation, ConCap, O'Donnell Property Services, Allegiance Realty Group, National Property Investors and Angeles Corporation by Insignia Group, Inc., the acquisition of BT Venture Corporation by Boddie-Noell Properties, Inc. and the consolidation of Franchise Finance Corporation of America with existing related real estate limited partnerships. Morgan Keegan determined the multiples of market value and adjusted market value to revenue, EBITDA, EBIT and net income for each of these companies. Morgan Keegan then applied these multiples to the revenue, EBITDA, EBIT and net income of the Managing General Partner. Morgan Keegan also considered other financial and other operating characteristics of these companies in its analysis.

     Morgan Keegan also reviewed certain acquisitions of real estate advisory and management companies by publicly traded REITs. This review included calculating the multiples obtained by comparing the prices paid to acquire such companies with the advisory fees earned by the acquired companies during the last full fiscal year prior to the REIT's becoming self-advised. Under this approach, Morgan Keegan considered Bradley Real Estate Trust, Boddie-Noell Properties, Inc., Burnham Pacific Properties, Inc., Meditrust, Health Care REIT, Inc., Storage Equities, Inc., Shurgard Storage Centers, Inc., Realty Income Corporation, Mid-America Apartment Communities, Inc., Summit Properties, Associated Estates Realty Corporation, Paragon Group, Inc. and Criimi Mae Inc. Based on the multiples of revenue, EBITDA, EBIT, funds from operations and net income of the comparable transactions, this analysis resulted in a range of values for the Managing General Partner of $3.6 million to $70.8 million. Morgan Keegan focused its analysis on the median range of values which resulted in a range of values for the Managing General Partner of $15.0 million to $30.0 million. Morgan Keegan also considered other financial and operating characteristics of these companies in its analysis. No company or transaction was similar to the Managing General Partner in terms of the fee structure and income stream payable under the Partnership Agreements. Accordingly, these comparable companies did not provide a meaningful method of valuing the Managing General Partner.

     PRO FORMA MERGER ANALYSIS. Morgan Keegan also analyzed the effect of the Termination on the financial projections of the Partnerships based on the Acquisition Price to be paid to the Managing General Partner pursuant to the Withdrawal Agreement. USRP's stand alone projections for 1997 through 2000 were compared with pro forma combined company projections for funds from operations and other measures of profitability in order to determine the degree of dilution, if any, to the Unitholders subsequent to the Termination. This analysis indicated that the Termination should be accretive to pro forma combined company's funds from operations for each year from 1997 through 2000. For the purposes of this analysis, funds from operations were calculated in a manner consistent with the Partnerships' current policy.


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

     CONTRIBUTION ANALYSIS. Morgan Keegan analyzed the contribution of the Partnerships and the Managing General Partner to the projected 1997 through 2000 operating results of the pro forma combined company. Morgan Keegan calculated the percentage contribution for each entity relative to total income, EBIT, net income and funds from operations of the pro forma combined company. Morgan Keegan then calculated the percentage ownership on a post-transaction basis for both existing Unitholders and the Managing General Partner. Morgan Keegan concluded that from the Unitholders' perspective, the Managing General Partner's percentage contribution to total income, EBIT, net income and funds from operations compares favorably with its proposed percentage ownership of the pro forma combined company.

     Based on the foregoing, Morgan Keegan concluded that, based on various assumptions and considerations, the Acquisition Price is fair, from a financial point of view, to the Unitholders.

     The summary set forth above does not purport to be a complete description of the presentation by Morgan Keegan to the Special Committee or of the analyses performed by Morgan Keegan. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses presented to the Special Committee set forth in Morgan Keegan's fairness opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of the payments to the Managing General Partner or the combined company.

     In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Partnerships or the Managing General Partner. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, of the Acquisition Price and were discussed with the Special Committee. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Morgan Keegan's presentation to Special Committee and its Fairness Opinion was one of many factors taken into consideration by the Special Committee in making its determination to approve the Acquisition Price.

COMPENSATION AND MATERIAL RELATIONSHIPS

     The Special Committee has engaged Morgan Keegan to provide investment banking advice and services in connection with the Special Committee's review and analysis of the Termination. USRP agreed to pay Morgan Keegan: (i) a fee of $50,000 upon execution of an engagement letter, and (ii) a fee of $175,000 at the time of delivery of the Fairness Opinion.

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     USRP has also agreed to reimburse Morgan Keegan for reasonable out-of-
pocket expenses, including fees and disbursements of counsel, incurred by Morgan Keegan in carrying out its duties under the engagement letter, and to indemnify Morgan Keegan for certain liabilities to which it may be subjected in connection with its engagement.

     In addition to rendering the opinion, Morgan Keegan has in the past provided investment banking services to USRP, for which it received customary fees. In June 1996, Morgan Keegan acted as the lead manager of the Partnership's 1,800,000 Unit offering. In addition to the underwriting fees and commissions of approximately $1.2 million, USRP paid Morgan Keegan a financial advisory fee of $200,000. In May 1996, an affiliate of Morgan Keegan provided a $20 million mortgage warehouse facility to USRP in exchange for interest payments on amounts outstanding thereunder at a rate of 300 basis points over LIBOR. This facility was paid in full in January 1997. In the ordinary course of its business, Morgan Keegan may trade the Units for its own account and for the account of its customers and may at any time hold a short or long position in such securities. Morgan Keegan has expressed no opinion as to the prices or trading range at which the Units may trade following the date of its opinion or upon completion of the Termination.

ANALYSIS OF ALTERNATIVES CONSIDERED

CONTINUATION OF USRP

     In reaching its decision to recommend the Conversion to the Unitholders, the Board of Directors considered the alternative of continuing USRP in its current form as a master limited partnership. The Board of Directors determined, however, that based on the reasons discussed above under "-- Advantages of the Conversion," proceeding with the Conversion would be more beneficial to the Unitholders than the alternative of continuing USRP in its existing form. The Managing General Partner believes these advantages outweigh the disadvantages discussed under the caption "--Disadvantages of the Conversion." In reaching its decision to recommend the Conversion, the Managing General Partner did not consider any other alternative to the Conversion or any other means of accomplishing the intended result thereof.

LIQUIDATION OF USRP

     With respect to the alternative of liquidating USRP, the Board of Directors concluded that, based on the estimated liquidation value per Unit ($20.00, determined as set forth below under "--Comparison of Values"), such alternative was less favorable to the Unitholders than the receipt of shares of Common Stock, assuming the Common Stock trades at a price per share comparable to the current trading price per Unit ($28.50 at April 25, 1997), although no assurance can be given that such a trading price will result. See "Risk Factors--Substitution of Trading of Common Stock for Units."

COMPARISON OF VALUES

CONTINUATION OF USRP

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     A comparison of the value that will be received by the Unitholders upon consummation of the Conversion as opposed to the value of the Units that would be held if USRP continued as a partnership depends upon the relative market prices of the Units and the shares of Common Stock. If the market price of the Units and the shares of Common Stock is similar, then the market value of the individual Unitholder's investment would be substantially similar if the Conversion were completed or if USRP continued in its existing format. It is impossible to determine the market's reaction to the Conversion and no assurances can be given that the value of an individual Unitholder's investment will not be materially adversely affected by the Conversion. If the shares of Common Stock after the Conversion have a market value less than the Units before the Conversion, then the market value of the Unitholder's investment would be proportionately reduced. In addition, adverse tax consequences that may be incurred by certain Unitholders as a result of the Conversion could affect the calculation of comparative value for such Unitholders.

LIQUIDATION OF USRP

     A comparison of the value that will be received by a Unitholder upon consummation of the Conversion as opposed to the value of what a Unitholder would receive upon a liquidation of USRP depends primarily upon the market price of the shares of Common Stock and the net proceeds that could be realized from a sale of the Company's properties. The value of the shares of Common Stock received upon completion of the Conversion would be calculated by multiplying the number of shares of Common Stock held by the market price of such shares. The resulting amount would be the value received by the Unitholder as a result of the Conversion. The Company does not regularly obtain appraisals of its properties; consequently, for purposes of conducting a liquidation analysis, the Managing General Partner aggregated the acquisition costs of each of the Company's properties, which totalled $213 million. Based on such total value, the Managing General Partner estimates that the distribution per Unit from the sale of the Company's properties would equal approximately $20.00, assuming assets, liabilities and contractual arrangements, as they existed at December 31, 1996. The actual price at which the properties could be sold, however, cannot be determined. The actual amount of the distribution per Unit would also depend upon costs incurred in connection with the sale. The $20.00 per Unit value was calculated by subtracting estimated transaction costs ($3 million) and debt ($69 million) from the sum of the property costs ($213 million). The resulting amount was multiplied by 98.02 to reflect the Unitholders' percentage interest in operational distributions and divided by the number of outstanding Units (approximately 6.9 million at December 31, 1996). The difference in value received upon consummation of the Conversion as opposed to liquidation of the Partnership would be the market price of the shares of Common Stock received as compared to such liquidation value. Assuming the market price per share of Common Stock following the Conversion is comparable to the market price per Unit ($28.50 at April 25, 1997), the per Unit distribution of $20.00 upon liquidation would be less than the value of the shares of Common Stock received in the Conversion. In addition, if the properties were to be sold, the Unitholders would not be able to receive further distributions from the properties or any future real estate investments by the Company.

ALLOCATION OF SHARES OF COMMON STOCK AMONG UNITHOLDERS AND THE MANAGING GENERAL PARTNER

     The Board of Directors determined, based on the fact that the REIT Corporation will initially own the same assets as those held by USRP through its ownership interest in the Operating Partnership, that it was appropriate for each of the Unitholders to receive one share of Common Stock for each Unit held by them immediately prior to the Conversion (or 7,453,250 shares of Common Stock on account of their 99% percentage interest in USRP). Based on this analysis, the Board of Directors concluded that the Managing General Partner should receive 75,285 shares of Common Stock (if the Conversion is effected through the Merger Alternative) and 1% of the outstanding Units immediately following the Conversion (if the Conversion is effected through the Exchange Alternative).

     In order to determine the number of shares of Common Stock (or the equivalent interest in the Operating Partnership or the equivalent number of Units) to be issued to the Managing General Partner in connection with the conversion or assignment of its Operating Partnership General Partner Interest, the Board of Directors established the Special Committee to negotiate on behalf of the Unitholders the Acquisition Price. The Managing General Partner determined that a special committee was necessary due to the potential conflict of interest between management of the Managing General Partner and the Unitholders in determining the Acquisition Price. See "Risk Factors--Conflict of Interest" and "The Conversion--Analysis of the Special Committee."

EXECUTIVE COMPENSATION

     The compensation of the executive officers of the REIT Corporation is expected to be as described under "Management--Executive Compensation." USRP does not currently pay compensation to the executive officers of the Managing General Partner. Instead it pays fees and makes distributions to the Managing General Partner related to the Operating Partnership General Partner Interest and the USRP Interest pursuant to the terms of the Partnership Agreements. The following table sets forth (i) the historical fees and distributions paid to the Managing General Partner for the fiscal year ended December 31, 1994, 1995 and 1996 and (ii) the estimated payments which would have been payable to management of the Managing General Partner for such years had the Conversion been effected on January 1, 1994 (in thousands):

                                                                                 ESTIMATED
                                                    HISTORICAL           POST-CONVERSION FEES(1)
                                               ----------------------    -----------------------
                                                                                (UNAUDITED)
                                               1994    1995     1996     1994     1995     1996
                                               ----    ----    ------    ----     ----     ----
Total Payments to Managing General Partner     $690    $852    $2,537       -        -        -
Post-Conversion management expenses(2)            -       -         -    $750     $750     $750

-------------------
(1)  Assumes the Conversion was effected as of January 1, 1994.
(2) Includes annual salaries payable to each of Messrs. Stetson and Margolin of $250. See "Management--Executive Compensation." Does not include distributions which would have been payable to the Managing General Partner on account of the Initial Shares, which (assuming the historical distributions per Unit paid for fiscal years 1994, 1995 and 1996 would have been the same after giving effect to the issuance of the Initial Shares) would have equalled $1,369, $1,454, and $1,645 for each of 1994, 1995 and 1996, respectively.

NO DISSENTERS' APPRAISAL RIGHTS

     Limited Partners who object to the Conversion will have no dissenters' appraisal rights (I.E., the right, instead of receiving Common Stock, to seek a judicial determination of the "fair value" of their Units and to compel USRP to purchase Units for cash in that amount) under state law or the Master Partnership Agreement, nor will such rights be voluntarily accorded to the Unitholders by the Company. Thus, approval of the Conversion by the holders of a majority of all Units outstanding on the Record Date will bind all Unitholders, and objecting Unitholders will have no alternative to receipt of Common Stock other than selling their Units in the market. The Units are currently listed on the NYSE under the symbol "USV." If the Conversion is effected through the Merger, the Common Stock is expected to be listed on the NYSE effective at the time the Merger is consummated. If the Conversion is effected through the Exchange Alternative, the Common Stock is expected to be listed on the NYSE shortly after consummation of the Conversion.

COSTS OF THE CONVERSION

     The Managing General Partner estimates the total cost and expense of the Conversion will be approximately $580,000, whether or not completed. Such costs and expenses include registration fees, legal and accounting fees and expenses, recording and filing expenses and printing fees and expenses. The costs of the Conversion, whether or not successfully completed, will be paid by USRP. Therefore, the Managing General Partner and the Unitholders will ultimately absorb the costs of the proposal to effect the Conversion, whether or not the Conversion is approved or completed. The following is a statement of certain estimated fees and expenses incurred in connection with the
Conversion:

         Securities and Exchange Commission fees                   $ 63,707
         Legal fees and expenses                                    100,000
         Special Committee fees and expenses
           (including fees to its financial and legal advisors)     245,000
         Accounting fees and expenses                                50,000
         Printing, engraving and mailing expenses                    75,000
         Miscellaneous (including solicitation costs)                46,293
                                                                   --------
             TOTAL                                                 $580,000
                                                                   --------
                                                                   --------

CONSEQUENCES IF CONVERSION IS NOT APPROVED

     It is expected that, if the Conversion is not approved by the Limited Partners, or if the Conversion is not consummated for any reason, the Company will continue in its current form. No other transaction is currently being considered by the Company as an alternative to the Conversion.

FIDUCIARY DUTIES

     As general partner of a limited partnership, the Managing General Partner owes the Unitholders, under Delaware law, the fiduciary duties of good faith, fairness and loyalty in handling the affairs of USRP. This fiduciary duty, to the extent not modified by the Master Partnership Agreement, may include a duty to refrain from self-dealing to the advantage of the Managing General Partner at the expense of USRP. The Master Partnership Agreement generally provides that the Managing General Partner and its affiliates may enter into transactions with USRP, provided that the price and terms of such transaction are fair to the Partnership and are not less favorable to USRP than those generally prevailing with respect to comparable transactions between unrelated parties. Thus, the fiduciary duty of the Managing General Partner may be more limited than would otherwise be the case, absent such provisions. The Managing General Partner believes that it has satisfied its fiduciary duties to Unitholders in connection with the proposal of the Conversion and the Termination. It was with due regard to its fiduciary responsibilities to USRP and the Unitholders that the Managing General Partner concluded that a Special Committee of the independent directors of its Board of Directors be formed to represent properly the interests of the Unitholders in connection with the Termination.

     The Managing General Partner may also have obligations under securities and state corporate laws to disclose all material information concerning USRP's affairs at certain times. The Managing General Partner believes that through quarterly and annual filings on Form 10-Q and 10-K, annual tax reporting on Form K-1 and disclosing the information contained herein, it has satisfied its duties to disclose all material information to Unitholders.

     Following consummation of the Conversion, the directors of the Managing General Partner will serve as the directors of the REIT Corporation. As a general matter (and except as modified by agreement), under Maryland law, a director's fiduciary duties to stockholders of a Maryland corporation are substantially similar to the fiduciary duties of a general partner of a Delaware limited partnership to its limited partners. State law applicable to both limited partnerships and corporations provides that the duties (including fiduciary duties) and liabilities relating thereto of a general partner to a limited partnership or its partners or of a director to a corporation or its stockholders, may be expanded or restricted by provisions in the applicable partnership agreement or charter instrument. In this regard, the Master Partnership Agreement provides that the Managing General Partner shall not be liable to USRP or to the Unitholders for any losses incurred as a result of any act or omission of the Managing General Partner if the conduct did not constitute actual fraud, willful misconduct or gross negligence and the Managing General Partner acted in a manner it believed to be in, or not opposed to, the interests of USRP. Further, the Master Partnership Agreement provides broad indemnification rights in favor of the Managing General Partner so long as its conduct meets the standard referenced in the preceding sentence. With respect to the REIT Corporation, the Articles provide that a director of the REIT Corporation shall not be liable for any act or omission in the director's capacity as a director, except to the extent the director is found liable for
(i) an act or omission involving active and deliberate dishonesty or (ii) a transaction in which the director received an improper personal benefit. The directors are broadly indemnified and held harmless so long as the liability otherwise to be indemnified for does not result from any act or omission of such director that involves actual fraud or willful misconduct or a transaction from which such director derived an improper benefit.

     The nature of fiduciary duties is an evolving area of law and it is unclear whether or to what extent there are differences in such fiduciary duties. However, it is possible the fiduciary duties of a director of the REIT Corporation to its stockholders could be less than those of the Managing General Partner to the Unitholders. Unitholders who have questions concerning fiduciary duties should consult their legal counsel.

ACCOUNTING TREATMENT

     For financial accounting purposes, the Conversion will be treated as a reorganization of affiliated entities, with the assets and liabilities recorded at their historical costs, except for the Termination. The cost of converting the Operating Partnership General Partner Interest payable by the Operating Partnership or the REIT Corporation, as the case may be, will be charged to expense at the time of the transaction and the costs of the reorganization will be expensed as incurred.

                             THE SPECIAL MEETING

     The Managing General Partner has established the close of business on April 30, 1997, as the Record Date for determining Limited Partners entitled to notice of, and to vote at, the Special Meeting and at any adjournment thereof. On that date, USRP had issued and outstanding ________ Units. No matters other than the Merger Alternative, the Exchange Alternative and certain procedural matters may be discussed or voted upon at the Special Meeting.

ELIGIBLE UNITS

     The presence, in person or by proxy, of Limited Partners holding more than 50% of the total number of outstanding Units that Limited Partners hold will constitute a quorum at the Special Meeting. A Limited Partner may hold such Units as either the recordholder thereof or as the recordholder of a Depositary Receipt with respect thereto. An assignee of Units that the Managing General Partner has not admitted to USRP as a Limited Partner, however, will be unable to vote at the Special Meeting. Such assignee's Units will also not be considered outstanding for purposes of determining whether a quorum exists at the Special Meeting or whether the requisite number of Limited Partners approve the Conversion. Additional Units acquired by a Limited Partner with respect to which the Managing General Partner has not admitted such Limited Partner to USRP will also not be considered outstanding for purposes of the Special Meeting and the Limited Partner will be unable to vote such Units.

     If a person beneficially owns Units through a Depositary Receipt issued to a broker or other nominee holder, such person must instruct such broker or nominee holder how to vote the Units that such person beneficially owns. If such person does not give such instructions, the broker or other nominee holder will not vote such person's Units. Failure to vote any Units on whether to approve the Conversion will have the same effect as voting against such proposal because its approval requires a majority of the outstanding eligible Units to vote in its favor.

     The Managing General Partner has admitted to USRP as Limited Partners all assignees of Units as of ____________, 1997. As of the Record Date, there were ________ Units held by Limited Partners that were eligible to vote at the Special Meeting.

REQUIRED LEGAL OPINION

     As required under the Partnership Agreements, before the Special Meeting USRP will obtain an opinion from legal counsel that the proposed amendments to the Partnership Agreements would not cause: (i) the loss of limited liability of USRP under the Operating Partnership Agreement or of the Limited Partners under the existing Master Partnership Agreement, and (ii) USRP or the Operating Partnership to be treated as an association taxable as a corporation for federal income tax purposes. The Managing General Partner has requested USRP's legal counsel to render this opinion. Such legal counsel has indicated that it will be able to render this opinion, subject to certain qualifications that the Managing General Partner has determined are reasonable. If for some reason such legal counsel cannot render the contemplated opinion before the Special Meeting, the Managing General Partner would adjourn the Special Meeting to a later date or cancel it.

REQUIRED VOTE

     As required under the Partnership Agreements, the Managing General Partner has proposed the approval of the Merger Alternative and the Exchange Alternative and approved them in writing. For the Merger Alternative and the Exchange Alternative to take effect, the Limited Partners must vote more than 50% of the total number of outstanding Units eligible to be voted in favor of each of the Merger Alternative and the Exchange Alternative at the Special Meeting.

     Limited Partners will possess one vote for each Unit eligible to be voted that they hold. Limited Partners voting against the Merger Alternative and the Exchange Alternative will not possess any appraisal rights with respect to their Units. See "The Conversion--No Dissenters' Appraisal Rights."

ABSTENTIONS AND BROKER NON-VOTES

     The Partnership Agreements provide that with respect to Units that a person holds for the account of another person, such as Units that a broker holds for its client, the person holding the Units for the account of the other person must vote the respective Units pursuant to the instructions of the person on whose behalf it holds them. Moreover, under the rules of the NYSE, brokers holding Units on behalf of their clients may not vote the respective Units on whether to approve the Conversion without their clients' authorization. A broker therefore will not vote any Units on whether to approve the Merger Alternative and the Exchange Alternative without receiving instructions on how to vote from such broker's client. Accordingly, there will be no broker non-votes to consider at the Special Meeting.

     With respect to the Conversion, abstentions, as well as broker non-votes, will have the same effect as a vote against approval because more than 50% of the total number of outstanding eligible Units must approve the Merger Alternative and the Exchange Alternative, rather than just a majority of those eligible Units present at the Special Meeting.

PROXIES

     Proxyholders will vote the eligible Units represented by valid proxies at the Special Meeting in accordance with the directions given on the Proxy Card concerning whether to approve the Merger Alternative and the Exchange Alternative. Moreover, the proxyholders intend to vote such Units on any procedural matters coming before the Special Meeting in accordance with their best judgment. Unless indicated to the contrary thereon, the directions given on a Limited Partner's Proxy Card will be for all of such Limited Partner's eligible Units.

     IF A LIMITED PARTNER SIGNS AND RETURNS A PROXY CARD WITHOUT GIVING ANY DIRECTIONS ON HOW TO VOTE ON THE CONVERSION, THE PROXYHOLDER WILL VOTE SUCH LIMITED PARTNER'S ELIGIBLE UNITS FOR THE APPROVAL OF THE MERGER ALTERNATIVE AND THE EXCHANGE ALTERNATIVE.

REVOCATION OF PROXIES

     A Limited Partner may revoke its proxy at any time prior to the proxyholder's voting of the Units to which such proxy applies by: (i) submitting a later dated proxy to D.F. King & Company or someone else who attends the Special Meeting, (ii) attending the Special Meeting and delivering a written notice of revocation of the proxy to the representative of D.F. King & Company present at the Special Meeting, or (iii) delivering a written notice of revocation of the proxy to D.F. King & Company at 77 Water Street, New York, New York 10005, which D.F. King & Company receives on or before June 23, 1997.

PROXY SOLICITOR

     The Partnership has retained D.F. King & Company to distribute the attached letter from the Managing General Partner, the attached notice of the Special Meeting, this Proxy Statement/Prospectus and the Proxy Card and to collect completed Proxy Cards. Pursuant to the requirements of the Partnership Agreements, D.F. King & Company has mailed these documents to each Limited Partner as of the Record Date. D.F. King & Company has also distributed them to various banks, brokerage firms, and other custodians, nominees and fiduciaries that may hold Depositary Receipts or Units on behalf of someone else (collectively, the "Nominee Holders"). The Partnership will pay D.F. King & Company a fee of approximately $20,000 for such services and reimburse it for its out-of-pocket expenses. The Partnership will also reimburse Nominee Holders for the reasonable expenses that they incur when forwarding the attached letter from the Managing General Partner, the attached notice of the Special Meeting, this Proxy Statement and the Proxy Card to the beneficial owners of the Units.

SOLICITATIONS BY THE MANAGING GENERAL PARTNER

     The directors, officers and employees of the Managing General Partner may solicit proxies in favor of the Conversion by mail, personal interview, telephone, facsimile transmission or other means. They will receive no additional compensation therefor.

                 SELECTED HISTORICAL AND PRO FORMA FINANCIAL
                          INFORMATION AND OTHER DATA

       (DOLLARS AND UNITS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

                                                                                                            U.S. RESTAURANT
                                                         U.S. RESTAURANT PROPERTIES MASTER L.P.             PROPERTIES, INC.
                                                              YEARS ENDED DECEMBER 31,(1)                   ----------------
                                                --------------------------------------------------------        PRO FORMA
                                                 1992       1993       1994        1995          1996             1996(2)
                                                -------    -------    -------    ---------     ---------    ----------------
                                                                                                               (UNAUDITED)
Statement of Income:
 Total revenues                                 $ 8,489    $ 8,332    $ 8,793    $  9,780      $  18,324         $  37,719
 EXPENSES:
  Rent                                            1,187      1,295      1,348       1,405          2,080             2,524
  Depreciation and amortization                   1,473      1,383      1,361       1,541          3,978             9,736
  Taxes, general and administrative               1,097      1,008      1,144       1,419          2,461             1,935
  Interest expense (income), net                     60         44         (4)        192          2,364            11,254
  Provision for write down or
    disposition of properties                     2,186         74         11          --             --                --
                                                -------    -------    -------    --------      ---------         ---------
  Total expenses                                  6,003      3,804      3,860       4,557         10,833            25,449
                                                -------    -------    -------    --------      ---------         ---------
  Gain on Sale of equipment                                                                           32                32
                                                -------    -------    -------    --------      ---------         ---------
  Net income                                    $ 2,486    $ 4,528    $ 4,933    $  5,223      $   7,473         $  12,302
                                                -------    -------    -------    --------      ---------         ---------
                                                -------    -------    -------    --------      ---------         ---------

  Net income allocable to Unitholders           $ 2,436    $ 4,437    $ 4,834    $  5,119      $   7,325               N/A
  Weighted average number of
    Units/Shares outstanding                      4,635      4,635      4,635       4,638          6,107             8,352
  Net income per Unit/Share                     $  0.53    $  0.96    $  1.04    $   1.10      $    1.20         $    1.47
  Cash distributions declared per
    Unit applicable to respective year          $  1.54    $  1.48(3) $  1.61    $   1.71      $   1.935               N/A
 CASH FLOW DATA:
  Cash flow from operating activities           $ 7,366    $ 7,475    $ 6,990    $  9,288      $  13,852         $  23,445
  Cash flow from (used in) investing
    activities                                  $    --    $ 1,130    $    --    $(12,039)     $(100,978)        $(179,293)
  Cash flow from (used in) financing
    activities                                  $(7,542)   $(8,302)   $(7,569)   $  2,077      $  87,500         $ 169,871

                                                       U.S. RESTAURANT PROPERTIES MASTER L.P.
                                                ----------------------------------------------------
                                                                   DECEMBER 31,(1)                    DECEMBER 31, 1996
                                                ----------------------------------------------------  -----------------
                                                                                                       U.S. RESTAURANT
                                                                                                       PROPERTIES, INC.
                                                 1992       1993       1994       1995        1996       PRO FORMA(2)
                                                -------    -------    -------    -------    --------   ----------------
                                                                                                         (UNAUDITED)
BALANCE SHEET DATA:
Net investment in direct financing leases       $24,760    $22,910    $21,237    $19,371    $ 17,105       $ 16,659
Land                                             23,816     23,414     23,414     27,493      61,340         81,235
Buildings and leasehold improvements, net         1,919      1,734      1,548      7,900      75,339        154,833
Equipment                                            --         --         --        224       2,980          2,980
Intangibles, net                                 17,123     15,503     14,317     13,161      12,263         11,923
Total assets                                     69,087     65.322     62.889     71,483     177,418        278,583
Line of credit and long term debt                    --         --         --     10,931      69,486        151,858
Capitalized lease obligations                     1,138        966        775        563         362            362
General partners' capital                         1,429      1,357      1,308      1,241       1,163             --
Limited partners' capital                        66,287     62,757     60,361     58,071     103,120             --
Stockholders' equity                                 --         --         --         --          --        122,496
OTHER DATA:
Number of properties                                123        123        123        139         322            485


-------------------
(1) The historical information for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 was derived from USRP's audited consolidated financial statements. USRP's audited consolidated financial statements as of December 31, 1995 and 1996 and for each the three years in the period ended December 31, 1996, are included elsewhere in this Proxy Statement/ Prospectus.

(2) The unaudited pro forma consolidated statement of income information for the year ended December 31, 1996 is presented as if the following had occurred as of January 1, 1996: (a) the purchase of 229 properties for $133,051,000, including the value of 503,418 Units valued at $11,232,296, completed since December 31, 1995, (b) the issuance of 1,800,000 Units in June 1996 for net proceeds of $40,203,000, (c) the purchase of 16 properties from QSR Income Properties, Ltd. ("QSR") for 277,131 Units (at $28.50 per Unit), (d) the purchase of 103 properties from other sellers that as of April 17, 1997 are under binding contract for $64,148,000, including the value of 210,526 Units valued at $6,000,000, (e) the additional borrowings of $140,927,000 required to purchase the properties acquired and under contract, (f) the sale of four properties for $2,892,000 and (g) the Termination. The unaudited pro forma balance sheet data as of December 31, 1996 represents USRP's December 31, 1996 balance sheet adjusted on a pro forma basis to reflect as of December 31, 1996: (a) the purchase of 45 properties for $27,946,000 completed since December 31, 1996, including the value of 118,582 Units of $3,320,000, (b) the purchase of 16 properties from QSR for 277,131 Units (at $28.50 per Unit), (c) the purchase of 103 properties from other sellers that as of April 17, 1997 are under binding contracts for $64,148,000, including the value of 210,526 Units valued at $6,000,000, (d) the additional borrowings of $82,372,000 required to purchase the properties acquired and under contract, (e) the sale of four properties for $2,892,000, (f) the consolidation with the REIT Corporation and (g) the Termination. The unaudited pro forma income statement and balance sheet information is not necessarily indicative of what the actual financial position of the REIT Corporation would have been at December 31, 1996 or what the actual results of operations of the REIT Corporation for the year ended December 31, 1996 would have been had all of these transactions occurred and such information does not purport to represent the future financial position or results of operations of the REIT Corporation. See the pro forma balance sheet and statement of income included elsewhere in this Proxy Statement/Prospectus.

(3)  Excludes special capital transaction distributions of $.24 per Unit.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

     The Company derives its revenue from the leasing of the Company's restaurant properties to operators on a "triple net" basis, which is a lease that imposes on the tenant all obligations for real property taxes and assessments, repairs and maintenance and insurance. To the extent the landlord retains any of these responsibilities, the lease becomes less than "triple net."

     The Company's leases provide for a base rent plus a percentage of the restaurant's sales in excess of a threshold amount. Total restaurant sales, the primary determinant of the Company's revenues, are a function of the number of restaurants in operation and their performance. Sales at individual restaurants are influenced by local market conditions, by the efforts of specific restaurant operators, by marketing, by new product programs, support by the franchisor and by the general state of the economy.

     Some of the leases of the Company's properties are treated as direct financing leases, rather than operating leases, for purposes of generally accepted accounting principles ("GAAP"); however, the leases do not grant the lessees thereunder the right to acquire the properties at the expiration of such leases. As a result, the lease is reflected as an asset on the Company's balance sheet as net investment in direct financing leases, and the underlying depreciable real property is not considered an asset of the Partnership for GAAP purposes. Accordingly, the related depreciation is not reflected on the Company's income statement; instead, there is a charge for amortization of the investment in direct financing leases. For tax accounting purposes, however, the depreciable real property is treated as being owned by the Company (and not a direct financing lease) and the related charge for depreciation is reflected on the Company's income statement. Primarily due to this treatment, GAAP revenue and net income differ from gross rental receipts and net income, as determined for tax purposes. The reconciliation between the GAAP and tax treatment of these leases is described in Note 10 to the Company's audited consolidated financial statements included elsewhere in the Proxy Statement/Prospectus. Management believes that all acquisitions made by USRP since December 31, 1996, as well as all future acquisitions and related leases, will qualify as operating leases according to GAAP and, therefore, were not and will not be recorded as a net investment in direct financing leases.

     The following discussion should be read in conjunction with "Selected Historical and Pro Forma Financial Information and Other Data" and all of the financial statements and notes thereto included elsewhere in this Prospectus/Proxy Statement.

RESULTS OF OPERATIONS

     Revenues in 1996 totaled $18,324,000 up 87 percent from the $9,780,000 recorded in 1995 and up 108 percent from the $8,793,000 recorded in 1994. Revenues in 1995 were up 11 percent from the revenues recorded in 1994. The increase in revenues is primarily due to the acquisition of 16 restaurant properties throughout 1995 and 184 restaurant properties throughout 1996. No additions were made to the portfolio in 1994. In addition, sales increased each year as indicated below and the straight-lining of escalating rent in 1996 contributed to a 3 percent increase in total revenues. In 1995 and 1994 straight-lining of rents did not apply.

     Total comparable sales in the restaurants located on the Company's real estate were $133,556,000 in 1996, $129,100,000 in 1995, and $120,543,000 in
1994. The comparable store sales relate to the original Burger King portfolio in which revenues are not only in the form of minimum base rents but also percentage rents that are paid in relation to actual sales of each restaurant property.

     Taxes, general and administrative expenses totaled $2,461,000, up 73 percent from the $1,419,000 recorded in 1995 and up 115 percent from the $1,144,000 recorded in 1994. An increase in the management fee of $585,000 and expenses that directly correspond to the active growth of the Company were the primary reasons for increased general and administrative expenses for the year ended December 31, 1996 as compared to December 31, 1995. An increase in expenses that directly corresponds to the active growth of the Company was the primary reason for the increase in general and administrative expenses for the year ended December 31, 1995 as compared to December 31, 1994.

     Depreciation and amortization expenses totaled $3,978,000, up 158 percent from the $1,541,000 recorded in 1995 and up 192 percent from the $1,361,000 recorded in 1994. These increases directly correlate to the property acquisitions.

     Rent expense totaled $2,080,000, up 48 percent from the $1,405,000 recorded in 1995 and up 54 percent from the $1,348,000 recorded in 1994. The increase in rent expense directly correlates to the property acquisitions. Twenty-seven (27) of the 200 properties purchased in 1995 and 1996 were leasehold properties.

     Interest expense, net of interest income, totaled $2,364,000, up from the $192,000 in 1995 and up from the $(4) in 1994. The increase in interest expense directly correlates to the additional property debt associated with the acquisitions. No amounts were borrowed in 1994.

     There was no write down of assets and intangible values relating to closed properties during 1996 and 1995. A write down of $11,000 was made in 1994.

     A restaurant property was sold for $825,000 at a gain of $590,000. The sales price consisted of $82,500 in cash plus a $742,500 note receivable. The note receivable is due on November 1, 1998. The gain on sale has been deferred and is being accounted for under the cost recovery method. In addition, equipment located at a restaurant property was sold for $50,000 and a $32,000 gain was recognized.

     Net income allocable to Unitholders in 1996 was $7,324,000 or $1.20 per Unit, up 9 percent or $.10 per Unit from $5,119,000 or $1.10 per Unit achieved in 1995. The 1995 results were up 6 percent or $.06 per Unit from the 1994 results. Excluding provisions for write down or dispositions of properties, net income allocable to Unitholders was $1.20 in 1996, $1.10 in 1995 and $1.04 in 1994.

     Regular cash distributions to the Unitholders for 1996 totaled $1.935 per Unit with $.47 per Unit paid in the first quarter, $.48 per Unit paid in the second quarter, $.485 per Unit paid in the third quarter, and $.50 in the fourth quarter. Total cash distributions to Unitholders in 1995 and 1994 were $1.71 and $1.61 per Unit, respectively.

CASH FLOW FROM OPERATIONS BASED UPON TAXABLE INCOME

     The Company generally considers "cash flow from operations based upon taxable income" to be an appropriate measure of performance. "Cash flow from operations based upon taxable income" is calculated as the sum of taxable income plus charges for depreciation and amortization. All leases are treated as operating leases for taxable income purposes which results in a reconciling item from "cash flow from operating activities". In addition, "cash flows from operations based upon taxable income" does not consider changes in working capital items; as a result, cash flow from operations based upon taxable income should not be considered as an alternative to net income determined in accordance with generally accepted accounting principles as an indication of the Company's performance or as an alternative to cash flow determined in accordance with generally accepted accounting principles as a measure of liquidity. The Company believes that "cash flow from operations based upon taxable income" is important because taxable income flows through to the partners and it is the most consistent indication of cash generated by operations and eliminates the fluctuations of working capital.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal source of cash to meet its cash requirements is rental revenues generated by the Company's properties. Cash generated by the portfolio in excess of operating needs is used to reduce amounts outstanding under the Company's credit agreements. Cash in excess of distributions is used to cover payment of quarterly distributions to the Unitholders. Currently, the Company's primary source of funding for acquisitions is its existing revolving line of credit. The Company anticipates meeting its future long-term capital needs through the incurrence of additional debt, the issuance of additional equity, and a private placement of equity, along with cash generated from internal operations.

     As of March 19, 1997, the Company had approximately $48 million outstanding under its $95 million line of credit with a syndicate of banks (excluding $400,000 subject to letters of credit). This line of credit is secured by the Company's real estate including its leasehold interests. The Company may request advances under this line of credit to finance the acquisition of restaurant properties, to repair and update restaurant properties and for working capital. The banks will also issue standby letters of credit for the account of the Company under this loan facility. This credit agreement expires on December 28, 1998 and provides that borrowings thereunder bear interest at 180 basis points over the London Interbank Offered Rate (LIBOR).

Interest expense for 1996 and 1995 equaled $2,364,000 and $192,000, respectively. During 1996, the Company also had a $20 million mortgage warehouse facility from Morgan Keegan Mortgage Company, Inc., which was secured by certain Company properties. As of March 19, 1997, the balance due to Morgan Keegan Mortgage Company was zero and there were no available draws. The borrowings thereunder bore interest at the rate of 300 basis points over LIBOR. The proceeds from this facility were used to finance the acquisition and purposed acquisition of various restaurant properties owned by the U.S. Properties Business Trust I and II.

     Pursuant to the Partnership Agreement, the Managing General Partner is required to make available to the Company an unsecured, interest-free, revolving line of credit in the principal amount of $500,000 to provide the Company with necessary working capital to minimize or avoid seasonal fluctuation in the amount of quarterly cash distributions. The Managing General Partner is not required, however, to make financing available under this line of credit before the Company obtains other financing, whether for acquisitions, reinvestment, working capital or otherwise. The Managing General Partner may make other loans to the Company. Each loan must bear interest at a rate not to exceed the Morgan Guaranty Trust Company of New York prime rate plus 1% or the highest lawful rate (whichever is less), and in no event may any such loan be made on terms and conditions less favorable to the Company than it could obtain from unaffiliated third parties or banks for the same purpose. To management's knowledge, no loans have ever been made pursuant to these arrangements and no loans were made or outstanding at any time during each of the three years ended December 31, 1996.

     The Company paid distributions in 1996 of $1.875 per Unit, which represented 90% of cash flow from operations based upon taxable income. The Company paid distributions for the first quarter of 1997 of $0.50 per Unit. The Company has historically distributed from 75% to 95% of the estimated cash generated from operations within the general objective of continued annual growth in the distributions. In order to qualify as a REIT, the REIT Corporation must make annual distributions to stockholders of at least 95% of its REIT taxable income. Future distributions by the REIT Corporation will be at the discretion of the REIT Board and will depend on actual results of operations, the financial condition of the Company, capital requirements or other factors management deems relevant. During 1996, the Company distributed an aggregate of $11,167,000 to its partners. See "Price Range of Units and Distribution Policy."

INFLATION

     Some of the Company's leases are subject to adjustments for increases in the Consumer Price Index, which reduces the risk to the Company of the adverse effects of inflation. Additionally, to the extent inflation increases sales volume, percentage rents may tend to offset the effects of inflation on the Company. Because triple net leases also require the restaurant operators to pay for some or all operating expenses, property taxes, property repair and maintenance costs and insurance, some or all of the inflationary impact of these expenses will be borne by the restaurant operators and not by the Company.

     Operators of restaurants, in general, possess the ability to adjust menu prices quickly. However, competitive pressures may limit a restaurant operator's ability to raise prices in the face of inflation.

SEASONALITY

     Fast food restaurant operations historically have been seasonal in nature, reflecting higher unit sales during the second and third quarters due to warmer weather and increased leisure travel. This seasonality can be expected to cause fluctuations in the Company's quarterly unit revenue to the extent it receives percentage rent.

                            BUSINESS


GENERAL

     The Company acquires, owns and manages income-producing properties that it leases on a triple net basis to operators of fast food and casual dining restaurants, primarily BURGER KING (the second largest restaurant chain in the United States in terms of system wide sales), and other national and regional brands including CHILI'S, DAIRY QUEEN, GRANDY'S, HARDEE'S, KFC, PIZZA HUT, SCHLOTZSKY'S and TACO BELL. The Company acquires properties either from third party lessors or from operators on a sale/leaseback basis. Under a triple net lease, the tenant is obligated to pay all costs and expenses, including all real property taxes and assessments, repairs and maintenance and insurance. Triple net leases do not require substantial reinvestments by the property owner, and as a result more cash from operations may be used for acquisitions and distributions to the Company's stockholders and partners, if any.

     The Company is one of the largest publicly owned entities in the United States dedicated to acquiring, owning and managing restaurant properties. At April 17, 1997, the Company's portfolio consisted of 367 restaurant properties in 44 states, approximately 99% of which were leased. From the Company's initial public offering in 1986 until March 31, 1995, the Company's portfolio was limited to approximately 125 restaurant properties, all of which were leased on a triple net basis to operators of Burger King restaurants. In May 1994, an investor group led by Robert J. Stetson and Fred H. Margolin acquired the Managing General Partner. In March 1995, the Managing General Partner proposed and the Limited Partners adopted certain amendments to the Partnership Agreements that authorized the Company to acquire additional properties not affiliated with BKC.

     Since adoption of the amendments, the Company has acquired 245 properties for an aggregate purchase price of approximately $144 million, which includes the value of 557,585 Units. In addition, the Company has entered into binding contracts to acquire the 119 Acquisition Properties for an aggregate purchase price of approximately $72 million, which includes the value of 277,131 Units. Upon acquisition of the Acquisition Properties, the Company's portfolio will consist of an aggregate of 486 properties in 44 states consisting of 173 BURGER KING restaurants, eight CHILI'S restaurants, 42 DAIRY QUEEN restaurants, 30 GRANDY'S restaurants, 31 HARDEE'S restaurants, 22 PIZZA HUT restaurants, 12 SCHLOTZSKY'S restaurants, 78 ARBY'S restaurants, 17 BRUEGGER'S BAGEL restaurants and 73 other restaurants, most of which are regional brands.

     In conjunction with the Conversion, the Operating Partnership Agreement is being amended to provide the Company with increased flexibility to pursue other investment opportunities that arise during the ordinary course of acquiring and leasing restaurant properties and that compliment its existing strategy. In particular, the amendments will permit the Company to acquire properties, build out properties in conjunction with or lease properties directly to, (i) other food vendors, such as convenience stores, whose revenues are not exclusively derived from food sales, and (ii) retail outlets. In addition, the amendments will permit the Company, from time to time, to make loans for the acquisition of real estate secured mortgages or other security interests thereon instead of the acquisition of the properties. Management believes that these amendments represent a logical extension of the Company's existing business strategy and should offer increased growth opportunities to the Company. See "--Investment Criteria."

INDUSTRY

     The restaurant industry has grown significantly over the past 20 years as a result of population growth, the influence of the baby boom generation, the growth of two-income families and the growth in consumers' disposable income. Total food service industry sales during 1995 have been estimated at approximately $277 billion. The fast food segment, which offers value pricing and convenience, is the largest segment in the restaurant industry with projected 1996 sales of over $100 billion. In 1995, industry sources estimate that fast food restaurants accounted for 71% of total restaurant traffic, 52% of chain restaurant locations and 47% of consumers' restaurant dollars spent.

     The growth of the fast food segment has exceeded that of the entire restaurant industry for over 20 years. According to industry sources, fast food restaurant sales have grown at a 6.9% compound annual growth rate with 1995 sales up 7.1% over 1994 levels. Fast food restaurant sales are anticipated to have grown 6.7% in 1996 to over $100 billion.

     Industry sources suggest that, in the fast food industry, operators are increasingly moving toward leasing rather than owning their restaurants. Currently, approximately two-thirds of fast food restaurant operators lease their restaurant properties. Leasing enables a restaurant operator to reallocate funds to the improvement of the restaurant, the acquisition of additional restaurants or other uses.

     Management believes, based on its industry knowledge and experience, that the Company competes with numerous other publicly-owned entities, some of which dedicate substantially all of their assets and efforts to acquiring, owning and managing chain restaurant properties. The Company also competes with numerous private firms and individuals for the acquisition of restaurant properties. In addition, there are a number of other publicly owned entities that are dedicated to acquiring, owning and managing triple net lease properties. The majority of chain restaurant properties is owned by restaurant operators and real estate investors. Management believes, based on its industry knowledge and experience, that this fragmented market provides the Company with substantial acquisition opportunities. Management also believes that the inability of most small restaurant owners to obtain funds with which to compete for acquisitions as timely and inexpensively as the Company provides the Company with a competitive advantage when seeking to acquire a restaurant property.

     In addition to the Company's large number of leases to operators of BURGER KING restaurants, the Company also leases more than 100 restaurant properties to operators of DAIRY QUEEN, HARDEE'S, GRANDY'S and PIZZA HUT. Based on publicly-available information, BURGER KING is the second largest fast food restaurant system in the world in terms of system wide sales. According to publicly-available information, there are approximately 6,500 BURGER KING restaurant units in the United States.

INVESTMENT CRITERIA

     Since the previously approved amendments to the Partnership Agreements, the Company has acquired 245 restaurant properties. The Company intends to continue acquiring properties, including closing the acquisition of the Acquisition Properties currently under binding contracts. The Company will target the acquisition of properties of national and regional fast food or casual dining restaurant chains, which may include Burger King, that satisfy some or all of the following criteria:

     - The rent on such properties has produced cash flow that after deducting management fees, interest and debt amortization, or equity issuance, would improve USRP's existing cash flow per Unit.

     - The restaurants' annual sales would be in the highest 70% of the restaurants in that chain.

     - The restaurants would have historically generated at least the normal profit for restaurants in that chain and be projected to continue to generate a profit even if sales decreased by 10%.

     - The properties would be located where the average per capita income was stable or increasing.

     - The restaurants' franchisees would possess significant net worth and preferably operate multiple restaurants.

     -    The properties would be in good repair and operating condition.

     Management receives acquisition proposals from a number of sources. Management utilizes seven independent real estate professionals who assist the Company in examining and analyzing proposed acquisitions. These professionals are compensated principally upon the Company's closing of an acquisition of property. There can be no assurance that management will be able to identify properties that satisfy all or a significant number of the above criteria or that, if identified, the Company will be able to purchase such restaurant properties.

     The Company believes that it can generate improved operating results as a result of the acquisition of additional properties and by making loans to tenants for the renovation and improvement of its properties. The Company also believes that expansion and diversification of its property portfolio to include more balance among restaurant brands will decrease its dependence on one chain.

     Management anticipates that any loans originated by the Company, following the adoption of the amendments to the Partnership Agreements described herein, would be made based on the following general underwriting criteria: (i) all loans will be used by borrowers to acquire real estate and/or construct improvements thereon and will be secured by first liens on the real estate,
(ii) in certain circumstances, the loans will be guaranteed by the principals of the borrowers, and (iii) the property's expected cash flow would be an amount equal to 140% of the annual payment required to fully amortize the loan over 20 years. The Company has not identified any potential borrowers at this time and no assurance can be given that any borrowers will be identified in the future or that any such borrowers will meet the Company's underwriting criteria. Management believes that the increased flexibility provided by these amendments will enable Company to take advantage of investment opportunities not currently available to the Company.

PROPERTIES

     The Company currently has 367 restaurant properties. Approximately 99.5% of these properties are leased on a triple net basis to operators of fast food and casual dining restaurants, primarily BURGER KING and other national and regional brands, including CHILI'S, DAIRY QUEEN, GRANDY'S, HARDEE'S, ARBY'S, PIZZA HUT, SCHLOTZSKY'S and BRUEGGER'S BAGELS. In addition, the Company has entered into binding contracts to acquire an additional 119 restaurant properties. Set forth below are summary descriptions of the restaurant properties leased to the operators of various fast food and casual dining restaurants.

     BURGER KING. The Company currently owns 173 properties operated as BURGER KING restaurants. These BURGER KING restaurant properties are operated by more than 70 operators.

     CHILI'S. The Company currently owns eight properties operated as CHILI'S restaurants. These CHILI'S restaurant properties are operated by two operators.

     DAIRY QUEEN. The Company currently owns 40 properties operated as DAIRY QUEEN restaurants. These DAIRY QUEEN restaurant properties are operated by two operators, the largest of whom operates 37 DAIRY QUEEN restaurants. In addition, the Company has entered into a binding contract to acquire two properties operated as DIARY QUEEN restaurants.

     GRANDY'S. The Company currently owns 30 properties operated as GRANDY'S restaurants. These GRANDY'S restaurant properties are operated by one operator.

     HARDEE'S. The Company currently owns 26 properties operated as HARDEE'S restaurants. These HARDEE'S restaurant properties are operated by two operators, the larger of whom operates 24 HARDEE'S restaurants. In addition, the Company has entered into binding contracts to acquire five properties operated as HARDEE'S restaurants.

     PIZZA HUT. The Company currently owns 20 properties operated as PIZZA HUT restaurants. These PIZZA HUT restaurant properties are operated by one
operator.   In addition, the Company has entered into binding contracts to acquire two properties operated as PIZZA HUT restaurants.

     SCHLOTZSKY'S. The Company currently owns 12 properties operated as Schlotzsky's restaurants. These SCHLOTZSKY'S restaurant properties are operated by two operators.

     ARBY'S. The Company currently owns two properties operated as ARBY'S restaurants. These ARBY'S restaurant properties are operated by one operator. In addition, the Company has entered into a binding contract to acquire 76 properties operated as ARBY'S restaurants.

     BRUEGGER'S BAGEL. The Company currently owns 16 properties operated as BRUEGGER'S BAGEL restaurants. These BRUEGGER'S BAGEL restaurant properties are operated by four operators. In addition, the Company has entered into a binding contract to acquire one property operated as a BRUEGGER'S BAGEL restaurant.

     OTHER PROPERTIES. The Company currently owns an additional 40 restaurant properties, most of which are operated by franchisees of regional brand names. In addition, the Company has entered into binding contracts to acquire an additional 33 restaurant properties operated by franchisees of regional brand names. From time to time, the Company may acquire restaurant properties operated by franchisees of brand names of less established national and regional franchisers. The Company, however, does not intend to acquire a significant number of such properties.

     The Company currently owns 367 properties. The table below sets forth the aggregate number of properties owned in each state and the franchise affiliation of such properties.


                 BURGER          DAIRY                      PIZZA                         BRUEGGER'S            TOTAL
STATE             KING  CHILI'S  QUEEN  GRANDY'S  HARDEE'S   HUT   SCHLOTZSKY'S   ARBY'S    BAGELS     OTHER  PROPERTIES
-----             ----  -------  -----  --------  --------  -----  ------------   -------  ------      -----  ----------
Alabama . . . . .   1                                 1       1                                                    3
Arizona . . . . .   6      1                                            1                                          8
Arkansas. . . . .  13                                         1                                                   14
California. . . .  16                                                                                     1       17
Colorado. . . . .   3                                                                                     1        4
Connecticut . . .   3                                                                                              3
Delaware. . . . .   1                                                                                              1
Florida . . . . .   6                                                                                     7       13
Georgia . . . . .   7                                23       1                                                   31
Idaho . . . . . .          1                                                                                       1
Illinois. . . . .   1                                         2                                           4        7
Indiana . . . . .   2                                                   1                                 2        5
Iowa. . . . . . .   2                                                                         3                    5
Kansas. . . . . .   2                                                                                              2
Kentucky. . . . .   3                                                                                              3
Louisiana . . . .                                             2                                                    2
Maine . . . . . .   4                                                                                              4
Maryland. . . . .   2                                         1                                                    3
Massachusetts . .   3                                                                                              3
Michigan. . . . .   4                                                   1                                          5
Minnesota . . . .   1                                                                         5                    7
Mississippi . . .   2                                                                                              2
Missouri. . . . .   3                                                                                     2        5
Montana . . . . .   1                                                                                              1
Nebraska. . . . .   1      1                                                                                       2
Nevada. . . . . .   1                                                                                              1
New Jersey. . . .   5                                                                                              5
New Mexico. . . .   1      1                1                           1                                          4
New York. . . . .   5                                         4                               5           4       18
North Carolina. .   9                                                   4                     3                   16
Ohio. . . . . . .   9                                                                                              9
Oklahoma. . . . .   3                       7                 1                                           1       12
Oregon. . . . . .   5                                                                                              5
Pennsylvania. . .  13                                         1                                                   14
South Carolina. .   7                                 2                                                   1       10
Tennessee . . . .   3                                         2         1                                          6
Texas . . . . . .  10      2       40      22                 2         3            2                   16       97


                                                       96


Utah. . . . . . .          1                                                                                       1
Vermont . . . . .   1                                                                                              1
Virginia. . . . .                                             1                                                    1
Washington. . . .   7                                                                                              7
West Virginia . .   2                                         1                                                    3
Wisconsin . . . .   5                                                                                              5
Wyoming . . . . .          1                                                                                       1
                  ----   ----     ----    ----      ----    ----      ----         ----     ----        ----     ----
Total . . . . . . 173      8       40      30        26      20        12            2       16          40      367
                  ----   ----     ----    ----      ----    ----      ----         ----     ----        ----     ----
                  ----   ----     ----    ----      ----    ----      ----         ----     ----        ----     ----
Percentage. . . .  47%     2%      11%      8%        7%      6%        3%           1%       4%         11%     100%
                  ----   ----     ----    ----      ----    ----      ----         ----     ----        ----     ----
                  ----   ----     ----    ----      ----    ----      ----         ----     ----        ----     ----

LEASES WITH RESTAURANT OPERATORS

     The Company's strategy is to acquire operating properties rather than developing new properties, although the Company has begun to acquire newly constructed properties. Typically, the Company acquires a property that has been operated as a fast food or casual dining restaurant and that is subject to a lease with a remaining term of five to 20 years and a co-terminus franchise agreement. Management believes, based on its experience, that this strategy reduces the Company's financial risk because the restaurant operated on such property has a proven operating record that mitigates the risk of default or non-renewal under the lease. The Company's current properties have remaining lease terms ranging from one to 28 years.

     Substantially all of the Company's existing leases are "triple net," which means that the tenant is obligated to pay all costs and expenses, including all real property taxes and assessments, repairs and maintenance and insurance. The Company's leases provide for a base rent plus a percentage of the restaurant's sales in excess of a threshold amount. The triple net lease structure is designed to provide the Company with a consistent stream of income without the obligation to reinvest in the property. For the year ended December 31, 1996, base rental revenues and percentage rental revenues represented 67% and 33%, respectively, of total gross rental revenues. Management intends to renew and restructure leases to increase the percentage of total rental revenues derived from base rental revenues and decrease the percentage of total revenues from percentage rental revenues. In addition, to encourage the early renewal of existing leases the Company has offered certain lessees remodeling financing. To date, the Company has renewed 38 leases early under this program. Management considers the grants to be prudent given the increased sales resulting at the remodeled restaurants and the lower costs incurred because of the early lease renewals.

     The Company generally acquires properties from third party lessors or from operators in a sale/leaseback transaction in which the operator sells the property to the Company and enters into a long-term lease (typically 20 years). A sale/leaseback transaction is attractive to the operator because it allows the operator to realize the value of the real estate while retaining occupancy for the long term. A sale/leaseback transaction may also provide specific accounting, earnings and market value benefits to the selling operator. For example, the lease on the property may be structured by the tenant as an off-balance sheet operating lease, consistent with Financial Accounting Standards Board rules, which may increase the operator's earnings, net worth and borrowing capacity. The following table sets forth certain information regarding lease expirations for the Company's current properties and properties under binding contracts.

                          LEASE EXPIRATION SCHEDULE

                    NUMBER OF LEASES                NET RENTAL
YEAR                    EXPIRING       % OF TOTAL    INCOME (1)   % OF TOTAL
----                    --------       ----------    ----------   ----------
1997 . . . . . . .         2                 1       $    119           1
1998 . . . . . . .         9                 2            577           2
1999 . . . . . . .        24                 7          1,782           7
2000 . . . . . . .        33                 9          1,968           7
2001-05. . . . . .       104                28          8,205          30
2006-10. . . . . .        28                 8          1,920           7
2011-15. . . . . .        28                 8          2,493           9
2016-25. . . . . .       139                37         10,065          37
                        ----              ----       --------        ----
                         367               100%      $ 27,129         100%
                        ----              ----       --------        ----
                        ----              ----       --------        ----
------------------------

(1) Net rental income (in thousands) equals the current annualized rentals (including any percentage rents based upon sales in 1996), less annualized ground rents.

OWNERSHIP OF REAL ESTATE INTERESTS

     Of the 367 restaurant properties that the Company owns as of April 17, 1997, the Company owns both the land and the restaurant building in fee simple on 259 of such properties (the "Fee Properties"), the Company owns the land and the tenant owns the building on 31 of such properties and the Company leases the land, the building or both from a third-party lessor on 79 of such properties (the "Leasehold Properties").

     Of the 79 Leasehold Properties, 14 are properties on which the Company leases from a third party both the underlying land and the restaurant building and the other improvements thereon (the "Primary Leases") and then sublease the property to the restaurant operator. Under the terms of the remaining 65 Leasehold Properties (the "Ground Leases"), the Company leases the underlying land from a third party and owns the restaurant building and the other improvements constructed thereon. In any event, upon expiration or termination of a Primary Lease or Ground Lease, the owner of the underlying land generally will become the owner of the building and all improvements thereon. The remaining terms of the Primary Leases and Ground Leases range from one to 21 years. With renewal options exercised, the remaining terms of the Primary Leases and Ground Leases range from five to 35 years, with the average remaining term being 21 years.

     The terms and conditions of each Primary Lease and each Ground Lease vary substantially. Each Primary Lease and each Ground Lease, however, have certain provisions in common, including that: (i) the initial term is 20 years or less,
(ii) the rentals payable are stated amounts that may escalate over the terms of the Primary Leases and Ground Leases (and/or during renewal terms), but normally are not based upon a percentage of sales of the restaurants thereon, and (iii) the Company is required to pay all taxes and operating, maintenance and insurance expenses for the Leasehold Properties. In addition, under substantially all of the leases the Company may renew the term one or more times at its option (although the provisions governing any such renewal vary significantly and some renewal options are at a fixed rental amount while others are at fair rental value at the time of renewal). Several Primary Leases and

Ground Leases also give the owner the right to require the Company, upon the termination or expiration thereof, to remove all improvements situated on the property.

     Although the Company, as lessee under each Primary Lease and Ground Lease, generally has the right to assign or sublet all of its rights and interests thereunder without obtaining the landlord's consent, the Company is not permitted to assign or sublet any of its rights or interests under 22 Primary Leases and Ground Leases without obtaining the landlord's consent or satisfying certain other conditions. In addition, approximately 20% of the Primary Leases and Ground Leases require the Company to use such Leasehold Properties only for the purpose of operating a Burger King restaurant or another type of restaurant thereon. In any event, no transfer will release the Company from any of its obligations under any Primary Lease or Ground Lease, including the obligation to pay rent.

     The Company leases or subleases 158 of its 367 existing restaurant properties to a BKC franchisee under a lease/sublease, pursuant to which the franchisee is required to operate a BURGER KING restaurant thereon in accordance with the lessee's franchise agreement and to make no other use thereof. Upon its acquisition of such properties, the Company assumed the rights and obligations of BKC under the leases/subleases.

     Although the provisions of BKC's standard form of lease to franchisees have changed over time, the material provisions of the leases/subleases generally are substantially similar to BKC's current standard form of lease (except to the extent that BKC has granted rent reductions or deferrals or made other lease modifications to alleviate or lessen the impact of business or other economic problems that a franchisee may have encountered). The leases/subleases generally provide for a term of 20 years from the date of the opening of the restaurant and do not grant the lessee any renewal or purchase options. The Company, however, is required under the Partnership Agreements to renew a lease/sublease if BKC renews or extends the lessee's franchisee agreement. The Company believes that BKC's policy generally is to renew a franchise agreement if BKC determines that economic and other factors justify renewal or extension and the franchisee has complied with all obligations under the franchise agreement. The remaining terms of all the leases/subleases currently range from one to 28 years, with the average remaining term being nine years.

USE AND OTHER RESTRICTIONS ON THE OPERATION AND TRANSFER OF BURGER KING RESTAURANT PROPERTIES

     The Company was originally formed for the purpose of acquiring all of BKC's interests in the original portfolio and leasing or subleasing them to BKC franchisees under the leases/subleases. Accordingly, the Partnership Agreements contain provisions that state, except as expressly permitted by BKC, that the Company may not use such properties for any purpose other than to operate a BURGER KING restaurant. In furtherance thereof, the Partnership Agreements:
(i) require the Company, in certain specified circumstances, to renew or extend a lease/sublease and enter into a new lease with another franchisee of BKC, to approve an assignment of a lease/sublease, to permit BKC to assume a lease/sublease at any time and to renew a Primary Lease, and (ii) impose certain restrictions and limitations upon the Company's ability to sell, lease or otherwise transfer any interest in such properties. The Partnership

Agreements require the Company to provide BKC notice of default under a lease/sublease and an opportunity to cure such default prior to taking any remedial action. The Partnership Agreements also require the Company under certain circumstances to provide tenants with assistance with remodeling costs. Such terms with respect to such properties imposed on the Company by the Partnership Agreements may be less favorable than those imposed upon other lessors of BURGER KING restaurants. BKC has advised the Company that it intends to waive or not impose certain of the restrictive provisions contained in the Partnership Agreements and the Company is discussing BKC's position with BKC to clarify such provisions.


RESTAURANT ALTERATIONS AND RECONSTRUCTION

     The Company believes that improving, expanding, rebuilding or replacing its restaurant properties from time to time is important. In addition to normal maintenance and repair requirements, each franchisee is required under BKC's franchise agreement and lease/sublease, at its own cost and expense, to make such alterations to a BURGER KING restaurant as may be reasonably required by BKC from time to time to modify the appearance of the restaurant to reflect the then current image requirements for Burger King restaurants. Most of the properties that are operating as BURGER KING restaurants are 15 to 20 years old. The Company believes that many of these properties require substantial improvements to maximize sales and that their condition is below BKC's current image requirements.

     To encourage the early renewal of existing leases/subleases, the Company recently established an "early renewal program" whereby the Company has offered to certain tenants the right to renew existing leases/subleases for up to an additional 20 years in consideration for remodeling financing. The purpose of this program is to extend the term of existing leases/subleases prior to the end of the lease term and enhance the value of the underlying property to the Company. As a result of this program, the Company has extended the lease term for 38 leases/subleases.

COMPETITION

     The restaurants operated on the properties are subject to significant competition, including competition from other national and regional fast food restaurant chains, including other BURGER KING restaurants, local restaurants, national and regional restaurant chains that do not specialize in fast food but appeal to many of the same customers and other competitors such as convenience stores and supermarkets that sell prepared and ready-to-eat foods. The success of the Company depends, in part, on the ability of the restaurants operated on the properties to compete successfully with such businesses. The Company does not anticipate that it will seek to engage directly in or meet such competition. Instead, the Company will depend upon the experience and ability of the lessees operating the restaurants located on the properties and the particular franchise system generally to compete with these other restaurants and similar operations. The Company believes that the ability of its lessees to compete is affected by their compliance with the image requirements at their restaurants.

     Management believes, based on its industry knowledge and experience, that the Company will compete with numerous other publicly-owned entities, some of which dedicate substantially all of their assets and efforts to acquiring and managing properties operated as fast food or casual dining restaurants. In addition, the Company will compete with numerous private firms and individuals for the acquisition of restaurant properties. Such investors may have greater financial resources than the Company.

REGULATION

     The Company, through its ownership of interests in and management of real estate, is subject to various environmental, health, land-use and other regulation by federal, state and local governments that affects the development and regulation of restaurant properties. The Company's leases impose the primary obligation for regulatory compliance on the operators of the restaurant properties.

ENVIRONMENTAL REGULATION

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or within its property. Such liability may be imposed without regard to whether the owner or operator knew of, or caused the release of, the hazardous substances. In addition to liability for cleanup costs, the presence of hazardous substances on a property could result in the owner or operator incurring liability as a result of a claim by an employee or another person for personal injury or a claim by an adjacent property owner for property damage.

     In connection with the Company's acquisition of a new property, a Phase I environmental assessment is obtained. A Phase I environmental assessment involves researching historical usages of a property, databases containing registered underground storage tanks, and other matters, including an on-site inspection to determine whether an environmental issue exists with respect to the property. If the results of a Phase I environmental assessment reveal potential issues, a Phase II assessment, which may include soil testing, ground water monitoring, or borings to locate underground storage tanks, is ordered for further evaluation. Depending upon the results of such assessment, the transaction is either consummated or terminated.

     The Company is not currently a party to any litigation or administrative proceeding with respect to any property's compliance with environmental standards. Furthermore, the Company is unaware of, and does not anticipate, any such action, or the need to expend any of its funds in the foreseeable future in connection with its operations or ownership of existing properties that would have a material adverse effect upon the Company. See "Risk Factors--Real Estate Investment Risks."

AMERICANS WITH DISABILITIES ACT

     Under the ADA, all public accommodations, including restaurants, are required to meet certain federal requirements relating to physical access and use by disabled persons. A determination that the Company or a property of the Company is not in compliance with the ADA could result in the imposition of fines, injunctive relief, damages, or attorney's fees. The

Company's leases contemplate that compliance with the ADA is the responsibility of the operator. The Company is not currently a party to any litigation or administrative proceeding with respect to a claim of violation of the ADA and does not anticipate any such action or proceeding that would have a material adverse effect upon the Company.

LAND-USE AND SAFETY REGULATIONS

     The Company and its restaurant operators are required to operate the properties in compliance with various laws, land-use regulations, fire and safety regulations, and building codes as may be applicable or later adopted by the governmental body or agency having jurisdiction over the property or the matter being regulated. The Company does not believe that the cost of compliance with such regulations and laws will have a material adverse effect upon the Company.

HEALTH REGULATIONS

     The restaurant industry is regulated by a variety of state and local departments and agencies concerned with the health and safety of restaurant customers. These regulations vary by restaurant location and type (I.E., fast food or casual dining). The Company's leases provide for compliance by the restaurant operator with all health regulations and inspections and require the restaurant operator to obtain insurance to cover liability for violation of such regulations or the interruption of business due to closure caused by failure to comply. The Company is not currently a party to any litigation or administrative proceeding concerning compliance with health regulations and does not anticipate any such action or proceeding that would have a material adverse effect upon the Company.

INSURANCE

     The Company requires its lessees to maintain adequate comprehensive liability, fire, flood and extended loss insurance provided by reputable companies with commercially reasonable and customary deductibles. The Company also requires that it be named as an additional insured under such policies. Certain types and amounts of insurance are required to be carried by each restaurant operator under the leases with the Company, and the Company actively monitors tenant compliance with this requirement. The Company intends to require lessees of subsequently acquired properties to obtain similar insurance coverage. There are, however, certain types of losses generally of a catastrophic nature, such as earthquakes and floods, that may be either uninsurable or not economically insurable, as to which the Company's properties are at risk depending on whether such events occur with any frequency in such areas. An uninsured loss could result in a loss to the Company of both its capital investment and anticipated profits from the affected property. In addition, because of coverage limits and deductibles, insurance coverage in the event of a substantial loss may not be sufficient to pay the full current market value or current replacement cost of the Company's investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make using insurance proceeds to replace a facility after it has been damaged or destroyed infeasible. Under such circumstances, the insurance proceeds received by the Company might be inadequate to restore its economic position with respect to such property.

EMPLOYEES

     As of April 18, 1997, the Company employed 15 individuals on either a full or part-time basis. In addition, the Company retains, on an independent contract basis, other parties in connection with the operation of the Company and its properties, including auditing, legal, property origination and other services.

LEGAL PROCEEDINGS

     The Company is not presently involved in any material litigation, nor to its knowledge is any material litigation threatened against the Company or its properties, other than routine litigation arising in the ordinary course of business.

                POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of the REIT Corporation's policies with respect to investments, financings, affiliate transactions and certain other activities. Such policies are a continuation of the policies currently being employed by USRP. The REIT Corporation's policies with respect to these activities have been established by management and may be amended or revised from time to time at the discretion of the REIT Board without a vote of the stockholders of the REIT Corporation. No assurance can be given that the Company's investment objectives will be attained or that the value of the Company will not decrease. As the sole general partner of the Operating Partnership, the REIT Corporation will also determine the investment policies of the Operating Partnership.

INVESTMENT POLICIES

INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE

     The Company's primary business objective is to maximize stockholder value by maintaining long-term growth in cash available for distribution to its stockholders. The Company intends to pursue this objective by continuing to acquire triple net leased properties and structuring sale/leaseback transactions consistent with its strategies prior to the Conversion. The Company's policy is to acquire or develop assets where the Company believes that opportunities exist for acceptable investment returns. See "The Company-- Strategy."

     The Company expects to pursue its investment objectives primarily through the direct ownership of properties. The Company intends to invest in or develop restaurant properties. As part of its strategy of expanding its restaurant property portfolio, the Company intends to build-out properties in conjunction with other food vendors, such as convenience stores, and retail outlets. All of the Company's properties will be managed directly by the Company.

     The Company may also participate with other entities in property ownership, through joint ventures or other types of common ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interests of the Company.

INVESTMENTS IN REAL ESTATE MORTGAGES

     While the Company intends to emphasize equity real estate investments, it may, in its discretion, invest in mortgages or other real estate interests consistent with its qualification as a REIT. The Company may also invest in participating or convertible mortgages if the REIT Board concludes that the Company and its stockholders may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participations. The mortgages in which the Company may invest may be either first mortgages or junior mortgages and may or may not be insured by a governmental agency.

SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS

     Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities, although it does not intend to do so. See "--Certain Other Policies" and "Federal Income Tax Considerations--The Merger Alternative--Taxation of the REIT Corporation as a REIT."

PERIODIC REVIEW OF ASSETS

     The Company has no current intention to dispose of any of its Properties. Nevertheless, the Company reserves the right to dispose of any of its Properties or any property that may be acquired in the future if the Company determines that the disposition of such property is in the best interests of the Company and its stockholders.

FINANCING POLICIES

     As a general policy, the Company intends to maintain a ratio of total indebtedness of 50% or less to the greater of total market capitalization (I.E., the market value of issued and outstanding shares of capital stock plus total consolidated debt) or the original cost of all of the Company's properties as of the date of such calculation. However, no assurance can be given that the Company will be able to accomplish this objective. The debt ratio may be based from time to time upon the stock market value of equity, and accordingly may fluctuate with changes in the price of the shares.

     On a pro forma basis at March 31, 1997, the Company had a ratio of debt-to-total market capitalization of 32%. See "Capitalization." Assuming no change in market value of issued and outstanding shares of Common Stock, the Company would be able to incur approximately $100 million of additional indebtedness and still maintain a ratio of debt-to-total market capitalization of less than 100%. The Company, however, may from time to time reevaluate its debt policy in light of current economic conditions, relative costs of debt and equity capital, changes in the market capitalization of the Company, acquisition opportunities and other factors, and may modify its debt financing policy and may increase or decrease its debt ratio without a vote of its stockholders. Neither the Articles nor the REIT Corporation's Bylaws contain any limitations on the amount or percentage of indebtedness the Company may incur.

     Indebtedness incurred by the Company may be in the form of bank borrowings, purchase money obligations to the sellers of properties, publicly or privately placed debt instruments or financing from institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in properties owned by the Company. The recourse of the holders of such indebtedness may be to all or any part of the properties of the Company or may be limited to the particular property to which the indebtedness relates. Subject to any contractual restrictions, the proceeds from any borrowings by the Company may be used for the payment of dividends, for working capital, to refinance existing indebtedness or to finance acquisitions of new properties.

     As another policy, the Company intends to generally not incur variable-rate mortgage debt other than the indebtedness outstanding under its existing credit facility. While the organizational documents of the Company do not contain any prohibition against the use of variable rate mortgage loans, the Company believes that it is a more prudent and conservative financing strategy to utilize only fixed rate mortgage loans for all long-term indebtedness.

     In the event that the REIT Board determines to raise additional equity capital, the REIT Board has the authority, without stockholder approval, to issue additional shares of Common Stock or shares of preferred stock in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property, subject to the Maryland General Corporation Law (the "MGCL"). Existing stockholders would have no preemptive right to purchase such shares in any offering, and any such offering might cause a dilution of a stockholder's investment in the Company. See "Description of Capital Stock."

     If the REIT Board determines to raise additional equity capital to fund investments by the Operating Partnership, the Company will contribute such funds to the Operating Partnership as a contribution to capital and purchase of additional partnership interests. The Company may issue additional shares of Common Stock in connection with the acquisition of interests in the Operating Partnership that have been tendered to the Operating Partnership for redemption.

     The REIT Board also has the authority to cause the Operating Partnership to issue additional partnership interests in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Any such partnership interests will be redeemable at the option of the holder, which redemption the Company intends to cause to be made in Common Stock pursuant to the redemption rights.

AFFILIATE TRANSACTION POLICY

     The Company has adopted a policy that it will not (i) acquire from or sell to any director, officer or employee of the Company, or any entity in which a director, officer or employee of the Company beneficially owns more than a 1% interest, or, except for any property in which the Company owns an economic interest, acquire from or sell to any affiliate of any of the foregoing, any property or other assets of the Company, (ii) make any loan to or borrow from any of the foregoing persons, or (iii) without the approval of a majority of the independent directors, engage in any other transaction with any of the foregoing persons. Currently, the Master Partnership Agreement does not restrict the ability of the Managing General Partner or its principals from owning and/or operating restaurants on Company properties or elsewhere.

CERTAIN OTHER POLICIES

     The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuer, (ii) underwrite securities of other issuers, or (iii) actively trade in loans or other investments.

     The Company may make investments other than as previously described, although it does not currently intend to do so. The Company has authority to purchase or otherwise reacquire shares of Common Stock or any of its other securities in the open market or otherwise and may engage in such activities in the future. The REIT Board has no present intention of causing the Company to repurchase any shares of Common Stock, other than pursuant to any dividend reinvestment plan, and any such action would be taken only in conformity with applicable Federal and state laws and the requirements for qualifying as a REIT under the Code.

     The Company has previously made loans to third parties, and it may in the future continue to make loans to third parties, including, without limitation, loans to joint ventures in which it participates. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, and the Company does not intend to do so in the future. The Company's policies with respect to such activities may be reviewed and modified from time to time by the REIT Board without the vote of the stockholders.


                   PRICE RANGE OF UNITS AND DISTRIBUTION POLICY


     The Units are listed for trading on the NYSE under the ticker symbol "USV." As of April 25, 1997, there were 7,453,250 Units outstanding and the record number of Unitholders was 1,785. Set forth below are the high and low sale prices for the Units as reported by the NYSE for the indicated periods and the cash dividends declared in such periods (and paid in the subsequent period).



                  1994                      HIGH        LOW     DISTRIBUTION
                  ----                      ----        ---     ------------
     1st quarter                          $16 3/4     $15 7/8      $ .39
     2nd quarter                           17 1/4      15 3/8        .39
     3rd quarter                           17 1/2      16 3/4        .41
     4th quarter                           17 3/8      13            .42
                                                                   -----
                                                                   $1.61
                                                                   -----
                                                                   -----


                                     106


                  1995                      HIGH        LOW     DISTRIBUTION
                  ----                      ----        ---     ------------

     1st quarter                          $16 1/2     $14 1/4      $ .42
     2nd quarter                           17 1/8      15 3/4        .42
     3rd quarter                           18 7/8      16 3/4        .43
     4th quarter                           20 1/4      18            .44
                                                                   -----
                                                                   $1.71
                                                                   -----
                                                                   -----

                  1996                      HIGH        LOW     DISTRIBUTION
                  ----                      ----        ---     ------------

     1st quarter                          $23 3/8     $19 1/2      $ .47
     2nd quarter                           25          21 1/8        .48
     3rd quarter                           25 3/8      21 1/2        .485
     4th quarter                           28 1/4      22 5/8        .50
                                                                   ------
                                                                   $1.935
                                                                   ------
                                                                   ------

                  1997                      HIGH        LOW     DISTRIBUTION
                  ----                      ----        ---     ------------

     1st quarter                          $30 3/8     $27          $ .50
     2nd quarter (through April 25, 1997) $28 1/2     $26 1/2      $  -


     In July 1995, USRP announced its intention to repurchase up to 300,000 units. At that time, management believed that the repurchase of the Units represented a good investment value for USRP and the Unitholders. Through December 31, 1996, USRP had purchased 30,000 Units. No further purchases have been made or are currently contemplated because management currently believes that a better investment value for the Company and the Unitholders is the acquisition of additional restaurant properties.

     The Company intends to maximize the cash available for distributions and enhance stockholder value by acquiring or developing additional restaurant properties that meet its investment criteria. See "The Company--Strategy."
In connection therewith, the Company intends to make regularly quarterly distributions to its stockholders. Currently, on an annualized basis, the distributions made by the Company to its Unitholders is $2.00 per Unit. The Company has historically distributed from 75% to 95% of its estimated cash available for distribution. In order to qualify to be taxed as a REIT, the REIT Corporation must make annual distributions to stockholders of at least 95% of its REIT taxable income (determined by excluding any net capital gain). Under certain circumstances, the REIT Corporation may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. In such a case, the REIT Corporation may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of preferred stock or additional Common Stock.

     Future distributions by the REIT Corporation will be at the discretion of the REIT Board and will depend on the actual results of operation of the REIT Corporation, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the REIT Board deems relevant.
Subject to these restrictions, the REIT Board intends to continue the distribution policy of USRP.

     The Company may in the future implement a dividend reinvestment program under which the stockholders may elect automatically to reinvest distributions in shares of Common Stock. The Company may from time to time repurchase shares of Common Stock in the open market for the purpose of fulfilling its obligations under the program, if adopted, or may elect to issue additional shares of Common Stock.

                              USE OF PROCEEDS

     The REIT Corporation will not receive any cash proceeds from the issuance of the Common Stock offered hereby. In consideration for issuing the Common Stock, as contemplated in this Proxy Statement/Prospectus, the REIT Corporation will receive in exchange Units in like amounts.

                              CAPITALIZATION

     The following table sets forth the capitalization of USRP as of December 31, 1996, and as adjusted to reflect as of December 31, 1996 (i) the purchase of 45 properties for $27,715,000 completed since December 31, 1996, including the value of 118,582 Units of $3,320,000, (ii) the purchase of 16 properties from QSR Income Properties, Ltd. ("QSR") for 277,131 Units (at $28.50 per
Unit), (iii) the purchase of 103 properties from other sellers that as of April 17, 1997 are under binding contracts for $64,148,000, including the value of 210,526 Units valued at $6,000,000, (iv) the additional borrowings of $82,372,000 required to purchase the properties acquired and under contract,
(v) the sale of four properties for $2,892,000, (vi) the Managing General Partner's conversion of the Operating Partnership General Partner Interest or the assignment thereof to USRP (depending upon how the Conversion is effected) and converting the USRP Interest for 850,000 Initial Shares, with the Initial Shares valued at the current market price of a Unit (assumed $28.50 per share), and the related cost of the Conversion aggregating $580,000 as if such transactions had occurred on such date, and (vii) consolidation with the REIT Corporation. The information presented below should be read in conjunction with the Pro Forma Balance Sheet of the Company (and the accompanying note disclosures thereto) included elsewhere in this Proxy Statement/Prospectus.


                                                                                 COMPANY ON A PRO
                                                                                   FORMA BASIS
                                                                   USRP ACTUAL     AS ADJUSTED
                                                                   -----------   ----------------
                                                                             Unaudited
                                                                      (IN THOUSANDS, EXCEPT
                                                                       UNIT AND SHARE DATA)
Line of credit and long term debt                                    $ 69,486        $151,858
Obligations under capitalized lease                                       362             362
                                                                     --------         --------

                                                                       69,848         152,220
Equity of General Partners and Unitholders:
   Interest of Managing General Partner                                 1,163
   Interest of Unitholders:
      6,894,003 Units issued and outstanding                          103,120
Shares of capital stock, par value $.001 per share; authorized;
  10,000,000 shares of Preferred Stock, 45,000,000 shares
  of Common Stock, and 5,000,000 shares of Excess
  Stock; issued and outstanding: 8,352,000 shares
  of Common Stock on a pro forma basis(c)                                                    9 (a)
Additional paid in capital                                                             146,098 (a)
Accumulated deficit                                                         -          (23,611)(b)

                                                                      104,283          122,496
                                                                     --------         --------
Total Capitalization                                                 $174,131         $274,716
Capitalization allocable to unitholders                              $170,683              N/A
Book Value per Unit/Share                                            $  24.76         $  32.89
                                                                     --------         --------
                                                                     --------         --------


--------------------
(a) Reflects conversion of the Managing General Partner's and limited partners' units into shares of common stock of the REIT.

(b)  Reflects the costs and fees as follows:

     Cost of Conversion                                    $   580
     Cost of property management contract                   23,031
                                                           -------
                                                           $23,611
                                                           -------
                                                           -------

(c) Excludes 350,000 Units/Shares issuable upon exercise of options held by the Managing General Partner.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company is currently managed by the Managing General Partner. Upon consummation of the Conversion, the Company will be managed by members of the REIT Board initially comprised of the current directors of the Managing General Partner. It is anticipated that the REIT Board will be expanded in 1997 to include additional independent directors. The REIT Board is divided into three classes as nearly equal in number as possible, with the term of office of one class expiring in each year. The directors will be responsible for electing the Company's executive officers, who will serve at the discretion of the REIT Board. Robert J. Stetson, President and Chief Executive Officer of the Managing General Partner, will serve as the REIT Corporation's President and Chief Executive Officer and Fred H. Margolin, Chairman of the Board, Secretary and Treasurer of the Managing General Partner, will serve as Chairman of the REIT Board. The persons who will be directors, executive officers of the REIT Corporation following consummation of the Conversion and the Termination are as follows:

                                                POSITION(S) AND
             NAME                 AGE             OFFICES HELD
             ----                 ---           ---------------
     Robert J. Stetson             46           Chief Executive Officer,
                                                President and Director

     Fred H. Margolin              47           Chairman of the Board,
                                                Secretary, Treasurer

     Gerald H. Graham              59           Director

     David K. Rolph                48           Director

     Darrel L. Rolph               59           Director

     Eugene G. Taper               59           Director


     ROBERT J. STETSON. Mr. Stetson is the President, Chief Executive Officer and a director of the REIT Corporation. Since 1978, Mr. Stetson has been primarily engaged in restaurant chain management, including the acquisition and management of restaurant properties. Prior to 1987, Mr. Stetson served in several positions with PepsiCo Inc. and its subsidiaries, including Chief Financial Officer of Pizza Hut. From 1987 until 1992, Mr. Stetson served as a senior executive in restaurant and retailing subsidiaries of Grand Metropolitan PLC, the ultimate parent corporation of Burger King. During this period, Mr. Stetson served as the Chief Financial Officer and later President-Retail Division of Burger King and Chief Financial Officer and later Chief Executive Officer of Pearle
Vision. As Chief Financial Officer of Burger King, Mr. Stetson was responsible for managing more than 750 restaurants that Burger King leased to tenants. Mr. Stetson is also a director of Bayport Restaurant Group, a publicly-traded restaurant company. Mr. Stetson received a Bachelor of Arts degree from Harvard College and an M.B.A. from Harvard Business School. Mr. Stetson is 46 years old.

     FRED H. MARGOLIN. Mr. Margolin is the Chairman of the Board, Secretary, Treasurer and a director of the REIT Corporation. In 1977, Mr. Margolin founded Intercon General Agency, a national insurance agency specializing in the development and marketing of insurance products for financial institutions. Mr. Margolin served as the Chief Executive Officer of Intercon General Agency from its inception until its sale to a public company in 1982. In 1989, Mr. Margolin founded and became the President of American Eagle Premium Finance Company, one of the largest independent premium finance companies in Texas. From 1982 through 1988, Mr. Margolin developed and then leased or sold shopping centers having an aggregate cost of approximately $50,000,000. Mr. Margolin received a Bachelor of Science degree from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Margolin is 47 years old.

     GERALD H. GRAHAM. Mr. Graham is a director of the REIT Corporation. Mr. Graham is a professor and the Dean of the Barton School of Business at Wichita State University. Mr. Graham is 59 years old.

     DAVID K. ROLPH. Mr. Rolph is a director of the REIT Corporation. Mr. Rolph is the President of the Tex-Mex restaurant chain, "Carlos O'Kellys" and the Vice President of Sasnak Management Corp., a restaurant management company, positions he has held for the past five years. Mr. Rolph is 48 years old.

     DARREL L. ROLPH. Mr. Rolph is a director of the REIT Corporation. Mr. Rolph is the Secretary of "Carlos O'Kellys" and the President of the Sasnak Management Corp., a restaurant management company, positions he has held for
the past five years.   Mr. Rolph is 59 years old.

     EUGENE G. TAPER. Mr. Taper is a director of the REIT Corporation. Mr. Taper is a certified public accountant and a business consultant, since 1993. Prior to 1993, Mr. Taper was a partner of Deloitte & Touche LLP, an international public accounting firm. Mr. Taper is 59 years old.

EXECUTIVE COMPENSATION

     The REIT Corporation was incorporated in January 1997. Accordingly, the REIT Corporation did not pay any cash compensation to its executive officers for the year ended December 31, 1996. The following table sets forth the estimated annualized base salary expected to be paid to each of the REIT Corporation's executive officers for the 1997 fiscal year.


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

                        SUMMARY COMPENSATION TABLE


                                                    ANNUAL COMPENSATION
                                          --------------------------------------
       NAME AND                                                   OTHER ANNUAL
  PRINCIPAL POSITION                       SALARY      BONUS(1)  COMPENSATION(1)
  ------------------                      --------     --------  ---------------
Robert J. Stetson
   President and Chief Executive
   Officer                                $250,000         -            -

Fred H. Margolin
   Chairman of the Board of
   Directors and Secretary                $250,000         -            -

----------------------

(1) Any bonuses or other annual compensation paid to the REIT Corporation's executive officers will be at the discretion of the REIT Board and will be payable following the conclusion of the fiscal year.

EMPLOYMENT AGREEMENTS

     Each of Messrs. Stetson and Margolin will enter into an employment agreement (the "Employment Agreements") with the REIT Corporation on the date of the Termination. Each of the Employment Agreements will expire on the third anniversary of the date thereof. Pursuant to the Employment Agreements, Mr. Stetson will serve as President and Chief Executive Officer of the REIT Corporation and will be paid an annual base salary of $250,000 and Mr. Margolin will serve as Chairman of the Board, Secretary and Treasurer of the REIT Corporation and will be paid an annual base salary of $250,000. The Employment Agreements provide for salary raises at the discretion of the REIT Board, provided that, prior to December 31, 2000, neither Mr. Stetson nor Mr. Margolin will receive cash compensation (I.E., excluding the value of any equity-based compensation, such as stock options or shares of restricted stock) in excess of $300,000.

     Under the terms of the respective Employment Agreements, if the covered executive's employment with the REIT Corporation is terminated by the REIT Corporation other than for "cause" (as defined in the Employment Agreement) or by "constructive discharge" (as defined in the Employment Agreement), the terminated executive will be entitled to receive an amount equal to two times the highest annualized rate of salary prior to the date of termination. The Employment Agreements also provide that the covered executive may terminate his employment for any reason upon six months' prior written notice. In the event of such a termination, the REIT Corporation will be obligated to pay the executive the compensation due him up to the effective date of termination.
The Employment Agreements also provide for the payment of severance compensation in an amount equal to 2.99 times the covered executive's compensation which includes both salary and any cash bonus). In the event such covered executive's employment is terminated without cause or by constructive discharge within three years following a "change in control" (as defined in the Employment Agreement).



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

INDEMNIFICATION AGREEMENTS

     The REIT Corporation will enter into indemnification agreements requiring the REIT Corporation to indemnify its officers and directors, and advance expenses, to the maximum extent permitted by Maryland law. See "Certain Provisions of Maryland Law and of the REIT Corporation's Articles and Bylaws-- Limitation of Liability and Indemnification."

INSURANCE

     The REIT Corporation will have directors' and officers' liability insurance in the aggregate amount of $____ million. Directors' and officers' liability insurance generally insures (i) the directors and officers of the REIT Corporation from any claim arising out of an alleged wrongful act by the directors and officers in their respective capacities as directors and officers and (ii) the REIT Corporation to the extent that it has indemnified a director or officer for such loss.

CERTAIN TRANSACTIONS WITH RELATED PARTIES

     In connection with the Termination, the Managing General Partner will withdraw as the managing general partner of the Partnerships and convert the Operating Partnership General Partner Interest or assign such interest to USRP (depending upon the Conversion is effected) and convert the USRP Interest for the Acquisition Shares. See "The Conversion--Termination of Property Management Contract and Partnership Interests."


                         PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by (i) each person who is expected to be a stockholder of the REIT Corporation holding more than 5% of the outstanding shares of Common Stock, (ii) each director and each executive officer and (iii) all directors and executive officers of the REIT Corporation as a group. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person after completion of the Conversion and the Termination, assuming the Conversion is effected through the Merger.

 NAME AND ADDRESS OF              NUMBER OF SHARES     PERCENTAGE OF ALL
 BENEFICIAL OWNER(1)             BENEFICIALLY OWNED         SHARES
 -------------------             ------------------    -----------------
Robert J. Stetson                    484,137(2)              6.6%
Fred H. Margolin                     498,102(2)              6.8%
David K. Rolph                       507,637(2)              6.9%
Darrel L. Rolph                      469,637(2)              6.4%
Eugene G. Taper                          540                   *
QSV Properties, Inc.                 469,637(3)              6.4%
All directors and
  executive officers
  as a group (6 persons)             551,142(2)              7.5


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

--------------
*    Less than 1%.

(1) The address of each of these persons and entities is 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230.
(2) Includes 469,637 shares beneficially owned by QSV Properties, Inc., of which Messrs. Stetson, Margolin, David Rolph and Darrel Rolph are the stockholders and directors.
(3) Includes 69,637 shares to be issued as part of the Acquisition Price and 350,000 shares issuable upon the exercise of an option which is immediately exercisable.


                       DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF SECURITIES

     The summary of the terms of the REIT Corporation's capital stock set forth below does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Articles and the REIT Corporation's Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus constitutes a part. See "Available Information."

GENERAL

     The Articles authorize the REIT Corporation to issue up to 45 million shares of Common Stock, par value $.001 per share, 10 million shares of Preferred Stock, par value $.001 per share, and five million shares of excess stock, par value $.001 per share (the "Excess Stock"). Upon completion of the Conversion, assuming the Merger Alternative is used, ___________ shares of Common Stock will be issued and outstanding. Under the MGCL, stockholders generally are not liable for the corporation's debts or obligations.

COMMON STOCK

     All shares of Common Stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of the Preferred Stock and any other shares or series of stock hereinafter designated by the REIT Board, holders of shares of Common Stock will be entitled to receive dividends on the stock if, as and when authorized and declared by the board of directors of the REIT Corporation out of assets legally available therefor and to share ratably in the assets of the REIT Corporation legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for payment of, all known debts and liabilities of the REIT Corporation. The REIT Corporation intends to pay regular quarterly dividends.

     Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Holders of shares of Common Stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the REIT Corporation.

     Shares of Common Stock will have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights.

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions unless approved by the holders of at least two-thirds of the shares of stock entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's charter. The Articles provide for the vote of the holders of a majority of the shares of stock outstanding and entitled to vote on the matter to approve any of such actions, except for amendments to the Articles relating to the number of directors and the classification of the board of directors of the REIT Corporation which require approval of holders of at least two-thirds of the shares of stock entitled to vote on the matter.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the REIT Board. Prior to issuance of shares of each series, the REIT Board is required by the MGCL and the Articles to fix for each such series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by the MGCL. The REIT Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority of, shares of Common Stock might receive a premium for their shares of Common Stock over the then-prevailing market price of those shares of Common Stock. No shares of Preferred Stock are outstanding and the REIT Corporation has no present plans to issue any Preferred Stock.

RESTRICTIONS ON TRANSFER

     For the REIT Corporation to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the issued and outstanding shares of capital stock of the REIT Corporation may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the REIT Corporation must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

     Because the REIT Board believes it is essential for the REIT Corporation to continue to qualify as a REIT, the Articles, subject to certain exceptions described below, provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 8.75% of the number of outstanding shares of Common Stock, except for QSV which may own initially no more than 15.0% of the number of such outstanding shares, or (ii) 9.8% of the number of outstanding shares of Preferred Stock of any series of Preferred Stock (together, the "Ownership Limitation"). The Ownership Limitation with respect to the shares of Common Stock will be increased, to a maximum of 9.8%, and the ownership limit applicable to QSV will be decreased, subject to a minimum percentage equal to the Ownership Limitation in proportion to any reduction in QSV's direct or indirect percentage ownership of the REIT Corporation as a result of additional issuances or dispositions of securities of the REIT Corporation.

     Any transfer of Common Stock or Preferred Stock that would (a) result in any person (other than QSV with respect to shares of Common Stock) owning, directly or indirectly, Common Stock or Preferred Stock in excess of the Ownership Limitation, (b) result in QSV owning, directly or indirectly, in excess of 15.0% of the number of outstanding shares of Common Stock (or the decreased percentage that may be applicable), (c) result in the Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iv) result in the REIT Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (v) cause the REIT Corporation to own, directly or constructively, 10% or more of the ownership interests in a tenant of the REIT Corporation's or the Operating Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such shares of Common Stock or Preferred Stock. Such Common Stock or Preferred Stock will be designated as "Excess Stock" and transferred automatically to a trust (the "Trust") effective on the day before the purported transfer of such Common Stock or Preferred Stock. The record holder of the shares of Common Stock or Preferred Stock that are designated as Excess Stock (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to the REIT Corporation for registration in the name of the Trust. The Trustee of the Trust will be designated by the REIT Corporation, but will not be affiliated with the REIT Corporation. The beneficiary of the Trust (the "Beneficiary") will be one or more charitable organizations that are named by the REIT Corporation.

     Excess Stock will remain issued and outstanding shares of Common Stock or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trust will receive all dividends and distributions on the Excess Stock and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Excess Stock. The Trustee will designate a permitted transferee of the Excess Stock, provided that the permitted transferee (i) purchases such Excess Stock for valuable consideration and (ii) acquires such Excess Stock without such acquisition resulting in a transfer to another Trust and resulting in the redesignation of such shares of Common Stock or Preferred Stock as Excess Stock.

     The Prohibited Owner with respect to Excess Stock will be required to repay the Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Excess Stock and (ii) the record date for which was on or after the date that such shares became Excess Stock. The Prohibited Owner generally will receive from the Trustee the lesser of (a) the price per share such Prohibited Owner paid for the shares of Common Stock or Preferred Stock that were designated as Excess Stock (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) and (b) the price per share received by the Trustee from the sale of such Excess Stock. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Excess Stock will be deemed to have been offered for sale to the REIT Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the REIT Corporation, or its designee, accepts such offer. The REIT Corporation will have the right to accept such offer for a period of 90 days after the later of
(i) the date of the purported transfer which resulted in such Excess Stock and
(ii) the date the Company determines in good faith that a transfer resulting in such Excess Stock occurred.

     "Market Price" means the average of the Closing Price for the ten consecutive trading days immediately preceding the relevant date. "Closing Price" on any day shall mean the last sale price, regular way on such day, or, if no such sale takes place on that day, the average of the closing bid and asked prices, regular way, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE, or if the affected class or series of capital stock is not so listed or admitted to trading, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange (including the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System) on which the affected class or series of capital stock is listed or admitted to trading or, if the affected class or series of capital stock is not so listed or admitted to trading, the last quoted price or, if not quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal automated quotation system then in use or, if the affected class or series of capital stock is not so quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the REIT Board making a market in the affected class or series of capital stock, or, if there is no such market maker or such closing prices otherwise are not available, the fair market value of the affected class or series of capital stock as of such day, as determined by the REIT Board in its discretion.

     Any person who acquires or attempts to acquire shares of Common Stock or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Stock that were transferred to a Trust, will be required (i) to give immediate written notice to the REIT Corporation of such event and (ii) to provide to the REIT Corporation such other information as the REIT Corporation may request in order to determine the effect, if any, of such transfer on the REIT Corporation's status as a REIT.

     The Articles require all persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock and Preferred Stock, within 30 days after January 1 of each year, to provide to the REIT Corporation a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares of Common Stock and Preferred Stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the REIT Corporation such additional information as the REIT Corporation may request in order to determine the effect, if any, of such ownership on the REIT Corporation's status as a REIT and to ensure compliance with the Ownership Limitation.

     The Ownership Limitation generally will not apply to the acquisition of shares of Common Stock or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the REIT Board, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as the REIT Board may direct, may exempt a person from the Ownership Limitation under certain circumstances. However, the REIT Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, of shares of beneficial interest of the REIT Corporation in excess of the Ownership Limit would result in the termination of the REIT Corporation's status as a REIT. The foregoing restrictions will continue to apply until (i) the REIT Board determines that it is no longer in the best interests of the REIT Corporation to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of the stockholders of the Company.

      All certificates representing shares of Common Stock or Preferred Stock will bear a legend referring to the restrictions described above.

     The Ownership Limitation could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium for their shares over the then-prevailing market price or which these holders might believe to be otherwise in their best interest.

                        CERTAIN PROVISIONS OF MARYLAND LAW
                AND OF THE REIT CORPORATION'S ARTICLES AND BYLAWS

     The following discussion summarizes certain provisions of the MGCL and the Articles and the REIT Corporation's Bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles and the REIT Corporation's Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. See "Available Information."

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Bylaws provide that the number of directors of the REIT Corporation shall be as set forth in the Articles or as may be established by the REIT Board but may not be fewer than the minimum number required by Maryland law (currently three) nor more than
15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the directors then in office. The stockholders may elect a director to fill a vacancy on the REIT Board which results from the removal of a director. Pursuant to the terms of the Articles, following the IPO, the directors will be divided into three classes. One class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1998, another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999 and another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years. The REIT Corporation believes that classification of the REIT Board will help to assure the continuity and stability of the REIT Corporation's business strategies and policies as determined by the REIT Board.

     The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the REIT Corporation, even though such an attempt might be beneficial to the REIT Corporation and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the REIT Board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Further, holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Articles limit the liability of the REIT Corporation's directors and officers to the REIT Corporation and its stockholders to the fullest extent permitted from time to time by the MGCL. The MGCL presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) to the extent that a judgment or other final adjudication is entered adverse to the director or officer in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the REIT Corporation or its stockholders to obtain other relief, such as an injunction or rescission.

     The Articles require the REIT Corporation to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the MGCL. The MGCL permits a corporation, subject to certain exceptions, to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate

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

dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to
Section 14 of the Securities Act.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Bylaws of the REIT Corporation contain a provision exempting from these provisions of the MGCL any business combination involving QSV (or its affiliates) or any other person acting in concert as a group with any of the foregoing persons.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of

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

two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

AMENDMENT TO THE ARTICLES

     The Articles may be amended by the affirmative vote of the holders of a majority of all shares entitled to be voted on the matter, except for the provision relating to the classification of the REIT Board which may be amended only by the affirmative vote of the holders of not less than two-thirds of all shares entitled to be voted on the matter.

DISSOLUTION OF THE COMPANY

     The Articles permit the dissolution of the REIT Corporation by (i) the affirmation or vote of a majority of the entire REIT Board declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of

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

stockholders and (ii) upon proper notice, stockholder approval by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter or the written consent of all the votes entitled to be cast on this matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The REIT Corporation's Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the REIT Board and the proposal of business to be considered by stockholders may be made only
(i) by, or at the direction of, a majority of the REIT Board or (ii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the REIT Corporation's Bylaws.

     The provisions in the Articles on classification of the REIT Board, the business combination and control share acquisition provisions of the MGCL and the advance notice provisions of the REIT Corporation's Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

MEETINGS OF STOCKHOLDERS

     Beginning in 1998, an annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the REIT Corporation shall be held on the last Thursday in April or such date within 30 days of such day as set by the REIT Board.

     Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of the stockholders may be called by the Chairman of the REIT Board, by the Chief Executive Officer of the REIT Corporation, by the President of the REIT Corporation, by the REIT Board pursuant to a resolution adopted by a majority of all directors or by the Secretary of the REIT Corporation upon the written request of the holders of 25% or more of the outstanding voting stock. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted upon at such meeting.

              COMPARATIVE RIGHTS OF UNITHOLDERS AND STOCKHOLDERS

GENERAL

     USRP is organized as a Delaware limited partnership and the REIT Corporation is organized as a corporation under the laws of the State of Maryland. As a Delaware limited partnership, USRP is subject to the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA"). As a Maryland corporation, the REIT Corporation is subject to the MGCL.

     The discussion of the comparative rights of Unitholders of the Partnership and stockholders of the REIT Corporation set forth below does not purport to be complete and is

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

subject to and qualified in its entirety by reference to the Delaware RULPA and the MGCL and also to the Master Partnership Agreement of USRP and the Articles and Bylaws of the REIT Corporation.

     The REIT Corporation has been organized under the MGCL pursuant to Articles of Incorporation filed January 29, 1997.

MANAGEMENT

     The Master Partnership Agreement of USRP provides that, with certain limited exceptions, the Managing General Partner has exclusive discretion to manage and control the business and affairs of the Partnership. The Managing General Partner may be removed for cause upon the affirmative vote of more than fifty percent (50%) of the total number of all outstanding Units held by all Limited Partners of record. "Cause," for purposes of the Master Partnership Agreement, means actual fraud, gross negligence, or willful or wanton misconduct. The Managing General Partner may be removed without cause upon the affirmative vote of more than eighty percent (80%) of the total number of all outstanding Units held by all Limited Partners of record. The directors of the Managing General Partner are elected by the stockholders of the Managing General Partner.

     Pursuant to the MGCL, the business and affairs of a corporation are managed by or under the direction of its board of directors. The MGCL further provides that the board of directors may be divided into classes. In accordance with this authority, the Articles provides for three classes of directors. The Articles provide that the number of directors of the REIT Corporation cannot be less than three (3) nor more than fifteen (15). Under the Articles, the directors are divided in three classes, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of stockholders. At each annual meeting of stockholders, one class of directors will be elected for a term of three years and the directors in the other two classes will continue in office. Under the Articles, a director may be removed, for cause only, at a meeting of stockholders called for that purpose, by the holders of not less than two-thirds of the outstanding Common Stock entitled to vote in the election of directors. As a result, a greater vote will be required to change management of the Company following the Conversion. See "Risk Factors--Comparative Rights of the Units and Common Stock." "Cause," for purposes of the Articles, means acts or omissions constituting active and deliberate dishonesty established by a final judgment or actual receipt of an improper benefit or profit in money, property or services. Any vacancy (including a vacancy created by an increase in the number of directors) will be filled, at any regular meeting or any special meeting of the directors called for that purpose, by a majority of the REIT Board.

VOTING RIGHTS

     Under the Master Partnership Agreement, Limited Partners have voting rights with respect to (i) the removal and replacement of the General Partners;
(ii) the merger of USRP; (iii) the sale of substantially all of USRP's assets;
(iv) the dissolution of USRP or the Operating Partnership; and (v) material amendments to the Partnership Agreements. Each Unit entitles the Limited Partner to cast one vote on all matters presented to the Limited Partners. Generally, approval of matters submitted to the Limited Partners requires the affirmative vote of Limited Partners owning more than 50% of the Units then outstanding. Certain limited matters require the approval of a specified super-majority of the Units then outstanding.

     The Articles provide that the stockholders of the REIT Corporation shall be entitled to vote only on the following matters: (i) election or removal of directors; (ii) amendment of the Articles (except as described below under "-- Amendment of Master Partnership Agreement and Articles of Incorporation");
(iii) termination of the REIT Corporation's existence; (iv) reorganization of the REIT Corporation; and (v) merger, consolidation or share exchange of the REIT Corporation, or the sale or disposition of substantially all of the REIT Corporation's assets. Generally, matters submitted to the stockholders require the affirmative vote of stockholders holding a majority of the outstanding Common Stock present in person or by proxy entitled to vote thereon at a duly convened meeting of stockholders.

     The Bylaws of the REIT Corporation require notice at least 60 days and not more than 90 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder (a) to nominate a director or (b) to propose new business other than pursuant to notice of the meeting. The Bylaws contain a similar notice requirement in connection with the nomination of directors at a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to act in compliance with the notice provisions will make stockholders unable to nominate directors or propose new business. There is no similar provision in the Master Partnership Agreement.

SPECIAL MEETINGS

     Special meetings of Limited Partners may be called by the Managing General Partner or by Limited Partners owning at least 20% of the outstanding Units.

     Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of the stockholders may be called by the Chairman of the REIT Board, by the Chief Executive Officer of the REIT Corporation, by the President of the REIT Corporation, by the REIT Board pursuant to a resolution adopted by a majority of all directors or by the Secretary of the REIT Corporation upon the written request of the holders of 25% or more of the outstanding voting stock. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted upon at such meeting.

AMENDMENT OF MASTER PARTNERSHIP AGREEMENT AND ARTICLES OF INCORPORATION

     The Master Partnership Agreement may be amended solely by action of the Managing General Partner to reflect: (i) a change in the name of USRP or the location of the principal place of business of USRP; (ii) the admission, substitution, termination or withdrawal of partners in accordance with the Master Partnership Agreement; (iii) a change that is necessary to qualify USRP as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the Managing General Partner to ensure that USRP will not be treated as an association taxable as a corporation for federal income tax purposes; (iv) a change that is (a) of an inconsequential nature and does not adversely affect the Limited Partners in any material respect; (b) necessary or desirable to cure any ambiguity, to correct or supplement any provision of the Master Partnership Agreement that would be inconsistent with any other provision of the Master Partnership Agreement or to make any other provision with respect to matters or questions arising under the Master Partnership Agreement that will not be inconsistent with the provisions of the Master Partnership Agreement; (c) necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Federal, state or local agency or contained in any Federal, state or local law; (d) necessary or desirable to facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading, compliance with any of which the Managing General Partner deems to be in the interests of USRP and the Limited Partners; or (e) required or contemplated by the Master Partnership
Agreement; (v) a change in any provision of the Master Partnership Agreement which requires any action to be taken by or on behalf of the Managing General Partner or USRP pursuant to the requirements of applicable Delaware law if the provisions of applicable Delaware law are amended, modified or revoked so that the taking of such action is no longer required; or (vi) any other amendments similar to the foregoing. In all other cases, an amendment to the Master Partnership Agreement must generally be approved by Limited Partners holding a majority of the Units then outstanding. In certain limited circumstances, a proposed amendment to the Master Partnership Agreement may only be effected by a specified super-majority vote of the Limited Partners. Even in cases where Limited Partner approval is required, no amendment may be effected without the approval of the Managing General Partner.

     An amendment to the Articles (other than the provision relating to the classification of the REIT Board) requires the recommendation of the REIT Board and the affirmative vote of a majority of the outstanding Common Stock present in person or by proxy entitled to vote at a duly convened meeting of stockholders. An amendment to the provision of the Articles relating to the classification of the REIT Board requires the recommendation of the REIT Board and the affirmative vote of two-thirds of all shares of Common Stock entitled to be voted on the matter.

     As a result of these differences with respect to voting rights and procedures to amend the charter documents of USRP and the REIT Corporation, the REIT Corporation's policies with respect to investments, financings, affiliate transactions and certain other activities may be amended or revised from time to time at the discretion of the REIT Board without a vote of the stockholders of the REIT Corporation, while any such change in investment policy by USRP would necessitate amending the Master Partnership Agreement requiring a vote of Limited Partners. Therefore, although it has no current intention to do so, the REIT Board could alter the investment policies of the Company so that it no longer invests in restaurant properties.

LIMITED LIABILITY

     Pursuant to the Delaware RULPA, Limited Partners are not liable for the obligations of USRP unless they are also a general partner or, in addition to the exercise of rights and powers as a Limited Partner, they participate in the control of USRP. However, if a Limited Partner does participate in the control of USRP, he is liable only to persons who transact business with

USRP reasonably believing, based upon the Limited Partner's conduct, that the Limited Partner is a general partner.

     Pursuant to the MGCL and the Articles, the personal liability of the stockholders of the REIT Corporation is limited to the fullest extent permitted from time to time by the MGCL.

     While Delaware law and Maryland law, respectively, afford Limited Partners in USRP and stockholders in the REIT Corporation protection against personal liability for obligations of USRP and the REIT Corporation, certain jurisdictions may not recognize limitations on personal liability to the extent such claims are not satisfied by USRP or the REIT Corporation. The Board of Directors believes that any risk of personal liability would generally be limited to situations in which USRP's or the REIT Corporation's public liability insurance coverage would be insufficient to satisfy claims.

DISSOLUTION OF THE PARTNERSHIP AND THE REIT CORPORATION AND TERMINATION OF REIT STATUS

     Under the terms of the Master Partnership Agreement, the Limited Partners may compel the dissolution of USRP prior to the expiration of its term on December 31, 2035 by the affirmative vote of more than fifty percent (50%) of the total number of all outstanding Units held by all Limited Partners of record. USRP is subject to dissolution upon a sale of all or substantially all of USRP's properties, which sale may be made with the approval of the Managing General Partner and a majority in interest of the Limited Partners.

     The MGCL permits the voluntary dissolution of the REIT Corporation by the affirmative vote of the holders of not less than two-thirds of the outstanding Common Stock at a meeting of stockholders called for that purpose. A merger, consolidation or sale of substantially all of the assets of the REIT Corporation must be approved by the affirmative vote of the holders of not less than a majority of the outstanding Common Stock at a meeting of stockholders called for that purpose.

     The Articles permit the REIT Board to terminate the status of the REIT Corporation as a REIT under the Code at any time. Consequently, although both Limited Partners and stockholders have voting rights with regard to the dissolution of USRP and of the REIT Corporation, respectively, such voting rights differ in limited respects.

LIQUIDATION RIGHTS

     In the event of liquidation of USRP, holders of all Units and the Managing General Partner would be entitled to share ratably, in accordance with their percentage interests, in any assets remaining after the satisfaction of obligations to creditors.

     In the event of liquidation of the REIT Corporation, the holders of Common Stock would be entitled to share ratably in any assets remaining after satisfaction of obligations to creditors and any liquidation preferences on any series of Preferred Stock that may then be outstanding.

LIMITATIONS OF LIABILITY OF GENERAL PARTNERS AND TRUSTEES

     The Master Partnership Agreement provides that the Managing General Partner, its affiliates and all officers, directors, employees and agents of the Managing General Partner and its affiliates shall not be liable to USRP or the Limited Partners for losses sustained or liabilities incurred as a result of any acts or omissions of the Managing General Partner or such other persons if the conduct of the applicable person did not constitute acts of actual fraud, gross negligence, or willful or wanton misconduct and the applicable person acted in good faith and in a manner it believed to be in, or not opposed to, the interests of the Partnership.

     The Articles contain a provision eliminating the personal liability of a director to the REIT Corporation or its stockholders for monetary damages to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted.

INDEMNIFICATION

     The Master Partnership Agreement provides that USRP shall indemnify and hold harmless the Managing General Partner, its affiliates and all officers, directors, employees and agents of the Managing General Partner and its affiliates to the maximum extent permitted by law provided that the indemnitee's conduct did not constitute actual fraud, gross negligence, or willful or wanton misconduct and provided further that the indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the interests of USRP, and, with respect to any original proceeding, had no reasonable cause to believe its conduct was unlawful.

     The Articles provide that the REIT Corporation shall provide any indemnification permitted by the laws of the State of Maryland and shall indemnify directors, officers, agents and employees as follows: (i) the REIT Corporation shall indemnify its directors and officers, whether serving the REIT Corporation or at its request and any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) the REIT Corporation shall indemnify other employees and agents, whether serving the REIT Corporation or at its request any other entity, to such extent as shall be authorized by the REIT Board or the REIT Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

DERIVATIVE ACTIONS

     The Delaware RULPA allows a Limited Partner to institute legal action on behalf of USRP (a derivative action) to recover damages from a third party or from a general partner where the general partner has failed to institute the action. In addition, a Limited Partner may institute legal action on behalf of himself and other similarly situated Limited Partners (a class action) to recover damages from a General Partner for violations of his fiduciary duties to the Limited Partners. Limited Partners may also have rights to bring actions in Federal court to enforce Federal rights.

     Under the MGCL, a stockholder may bring an action on behalf of the REIT Corporation to recover a judgment in its favor (a derivative action) where the directors have failed to institute the action. The provisions of the MGCL relating to derivative actions are substantially similar to the provisions of the Delaware RULPA relating to such actions.

INSPECTION OF BOOKS AND RECORDS

     Upon twenty (20) days prior written notice, at his own expense and for a valid business purpose related to the conduct of USRP's business, a Limited Partner may have access to non-confidential, non-proprietary information regarding USRP, including tax returns, a current list of the name and last known business, residence or mailing address of each partner, a copy of USRP's governing instruments, and certain other information regarding the affairs of USRP. The foregoing is subject to the Managing General Partner's right to keep confidential from Limited Partners, for such period of time as the Managing General Partner deems reasonable, any information which the Managing General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Managing General Partner in good faith believes is not in the best interests of USRP or could damage USRP or its business.

     Similarly, upon written request, at a stockholder's own expense and for a proper purpose reasonably related to that stockholder's interest as a stockholder in the REIT Corporation, any person who is a stockholder of record of the REIT Corporation will be granted the right to examine and copy relevant books, minutes and stock transfer records, including a list of stockholders of the REIT Corporation.

DISTRIBUTIONS AND DIVIDENDS

     Distributions and dividends on the Units and the Common Stock may be paid if, as and when declared by the Managing General Partner or the REIT Board, as applicable, in its discretion.

                      FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax considerations affecting the Unitholders as a result of the Conversion. This discussion is directed principally at Unitholders who are United States citizens or residents or domestic corporations, and does not address in all material respects considerations that might adversely affect the treatment of Unitholders who are subject to special treatment under the tax laws (such as insurance companies, cooperatives, financial institutions, broker-dealers, tax exempt organizations or foreign investors). The discussion in this section is based on existing provisions of the Code, existing and proposed Treasury Regulations (the "Regulations"), existing court decisions and existing rulings and other administrative interpretations. There can be no assurance that future Code provisions or other legal authorities will not alter significantly the tax consequences described below. Except for the Ruling requested in connection with the Merger Alternative as described elsewhere in this Proxy Statement/Prospectus, no rulings have been, or will be, obtained from the IRS concerning any of the matters discussed in this section. Because the following represents only a summary, it is qualified in its entirety by the applicable provisions of the Code and regulations, court decisions and IRS rulings and other IRS pronouncements. Winstead Sechrest & Minick P.C., tax counsel to the Company, is of the opinion that, except for statements of fact or as otherwise specifically noted, all information contained under this caption "Federal Income Tax Considerations" is correct in all material respects. Unlike a tax ruling (which will not be sought, except as otherwise described herein), an opinion of counsel, which is based on counsel's review and analysis of existing law, is not binding on the IRS. Accordingly, no assurance can be given that the IRS would not successfully challenge the opinions set forth herein.

     Each Unitholder is advised to consult his own tax advisor about the federal, state, local, foreign and other tax consequences relating to the Conversion.

     A.   THE MERGER ALTERNATIVE

     1.   QUALIFICATION AS NONRECOGNITION TRANSACTION

     It is a condition precedent to the consummation of the Merger that the Managing General Partner shall have received a favorable ruling from the IRS and an opinion of Winstead Sechrest & Minick P.C., as tax counsel, to the effect that the Merger will be treated as part of a "tax-free" transaction described in Section 351 of the Code. Section 351(a) of the Code sets forth the general rule that no gain or loss will be recognized by one or more persons transferring assets to a corporation solely in exchange for the corporation's stock if, immediately after the exchange, the transferors are "in control" of the transferee corporation. "Control" is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. For purposes of the ruling request and its tax opinion, tax counsel will assume that not more than 20% of the Common Stock transferred to the Unitholders and the Managing General Partner pursuant to the Merger will subsequently be sold pursuant to plans or arrangements entered into prior to the Merger. Neither USRP nor the Managing General Partner is aware of any plans or arrangements that have been or will be entered into prior to the Merger which would make this assumption incorrect. The IRS has taken the position in a revenue ruling that the distribution by a partnership of the stock received in a Section 351 exchange to its partners in liquidation of the partnership will not violate the control requirement.

     There are two alternative approaches by which the IRS may rule that the Merger qualifies as a transaction described in Section 351 of the Code. Tax counsel cannot opine as to which alternative approach the IRS might select. Nevertheless, the tax consequences of the two alternatives are similar, but not exactly the same. Under one alternative construction (the "Transfer of Partnership Interests Approach"), the IRS would treat the Merger as if each of the Unitholders had transferred Units to the Reit Corporation in exchange for Common Stock. Under the second alternative (the "Transfer of Assets Approach"), the Merger will be treated as if USRP transferred its assets and liabilities to the Reit Corporation in exchange for Common Stock followed by a distribution of the Common Stock by USRP to the Unitholders and the Managing General Partner in liquidation of USRP.

     Even in the case of a qualified Section 351 exchange, gain will be recognized by the transferor if and to the extent that the amount of the liabilities assumed and taken subject to by the transferee exceeds the aggregate adjusted basis of the property transferred in the exchange. Gain recognized, if any, must be reported as ordinary income, long-term capital gain, or short-term capital gain according to the nature and the holding period of the transferred property.

     Section 351(a) does not apply to transfers of property to an investment company. A REIT is an investment company if the transfer results, directly or indirectly, in "diversification" of the transferors' interests. The purpose of this restriction is to prevent the tax-free pooling of investment assets by more than one transferor. The Ruling from the IRS and the opinion of tax counsel will assume the accuracy of the Managing General Partner's representations that at the time of the Merger there will not be an existing plan or arrangement (i) to achieve diversification of USRP's (or the Unitholders') interests in one or more additional nonrecognition transactions,
(ii) to issue additional Common Stock except pursuant to the Company's dividend reinvestment plan, if any, and pursuant to compensatory stock options that may be granted by the REIT Corporation to key service providers, or (iii) to acquire any additional specific property.

     If the REIT Corporation were to be treated as an investment company or for some other reason Section 351 did not apply to the Merger, USRP would recognize taxable gain or loss in an amount equal to the difference between the total value of the consideration received (the amount of liabilities assumed and taken subject to by the REIT Corporation in the Merger plus the fair market value of the Common Stock received in the exchange) and the adjusted basis in the assets transferred to the REIT Corporation. See "--The Merger Alternative --Tax Consequences to Unitholders--Potential Gain Recognition." Neither USRP nor the Unitholders would recognize gain or loss upon the deemed distribution of the Common Stock.

     2.   TAX CONSEQUENCES TO USRP

     NONRECOGNITION AND TERMINATION. If the Merger is treated as a nonrecognition transaction under Section 351, (a) USRP will not recognize gain under the Transfer of Partnership Interests Approach and (b) USRP will not recognize gain under the Transfer of Assets Approach except to the extent (if any) that the liabilities to which the transferred property is subject plus the liabilities assumed by the REIT Corporation in connection with the Merger exceed the total adjusted basis of the property transferred. It is expected that USRP's aggregate adjusted basis in its assets will exceed the sum of such
liabilities at the time of the Merger.   USRP elected pursuant to Section 754
of the Code to adjust the basis of partnership property with respect to transferee partners in the case of a sale or exchange or a transfer upon the death of a partner of a partnership interest. See "--The Exchange Alternative --Tax Treatment of Operations--Section 754 Election." Although there is some uncertainty as to the impact of these basis adjustments at the USRP level, USRP will treat these amounts as part of USRP's aggregate adjusted basis in its assets for purposes of determining whether gain is recognized upon the Merger. USRP can only estimate the amount of these adjustments because of the imprecise information available concerning transfers of Units in the context of a publicly-traded partnership. It is estimated, however, that such adjustments in the aggregate are substantial and that if the adjustments are excluded from USRP's adjusted basis in its assets, there is a risk that USRP would recognize gain in the Merger. See "--The Merger Alternative--Tax Consequences to Unitholders--Potential

Gain Recognition" and "--The Merger Alternative--Tax Consequences to USRP." It is likely that any gain recognized by USRP would be treated as long term capital gain.

     For federal income tax purposes, under the Transfer of Assets Approach USRP will be deemed to have received the Common Stock and distributed it to its partners pursuant to a liquidation of USRP. USRP will not recognize gain or loss in the deemed liquidation and will terminate upon the distribution of the Common Stock pursuant to the Merger.

     PRE-MERGER TAX TERMINATION OF THE PARTNERSHIP. Section 708 of the Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single twelve-month period, the partnership will be deemed to terminate for tax purposes. It is possible that Units representing 50% or more of the capital and profits interests in USRP have been or might be sold or exchanged within a single twelve-month period prior to the Merger. The foregoing discussion of tax consequences to USRP of the Merger assumes that no such termination has occurred or will occur prior to the Merger.

     Upon a termination of USRP for tax purposes, it would be deemed to have distributed its assets on the date of such termination to the Managing General Partner and the Unitholders who would then be deemed to have contributed such assets to a new partnership. The new partnership would have a new basis in its assets (other than money) equal to the aggregate basis of the Managing General Partner and the Unitholders in their interests in USRP, less any cash deemed distributed to such persons in connection with the termination. Accordingly, if the total basis of the Managing General Partner and Unitholders in their interests in USRP were greater or less than USRP's aggregate basis in its assets immediately prior to the termination, the new partnership's basis in its assets after the termination would be increased or reduced correspondingly. Moreover, the new partnership's basis in its assets following the termination might have to be reallocated among the various assets to reflect the relative fair market values of those assets at the time of termination, which may be less favorable than the previous allocation of basis made in connection with USRP's original acquisition of such assets. A termination of USRP could also cause USRP or its assets to become subject to unfavorable changes in the Federal income tax law made prior to the termination (E.G., a lengthening of the period over which assets are depreciated) but previously not applicable to USRP or its assets because of protective transition rules. Elections made by the terminated partnership would not be applicable to the reconstituted partnership, including the election made by USRP under Section 754 of the Code. USRP would incur additional accounting and administrative costs with respect to the filing of a tax return for the year ending on the date of a technical termination. See "--The Exchange Alternative--Tax Treatment of Operations."

     3.   TAX CONSEQUENCES TO UNITHOLDERS

     GENERAL NONRECOGNITION. It is a condition precedent to consummation of the Merger that the IRS issue a favorable ruling as to treatment of the Merger as part of a transaction described in Section 351 of the Code. As a result of the treatment of the Merger as a nonrecognition transaction under Section 351, the Merger will generally be tax-free to the Unitholders except as described below. See "--Potential Gain Recognition." The Unitholders will not recognize gain or loss upon the receipt of Common Stock in the Merger.

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     POTENTIAL GAIN RECOGNITION.  If the Merger qualifies for nonrecognition treatment under Section 351, under the Transfer of Assets Approach, any gain recognized by USRP would be allocated to the Unitholders and the Managing General Partner. See "--The Merger Alternative--Qualification as Nonrecognition Transaction" and "--The Merger Alternative--Tax Consequences to USRP." Certain Unitholders may recognize gain on the Merger under either the Transfer of Partnership Interests Approach or the Transfer of Assets Approach (even if USRP does not recognize any gain), as follows:

          (a) Upon the Merger, Unitholders will be deemed to receive a cash distribution equal to their share of USRP's nonrecourse indebtedness, which generally will be offset by the inclusion of that share of indebtedness in their adjusted basis in their Units. Any Unitholder, however, whose adjusted basis in his Units at the time of the Merger is less than his share of such indebtedness (I.E., a Unitholder who has a deficit capital account for tax purposes after reflecting any basis adjustments under Section 754 of the Code) will recognize gain to the extent of this difference.

          (b) USRP has elected pursuant to Section 754 of the Code to adjust the basis of partnership property with respect to transferee partners upon the sale or exchange or transfer upon death of a partner of a partnership interest. If as a result of such adjustments, a Unitholder's share of USRP's liabilities assumed by the REIT Corporation exceeds his tax basis in his share of USRP's assets, the Unitholder will recognize gain to the extent of the excess. This result is unlikely for most Unitholders of USRP, although tax counsel cannot opine as to this factual outcome for each Unitholder. See "--The Exchange Alternative--Tax Consequences of Unit Ownership."

     If for any reason the Merger did not qualify for nonrecognition treatment under Section 351, (a) under the Transfer of Partnership Interests Approach, the Unitholders and Managing General Partner would recognize gain or loss as if they had sold their interests in USRP to the Reit Corporation for an amount equal to the value of the Common Stock received by the Unitholders and Managing General Partner in the Merger plus their share of the amount of liabilities assumed or taken subject to by the Reit Corporation in the Merger; and (b) under the Transfer of Assets Approach, USRP would recognize gain or loss on the transfer of its assets to the REIT Corporation as if USRP had sold the assets for an amount equal to the value of the Common Stock received by the Unitholders and Managing General Partner in the Merger, plus the amount of liabilities assumed or taken subject to by the REIT Corporation in the Merger. Such gain recognized would be allocated among the Unitholders and the Managing General Partner. Each Unitholder's basis in the Common Stock received would be increased (or reduced) by the gain (or loss) recognized. Each Unitholder's holding period in the Common Stock received would begin on the day after the Merger.

     ALLOCATION OF GAIN RECOGNIZED. If any gain were to be recognized by USRP in the Merger, the gain (determined without regard to Section 754 adjustments) generally would be allocated among the partners until their capital accounts were equal to the fair market value of the Common Stock to be received in the Merger.

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     SUSPENDED DEDUCTIONS.  Any loss previously allocated to a Unitholder in prior years or during the tax year of the Merger that has not been used because of the at-risk or basis limitations can be used only to the extent of any income or gain recognized on the Merger. Generally, Unitholders subject to the passive activity loss limitations would be able to utilize suspended passive losses from USRP to offset gain that they might be required to recognize on the Merger. Any passive losses not so used may not be available until the Unitholder disposes of his entire interest in the REIT Corporation.

     TAX BASIS IN COMMON STOCK. A Unitholder's aggregate tax basis in all Common Stock received in the Merger will equal his aggregate basis in Units minus his share of partnership liabilities, after adjustment for operations during the taxable year of the Merger and any gain or loss recognized on the Merger, but in any case not less than zero. This basis will be prorated among all Common Stock received by the Unitholder.

     HOLDING PERIOD IN COMMON STOCK. The holding period required for long-term capital gains treatment is more than one year. For holding period purposes, each share of Common Stock will be divided into two parts. Generally, one part will be the portion of the value of the Common Stock that is attributable to any ordinary income assets transferred by USRP in the Merger; its holding period will begin on the day following the Merger. The remaining part will be the portion of the value of the Common Stock that is attributable to capital assets or Section 1231 property (generally property used in a trade or business which has been held for more than one year and is subject to an allowance for depreciation or is real property, other than inventory or property held primarily for sale to customers in the ordinary course of the taxpayer's trade or business) transferred in the Conversion; such part will have a holding period which will include (a) under the Transfer of Partnership Interests Approach, the holding period of the Unitholder in his Units and (b) under the Transfer of Assets Approach, the holding period of USRP in the Common Stock distributed. USRP's holding period in the Common Stock will include the period the assets transferred were held by USRP, provided the assets were capital assets or Section 1231 property on the date of the exchange. Thus, a portion of each share of Common Stock distributed to a Unitholder will have a holding period in the hands of the Unitholder which will include the holding period of USRP in certain assets transferred to the REIT Corporation, while another portion of each such share of Common Stock in the hands of the Unitholder will have a holding period which will commence with the date following the Merger. As a result, a sale or disposition of any such Common Stock by the Unitholder within one year and one day after the date of the Merger will generate both long-term and short-term capital gain or loss, as the case may be, to the Unitholder.

     4.   TAX CONSEQUENCES TO THE REIT CORPORATION

     NONRECOGNITION. The REIT Corporation will not recognize gain or loss on its receipt of USRP's assets in exchange for the Common Stock. Following the Merger, substantially all the assets and liabilities formerly owned by USRP will be owned by the REIT Corporation through the Operating Partnership.

     TAX BASIS AND HOLDING PERIOD IN ASSETS. The aggregate tax basis of the REIT Corporation in its assets following the Merger should equal (a) under the Transfer of Partnership

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Interests Approach, the Unitholders' and Managing General Partner's aggregate tax basis in their interests in USRP on the date of the Merger increased by any gain recognized by them on the Merger or (b) under the Transfer of Assets Approach, USRP's aggregate tax basis in its assets on the date of the Merger increased by any gain recognized by USRP on the Merger. The REIT
Corporation's holding period in the assets will include USRP's holding period.

     DEPRECIATION DEDUCTIONS. The Merger will cause USRP to terminate for tax purposes under Section 708(b)(1)(B) of the Code. Consequently, the REIT Corporation will depreciate the transferred assets over longer lives than USRP utilized. The REIT Corporation's basis in its assets will generate future tax deductions to the REIT Corporation. Although Unitholders with relatively higher bases in their Units may be viewed (through USRP's Section 754 election) as having a greater share of such basis than other Unitholders, no consideration has been given to the expected future tax benefits or detriments in arriving at the number of shares of Common Stock to be received by each Unitholder.

     REPORTING REQUIREMENTS

     Pursuant to Section 1.351-3(a) of the Regulations, either (a) each Unitholder under the Transfer of Partnership Interests Approach or (b) USRP under the Transfer of Assets Approach will be required to file with its income tax return for the tax year of the Merger, a statement which includes a description of (i) the assets transferred, (ii) the Common Stock received in the exchange, and (iii) any liabilities (or share of liabilities) of USRP assumed by the REIT Corporation pursuant to the Merger.

     5.   TAX CONSEQUENCES OF THE REIT CORPORATION'S QUALIFICATION AS A REIT

     The REIT Corporation will elect to be treated as a REIT for federal income tax purposes for its taxable year ending December 31, 1997, and for each subsequent taxable year. Based on certain assumptions and representations that are summarized below, Winstead Sechrest & Minick P.C., counsel to the Company, is of the opinion that the REIT Corporation has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1997 and that its proposed method of operations described in this Proxy Statement/Prospectus will enable it to satisfy the requirements for such qualification. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results. Winstead Sechrest & Minick P.C. will not monitor the REIT Corporation's compliance with these requirements. While the REIT Corporation expects to satisfy these tests, and will use its best efforts to do so, no assurance can be given that the REIT Corporation will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect the REIT Corporation and its stockholders. See "--Failure to Qualify as a REIT." The following is a summary of the material federal income tax considerations affecting the REIT Corporation as a REIT and the Unitholders as its stockholders:

     REIT QUALIFICATION. Entities like the REIT Corporation that invest principally in real estate and that otherwise would be taxed as regular corporations may elect to be treated as REITs when they satisfy certain detailed requirements imposed by the Code. If the REIT Corporation

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qualifies for taxation as a REIT, it generally will not be subject to corporate income tax to the extent the REIT Corporation currently distributes its REIT taxable income to its stockholders. This treatment effectively eliminates the "double taxation" (I.E., taxation at both the corporate and stockholder levels) imposed on investments in most regular corporations. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as to normal corporate tax on taxable income that is not currently distributed to its stockholders. See "-- Taxation of the REIT Corporation as a REIT." In addition, if the REIT Corporation fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates on all of its taxable income. The current maximum federal tax rate for corporations is 35%, but that rate may increase.

     GENERAL QUALIFICATION REQUIREMENTS. The REIT Corporation must be organized as an entity that would, if it does not maintain its REIT status, be taxable as a regular corporation. It cannot be a financial institution or an insurance company. The REIT Corporation must be managed by one or more directors. The REIT Corporation expects to meet, each of these requirements. The REIT Corporation also expects to satisfy the requirements that are separately described below concerning share ownership and reporting, the nature and amounts of the REIT Corporation's income and assets and the levels of required annual distributions.

     SHARE OWNERSHIP; REPORTING. Beneficial ownership of the REIT Corporation must be and is evidenced by transferable shares. The REIT Corporation's capital stock must be held by at least 100 persons for approximately 92% of the days in each taxable year. Not more than 50% of the value of the shares of capital stock may be held, directly or indirectly, applying certain constructive ownership rules, by five or fewer individuals at any time during the last half of each of the REIT Corporation's taxable years. The REIT Corporation is not required to satisfy these 100 person and 50% tests until its second taxable year for which an election is made to be taxed as a REIT. The REIT Corporation believes that its shares of Common Stock will be owned by a sufficient number of investors and in appropriate proportions to permit it to continue satisfying these requirements. To protect against violations of these requirements, the Articles will provide that no person is permitted to own (applying certain constructive ownership tests) more than 8.75% of the outstanding Common Stock (except for QSV which can initially own up to 15% of the outstanding Common Stock, subject to reduction under certain circumstances) or 9.8% of the outstanding Preferred Stock. In addition, the Articles will contain restrictions on transfers of capital stock, as well as provisions that automatically convert shares of stock into nonvoting, non-dividend paying Excess Stock to the extent that the ownership otherwise might jeopardize the REIT Corporation's REIT status. Special rules for determining share ownership apply to certain qualified pension and profit sharing trusts. See "--Taxation of Tax Exempt Entities."

     To monitor the REIT Corporation's compliance with the share ownership requirements, the REIT Corporation is required to maintain records disclosing the actual ownership of common shares. To do so, the REIT Corporation must demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (I.E., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the REIT Corporation's records. Stockholders who fail or refuse to comply

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

with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

     SOURCES OF GROSS INCOME. In order to qualify as a REIT for a particular year, the REIT Corporation also must meet three tests governing the sources of its income. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. In evaluating a REIT's income, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT invests, and any such income will retain the character that it has in the hands of the partnership. The Code allows the REIT Corporation to own and operate a number of its properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and such items of the REIT.

     75% GROSS INCOME TEST. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to the REIT Corporation are: (i) rents from real property; (ii) interest on loans secured by real property; (iii) gain from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of the REIT Corporation's trade or business, referred to below as "dealer property"); (iv) income from the operation and gain from the sale of certain property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property"); (v) distributions on, or gain from the sale of, shares of other qualifying REITs; (vi) abatements and refunds of real property taxes; and (vii) "qualified temporary investment income" (described below). In evaluating the REIT Corporation's compliance with the 75% income test (as well as the 95% income test described below), gross income does not include gross income from "prohibited transactions." A prohibited transaction is one involving a sale of dealer property, not including foreclosure property and certain dealer property held by the REIT Corporation for at least four years.

     The REIT Corporation expects that substantially all of its operating gross income will be considered rent from real property. Rent from real property is qualifying income for purposes of the 75% income test only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. The REIT Corporation does not expect to earn material amounts in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. The REIT Corporation does not intend to lease property and receive rentals based on the tenant's net income or profit. However, rent based on a percentage of gross income is permitted as rent from real property and the REIT Corporation will have leases where rent is based on a percentage of gross income. Also excluded is rent received from a person or corporation in which the REIT Corporation (or any of its 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 of the Code, owns a 10% or greater interest. USRP, through such attribution rules, owns greater than a 10% interest in one tenant which leases three (3) Burger King restaurant properties from the

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Operating Partnership.  However, such non-qualifying income is less than 3.5%
of total gross income of the Operating Partnership. A third exclusion covers amounts received with respect to real property if the REIT Corporation furnishes services to the tenants or manages or operates the property, other than through an "independent contractor" from whom the REIT Corporation does not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if any services provided by the REIT Corporation are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax exempt owner of the property).

     The REIT Corporation will, in most instances, directly operate and manage its assets without using an "independent contractor." The REIT Corporation believes that the only material services to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. The REIT Corporation will not provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, the REIT Corporation believes that substantially all of its rental income will be qualifying income under the 75% income test, and that the REIT Corporation's provision of services will not cause the rental income to fail to be included under that test.

     Upon the REIT Corporation's ultimate sale of properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

     95% GROSS INCOME TEST. In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of the REIT Corporation's gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

     FAILING THE 75% OR 95% TESTS; REASONABLE CAUSE. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources (such as brokerage commissions or other fees for services rendered). This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and such income and other nonqualifying income are expected to be at all times less than 5% of the REIT Corporation's annual gross income. While the REIT Corporation does not anticipate that it will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of the REIT Corporation's gross income, the REIT Corporation could lose its status as a REIT. The REIT Corporation may establish non-qualified REIT subsidiaries to hold assets generating non-qualifying income. The gross income generated by these subsidiaries is not included in the REIT Corporation's gross income. However, dividends from such subsidiaries to the REIT

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Corporation are included in the REIT Corporation's gross income and qualify for the 95% income test.

     If the REIT Corporation fails to meet either the 75% or 95% income tests during a taxable year, it may still qualify as a REIT for that year if (i) it reports the source and nature of each item of its gross income in its Federal income tax return for that year; (ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and
(iii) the failure to meet the tests is due to reasonable cause and not to willful neglect. However, in that case the REIT Corporation would be subject to a 100% tax based on the greater of the amount by which it fails either the 75% or 95% income tests for such year. See "-- Taxation of the REIT Corporation as a REIT."

     30% INCOME TEST. The REIT Corporation also must earn less than 30% of its gross income from the sale or other disposition of: (i) real property and loans secured by real property held for less than four years (other than foreclosure property and involuntarily conversions), (ii) stock or securities held by the REIT Corporation for less than one year and (iii) property in a prohibited transaction. The 30% income test does not have a reasonable cause exception as do the 75% and 95% income tests. Consequently, a failure to meet the 30% income test would terminate the REIT Corporation's status as a REIT automatically. Because the REIT Corporation expects to hold its assets for long-term investment and does not anticipate selling them within four years, the REIT Corporation expects to comply with this requirement.

     CHARACTER OF ASSETS OWNED. On the last day of each calendar quarter, the REIT Corporation also must meet two tests concerning the nature of its investments. First, at least 75% of the value of the total assets of the REIT Corporation generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but exclude mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date the REIT Corporation receives the new capital. Second, although the balance of the REIT Corporation's assets generally may be invested without restriction, the REIT Corporation will not be permitted to own (i) securities of any one non-governmental issuer that represent more than 5% of the value of the REIT Corporation's total assets or (ii) more than 10% of the outstanding voting securities of any single issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

     The REIT Corporation anticipates that it will comply with these asset tests. While some portion of its assets initially may be invested in qualifying temporary debt investments, substantially all of the REIT Corporation's investments will be in properties which should represent qualifying real estate assets.

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     ANNUAL DISTRIBUTIONS TO STOCKHOLDERS.  To maintain REIT status, the REIT
Corporation generally must distribute to its stockholders in each taxable year at least 95% of its net ordinary income (capital gain is not required to be distributed). More precisely, the REIT Corporation must distribute an amount equal to (i) 95% of the sum of (a) its "REIT Taxable Income" before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (ii) certain limited categories of "excess noncash income." REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 15 years following the year in which it was incurred.

     A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to stockholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year (for both the REIT Corporation and its stockholders). Other dividends declared before the due date of the REIT Corporation's tax return for the taxable year (including extensions) also will be treated as paid in the prior year for the REIT Corporation if they are paid
(i) within 12 months of the end of such taxable year and (ii) no later than the REIT Corporation's next regular distribution payment. Dividends that are paid after the close of a taxable year and do not qualify under the rule governing payments made in January that is described above will be taxable to the shareholders in the year paid, even though they may be taken into account by the REIT Corporation for a prior year. A nondeductible excise tax equal to 4% will be imposed on the REIT Corporation for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of the REIT Corporation's "ordinary income" plus (b) 95% of the REIT Corporation's capital gain net income plus (c) income not distributed in earlier years minus (d) distributions in excess of income in earlier years and (e) any amount of REIT taxable income for such year.

     The REIT Corporation will be taxed at regular corporate rates to the extent that it retains any portion of its taxable income (E.G., if the REIT Corporation distributes only the required 95% of its taxable income, it would be taxed on the retained 5%). Under certain circumstances the REIT Corporation may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for the REIT Corporation's funds, or due to timing differences between tax reporting and cash receipts and disbursements (I.E., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although the REIT Corporation does not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available.

     If the REIT Corporation fails to meet the 95% distribution requirement because of an adjustment to the REIT Corporation's taxable income by the IRS, the REIT Corporation may be able to cure the failure retroactively by paying a "deficiency dividend" (as well as applicable interest and penalties) within a specified period.


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     TAXATION OF THE REIT CORPORATION AS A REIT.  The REIT Corporation will adopt the calendar year for Federal income tax purposes, and will use the accrual method of accounting. For each taxable year in which the REIT Corporation qualifies as a REIT, it generally will be taxed only on the portion of its taxable income that it retains (which will include undistributed net capital gain), because the REIT Corporation will be entitled to a deduction for its dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent such class is entitled to such preference. The REIT Corporation does not anticipate that it will pay any such preferential dividends. The Articles provide for the automatic exchange of outstanding shares for Excess Stock in circumstances in which the REIT Corporation's REIT status might otherwise be put into jeopardy (I.E., if a person attempts to acquire a block of shares that would be sufficient to cause the REIT Corporation to fail the requirement that five or fewer individuals may not own more than 50% of the value of the outstanding shares). Because Excess Stock will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect the REIT Corporation's ability to deduct its dividend payments.

     The REIT Corporation would be subject to tax on any income or gain from foreclosure property at the highest corporate rate (currently 35%). A confiscatory tax of 100% applies to any net income from prohibited transactions. In addition, if the REIT Corporation fails to meet either the 75% or 95% source of income tests described above, but still qualifies for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (i) the greater of the amount, if any, by which it failed either the 75% income test or the 95% income test, times (ii) the ratio of the REIT Corporation's REIT Taxable Income to the REIT Corporation's gross income (excluding capital gain and certain other items). The REIT Corporation also will be subject to the minimum tax on items of tax preference (excluding items specifically allocable to the REIT Corporation's stockholders). Finally, under regulations that are to be promulgated, the REIT Corporation also may be taxed at the highest regular corporate tax rate on any built-in gain (I.E., the excess of value over adjusted tax basis) attributable to assets that the REIT Corporation acquires in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after the REIT Corporation acquires such assets.

     FAILURE TO QUALIFY AS A REIT. For any taxable year in which the REIT Corporation fails to qualify as a REIT, it would be taxed at the usual corporate rates on all of its taxable income. Distributions to its stockholders would not be deductible in computing that taxable income, and distributions would no longer be required. Any corporate level taxes generally would reduce the amount of cash available to the REIT Corporation for distribution to its stockholders and, because the stockholders would continue to be taxed on the distributions they receive, the net after tax yield to the shareholders from their investment in the REIT Corporation likely would be reduced substantially. As a result, the REIT Corporation's failure to qualify as a REIT during any taxable year could have a material adverse effect upon the REIT Corporation and its stockholders. If the REIT Corporation loses its REIT status, unless certain relief provisions apply, the REIT Corporation will not be eligible to elect REIT status again until the fifth taxable year which begins after the first year for which the REIT Corporation's election was terminated.


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     If, after forfeiting its REIT status, the REIT Corporation later qualifies and elects to be taxed as a REIT again, the REIT Corporation may face significant adverse tax consequences. Prior to the end of the year in which the REIT Corporation sought to qualify again as a REIT, the REIT Corporation would be required to make distributions sufficient to eliminate any earnings and profits accumulated during its period of non-REIT status. Moreover, immediately prior to the effectiveness of the election to return to REIT status, the REIT Corporation would be treated as having disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to the REIT Corporation's appreciated assets. In that event, however, the REIT Corporation would be permitted to elect an alternative treatment under which those gains would be taken into account only as and when they actually are recognized upon sales of the appreciated property occurring within a ten-year period. The REIT Corporation would be required to distribute at least 95% of any such recognized gains, but it would not receive the benefit of a dividends paid deduction to reduce those taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation (I.E., at the corporate level as well as the stockholder level).

     TAXATION OF STOCKHOLDERS. Distributions generally will be taxable to stockholders as ordinary income to the extent of the REIT Corporation's earning and profits. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year are generally treated as if received by the stockholders on December 31 of the calendar year during which they were declared. Distributions paid to stockholders will not constitute passive activity income, and as a result generally cannot be offset by losses from passive activities of a stockholder who is subject to the passive activity rules. Distributions designated by the REIT Corporation as capital gains dividends generally will be taxed as long term capital gains to stockholders to the extent that the distributions do not exceed the REIT Corporation's actual net capital gain for the taxable year. Corporate stockholders may be required to treat up to 20% of any such capital gains dividends as ordinary income. Distributions by the REIT Corporation, whether characterized as ordinary income or as capital gains, are not eligible for the 70% dividends received deduction for corporations. Stockholders are not permitted to deduct losses or loss carry-forwards of the REIT Corporation. Future regulations may require that the stockholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the REIT Corporation.

     The REIT Corporation may generate cash in excess of its net earnings. If the REIT Corporation distributes cash to stockholders in excess of the REIT Corporation's current and accumulated earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each stockholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares of stock. A stockholder who has received a distribution in excess of current and accumulated earnings and profits of the REIT Corporation may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss.

     Generally, gain or loss realized by a stockholder upon the sale of Common Stock will be reportable as capital gain or loss. If a stockholder receives a long-term capital gain dividend from the REIT Corporation and has held the shares of stock for six months or less, any loss



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incurred on the sale or exchange of the shares is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

     In any year in which the REIT Corporation fails to qualify as a REIT, the stockholders generally will continue to be treated in the same fashion described above, except that no the REIT Corporation dividends will be eligible for treatment as capital gains dividends, corporate stockholders will qualify for the dividends received deduction and the stockholders will not be required to report any share of the REIT Corporation's tax preference items.

     BACKUP WITHHOLDING. The REIT Corporation will report to its stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a stockholder is subject to backup withholding, the REIT Corporation will be required to deduct and withhold from any dividends payable to that stockholder a tax of 31%. These rules may apply
(i) when a stockholder fails to supply a correct taxpayer identification number, (ii) when the IRS notifies the REIT Corporation that the stockholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (iii) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A stockholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the stockholder's federal income tax liability. The REIT Corporation also may be required to withhold a portion of capital gain distributions made to stockholders who fail to certify their non-foreign status to the REIT Corporation.

     TAXATION OF TAX EXEMPT ENTITIES. In general, a tax exempt entity that is a stockholder of the REIT Corporation will not be subject to tax on distributions from the REIT Corporation or gain realized on the sale of shares. In Revenue Ruling 66-106, the IRS specifically confirmed that a REIT's distributions to a tax exempt employees' pension trust did not constitute unrelated business taxable income. A tax exempt entity may be subject to tax, however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code. The Revenue Reconciliation Act of 1993 has modified the rules for tax exempt employees' pension and profit sharing trusts which qualify under Section 401(a) of the Code and are exempt from tax under Section 501(a) of the Code ("qualified trusts") for tax years beginning after December 31, 1993. Under the new rules, in determining the number of stockholders a REIT has for purposes of the "50% test" described above under "--REIT Qualification--Share Ownership;
Reporting," generally, any stock held by a qualified trust will be treated as held directly by its beneficiaries in proportion to their actuarial interests in such trust and will not be treated as held by such trust. (This general rule will not apply if certain persons related to the qualified trust ("disqualified persons") hold in the aggregate more than 5% of the value of the REIT and the REIT has accumulated earnings and profits attributable to any period for which it did not qualify as a REIT; this exception is not expected to apply to the REIT Corporation.)

     A qualified trust owning more than 10% of a REIT must treat a percentage of dividends from the REIT as unrelated business taxable income. The percentage is determined by dividing the REIT's gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as unrelated business



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taxable income.  These unrelated business taxable income rules apply only if the REIT qualifies as a REIT because of the change in the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts individually holding more than 10% of the value of the REIT collectively owns more than 50% of the value of the REIT.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20) of the Code, respectively, income from an investment in the REIT Corporation will constitute unrelated business taxable income unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment in the REIT Corporation. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

     TAXATION OF FOREIGN INVESTORS. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares of Common Stock, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

     Dividends that are not attributable to gain from sales or exchanges by the REIT Corporation of United States real property interests and not designated by the REIT Corporation as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the REIT Corporation. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The REIT Corporation expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Stockholder unless (i) the Non-U.S. Stockholder files on IRS Form 1001 claiming that a lower treaty rate applies or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the REIT Corporation claiming that the dividend is effectively connected income. Dividends in excess of current and accumulated earnings and profits of the REIT Corporation will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder's shares of stock, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined



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at the time a dividend is paid whether or not such dividend will be in excess of current and accumulated earnings and profits, the dividends will be subject to such withholding. The REIT Corporation does not intend to make quarterly estimates of that portion of the dividends that are in excess of earnings and profits, and as a result, all dividends will be subject to such withholding. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS.

     For any year in which the REIT Corporation qualifies as a REIT, dividends that are attributable to gain from sales or exchanges by the REIT Corporation of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those dividends are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The REIT Corporation is required by the Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated by the REIT Corporation as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the REIT Corporation is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that the REIT Corporation will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the shares of Common Stock will be publicly traded, however, no assurance can be given that the REIT Corporation will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares of Common Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation).

     Upon the death of a foreign individual stockholder, the investor's shares will be treated as part of the investor's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.



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     STATE AND LOCAL TAXES.  The REIT Corporation and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the REIT Corporation.

     B.   THE EXCHANGE ALTERNATIVE

     Except for the Ruling requested in connection with the Merger Alternative as described elsewhere in this Proxy Statement/Prospectus, no rulings have been, or will be, obtained from the IRS concerning the matters set forth in this section. If the Conversion is effected pursuant to the Exchange Alternative, no gain or loss should be recognized by the Unitholders as a result of the amendments to the Partnership Agreements and the admission of the REIT Corporation as a partner in the Operating Partnership. A Unitholder's eventual exchange of Units for shares of Common Stock will be a taxable event. See "--The Exchange Alternative--Disposition of Units: Exchange for Shares in the REIT Corporation." Prior to such exchange, the Unitholders generally will continue to be taxed in the same manner as they were taxed preceding the admission of the REIT Corporation as a limited partner of the Operating Partnership, summarized as follows:

     1.   PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Each partner is required to take into account in computing his federal income tax liability his allocable share of income, gains, losses, deductions and credits of the partnership, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the distribution is in excess of the partner's tax basis in his partnership interest.

     Section 7704 of the Code provides that publicly-traded partnerships shall, as a general rule, be taxed as corporations despite the fact that they are not classified as associations taxable as corporations under Section 7701. USRP probably will continue to be a "publicly traded partnership" for purposes of
Section 7704 of the Code after the Units are no longer listed on the NYSE.
Section 7704 of the Code provides an exception to this general rule (the "Real Property Rent Exception") for a publicly traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income." "Qualifying income" includes real property rental income and gain from the sale or other disposition of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes "qualifying income."

     Real property rent is defined, under Section 7704 of the Code, as amounts which would qualify as rent from real property under Section 856(d) of the Code (the provisions of the Code dealing with REITs). Although substantially all of the income of USRP consists of qualifying rental income, USRP currently engages in activities that give rise to non-qualifying rental income and may enter into other such transactions in the future. Rental income of USRP may not qualify as real property rent pursuant to Section 856 of the Code if USRP, directly or indirectly through the constructive ownership rules contained in Section 318 of the Code, owns more than 10% of



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the capital or profits interest in any tenant leasing real property from
USRP. USRP, through such attribution rules, owns greater than a 10% interest in one tenant which leases three (3) Burger King restaurant properties from the Operating Partnership. However, such non-qualifying income is less than 3.5% of total gross income. With respect to other transactions in which the Managing General Partner has or may acquire an ownership interest in any tenant, the Managing General Partner has represented that it and its affiliates will not acquire, or allow any Unitholder owning more than 5% of total Units outstanding to acquire, greater than a 10% ownership interest in such tenant.

     Additionally, USRP has purchased items of personalty and equipment and leased such items to tenants in conjunction with real property leases. To the extent that the rental income attributable to such equipment exceeds 15% of total rental income for the real property and equipment, such rental income would not qualify as real property rent. USRP generally separately allocates rental income between equipment and real property, and the equipment component of such rental income is generally less than 15% of the total rental income. Assuming that such allocation is valid, no portion of the rental income attributable to equipment and personal property should constitute non-qualifying income.

     USRP estimates that a total of 3.5% of its gross income for taxable year 1997 will not constitute qualifying income, and estimates that less than 3.5% of its gross income for each subsequent taxable year will not constitute qualifying income.

     Winstead Sechrest & Minick P.C. is of the opinion that under current law, and subject to the conditions and qualifications set forth below, each of USRP and the Operation of Partnership will be treated as a partnership for federal income tax purposes. However, such opinion is not binding on the IRS.

     In rendering its opinion that neither Partnership will be treated as a corporation for federal income tax purposes, counsel has relied on the following factual representations by the Managing General Partner as to the
Partnerships:

          1. Each Partnership will be operated in accordance with applicable state partnership statutes, its partnership agreement and the statements and representations made in this Proxy Statement/Prospectus.

          2. For each taxable year, less than 10% of each Partnership's gross income will be derived from sources other than (i) real property rental income and gain from the sale or other disposition of real property, or
     (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code.

     If USRP fails to meet the Real Property Rent Exception to the general rule of Section 7704 of the Code (other than a failure determined by the IRS to be inadvertent which is cured within a reasonable time after discovery), USRP will be treated as if it had transferred all of its assets (subject to liabilities) to a newly-formed corporation (on the first day of the year in which it fails to meet the Real Property Rent Exception) in return for stock in such corporation, and then distributed such stock to the Unitholders in liquidation of their interest in USRP.



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     If either Partnership were taxable as a corporation or treated as an association taxable as a corporation in any taxable year, its income, gains, losses, deductions and credits would be reflected only on its tax return rather than being passed through to its partners and its taxable income would be taxed at corporate rates. In addition, its distributions to each of its partners would be treated as either dividend income (to the extent of its current or accumulated earnings and profits), and, in the absence of earnings and profits, as a nontaxable return of capital (to the extent of such partner's tax basis in his interest therein) or taxable capital gain (after such partner's tax basis in his interest therein is reduced to zero). Furthermore, losses realized by such Partnership would not flow through to the Unitholders. Accordingly, treatment of either Partnership as a corporation for federal income tax purposes would probably result in a material reduction in a Unitholder's cash
flow and after-tax return.   In addition, if USRP were to fail to qualify as a
partnership for federal income tax purposes, the REIT Corporation could fail to qualify as a REIT.

     The discussion below is based on the assumption that each Partnership will be classified as a partnership for federal income tax purposes. If that assumption proves to be erroneous, most, if not all, of the tax consequences described below would not be applicable to Unitholders.

     2.   PARTNER STATUS

     Unitholders who have become limited partners of USRP pursuant to the provisions of the Master Partnership Agreement will be treated as partners of USRP for federal income tax purposes.

     The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of such ruling, except as otherwise described herein, (i) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners of the Partnership, and (ii) Unitholders whose Units are held in street name or by another nominee will be treated as partners for federal income tax purposes. As such ruling does not extend, on its facts, to assignees of Units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the tax status of such Unitholders is unclear. Such Unitholders should consult their own tax advisors with respect to their status as partners in USRP for federal income tax purposes. A purchaser or other transferee of Units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of Units unless the Units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such Units.

     A beneficial owner of Units whose Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Units for federal income tax purposes. See "--The Exchange Alternative--Treatment of Short Sales."



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     3.   TAX CONSEQUENCES OF UNIT OWNERSHIP

     FLOW-THROUGH OF TAXABLE INCOME. USRP's income, gains, losses, deductions and credits will consist of its allocable share of the income, gains, losses, deductions and credits of the Operating Partnership and dividends from its corporate subsidiaries. Because USRP is not a taxable entity and incurs no federal income tax liability, each Unitholder will be required to take into account his allocable share of income, gain, loss and deductions of the Operating Partnership (through USRP) without regard to whether corresponding cash distributions are received by Unitholders. Consequently, a Unitholder may be allocated income from USRP although he has not received a cash distribution in respect of such income.

     TREATMENT OF PARTNERSHIP DISTRIBUTIONS. Under Section 731 of the Code, distributions by USRP to a Unitholder generally will not be taxable to such Unitholder for federal income tax purposes to the extent of his tax basis in his Units immediately before the distribution. Cash distributions (and, in certain circumstances, distributions of marketable securities) in excess of such basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described under "--The Exchange Alternative--Disposition of Units." The right to exchange Units for Common Stock of the REIT Corporation may be treated as a marketable security, in which event the distribution of such rights to the Unitholders would be treated as if the Unitholders received cash equal to the fair market value of such rights received. Any reduction in a Unitholder's share of USRP's liabilities included in his tax basis in his Units will be treated as a distribution of cash to such Unitholder. See "--The Exchange Alternative--Tax Basis of Units." A decrease in a Unitholder's percentage interest in USRP because of a partnership offering of additional Units such as upon the admission of the REIT Corporation, will decrease such Unitholder's share of nonrecourse liabilities and, thus, will result in a corresponding deemed distribution of cash.

     A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his tax basis in his Units, if such distribution reduces the Unitholder's share of USRP's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Unitholder will be treated as having received his proportionate share of the Section 751 Assets and having exchanged such assets with USRP in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the Unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (i) the non-pro rata portion of such distribution over (ii) the Unitholder's tax basis for the share of such
Section 751 Assets deemed relinquished in the exchange.

     TAX BASIS OF UNITS. In general, a Unitholder's tax basis for his Units initially will be equal to the price of such Units to him. A Unitholder's tax basis will generally be increased by (i) his share of partnership taxable income and (ii) his share of partnership liabilities that are without recourse to any partner ("nonrecourse liabilities"), if any. Generally, a Unitholder's tax basis in his interest will be decreased (but not below zero) by (a) his share of partnership distributions, (b) his share of decreases in nonrecourse liabilities of the partnership, (c) his share of losses of the partnership, and
(d) his share of nondeductible expenditures of the partnership



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that are not chargeable to capital.  A Unitholder's share of nonrecourse liabilities will generally be based on his share of the partnership's profits. Accordingly, at the time that a Unitholder makes the adjustment to his share of partnership properties pursuant to Section 743(b) of the Code, the Unitholder will not be permitted to include the recourse debt financing of the partnership but may be entitled to include a portion of the partnership's nonrecourse financing, in such adjustment. See "--The Exchange Alternative--Tax Treatment of Operations--Section 754 Election."

     LIMITATIONS ON DEDUCTIBILITY OF LOSSES. The passive loss limitations contained in Section 469 of the Code generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from such passive activities or investments. The passive loss limitations are to be applied separately with respect to publicly-traded partnerships. Consequently, losses generated by USRP, if any, will be available to offset only future income generated by USRP and will not be available to offset income from other passive activities or investments (including other publicly traded partnerships) or salary or active business income. Passive losses that are not deductible because they exceed the Unitholder's income generated by USRP may be deducted in full when the Unitholder disposes of his entire investment in USRP to an unrelated party in a fully taxable transaction.

     A Unitholder's share of net income from USRP may be offset by any suspended passive losses from USRP, but may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. According to an IRS announcement, Regulations will be issued which characterize net passive income from a publicly traded partnership as investment income for purposes of deducting investment interest.

     In addition to the foregoing limitations, a Unitholder may not deduct from taxable income his share of partnership losses, if any, to the extent that such losses exceed the lesser of (i) the tax basis of his Units at the end of the partnership's taxable year in which the loss occurs and (ii) the amount for which the Unitholder is considered "at risk" under Section 465 of the Code at the end of that year. In general, a Unitholder will initially be "at risk" to the extent of the purchase price of his Units. A Unitholder's "at risk" amount increases or decreases as his tax basis in his Units increases or decreases, except that nonrecourse liabilities (or increases or decreases in such liabilities) of USRP generally do not affect his "at risk" amount. Losses disallowed to a Unitholder as a result of these rules can be carried forward and will be allowable to the Unitholder to the extent that his tax basis or "at risk" amount (whichever was the limiting factor) is increased in a subsequent year. The "at risk" rules apply to an individual Unitholder, a shareholder of a corporate Unitholder that is an S corporation and a corporate Unitholder if 50% or more of the value of such stock is owned directly or indirectly by five or fewer individuals.

     ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION. The Master Partnership Agreement requires that a capital account be maintained for each partner in accordance with the tax accounting principles set forth in applicable Treasury Regulations under Section 704 of the Code. Distributions upon liquidation of USRP are to be made in accordance with positive capital account balances.



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     In general, if USRP has a net profit, items of income, gain, loss and deduction will be allocated among the general partner and the Unitholders in accordance with their respective interests in USRP. Notwithstanding the above, as required by Section 704(c) of the Code, certain items of partnership income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of certain property held by USRP ("Contributed Property"). Transactions which result in a required Section 704(c) allocation with respect to Contributed Property may arise if (i) a Unitholder contributes appreciated or depreciated property, rather than cash, to USRP, or (ii) additional Units are issued for cash, and at the time of such issuance, the capital account of the existing partners are restated to account for the difference between the tax basis and fair market value of partnership property. USRP has previously participated in several transactions described in clause (i) above. Upon the admission of the REIT Corporation, the capital accounts of the existing partners will be restated as described in clause (ii) above. Accordingly, with respect to each such transaction, USRP will be required to make Section 704(c) allocations.

     In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders, but these allocations may not be respected. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a Unitholder will not change, but a change in the character of the income allocated to a Unitholder would result. Finally, although USRP does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balances as quickly as possible.

     Under Section 704(c) of the Code, the partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, the Partnership Agreements will require that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of the Unitholders. Regulations under Section 704(c) of the Code permit a partnership to make reasonable curative allocations to reduce or eliminate disparities between the tax basis and value attributable to Contributed Properties.

     Counsel is of the opinion that, allocations under the Master Partnership Agreement will be given substantial effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Regulations relating to allocations of partnership income.

     4.   TAX TREATMENT OF OPERATIONS.

     INCOME AND DEDUCTIONS IN GENERAL. No federal income tax will be paid by USRP. Instead, each Unitholder will be required to report on his income tax return his allocable share of income, gains, losses and deductions of USRP. Such items must be included on the Unitholder's federal income tax return without regard to whether USRP makes a distribution of

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cash to the Unitholder. A Unitholder is generally entitled to offset his allocable share of USRP's passive income with his allocable share of losses generated by USRP, if any. See "--The Exchange Alternative--Tax Consequences of Unit Ownership--Limitations on Deductibility of Losses."

     USRP has adopted a convention with respect to transferring Unitholders which generally allocates the net income or net loss of USRP proportionately to each day of the year, and treats any Unitholder owning a Unit as of the last day of the month as owning the Unit for the entire month.

     ACCOUNTING METHOD AND TAXABLE YEAR. USRP utilizes the calendar year as its taxable year and adopted the accrual method of accounting for federal income tax purposes.

     DEPRECIATION METHOD. USRP elected to use the straight-line depreciation method with respect to its real property assets. Property subsequently acquired or constructed by USRP may be depreciated using accelerated depreciation methods permitted by Section 168 of the Code.

     SECTION 754 ELECTION.  Each Partnership has made the election permitted by
Section 754 of the Code effective for Partnership taxable year 1996. Such election generally permits a purchaser of Units to adjust his share of the tax basis in USRP's properties pursuant to Section 743(b) of the Code. Such elections are irrevocable without the consent of the IRS. The Section 743(b) adjustment is attributed solely to a purchaser of Units and is not added to the tax basis of USRP's assets associated with all of the Unitholders (the "Common Bases"). The amount of the adjustment under Section 743(b) is the difference between the Unitholder's tax basis in his Units and the Unitholder's proportionate share of the Common Bases attributable to the Units pursuant to
Section 743. The aggregate amount of the adjustment computed under Section 743(b) is then allocated among the various assets of USRP pursuant to the rules of Section 755. The Section 743(b) adjustment acts in concert with the Section 704(c) allocations (including the curative allocations, if respected) in providing the purchaser of Units with the equivalent of a tax basis in his share of USRP's properties equal to the fair market value of such share. See "--The Exchange Alternative--Tax Consequences of Unit Ownership--Allocation of Partnership Income, Gain, Loss and Deduction" and "--The Exchange Alternative-- Uniformity of Units."

     Proposed Regulation Section 1.168-2(n) generally requires the Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the transfer occurs. The legislative history of Section 197 of the Code indicates that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be similarly treated. Under Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. USRP utilizes the straight line method on such property. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Common Bases in such properties. The managing general partner of USRP is authorized to adopt a convention to preserve the uniformity of Units despite its inconsistency with Proposed

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Regulation Section 1.168-2(n) and Regulation Section 1.167(c)-l(a)(6). See
"--The Exchange Alternative--Uniformity of Units."

     USRP intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized disparity between the tax basis and value attributable to Contributed Property) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Bases of such property, despite its inconsistency with Proposed Regulation Section 1.168-2(n), Regulation Section 1.167(c)-l(a)(6) or the legislative history of Section 197 of the Code. If USRP determines that such position cannot reasonably be taken, USRP may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to Common Bases or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in USRP's property. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "--Uniformity of Units."

     The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Code. Based on these principles, the IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by USRP to goodwill which, as an intangible asset, would be amortizable over a longer period of time than certain of USRP's tangible assets.

     A Section 754 election is advantageous when the transferee's tax basis in such Units is higher than such Units' share of the aggregate tax basis in USRP's assets immediately prior to the transfer. In such case, pursuant to the election, the transferee will take a new and higher tax basis in his share of USRP's assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of USRP's assets. Conversely, a Section 754 election would be disadvantageous if the transferee's tax basis in such Units is lower than such Units' share of the aggregate tax basis in USRP's assets immediately prior to the transfer. Thus, the amounts that a Unitholder would be able to obtain on a sale or other disposition of his Units may be affected favorably or adversely by the elections under Section 754.

     ESTIMATES OF RELATIVE FAIR MARKET VALUES AND BASIS OF PROPERTIES. The consequences of the acquisition, ownership and disposition of Units will depend in part on estimates by the managing general partner of the relative fair market values and determinations of the tax basis of the assets of USRP. The federal income tax consequences of such estimates and determinations of tax basis may be subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of tax basis were found to be incorrect, the character and amount of items of income, gain, loss, deduction or credit previously reported by Unitholders might change, and Unitholders might be required to amend their previously filed tax returns or to file claims for refund.

     5.   ALTERNATIVE MINIMUM TAX

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     Each Unitholder will be required to take into account his share of any items of partnership income, gain or loss for purposes of the alternative minimum tax. A portion of USRP's depreciation deductions may be treated as an item of tax preference for this purpose. A Unitholder's alternative minimum taxable income derived from USRP may be higher than his share of partnership net income because USRP may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss.

     6.   TAX-EXEMPT ENTITIES, REGULATED INVESTMENT COMPANIES
          AND FOREIGN INVESTORS

     Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income ("UBIT"). Substantially all of the income of USRP is rental income from real property which is excluded from the definition of UBIT. However, to the extent that any rental income is attributable to debt-financed property, as defined in Section 514 of the Code, such income will not satisfy the rental income exclusion and will be taxable to a tax-exempt Unitholder as an item of UBIT. Although USRP currently has only a small amount of debt-financed property (as defined under Section 514 of the Code), the Managing General Partner expects such proportion of debt-financed properties to increase as USRP continues its acquisition program. Accordingly, a larger percentage of USRP's total income may become UBIT.

     Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of USRP's gross income will be qualifying income.

     Nonresident aliens and foreign corporations, trusts or estates that own Units are considered to be engaged in business in the United States on account of ownership of such Units and as a consequence are required to file federal tax returns in respect of their distributive shares of partnership income, gain, loss, deduction or credit and pay federal income tax at regular rates (net of credits, including withholding) on such income. Generally, a partnership is required by Section 1446 of the Code to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and that is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, USRP will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the transfer agent of USRP on a Form W-8 in order to obtain credit for the taxes withheld. Subsequent adoption of Regulations or the issuance of other administrative pronouncements may require USRP to change these procedures.

     Because a foreign corporation that owns Units is treated as engaged in a United States trade or business, such a Unitholder is subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of USRP's earnings and profits (as adjusted for changes in the foreign corporation's "U.S. net equity") that are effectively

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

connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

     A foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. The IRS has issued a ruling under which all or a portion of any gain that is recognized on a sale of a Unit by a foreign Unitholder will be subject to tax under the rule of the preceding sentence. USRP does not expect that any material portion of any such gain will avoid United States taxation. If less than all of any such gain is so taxable, then Section 897 of the Code may increase the portion of any gain that is recognized by a foreign Unitholder that is subject to United States income tax and withholding of 10% of the amount realized on the disposition of a Unit may apply if that foreign Unitholder has held more than 5% in value of the Units during the five-year period ending on the date of the disposition or if the Units are not regularly traded on an established securities market at the time of the disposition.

     7.   UNIFORMITY OF UNITS

     There can arise a lack of uniformity in the intrinsic tax characteristics of Units sold after the date hereof and Units outstanding as of the date hereof. Without such uniformity, compliance with several federal income tax requirements, both statutory and regulatory, could be substantially diminished. In addition, such non-uniformity could have a negative impact on the ability of a Unitholder to dispose of his interest in USRP. Such lack of uniformity can result from the application of Proposed Regulation Section 1.168-2(n) and Regulation Section 1.167(c)-l(a)(6) or the application of certain "ceiling" limitations on USRP's ability to make allocations to eliminate disparities between the tax basis and value attributable to partnership properties.

     Depreciation conventions may be adopted or items of income and deduction may be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all Units, despite the application of either Proposed Regulation Section 1.168-2(n) and Regulation
Section 1.167(c)-l(a)(6) or the "ceiling" limitations to partnership properties. Any such special allocation will be made solely for federal income tax purposes. In the event the IRS disallows the use of such conventions, some or all of the adverse consequences described in the preceding paragraph could result. See "--The Exchange Alternative--Allocation of Partnership Income, Gain, Loss and Deduction" and "--The Exchange Alternative--Tax Treatment of Operations--Section 754 Election."

     8.   DISPOSITION OF UNITS:  EXCHANGE FOR SHARES IN THE REIT CORPORATION

     GAIN OR LOSS IN GENERAL. If a Unit is transferred to the REIT Corporation in exchange for shares in the REIT Corporation, or is sold or otherwise disposed of, the determination of gain or loss from the exchange, sale or other disposition will be based on the difference between the amount realized and the tax basis for such Unit. See "--The Exchange Alternative--Tax Consequences of Unit Ownership--Basis of Units." Upon the exchange, sale or other disposition

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of Units, a Unitholder's "amount realized" will be measured by the sum of the cash or fair market value of other property received plus the portion of USRP's nonrecourse liabilities allocated to the Units sold. Similarly, upon a gift of his Units, a Unitholder will be deemed to have realized gain with respect to the portion of USRP's nonrecourse liabilities allocable to such Units. To the extent that the amount of cash or property received plus the allocable share of USRP's nonrecourse liabilities exceeds the Unitholder's tax basis for the Units disposed of (in the case of a charitable gift, only a portion of such tax basis may be offset against the nonrecourse debt), the Unitholder will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon the disposition of such Units.

     The IRS has ruled that a partner must maintain an aggregate tax basis for his interests in a single partnership (consisting of all interests acquired in separate transactions). On a sale of a portion of such aggregate interest, such partner would be required to allocate his aggregate tax basis between the interest sold and the interest retained by some equitable apportionment method. If applicable, the aggregation of tax basis of a Unitholder effectively prohibits a Unitholder from choosing among Units with varying amounts of inherent gain or loss to control the timing of the recognition of such inherent gain or loss as would be possible in a stock transaction. Thus, the IRS ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a Unitholder's Units. It is not clear whether such ruling applies to publicly traded partnerships, such as USRP, the interests in which are evidenced by separate registered certificates, providing a verifiable means of identifying each separate interest and tracing the purchase price of such interest. A Unitholder considering the purchase of additional Units or a sale of Units purchased at differing prices should consult his tax advisor as to the possible consequences of that IRS ruling.

     To the extent that a portion of the gain upon the sale of a Unit is attributable to a Unitholder's share of "substantially appreciated inventory items" and "unrealized receivables" of USRP, as those terms are defined in
Section 751 of the Code, such portion will be treated as ordinary income. Unrealized receivables include (i) to the extent not previously includable in partnership income, any rights to pay for services rendered or to be rendered and (ii) amounts that would be subject to recapture as ordinary income if USRP had sold its assets at their fair market value at the time of the transfer of a Unit.

     Gain from the sale or other disposition of a Unit may constitute investment income under Section 163(d) of the Code. A Unitholder must report to the transfer agent of USRP (on behalf of USRP) any transfer of Units. See "--The Exchange Alternative--Information Return Filing Requirements."

     The treatment of distributions received after a Unitholder has disposed of his Units is unclear. Such a distribution may be fully taxable as ordinary income or may reduce a Unitholder's tax basis for the Units disposed of, resulting in a larger gain or smaller loss from such disposition.

     TRANSFEROR/TRANSFEREE ALLOCATIONS. In general, USRP's taxable income and losses are determined annually and are prorated on a monthly basis and subsequently apportioned among the Unitholders in proportion to the number of Units owned by them. However, extraordinary

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

gain or loss realized on a Terminating Capital Transaction is allocated among the Unitholders of record as of the date such Terminating Capital Transaction occurs. As a result of this monthly allocation, a Unitholder transferring Units may be allocated income, gain, loss, deduction and credit accrued after the transfer.

     The use of the monthly conventions discussed above may not be permitted by existing Regulations and, accordingly, counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and transferees of Units. If the IRS treats transfers of Units as occurring throughout each month and a monthly convention is not allowed by the regulations (or only applies to transfers of less than all of a partner's interest), the IRS may contend that taxable income or losses of USRP must be reallocated among its partners. If any such contention were sustained, certain Unitholders' respective tax liabilities would be adjusted to the possible detriment of other Unitholders. The managing general partner is authorized to revise USRP's method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to comply with any future regulations.

     9.   CONSTRUCTIVE TERMINATION OR DISSOLUTION OF PARTNERSHIP

     Under Section 708(b)(1)(B) of the Code, a partnership will be considered to have been terminated if within a twelve-month period there is a sale or exchange of 50% or more of the interests in partnership capital and profits. A termination results in a closing of the partnership's taxable year for all partners, and the partnership's assets are treated as having been distributed to the partners and reconveyed to the partnership, which is then treated as a new partnership. A constructive termination of USRP will cause a termination of the Operating Partnership. In the case of a Unitholder reporting on a fiscal year other than a calendar year, the closing of a tax year of USRP may result in more than twelve months' taxable income or loss of USRP being includable in his taxable income for the year of termination. In addition, each Unitholder will realize taxable gain to the extent that any money distributed or deemed distributed to him (including any net reduction in his share of USRP's nonrecourse liabilities) exceeds the tax basis of his Units.

     A termination of either Partnership under Section 708(b)(1)(B) could result in adverse tax consequences to Unitholders because it could result in a change in the tax basis for USRP's properties and would require that new tax elections be made by the reconstituted partnerships. In addition, such a termination could result in a deferral of partnership depreciation deductions. Further, such a termination may either accelerate the application of (or subject the reconstituted partnerships to the application of) any change in law effective as of a date after the termination.

     USRP may not have the ability to determine when a constructive termination occurs as a result of transfers of Units because the Units are currently freely transferable under "street name" ownership. Thus, USRP may be subject to penalty for failure to file a tax return and may fail to make certain partnership elections in a timely manner, including the Section 754 Election.

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     10.  PARTNERSHIP INCOME TAX INFORMATION RETURNS AND
          PARTNERSHIP AUDIT PROCEDURES

     USRP will use all reasonable efforts to furnish Unitholders with tax information within 75 days after the close of each partnership taxable year. Specifically, USRP intends to furnish to each Unitholder a Schedule K-1 which sets forth his allocable share of USRP's income, gains, losses, deductions and credits, if any. In preparing such information, the managing general partner will necessarily use various accounting and reporting conventions to determine each Unitholder's allocable share of income, gains, losses, deductions and credits. There is no assurance that any such conventions will yield a result that conforms to the requirements of the Code, the Regulations or the administrative pronouncements of the IRS. The managing general partner cannot assure Unitholders that the IRS will not contend that such accounting and reporting conventions are impermissible. Contesting any such allegations could result in substantial expense to USRP. In addition, if the IRS were to prevail, Unitholders may incur substantial liabilities for taxes and interest.

     The federal income tax information returns filed by USRP may be audited by the IRS. The Code contains partnership audit procedures that significantly simplify the manner in which IRS audit adjustments of partnership items are resolved. Adjustments (if any) resulting from such an audit may require each Unitholder to file an amended tax return, and possibly may result in an audit of the Unitholder's return. Any audit of a Unitholder's return could result in adjustments of non-partnership as well as partnership items.

     Under Sections 6221 through 6233 of the Code, partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Master Partnership Agreement appoints the managing general partner as the Tax Matters Partner for USRP.

     The Tax Matters Partner is entitled to make certain elections on behalf of USRP and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to partnership items. In connection with adjustments to partnership tax returns proposed by the IRS, the Tax Matters Partner may bind any Unitholder with less than a 1% profits interest in USRP to a settlement with the IRS unless the Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% profit interest in USRP and by Unitholders having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each Unitholder with an interest in the outcome may participate.

     The Unitholders will generally be required to treat partnership items on their federal income tax returns in a manner consistent with the treatment of the items on the USRP information return. In general, that consistency requirement is waived if the Unitholder files a

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statement with the IRS identifying the inconsistency.  Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the Unitholder to the treatment on USRP return. Even if the consistency requirement is waived, adjustments to the Unitholder's tax liability with respect to partnership items may result from an audit of USRP's or the Unitholder's tax return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties.

     11.  INFORMATION RETURN FILING REQUIREMENTS

     A Unitholder who sells or exchanges Units is required by Section 6050K of the Code to notify USRP in writing of such sale or exchange, and USRP is required to notify the IRS of such transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. In addition, a transferor and a transferee of a Unit will be required to furnish to the IRS the amount of the consideration received for such Unit that is allocated to goodwill or going concern value of USRP. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

     12.  NOMINEE REPORTING

     Under Section 6031(c) of the Code, persons who hold an interest in USRP as a nominee for another person must report certain information to USRP.
Temporary Treasury Regulations provide that such information should include (i) the name, address and taxpayer identification number of the beneficial owners and the nominee; (ii) whether the beneficial owner is (a) a person that is not a United States person, (b) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or
(c) a tax-exempt entity; (iii) the amount and description of Units held, acquired or transferred for the beneficial owners; and (iv) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed for failure to report such information to USRP. The nominee is required to supply the beneficial owner of the Units with the information furnished to USRP.

     13.  STATE AND OTHER TAXES

     In addition to federal income taxes, Unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the partners reside or in which either Partnership does business or owns property. Although an analysis of those various taxes cannot be presented here, each prospective Unitholder should consider the potential impact of such taxes on his investment in USRP. The Operating Partnership owns property and does business in 44 states. A Unitholder will likely be required to file state income tax returns in such states (other than states such as Texas and Florida not having a state income tax or states in

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which USRP is required or has elected to withhold and pay taxes on behalf of the Unitholders) and may be subject to penalties for failure to comply with such requirements. In addition, an obligation to file tax returns or to pay taxes may arise in other states. Moreover, in certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the partner has no income from sources within that state) and also may not be available to offset income in subsequent taxable years.

     It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in USRP. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder.

     C.   DIFFERENCES BETWEEN A PARTNERSHIP AND A REIT

     The following is a summary of the material differences, as more specifically described above under "The Merger Alternative" and "The Exchange Alternative," between the federal tax consequences applicable to a partnership and its partners versus those applicable to a REIT and its stockholders.

          TAXATION OF ENTITY. A partnership is not a taxable entity. A partnership's partners recognize their allocable share of the partnership's taxable income or loss. A REIT is a taxable entity and must pay tax at the corporate rates on its taxable income, but it is allowed a deduction for distributions to its stockholders. Consequently, a REIT may avoid federal income taxation. The Code contains several special provisions that may apply to a REIT to cause it to pay certain taxes.

          FLOW THROUGH OF LOSS. A partnership's taxable loss is allocated to its partners, who may utilize such losses subject to various limitations. Losses of a REIT do not flow through to its stockholders.

          CHARACTER OF INCOME OR LOSS. Each item of income or loss of a partnership (E.G., as rent, interest, dividends, capital gain, etc.) retains its character as it is allocated to the partners. This may be relevant for various provisions of the Code including the limitation on passive activity losses, alternative minimum tax, limitations on itemized deductions, etc. As described above under "--The Merger Alternative--Tax Consequences of the REIT Corporation's Qualification as a REIT--Taxation of Stockholders," taxable distributions from a REIT are treated as dividends except to the extent that such distributions are designated as capital gain distributions.

          BASIS. A partner's basis in a partnership is increased by the partnership's income and such partner's share of partnership indebtedness, and is decreased by losses, distributions and reductions in his share of partnership indebtedness. The basis of a REIT stockholder is not affected by the REIT's income or loss or the REIT's indebtedness, but is reduced to the extent the shareholder receives non-taxable distributions.

          REQUIREMENTS FOR QUALIFICATION. As described above under "--The Merger Alternative--Tax Consequences of the REIT Corporation's Qualification as a REIT--REIT Qualification," in order to remain qualified as a REIT, a REIT must satisfy various income, asset, distribution, shareholder and record keeping requirements. A publicly traded partnership has certain income characterization requirements, but is otherwise not subject to the same requirements as a REIT in order to retain its classification as a partnership for tax purposes.

          BASIS ADJUSTMENTS. A transferee Unitholder is entitled to the benefit of certain basis adjustments under Section 754 of the Code upon a sale or exchange of Units or the death of a Unitholder. See "--The Exchange Alternative--Tax Treatment of Operations--Section 754 Election." There will be no Section 754 adjustments upon the sale or exchange of Common Stock or the death of a stockholder of the REIT Corporation.

                             ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act ("ERISA") and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a Unitholder (including, with respect to the discussion contained in "Status of the Company under ERISA," to a Unitholder that is not an employee benefit plan, another tax-qualified retirement plan, or an individual retirement account ("IRA")). This discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan shareholders (including plans subject to Title I of ERISA, other retirement plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code and governmental plans or church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

     A FIDUCIARY MAKING THE DECISION TO INVEST IN THE COMMON STOCK ON BEHALF OF A UNITHOLDER WHICH IS AN ERISA PLAN, A TAX-QUALIFIED RETIREMENT PLAN OR AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE AND (TO THE EXTENT NOT PREEMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF THE COMMON STOCK BY SUCH PLAN OR IRA.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of ERISA (an "ERISA Plan") should carefully consider whether an investment in the Common Stock is consistent with his fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of
Part 4 of Title I of ERISA require that an ERISA Plan's investments be (i) prudent and in the best interests of the ERISA Plan, its participants and beneficiaries, (ii) diversified in order to reduce the risk of large losses, unless it is clearly prudent not to do so, and

(iii) authorized under the terms of the governing documents of the ERISA Plan. In determining whether any investment in the Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan, and the liquidity and current return of the ERISA Plan's portfolio. A fiduciary should also take into account the nature of the Company's business and other matters described under "Risk Factors."

     Fiduciaries of ERISA Plans, as well as fiduciaries of IRAs, retirement plans for self-employed individuals ("Keogh Plans") and other plans subject to
Section 4975 of the Code (IRAs, Keogh Plans and such other plans are referred to herein as "IRC Plans") should also consider the application of the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code in making their investment decision. A "party in interest" or "disqualified person" with respect to an ERISA Plan or IRC Plan is subject to
(i) an initial 10% excise tax on the amount involved in any prohibited transaction involving the assets of the plan and (ii) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA may lose its tax-exempt status and its assets may be deemed to have been distributed to such individual in a taxable distribution on account of the prohibited transaction. In addition, a fiduciary who permits an ERISA Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the ERISA Plan for any loss the ERISA Plan incurs as a result of the transaction and for any profits earned by the fiduciary in the transactions.

     In addition to liability for ERISA Plan losses, ERISA imposes a civil penalty against fiduciaries of ERISA Plans who breach the prudence and other fiduciary standards of ERISA, and against non-fiduciaries who knowingly participate in the transaction giving rise to the breach. A prohibited transaction by an ERISA Plan fiduciary generally would constitute a breach of the ERISA fiduciary standards. The civil penalty is equal to 20% of the amount recovered from a fiduciary or non-fiduciary with respect to such breach or knowing participation pursuant to a settlement agreement with the United States Secretary of Labor or a court order resulting from a proceeding instituted by the Secretary. The penalty may be waived and, in any event, would be offset to the extent of the responsible party's liability for excise tax under the Code.

STATUS OF THE COMPANY UNDER ERISA

     In determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code apply to an entity's operations because one or more investors in the entity's equity interest is an ERISA Plan or an IRC Plan, it is necessary to determine whether the underlying assets of such entity are considered "plan assets" for purposes of ERISA and the Code. The U.S. Department of Labor has issued regulations defining "plan assets" for this purpose (the "DOL Regulation"). An ERISA Plan fiduciary should also consider the relevance of these principles to ERISA's prohibition on improper delegation of responsibility for the management of plan assets, and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy, a known breach by another fiduciary. In general, the DOL Regulation provides that if an ERISA Plan or IRC Plan acquires "publicly offered securities" of an entity, which are sold pursuant to an effective registration statement under the Securities Act and subsequently registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, which are "widely held" (I.E., held by at least 100 holders independent of the issuer and each other), and freely transferable, the assets of such entity will not be considered "plan assets" solely by reason of such plan's investment in the entity.

                                LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock being offered hereby will be passed upon for the REIT Corporation by Winstead Sechrest & Minick P.C., Dallas, Texas. The federal income tax consequences in connection with the Conversion will be passed upon for USRP by Winstead Sechrest & Minick P.C., Dallas, Texas.


                                   EXPERTS

     The consolidated financial statements of USRP as of December 31, 1996 and 1995, the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1996 and the balance sheet of U.S. Restaurant Properties, Inc. as of February 4, 1997, included in this Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as an expert in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


PRO FORMA FINANCIAL INFORMATION (Unaudited)

     Consolidated Balance Sheet as of December 31, 1996. . . . . . . . . .  F-4

     Condensed Consolidated Statement of Income for the year ended
        December 31, 1996. . . . . . . . . . . . . . . . . . . . . . . . .  F-7

U.S. RESTAURANT PROPERTIES, INC.

     Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . . F-10

     Balance Sheet as of February 4, 1997. . . . . . . . . . . . . . . . . F-11

     Notes to Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . F-12

U.S. RESTAURANT PROPERTIES MASTER L.P.

     Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . . F-14

     Consolidated Balance Sheets at December 31, 1995 and 1996 . . . . . . F-15

     Consolidated Statements of Income for the years ended
        December 31, 1994, 1995 and 1996 . . . . . . . . . . . . . . . . . F-16

     Consolidated Statements of Partners' Capital for the years ended
        December 31, 1994, 1995 and 1996 . . . . . . . . . . . . . . . . . F-17

     Consolidated Statements of Cash Flows for the years ended
        December 31, 1994, 1995 and 1996 . . . . . . . . . . . . . . . . . F-18

     Notes to Consolidated Financial Statements for the years ended
        December 31, 1994, 1995 and 1996 . . . . . . . . . . . . . . . . . F-20

                        U.S. RESTAURANT PROPERTIES, INC.

                         PRO FORMA FINANCIAL INFORMATION
                                   (UNAUDITED)


     The following pro forma consolidated financial statements of U.S. Restaurant Properties, Inc. (the "REIT Corporation") should be read in conjunction with the consolidated financial statements of U.S. Restaurant Properties Master L.P. ("USRP") and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Proxy Statement/Prospectus. The pro forma consolidated financial statements are not necessarily indicative of what the REIT Corporation's financial position or results of operations would have been had the transactions described below occurred on the assumed dates. Such financial statements also do not purport to represent the future financial position or results of operations of the REIT Corporation.

     The attached pro forma consolidated financial statements have been prepared based upon the REIT Corporation consolidating the operations of USRP including U.S. Restaurant Properties Operating L.P. and other majority owned entities (USRP and other majority owned entities collectively, the "Partnerships"). The basis for the consolidation is because the REIT Corporation, or a wholly-owned subsidiary thereof, will be the managing general partner of the Partnerships and management of the REIT Corporation will have complete control over the Partnerships through its right to make major decisions such as the acquisition, sale, financing or refinancing of principal partnership assets, issuance of debt or equity securities, declaration and payment of dividends or distributions and all other business matters.

     The pro forma consolidated balance sheet of the REIT Corporation as of December 31, 1996 is based upon USRP's December 31, 1996 audited balance sheet adjusted to reflect as of December 31, 1996 (i) the purchase of 45 properties for $27,946,000 completed since December 31, 1996, including the value of 118,582 Units of $3,320,000, (ii) the purchase of 16 properties from QSR Income Properties, Ltd. ("QSR") for 277,131 Units (at $28.50 per Unit), (iii) the purchase of 103 properties from other sellers that as of April 17, 1997 are under binding contracts for $64,148,000, including the value of 210,526 Units valued at $6,000,000, (iv) the additional borrowings of $82,372,000 required to purchase the properties acquired and under contract, (v) the sale of four properties for $2,892,000, (vi) the Managing General Partner's assignment of its Property Management Contract to the Operating Partnership or USRP (depending upon how the Conversion is effected) and converting its aggregate 1.98% partnership interest in the Partnerships (the "Partnership Interests") into 850,000 shares of Common Stock or its equivalent in a limited partner interest in the Operating Partnership or Units (depending upon how the Conversion is effected) with the common stock valued at the current market price (assumed $28.50 per share) and the related cost of this transaction aggregating $580,000 and (vii) consolidation with the REIT Corporation. The property acquisitions will be accounted for as purchases and the assignment of the Property Management Contract and the cost of the transaction will be expensed as nonrecurring items.

     The pro forma condensed consolidated statement of income of the REIT Corporation for the year ended December 31, 1996 is based upon USRP's audited statement of income for the year ended December 31, 1996, adjusted to reflect as of January 1, 1996; (i) the purchase of 229 properties for $133,051,000, including the value of 503,418 Units of $11,232,296 completed since December 31, 1995, (ii) the issuance of 1,800,000 Units issued in June 1996 having net proceeds of $40,203,000, (iii) the purchase of 16 properties from QSR for 277,131 Units (at $28.50 per Unit), (iv) the purchase of 103 properties from other sellers that as of April 17, 1997 are under binding contracts for $64,148,000, including the value of 210,526 Units valued at $6,000,000, (v) the additional borrowings of $140,927,000 required to purchase the properties acquired and under contract, (vi) the sale of four properties for $2,892,000, and (vii) the Managing General Partner's assignment of its Property Management Contract to the Operating Partnership or USRP (depending upon how the Conversion is effected) and converting its aggregate 1.98% partnership interest in the Partnerships (the "Partnership Interests") into 850,000 shares of Common Stock or its equivalent in a limited partner interest in the Operating Partnership or Units (depending upon how the Conversion is effected) with the common stock valued at the current market price (assumed $28.50 per share). The termination of the Property Management Contract and the REIT organization costs are being treated as nonrecurring expenses of $23,046,000 and $580,000, respectively, and are not reflected in the pro forma condensed consolidated statement of income. However, they will be expensed when incurred.

     When determining the number of Units that USRP will issue to QSR in exchange for the QSR's assets, USRP has assumed that the adjusted purchase price for QSR's assets equaled $7,721,234 plus the current principal balance of the promissory notes of $177,000 that QSR will sell to the Partnerships and that the average closing price for a Unit for the five trading days immediately preceding the closing date equaled $28.50. If the average trading price of the Units increases before the closing date, USRP could issue significantly fewer Units to QSR or if the trading price decreases before the closing date, USRP could issue significantly more Units to QSR.

                        U.S. RESTAURANT PROPERTIES, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1996
                                   (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                       U.S. Restaurant Properties Master L.P.
                                      -----------------------------------------------------------------------
                                                                             Other Properties     Property
                                                                    QSR's     Under Contract   Under Contract    REIT      Company
                                      Historical  Purchases(a) Properties(b)   To Purchase(c)    For Sale(d)  Conversion  Pro Forma
                                      ----------  ------------ ------------- ----------------  -------------- ----------  ---------
Cash . . . . . . . . . . . . . . . . . $    381     $             $  169         $                 $ 2,892    $       1(e) $  3,443
Receivables, net . . . . . . . . . . .    2,117                                                                               2,117
Purchase deposits. . . . . . . . . . .      908        (280)        (350)           (122)                                       156
Prepaid expenses . . . . . . . . . . .      403                                                                                 403
Deferred rent receivable . . . . . . .      536                                                                                 536
Notes receivable . . . . . . . . . . .    4,046          76          177                                                      4,299
Net investment in
 direct financing
 leases. . . . . . . . . . . . . . . .   17,105                                                      (446)                   16,659
Land . . . . . . . . . . . . . . . . .   61,340       5,574        1,580          13,082             (341)                   81,235
Buildings and
 leasehold
 improvements,
 net . . . . . . . . . . . . . . . . .   75,339      22,296        6,322          51,066             (191)                  154,833
Machinery and
 equipment, net. . . . . . . . . . . .    2,980                                                                               2,980
Intangibles, net . . . . . . . . . . .   12,263                                                      (340)                   11,923
                                       --------     -------       ------         -------          -------    ---------     --------
                                       $177,418     $27,666       $7,898         $64,026          $ 1,574     $       1    $278,583
                                       --------     -------       ------         -------          -------    ---------     --------
                                       --------     -------       ------         -------          -------    ---------     --------

Accounts payable . . . . . . . . . . . $  2,697     $             $              $        $                   $     580(f) $  3,277
Deferred gain. . . . . . . . . . . . .      590                                                                                 590
Line of credit and other
  long term debt . . . . . . . . . . .   69,486      24,346                       58,026                                    151,858
Capitalized lease
 obligations . . . . . . . . . . . . .      362                                                                                 362
General Partners'
 capital . . . . . . . . . . . . . . .    1,163                                                        31       (1,194)(g)
Limited Partners'
 capital . . . . . . . . . . . . . . .  103,120       3,320        7,898           6,000            1,543     (121,881)(g)
Stockholders' equity . . . . . . . . .                                                                         122,496(h)   122,496
                                       --------     -------       ------         -------          -------    ---------     --------
                                       $177,418     $27,666       $7,898         $64,026          $ 1,574    $       1     $278,583
                                       --------     -------       ------         -------          -------    ---------     --------
                                       --------     -------       ------         -------          -------    ---------     --------

------------------------

(a) Reflects pro forma adjustments for 1997 acquisitions completed since December 31, 1996 which consist of the purchase of 45 properties as follows:

     Arby's . . . . . . . .           2          $   378
     Bruegger's Bagels. . .          16           11,010
     Chi Chi's. . . . . . .           1            1,419
     Old Chicago Pizza. . .           1              909
     Pizza Hut. . . . . . .           8            4,633
     Schlotzsky's . . . . .           6            4,916
     Other. . . . . . . . .          11            4,605
                                     --          -------
                                     45          $27,870
                                     --          -------
                                     --          -------

     Total of land, buildings and leasehold
        improvements and machinery and
        equipment . . . . . . . . . . . . . . .  $27,870
     Note receiveable . . . . . . . . . . . . .       76
     Less purchase deposit previously paid  . .     (280)
     Less 118,582 Units issued  . . . . . . . .   (3,320)
                                                 -------
     Increase in line of credit and other
        long term debt. . . . . . . . . . . . .  $24,346
                                                 -------
                                                 -------

     The respective purchase price for the properties has been allocated between land ($5,574) and buildings and leasehold improvements ($22,296) on a preliminary basis. Final determination of the proper allocation between these accounts will be made prior to finalizing the financial statements for the year ended December 31, 1997. Management does not expect material adjustments to occur.

(b) Reflects the pro forma adjustments for QSR's properties which are comprised of 16 properties. The total purchase price plus appropriate capitalized costs are as follows:

     16 properties. . . . . . . . . . . . . .          $ 7,721
     Acquisition costs. . . . . . . . . . . .              181
                                                       -------
     Total land,  buildings and leasehold
        improvements. . . . . . . . . . . . .            7,902
     Notes receivable . . . . . . . . . . . .              177
                                                       -------
                                                         8,079

     Less purchase deposit previously paid. .             (350)
     Less 277,131 Units issued. . . . . . . .           (7,898)
                                                       -------
     Cash excess (deposit return less
        acquisition costs). . . . . . . . . .          $   169
                                                       -------
                                                       -------

     The respective purchase price for the properties has been allocated between land ($1,580) and buildings and leasehold improvements ($6,322) on a preliminary basis. Final determination of the property allocation between these accounts will be made prior to finalizing the financial statements for the year ended December 31, 1997. Management does not expect material adjustments to occur.

(c) Reflects the pro forma adjustments for the properties under binding contracts as of April 17, 1997 which are comprised of 103 properties as follows:

                                            Number of Properties  Purchase Price
                                            --------------------  --------------
          Arby's . . . . . . . . . . . . .            76              $45,093
          Bruegger's Bagels. . . . . . . .             1                  752
          Dairy Queen. . . . . . . . . . .             2                  944
          Hardees. . . . . . . . . . . . .             3                1,376
          Other. . . . . . . . . . . . . .            21               15,983
                                                     ---              -------
                                                     103               64,148
                                                     ---              -------
                                                     ---              -------

          Less purchase deposits
             previously  paid . . . . . . .                              (122)
          Less 210,526 Units issued . . . .                            (6,000)
          Increase in line of credit and
             other long-term debt . . . . .                           $58,026


     The respective purchase price for the properties has been allocated between land ($13,082) and buildings and leasehold improvements ($51,066) on a preliminary basis. Final determination of the property allocation between these accounts will be made prior to finalizing the financial statements for the year ended December 31, 1997. Management does not expect material adjustments to occur.

(d) Reflects the pro forma adjustments for four properties which are for sale under a binding contract.

(e) Reflects pro forma adjustment for the contribution of $1 by QSV Properties to capitalize the REIT Corporation.

(f) Reflects the costs associated with the REIT conversion including legal, filing, printing, fairness opinion and related costs.

(g) Reflects pro forma adjustments to convert the General Partner's and limited partners' capital accounts into stockholders' equity. It is assumed that the Units owned by the limited partners will immediately be converted to the REIT Corporation's shares.

(h) Reflects the following pro forma adjustment to stockholders' equity relating to the Managing General Partner's assignment of its Property Management Contract to the Operating Partnership or USRP (depending upon how the Conversion is effected) and converting its aggregate 1.98% partnership interest in the Partnerships (the "Partnership interests") into 850,000 shares of Common Stock or its equivalent in a limited partner interest in the Operating Partnership or Units (depending upon how the Conversion is effected) with the common stock valued at the current market price (assumed $28.50 per share):


     Value of 850,000 Initial Shares of Common
      Stock or its equivalent in interests in the
      Partnerships (at $28.50 per share current
      market value) issued to the Managing General
      Partner                                                  $ 24,225

      Cost of property management contract to be
       expensed                                                 (23,031)

      REIT organization costs to be expensed                       (580)

      Equity related to Limited Partners upon
       Conversion                                               121,881

      REIT Corporation equity                                         1
                                                               --------

                                                               $122,496
                                                               --------
                                                               --------

                        U.S. RESTAURANT PROPERTIES, INC.
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)
                    (DOLLARS AND UNITS/SHARES IN THOUSANDS,
                       EXCEPT FOR PER UNIT AND SHARE DATA)


                                     U.S. Restaurant Properties Master L.P.
                            -----------------------------------------------------------
                                                                       Other Properties    Property
                                                            QSR's       Under Contract  Under Contract     REIT        Company
                            Historical   Purchases(a)   Properties(b)   To Purchase(c)    For Sale(l)   Conversion(d)  Pro Forma
                            ----------   -----------    -------------   ---------------  ------------   -------------  ----------
Total Revenues . . . . . .   $ 18,324     $ 10,907        $  1,327        $  7,441          $ (280)       $             $ 37,719
Expenses:
 Rent. . . . . . . . . . .      2,080          232             115              97                                         2,524
 Depreciation and
  amortization . . . . . .      3,978        2,998(e)          337(e)        2,553(g)          (43)             (87)(f)    9,736
 Taxes, general and
  administrative . . . . .      2,461          979(g)           45(g)          682(g)                        (2,232)(h)    1,935
 Interest expense
  (income), net. . . . . .      2,364        4,543(i)           19(i)        4,328(i)                                     11,254
                             --------     --------        --------        --------          -------       ---------     --------
 Total expenses. . . . . .     10,883        8,752             516           7,660             (43)          (2,319)      25,449
                             --------     --------        --------        --------          -------       ---------     --------
Gain on Sale of
 equipment . . . . . . . .         32                                                                                         32
                             --------     --------        --------        --------          -------       ---------     --------
Net income . . . . . . . .   $  7,473     $  2,155        $    811        $   (219)         $ (237)       $   2,319     $ 12,302
                             --------     --------        --------        --------          -------       ---------     --------
                             --------     --------        --------        --------          -------       ---------     --------
Net income allocable
 to unitholders. . . . . .   $  7,325
Average number
 of units/shares
 outstanding . . . . . . .      6,107          119             277(j)          211                              851(k)     8,352
Net income per
 unit/share. . . . . . . .   $   1.20                                                                                   $   1.47

-----------------------

(a) Reflects pro forma adjustments to operations for the 1996 acquisitions, comprised of 184 properties acquired on various dates from January 1, 1996 through December 31, 1996 and the 1997 acquisitions comprised of 45 properties acquired on various dates from January 1, 1997 through April 17, 1997.

(b) Reflects pro forma adjustments for QSR's 16 properties based on historical information.

(c) Reflects the pro forma adjustments for 103 properties under binding contracts as of April 17, 1997 with other sellers based on historical information.

(d) Reflects pro forma adjustments relating to the effects of the Managing General Partner's assignment of its Property Management Contract to the Operating Partnership or USRP (depending upon how the Conversion is effected).

     No adjustment is shown for the cost of terminating the Managing General Partner's property management contract estimated to be $23,046 or for the legal, filing, printing, fairness opinion and related costs of completing the REIT conversion estimated to be $580 since both of these amounts are considered to be nonrecurring expenses. Costs related to the reorganization will be charged to expense in the period incurred and the cost related to the property management contract will be expensed at the time the contract is terminated.

(e) Reflects pro forma increase in depreciation expense related to the purchase of the respective properties and the related capitalization of fees and commissions including fees paid or payable to the Managing General Partner. Depreciation is computed using the straight line method and estimated useful lives of buildings and leasehold improvements and machinery and equipment of 10 to 20 years.

(f)  Reflects pro forma adjustment to depreciation and amortization expense.
     The reduction in expense is due to a decrease in fees paid to the Managing General Partner assuming the Property Management Contract is canceled.
     Such fees consist of 1% of the contracted purchase price for the respective properties which is capitalized as part of the purchase price.

(g) Reflects pro forma increase in general and administrative expenses attributable to the increase in fees due to the Managing General Partner. Such increase is comprised of 1% of the contracted purchase price for the respective properties and 25% of the cash flow received with respect to such additional properties in excess of the cash flow representing a 12% annual rate of return.

(h) Pro forma adjustments to general and administrative expense are comprised of the following:


          Decrease in management fees                $(2,982)
          Increase in payroll expenses (currently
             being paid by the Managing General
             Partner)                                    750
                                                     -------
          Net decrease                               $(2,232)
                                                     -------
                                                     -------

     All other general and administrative expenses are not expected to increase as a result of the conversion to a REIT since the Partnership is already a public entity exempt from federal income taxes.

(i) Reflects the pro forma adjustment to interest expense as a result of the purchase of the respective properties. Pro forma interest expense is based on the increase in debt outstanding and borrowings for payment of distributions on units issued on a pro forma basis using interest rates based on the Partnership's credit arrangements which are as follows:

                                                 Principal    Interest Rate

     Series A Senior Secured Guaranteed Notes     $12,500         8.00%
     Series B Senior Secured Guaranteed Notes      27,500         8.30%
     Line of credit                                95,000         7.18%

     Additional borrowings are estimated at a rate of 8.5% based upon the additional debt agreements the Company is in the process of negotiating.

(j) Reflects pro forma adjustments for Partnership Units to be issued to QSR in exchange for QSR's 16 properties established as follows:

          Purchase price                                $  7,898
          Market value of shares at January 6, 1997     $  28.50
          Partnership Units to be issued                 277,131

(k) Pro forma adjustment reflects the 850 Initial shares of Common Stock or its equivalent in interests in the Partnerships to be issued to the Managing General Partner for its interests in the Partnerships and termination of its property management contract and shares of Common Stock issued by the REIT Corporation to the Managing General Partner upon formation of the REIT Corporation at $1 per share.

(l) Reflects the pro forma adjustments relating to a property which is for sale under a binding contract.

                        U.S. RESTAURANT PROPERTIES, INC.


                          INDEPENDENT AUDITORS' REPORT



To the Directors and Stockholder of
U.S. Restaurant Properties, Inc.


We have audited the accompanying balance sheet of U.S. Restaurant Properties, Inc. as of February 4, 1997. This balance sheet is the responsibility of the management of U.S. Restaurant Properties, Inc. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of U.S. Restaurant Properties, Inc. at February 4, 1997, in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE LLP

Dallas, Texas
February 5, 1997

                        U.S. RESTAURANT PROPERTIES, INC.

                                  BALANCE SHEET
                                FEBRUARY 4, 1997



                                     ASSETS

Cash                                                             $  1,000
                                                                 --------
                                                                 --------

                              STOCKHOLDER'S EQUITY

Preferred stock, $.001 par value per share; 10,000,000 shares authorized, no shares issued
Common Stock, $.001 par value per share; 45,000,000 shares
     authorized; 1,000 shares issued and outstanding             $      1
Excess Stock, $.001 par value per share; 5,000,000 shares
     authorized, no shares issued
Additional paid-in capital                                            999
                                                                 --------
                                                                 $  1,000
                                                                 --------
                                                                 --------





                           See Notes to Balance Sheet.

                        U.S. RESTAURANT PROPERTIES, INC.

                             NOTES TO BALANCE SHEET
                                FEBRUARY 4, 1997


1.   ORGANIZATION

     U.S. Restaurant Properties, Inc. (the "Company") is a newly-organized Maryland corporation formed to continue the restaurant property management operations of U.S. Restaurant Properties Master, L.P. (collectively, with its subsidiaries, "USRP"). The Company is authorized to issue up to 45,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), 10,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock") and 5,000,000 shares of Excess Stock, par value $.001 per share. Pursuant to the Company's Articles of Incorporation (the "Articles"), any purported transfer of shares of Common Stock or Preferred Stock that would result in a person owning shares of Common Stock or Preferred Stock in excess of certain limits set out in Articles will result in the shares subject to such purported transfer being automatically exchanged for an equal number of shares of Excess Stock.

     The Company was capitalized upon the sale of 1,000 shares of Common Stock for $1,000 to QSV Properties, Inc. ("QSV"). The Company will be a self-advised real estate investment trust ("REIT") formed to continue the restaurant property management, acquisition and development operations, related business objectives and strategies of USRP. The consolidated financial statements of U.S. Restaurant Properties, Inc. will include the operations of USRP. The Company intends to qualify as a REIT as defined under the Internal Revenue Code of 1986, as amended.

2.   BUSINESS

     The Company shall invest in U.S. Restaurant Properties Operating, L.P. (the "Operating Partnership" and, together with USRP, the "Partnerships"), which will include and continue all operations of USRP. The purpose of this investment is to facilitate the conversion of USRP's ownership structure from a master limited partnership to a REIT. The Company was formed on February 4, 1997 and will not have any operations until the Conversion is effected.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company shall succeed to the operations of USRP, and accordingly, will follow all accounting principles established by USRP in addition to the following:

     INCOME TAXES - Provisions for income taxes will be made in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

                        U.S. RESTAURANT PROPERTIES, INC.

                             NOTES TO BALANCE SHEET


4.   SUBSEQUENT EVENTS

     QSV has agreed to convert the Operating Partnership General Partnership Interest and QSV's general partner interest in U.S. Restaurant Properties Master L.P. Operating Partnership General Partner Interest of in exchange for 850,000 shares or its equivalent in interests in the Partnerships. An additional 550,000 shares or its equivalent in interests in the Partnerships may be issued to QSV if certain earnings targets are met by the year 2000. QSV is an entity that is primarily owned by Mr. Robert J. Stetson and Mr. Fred H. Margolin.

     The Company intends to enter into employment agreements with Messrs. Stetson and Margolin. The agreements will be for three years, beginning with the closing of the Acquisition. Pursuant to the Employment Agreements, Mr. Stetson will serve as President and Chief Executive Officer of the Company and Mr. Margolin will serve as Chairman of the Board of the Company and each will be paid an annual base salary of $250,000.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.



                          INDEPENDENT AUDITORS' REPORT


The Partners
U.S. Restaurant Properties Master L.P.

     We have audited the accompanying consolidated balance sheets of U.S. Restaurant Properties Master L.P. (the Partnership) as of December 31, 1996 and 1995, and the related consolidated statements of income, partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of U.S. Restaurant Properties Master L.P. as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Dallas, Texas
February 28, 1997

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)



                                     ASSETS
                                                       December 31,
                                                --------------------------
                                                    1995          1996
                                                -----------    -----------

Cash and equivalents . . . . . . . . . . . . .  $         7    $       381
Receivables, net (includes $188 in 1996
  from related parties). . . . . . . . . . . .          951          2,117
Deferred rent receivable . . . . . . . . . . .           --            536
Purchase deposits. . . . . . . . . . . . . . .        1,792            908
Prepaid expenses . . . . . . . . . . . . . . .          315            403
Notes receivable . . . . . . . . . . . . . . .           --          1,308
Notes receivable - related parties . . . . . .          269          2,738
Net investment in direct financing leases. . .       19,371         17,105
Land . . . . . . . . . . . . . . . . . . . . .       27,493         61,340
Buildings and leasehold improvements, net. . .        7,900         75,339
Machinery and equipment, net . . . . . . . . .          224          2,980
Intangibles, net . . . . . . . . . . . . . . .       13,161         12,263
                                                -----------    -----------
                                                $    71,483    $   177,418
                                                -----------    -----------
                                                -----------    -----------

                        LIABILITIES AND PARTNERS' CAPITAL
Accounts payable (includes $416 and $187
  due to the Managing General Partner) . . . .  $       677    $     2,642
Deferred rent payable. . . . . . . . . . . . .           --             55
Deferred gain on sale of property. . . . . . .           --            590
Lines of credit. . . . . . . . . . . . . . . .       10,931         69,486
Capitalized lease obligations. . . . . . . . .          563            362
Commitments (Notes 8 and 9). . . . . . . . . .
General Partners' capital. . . . . . . . . . .        1,241          1,163
Limited Partners' capital. . . . . . . . . . .       58,071        103,120
                                                -----------    -----------
                                                $    71,483    $   177,418
                                                -----------    -----------
                                                -----------    -----------




                 See Notes to Consolidated Financial Statements.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per-unit data)


                                              Year Ended December 31,
                                      ---------------------------------------
                                          1994          1995         1996
                                      -----------   -----------   -----------
REVENUES FROM LEASED PROPERTIES
  Rental income . . . . . . . . . . . $     6,340   $     7,540   $    16,346
  Amortization of unearned
    income on direct financing
    leases. . . . . . . . . . . . . .       2,453         2,240         1,978
                                      -----------   -----------   -----------
  Total Revenues. . . . . . . . . . .       8,793         9,780        18,324
EXPENSES
  Rent. . . . . . . . . . . . . . . .       1,348         1,405         2,080
  Depreciation and amortization . . .       1,361         1,541         3,978
  Taxes, general and
    administrative (includes
    $542, $164 and $1,268 in 1994,
    1995 and 1996, respectively,
    for services of the Managing
    General Partner). . . . . . . . .       1,144         1,419         2,461
  Interest expense (income), net. . .          (4)          192         2,364
  Provision for write-down or
    disposition of properties . . . .          11             -             -
                                      -----------   -----------   -----------
  Total Expenses. . . . . . . . . . .       3,860         4,557        10,883
Gain on sale of equipment . . . . . .           -             -            32
                                      -----------   -----------   -----------
Net income. . . . . . . . . . . . . . $     4,933   $     5,223   $     7,473
                                      -----------   -----------   -----------
                                      -----------   -----------   -----------
Net income allocable to
  unitholders . . . . . . . . . . . . $     4,834   $     5,119   $     7,325
                                      -----------   -----------   -----------
                                      -----------   -----------   -----------
Average number of outstanding
  units . . . . . . . . . . . . . . .       4,635         4,638         6,107
                                      -----------   -----------   -----------
                                      -----------   -----------   -----------
Net income per unit . . . . . . . . . $      1.04   $      1.10   $      1.20
                                      -----------   -----------   -----------
                                      -----------   -----------   -----------



                 See Notes to Consolidated Financial Statements.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (In thousands)

                                                           General    Limited
                                                   Units   Partners   Partners       Total
                                                   -----   -------    ---------    ---------
Balance at January 1, 1994 . . . . . . . . . . .   4,635   $ 1,357    $  62,757    $  64,114
Net income . . . . . . . . . . . . . . . . . . .       -        99        4,834        4,933
Cash distributions . . . . . . . . . . . . . . .       -      (148)      (7,230)      (7,378)
                                                   -----   -------    ---------    ---------
Balance at December 31, 1994 . . . . . . . . . .   4,635     1,308       60,361       61,669
                                                   -----   -------    ---------    ---------
Special general partner interest transfer. . . .       -       (13)          (3)         (16)
Net income . . . . . . . . . . . . . . . . . . .       -       104        5,119        5,223
Purchase of partnership units. . . . . . . . . .     (30)        -         (547)        (547)
Units issued for property. . . . . . . . . . . .      54         -          985          985
Cash distributions . . . . . . . . . . . . . . .       -      (158)      (7,844)      (8,002)
                                                   -----   -------    ---------    ---------
Balance at December 31, 1995 . . . . . . . . . .   4,659     1,241       58,071       59,312
                                                   -----   -------    ---------    ---------
Net income . . . . . . . . . . . . . . . . . . .       -       148        7,325        7,473
Units issued for property. . . . . . . . . . . .     385         -        7,912        7,912
Proceeds from units issued in public offering. .   1,800         -       40,203       40,203
Proceeds from exercised unit options . . . . . .      50         -          775          775
Cash distributions . . . . . . . . . . . . . . .       -      (226)     (11,166)     (11,392)
                                                   -----   -------    ---------    ---------
Balance at December 31, 1996 . . . . . . . . . .   6,894   $ 1,163    $ 103,120    $ 104,283
                                                   -----   -------    ---------    ---------
                                                   -----   -------    ---------    ---------


                 See Notes to Consolidated Financial Statements.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                 Year Ended December 31,
                                           ---------------------------------
                                              1994        1995        1996
                                           ---------   ---------   ---------
CASH FLOWS FROM
OPERATING ACTIVITIES
  Net income . . . . . . . . . . . . . . . $   4,933   $   5,223   $   7,473
    Adjustments to reconcile net
     income to net cash from
     operating activities:
  Depreciation and amortization. . . . . .     1,361       1,541       3,978
  Amortization of deferred
   financing costs . . . . . . . . . . . .         -           -         162
  Other, net . . . . . . . . . . . . . . .      (843)        854         (32)
  Increase in receivables, net . . . . . .      (301)       (236)     (1,166)
  Increase in prepaid expenses . . . . . .       (36)       (192)        (88)
  Increase in deferred rent receivable . .         -           -        (536)
  Reduction in net investment in
   direct financing leases . . . . . . . .     1,673       1,866       2,041
  Increase in accounts payable . . . . . .       203         232       1,965
  Increase in deferred rent payable. . . .         -           -          55
                                           ---------   ---------   ---------
                                               2,057       4,065       6,379
                                           ---------   ---------   ---------
  Cash provided by operating
   activities. . . . . . . . . . . . . . .     6,990       9,288      13,852
CASH FLOWS FROM (USED IN)
INVESTING ACTIVITIES:
  Proceeds from sale of property
   and equipment . . . . . . . . . . . . .         -           -         122
  Purchase of property                             -      (9,746)    (95,918)
  Purchase of machinery and
   equipment . . . . . . . . . . . . . . .         -        (232)     (3,032)
  Purchase deposits (paid) used. . . . . .         -      (1,792)        884
  Increase in notes receivable . . . . . .         -        (269)     (3,034)
                                           ---------   ---------   ---------
  Cash used in investing activities. . . .         -     (12,039)   (100,978)
CASH FLOWS FROM (USED IN)
FINANCING ACTIVITIES:
  Loan origination costs
   and other intangibles . . . . . . . . .         -         (77)       (440)

                                                  Year Ended December 31,
                                          ------------------------------------
                                              1994         1995        1996
                                          ----------   ----------   ----------
Payments on capitalized lease
  obligations . . . . . . . . . . . . . .       (191)        (212)        (201)
Proceeds from line of credit. . . . . . .          -       12,453      104,805
Payments on line of credit. . . . . . . .          -       (1,522)     (46,250)
Cash distributions. . . . . . . . . . . .     (7,378)      (8,002)     (11,392)
Purchase of partnership units . . . . . .          -         (547)           -
Purchase of special general
  partner interest. . . . . . . . . . . .          -          (16)           -
Proceeds from issuance of units . . . . .          -            -       40,978
                                          ----------   ----------   ----------
Cash provided by (used in) financing
  activities. . . . . . . . . . . . . . .     (7,569)       2,077       87,500
                                          ----------   ----------   ----------
Increase (decrease) in cash and
  equivalents . . . . . . . . . . . . . .       (579)        (674)         374
Cash and equivalents at
  beginning of year . . . . . . . . . . .      1,260          681            7
                                          ----------   ----------   ----------
Cash and equivalents at end of
  year. . . . . . . . . . . . . . . . . . $      681   $        7   $      381
                                          ----------   ----------   ----------
                                          ----------   ----------   ----------
SUPPLEMENTAL DISCLOSURE:
  Interest paid during the year . . . . . $       90   $      256   $    2,431
                                          ----------   ----------   ----------
                                          ----------   ----------   ----------
NONCASH INVESTING
  ACTIVITIES
  Units issued for property . . . . . . . $        -   $      985   $    7,912
                                          ----------   ----------   ----------
                                          ----------   ----------   ----------
  Deferred gain on sale
    of property . . . . . . . . . . . . . $        -   $        -   $      590
                                          ----------   ----------   ----------
                                          ----------   ----------   ----------
  Note received on sale
    of property . . . . . . . . . . . . . $        -   $        -   $      743
                                          ----------   ----------   ----------
                                          ----------   ----------   ----------
  Sale of property on direct
    financing lease . . . . . . . . . . . $        -   $        -   $      225
                                          ----------   ----------   ----------
                                          ----------   ----------   ----------


                 See Notes to Consolidated Financial Statements.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                 (Dollars in thousands except per-unit amounts)


1.   ORGANIZATION

     U.S. Restaurant Properties Master L.P (Partnership), formerly Burger King Investors Master L.P, a Delaware limited partnership, was formed on December 10, 1985. The Partnership, through its 99.01% limited partnership interest in U.S. Restaurant Properties Operating L.P. (Operating Partnership), also a Delaware limited partnership, acquired from Burger King Corporation (BKC) in February 1986 for $94,592 an interest in 128 restaurant properties owned or leased by BKC and leased or subleased on a net lease basis to BKC franchisees. The Partnership is the sole limited partner of the Operating Partnership, and they are referred to collectively as the "Partnerships" or the "Partnership." QSV Properties, Inc., (QSV), formerly U.S. Restaurant Properties, Inc., the managing general partner, and BKC, the special general partner, were both indirect wholly-owned subsidiaries of Grand Metropolitan PLC prior to May 17, 1994, at which time QSV was sold to the current owners. On January 20, 1995, the Partnership paid Burger King Corporation $16 for its 0.02% interest in the Operating and Master Limited Partnership.

     In 1996, the Partnership established certain other wholly owned operating entities consisting of U.S. Restaurant Properties Business Trust I, U.S. Restaurant Properties Business Trust II, Restaurant Acquisition Corporation, Restaurant Renovation Partners L.P., U.S. Restaurant Properties West Virginia Partners L.P., U.S. Restaurant Properties Carolina LTD., U.S. Restaurant Properties Lincoln LTD., and U.S. Restaurant Properties Norman LTD. Collectively, these entities in addition to the Partnerships are referred to as the "Company." All of these entities are included in the consolidated financial statements.

     The Partnership may issue an unlimited number of units. The units outstanding as of December 31, 1995 and 1996, totaled 4,659,167 and 6,894,003, respectively.

     QSV Properties, Inc. (formerly named U.S. Restaurant Properties, Inc.) is the Managing General Partner of the Partnership.

2.   ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles; however, this will not be the basis for reporting taxable income to unitholders (see Note 10 for a reconciliation of financial reporting income to taxable income). The consolidated financial statements reflect the accounts of the Company after elimination of significant inter-entity transactions.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

2.   ACCOUNTING POLICIES (CONTINUED)

     Cash and equivalents include short-term, highly liquid investments with maturities at the date of purchase of three months or less.

     An intangible asset was recorded for the excess of cost over the net investment in direct financing leases in 1986. This intangible asset represents the acquired value of future contingent rent receipts (based on a percentage of each restaurant's sales) and is being amortized on a straight-line basis over 40
years.   The Company's management routinely reviews the carrying amount of intangibles based on projected cash flows. Based on the Company's policy for evaluating impairment of intangibles, no valuation allowance was recorded as of December 31, 1995 and 1996.

     Rent revenues and expenses under operating leases are recognized on a straight-line basis.

     DEPRECIATION

     Depreciation is computed using the straight-line method over estimated useful lives of 6 to 20 years for financial reporting purposes. Accelerated and straight-line methods are used for tax purposes.

     USE OF ESTIMATES

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

     LONG-LIVED ASSETS

     Long-lived assets include real estate, direct financing leases and intangibles which are evaluated on an individual property basis. The Partnership's management routinely reviews its investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on the Company's policy for reviewing impairment of long-lived assets, no valuation allowance was recorded as of December 31, 1995 and 1996.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

2.   ACCOUNTING POLICIES (CONTINUED)

     INCOME TAXES

     No federal or, in most cases, state income taxes are reflected in the consolidated financial statements because the Partnerships are not taxable entities. The partners must report their allocable shares of taxable income or loss in their individual income tax returns.

     EQUITY-BASED COMPENSATION

     In 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), was issued, effective for fiscal years beginning after December 15, 1995. This Statement requires companies to use recognized option pricing models to estimate the fair value of equity-based compensation, including options. This Statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments
issued, whichever is more reliably measurable.   The Company has elected not to
recognize compensation expense for employee equity-based compensation as calculated under SFAS 123, but will recognize any related expense in accordance with the provisions of APB Opinion No. 25. Disclosure of amounts required by SFAS 123 is included in Note 6.

     ENVIRONMENTAL REMEDIATION COSTS

     The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remediation feasibility study. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Company management is not aware of any environmental remediation obligations which would materially affect the operations, financial position or cash flows of the Company.

     In 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities" (SOP 96-1), which provides guidance for the recognition, measurement, display and disclosure of environmental remediation liabilities. The Company will adopt the provisions of SOP 96-1 in 1997, as required, and does not expect such adoption to have a material impact on its results of operations, financial position or cash flows.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

2.   ACCOUNTING POLICIES (CONTINUED)

     RECLASSIFICATIONS

     Certain prior-year amounts have been reclassified to conform to the current-year presentation.

3.   FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The following disclosure of estimated fair value was determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Cash and equivalents, receivables (including deferred rent receivable), accounts payable (including deferred rent payable), and the line of credit are carried at amounts that approximate their fair value.

     The fair value of notes receivable totaling $269 and $4,046 as of December 31, 1995 and 1996, respectively, have a fair value of $269,000 and $3,672, respectively, as based upon interest rates for notes with similar terms and remaining maturities.

     The fair value estimates presented herein are based on information available to management as of December 31, 1995 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

4.   OTHER BALANCE SHEET INFORMATION

                                                         December 31
                                                  -----------------------
                                                     1995          1996
                                                  --------       --------
     RECEIVABLES, NET
       Receivables. . . . . . . . . . . . . .     $  1,068       $  2,234
       Less allowance for doubtful
         accounts . . . . . . . . . . . . . .         (117)          (117)
                                                  --------       --------
                                                  $    951       $  2,117
                                                  --------       --------
                                                  --------       --------

     BUILDINGS AND LEASEHOLD
        IMPROVEMENTS, NET
     Buildings and leasehold improvements . .     $ 10,545         80,528
     Less accumulated depreciation. . . . . .       (2,645)        (5,189)
                                                  --------       --------
                                                  $  7,900       $ 75,339
                                                  --------       --------
                                                  --------       --------

     MACHINERY AND EQUIPMENT, NET
     Machinery and equipment. . . . . . . . .          232       $  3,244
     Less accumulated depreciation. . . . . .           (8)          (264)
                                                  --------       --------
                                                  $    224       $  2,980
                                                  --------       --------

     INTANGIBLES, NET
       Intangibles. . . . . . . . . . . . . .     $ 26,515       $ 27,003
       Less accumulated amortization. . . . .      (13,354)       (14,740)
                                                  --------       --------
                                                  $ 13,161       $ 12,263
                                                  --------       --------
                                                  --------       --------

     Total purchase deposits of $1,792 and $908 at December 31, 1995 and 1996, respectively, included $1,075 and $167 of nonrefundable deposits, respectively.

5.   PROPERTY ACQUISITIONS AND DISPOSITIONS

     In March 1995, the Partnership agreement was amended to expand the purpose of the Partnership and allow for the diversification of the Partnership's restaurant property portfolio through the acquisition of additional fast-food and casual dining restaurant properties. Since the amendment in March 1995, the Partnership has acquired 200 restaurant properties.

     During 1996, the Company completed the purchase of 184 restaurant properties for an aggregate purchase price of $105,336 including the value of 384,836 Partnership Units issued as part of the aggregate purchase price. Three restaurant properties were purchased with only Partnership Units; five restaurant properties were purchased with a combination of cash and Partnership Units; and 166 restaurant properties were purchased with only cash. The 184 restaurant properties include 45 Burger King restaurants, 40 Dairy Queen restaurants, 30 Grandy's restaurants, 25 Hardee's restaurants, 12 Pizza Hut restaurants, two KFC restaurants, six Schlotzsky's restaurants, six Chili's restaurants and 18 regional brand restaurants. The 384,836 Partnership Units issued in four of these transactions have guaranteed Partnership Unit values (see Note 6).

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

5.   PROPERTY ACQUISITIONS AND DISPOSITIONS (CONTINUED)

     During 1995, the Partnership completed the purchase of 16 restaurant properties for an aggregate purchase price of $10,731, including the value of 54,167 Partnership Units issued. The 16 restaurant properties include 9 Burger King restaurant properties, two Chili's restaurant properties and five regional brand restaurant properties. The 54,167 Partnership Units issued include provisions for guaranteed Partnership Unit values in the future (see Note 6).

     During 1996, the Company sold one restaurant property for $815. The Company received cash of $72 and a note from the buyer of $743. In accordance with Statement of Financial Accounting Standards No. 66, "Accounting for Real Estate Sales," the Company recorded a deferred gain on the sale of $590.

     On December 31, 1996, the Company owned land at 243 restaurant properties and leased the land at 79 restaurant properties from third-party lessors under operating leases. The Company in turn leased or subleased the land primarily to fast-food and casual dining restaurant operators under operating leases.

     On December 31, 1996, the Company owned the buildings on 277 restaurant properties and leased the buildings on 14 restaurant properties from third-party lessors under leases accounted for as capital leases. The Company owns 31 restaurant properties in which only the land is owned and leased. The Company leased 183 buildings to franchisees under operating leases. These 183 buildings are stated at cost, net of accumulated depreciation, on the balance sheet. A total of 108 buildings are leased primarily to franchisees under direct financing leases. The net investment in the direct financing leases represents the present value of the future minimum lease receipts for these 108 buildings. One restaurant property was sold during 1996.

     On December 31, 1995 and 1996, there were 138 and 321 Company restaurant sites respectively, in operation, and there was one closed site. The Company continues to seek a suitable tenant for the remaining site. The write-down of the closed site was $11 in 1994. No write-downs were recorded in 1995 or 1996.

     In the normal course of business, the Company may sign purchase agreements to acquire restaurant properties. Such agreements become binding obligations upon the completion of a due diligence period ranging usually from 15-30 days.

     On December 31, 1996, earnest money purchase deposits amounting to $908 were on deposit for the purchase of six Pizza Hut restaurants, four Schlotzsky's restaurants, three Wendy's restaurants, two Arby's restaurants, two Hardee's restaurants, one Taco Bell restaurant, one Kentucky Fried Chicken restaurant and 19 other regional chain restaurants.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

6.   PARTNERSHIP UNIT OPTIONS AND GUARANTEED STOCK PRICE

     Three restaurant properties were acquired on October 10, 1995, with a combination of cash and 54,167 Units. The Units are guaranteed to have a value of $24 per unit three years from the transaction date. The unit price on the date issued was $18.375. Any difference between the guaranteed value and the actual value of the units at the end of the three-year period is to be paid in cash. These properties were recorded at the guaranteed value of the Units discounted to reflect the present value on the date the Units were issued.

     During 1996, 384,836 Partnership Units were used to purchase 18 of the 184 properties in four separate transactions. Of the 384,836 Partnership Units issued, 324,575 Partnership Units are guaranteed to have a market value of $24 per unit two years from the transaction date, 28,261 Partnership Units are guaranteed to have a market value of $23 per unit three years from the transaction date and 32,000 Partnership Units are guaranteed to have a value of $25 per unit two years from the transaction date. The accounting described in the paragraph above was used to record these transactions.

     The Partnership has one fixed option plan. Under this plan, the Limited Partners on March 17, 1995 granted the Managing General Partner options to acquire up to 400,000 Partnership Units, subject to certain adjustments under antidilution provisions. The exercise price of each option is $15.50 which is the average closing price of the depository receipts for the Partnership Units on the New York Stock Exchange for the five trading days immediately after the date of grant. The options are nontransferable except by operation of law and vest and became exercisable in March 1996. The term of the options expires in March 2005. As of December 31, 1996, the Managing General Partner had exercised 50,000 Partnership Units at the option price of $15.50 for a total purchase price of $775.

     In accordance with SFAS 123, the fair value of each option is estimated on the date of the grant using the binomial option-pricing model with the following weighted-average assumptions: dividend yield of 7.3% for all years; expected volatility of 17.8%, risk free interest rate of 5.7% for the options; and expected lives of 4 years for the plan options.

     As of March 17, 1995, the 400,000 options which are described above had a fair value as of the grant date of $724 representing a value per option of $1.81.

     Under the fixed option plan, if these options were considered as compensation, net income would have been $4,680 and $7,292 as of December 31, 1995 and 1996, respectively. Net income per unit would have been $0.99 and $1.17 as of December 31, 1995 and 1996, respectively.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

7.   LINES OF CREDIT

     On December 31, 1995 and 1996, $10,931 and $65,396, respectively, had been drawn on the Company's primary line of credit. The Company's line of credit was increased to $95,000 in December 1996 and matures on December 23, 1998. Substantially all properties are included as collateral on this line of credit. The interest rate on this debt floats at 180 basis percentage points above LIBOR. The effective interest rate at December 31, 1996, was 7.3625%. There is an unused line of credit fee of .25% per annum of the average daily excess of the commitment amount over the aggregate unpaid balance on the revolving loan which is charged and is payable on a quarterly basis. The line of credit requires the Company to maintain a combined tangible net worth, as defined in the loan document, in excess of $85,000; maintain a combined GAAP Partners' Capital, as defined in the loan document, of not less than $100,000; maintain a cash flow coverage ratio of not less than .95 to 1 based upon a pro forma five-year bank debt amortization; and maintain certain other financial covenants as defined in the loan agreement. The Company's management believes it is in compliance with all loan provision requirements as of December 31, 1996. On December 31, 1996, the balance available on the line of credit equaled $29,600 (considers $400 subject to outstanding letter of credit).

     A revolving credit facility of $20,000 was established with a national mortgage company on April 29, 1996. The interest rate on this credit facility was LIBOR plus 300 basis points which resulted in an interest rate of 8.5625% at December 31, 1996. This revolving credit facility is secured by approximately 63 properties. On December 31, 1996, the total amount due equaled $4,090. This revolving credit facility was paid in full in January 1997 and no additional draws are available.

8.   INVESTMENTS AND COMMITMENTS AS LESSOR

     The Company leases land and buildings to a variety of national and regional fast-food chain and casual dining restaurants. The building portions on 108 of these properties, which are leased by BKC franchisees, are accounted for as direct financing leases while the land portions are operating leases. The leases generally provide for a term of 20 years from the opening of the related restaurant, and do not contain renewal options. The Partnerships, however, have agreed to renew a franchise lease if BKC or any of their other franchise chains renews or extends the lessee's franchise agreement.

     As of December 31, 1996, the remaining lease terms of all leases described in the above paragraph and in Note 5 ranged from 1 to 28 years and include various renewal options. The leases provide for minimum rents and contingent rents based on a percentage of each restaurant's sales and require the franchisee to pay executory costs.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

8.   INVESTMENTS AND COMMITMENTS AS LESSOR (CONTINUED)


                                                         Direct
                                                       Financing    Operating
                                                         Leases      Leases
                                                       ---------    ---------
     MINIMUM FUTURE LEASE RECEIPTS FOR
     YEARS ENDING DECEMBER 31:
          1997. . . . . . . . . . . . . . . . . . . .    $ 4,071    $ 17,060
          1998. . . . . . . . . . . . . . . . . . . .      3,759      17,209
          1999. . . . . . . . . . . . . . . . . . . .      2,978      16,944
          2000. . . . . . . . . . . . . . . . . . . .      2,036      16,203
          2001. . . . . . . . . . . . . . . . . . . .      1,331      15,216
          Later . . . . . . . . . . . . . . . . . . .      1,274     165,798
                                                         -------    --------
                                                         $15,449    $248,430
                                                         -------    --------
                                                         -------    --------


                                                           1995       1996
                                                         -------    --------
     NET INVESTMENT IN DIRECT FINANCING
     LEASES AT DECEMBER 31:
          Minimum future lease receipts . . . . . . .    $19,778    $ 15,449
          Estimated unguaranteed residual values. . .      7,562       7,437
          Unearned amount representing interest . . .     (7,969)     (5,781)
                                                         -------    --------
                                                         $19,371    $ 17,105
                                                         -------    --------
                                                         -------    --------


                                          Year Ended December 31,
                                       -----------------------------
                                        1994       1995        1996
                                       ------     ------     -------
RENTAL INCOME:
   Minimum rental income . . . . .     $3,062     $3,584     $11,022
   Contingent rental income. . . .      3,278      3,956       5,324
                                       ------     ------     -------
                                       $6,340     $7,540     $16,346
                                       ------     ------     -------
                                       ------     ------     -------

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

8.   INVESTMENTS AND COMMITMENTS AS LESSOR (CONTINUED)

     If Burger King properties are not adequately maintained during the term of the tenant leases, of which there are 173, such properties may have to be rebuilt before the leases can be renewed, either by the Company as it considers necessary or pursuant to Burger King's successor policy. The successor policy, which is subject to change from time to time in Burger King's discretion, is intended to encourage the reconstruction, expansion or other improvement of older Burger King restaurants and generally affects properties that are more than ten years old or are the subject of a franchise agreement that will expire within five years.

     Under the current operating partnership agreement, Burger King can require that a restaurant property be rebuilt. If the tenant does not elect to undertake the rebuilding, the Partnership would be required to make the required improvement itself. However, as a condition to requiring the Partnership to rebuild, Burger King would be required to pay the Partnership its percentage share ("Burger King's Percentage Share") of the rebuilding costs. Such percentage share would be equal to (i) the average franchise royalty fee percentage rate payable to Burger King with respect to such restaurant, divided by (ii) the aggregate of such average franchise royalty fee percentage rate and the average percentage rate payable to the Partnership with respect to such restaurant property. The Managing General Partner believes that Burger King's Percentage Share would typically be 29% for a restaurant property.

     The Managing General Partner believes it is unlikely that any material amount of rebuilding of Burger King restaurant properties will be required in the next several years, if ever.

     The Company believes that improving, expanding, rebuilding or replacing its restaurant properties from time to time is important. In addition to normal maintenance and repair requirements, each franchisee is required under BKC's franchise agreement and lease/sublease, at its own cost and expense, to make such alterations to a Burger King restaurant as may be reasonably required by BKC from time to time to modify the appearance of the restaurant to reflect the then current image requirements for Burger King restaurants. Most of the properties that are operating as Burger King restaurants are 15 to 20 years old. The Company believes that many of these properties require substantial improvements to maximize sales and that their condition is below BKC's current image requirements.

     To encourage the early renewal of existing leases/subleases, the Company recently established an "early renewal program" whereby the Company has offered to certain tenants the right to renew existing leases/subleases for up to an additional 20 years in consideration for remodeling financing. The purpose of this program is to extend the term of existing leases/subleases prior to the end of the lease term and enhance the value of the underlying property to the Company. As a result of this program, the Company has extended the lease term for 31 leases/subleases as a result of remodel grants and lease riders. Two leases were renewed with loans. During 1996, the Company paid remodeling costs of $1,118 in conjunction with this program.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

9.   COMMITMENTS

     The land at 79 restaurant properties and the land and buildings at 14 restaurant properties are leased by the Company from third party lessors. The building portions of the leases are generally capital leases while the land portions are operating leases. These leases provide for an original term of 20 years and most are renewable at the Company's option. As of December 31, 1996, the remaining lease terms (excluding renewal option terms) ranged from 1 to 15 years. If all renewal options are taken into account, the terms ranged from 5 to 35 years. Rents payable may escalate during the original lease and renewal terms. For nine properties, the leases provide for contingent rent based on each restaurant's sales.
                                                   Capital        Operating
                                                   Leases          Leases
                                                   -------        ---------
     MINIMUM FUTURE LEASE OBLIGATIONS FOR
     YEARS ENDING DECEMBER 31:
          1997. . . . . . . . . . . . . .           $199          $ 2,103
          1998. . . . . . . . . . . . . .            140            2,145
          1999. . . . . . . . . . . . . .             60            1,930
          2000. . . . . . . . . . . . . .              4            1,675
          2001. . . . . . . . . . . . . .              1            1,248
          Later . . . . . . . . . . . . .             --            3,530
                                                    ----          -------
     Total minimum obligations (a). . . .            404          $12,631
                                                                  -------
                                                                  -------
     Amount representing interest . . . .            (42)
                                                    ----
     Present value of minimum obligations           $362
                                                    ----
                                                    ----

--------------------
(a) Minimum Lease Obligations have not been reduced by minimum sublease rentals.


                                          Year Ended December 31,
                                        ---------------------------
                                         1994       1995      1996
                                        ------     ------    ------
RENTAL EXPENSE
  Minimum rental expense . . . . .      $1,246     $1,304    $1,992
  Contingent rental expense. . . .         102        101        88
                                        ------     ------    ------
                                        $1,348     $1,405    $2,080
                                        ------     ------    ------
                                        ------     ------    ------

     On July 21, 1995, the Managing General Partner authorized the Partnership to repurchase up to 300,000 of its units in the open market. Through December 31, 1996, the Partnership repurchased 30,000 Units for $547,000. No further repurchases have been made or are contemplated.

     During 1996, the Company agreed to make available to USRP Development Company a revolving line of credit in the principal amount of $5,000, to be used solely for paying for the acquisition and development of restaurant properties which will be purchased by the Company upon completion of the development. The line of credit is secured by certain

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

9.   COMMITMENTS (CONTINUED)

development properties and bears interest at an annual rate of 9%. The line of credit is payable in monthly installments beginning July 1997 and matures in October 2001. At December 31, 1996, the outstanding balance was $1,414 and is included in Notes Receivable - related parties.

10.  RECONCILIATION OF FINANCIAL REPORTING INCOME TO TAXABLE INCOME

     Financial reporting income differs from taxable income primarily because generally accepted accounting principles reflect the building portion of leases from the Company to franchisees as a net investment in direct financing leases. For tax purposes, these leases are treated as operating leases. In addition, differences exist in depreciation methods and asset lives, and in the accounting for escalating rents.

                                              Financial
                                              Reporting   Reconciling   Taxable
                                                Income    Differences   Income
                                              ---------   -----------   -------
REVENUES FROM LEASED PROPERTIES:

Rental income . . . . . . . . . . . . . . . .   $16,346     $ 3,485     $19,831

Amortization of unearned income on direct
 financing leases . . . . . . . . . . . . . .     1,978      (1,978)          -
                                                -------     -------     -------

                                                 18,324       1,507      19,831
                                                -------     -------     -------
EXPENSES:

Rent. . . . . . . . . . . . . . . . . . . . .   $ 2,080     $   192     $ 2,272

Depreciation and amortization . . . . . . . .     3,978       1,242       5,220

General and administrative. . . . . . . . . .     2,461                   2,461

Interest expense (income), net. . . . . . . .     2,364         (47)      2,317
                                                -------     -------     -------

                                                 10,883       1,387      12,270

Gain on sale of properties and equipment. . .        32          28          60
                                                -------     -------     -------

Net income. . . . . . . . . . . . . . . . . .   $ 7,473     $   148     $ 7,621
                                                -------     -------     -------
                                                -------     -------     -------

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

11.  RELATED PARTY TRANSACTIONS

     The Managing General Partner is responsible for managing the business and affairs of the Company. The Company pays the Managing General Partner a non-accountable annual allowance (adjusted annually to reflect increases in the Consumer Price Index and additions to the property portfolio), plus reimbursement of out-of-pocket costs incurred to other parties for services rendered to the Partnerships. The allowance for the years ended December 31, 1994, 1995 and 1996, was $542, $585 and $1,175, respectively. The Partnerships' accounts payable balance includes $136, $187 and $416 for this allowance as of December 31, 1994, 1995 and 1996, respectively The Managing General Partner paid no out-of-pocket costs to other parties on behalf of the Partnerships during 1994, 1995, and 1996.

     To compensate the Managing General Partner for its efforts and increased internal expenses with respect to additional properties, the Partnership pays the Managing General Partner, with respect to each additional property purchased
(i) a one-time acquisition fee equal to one percent of the purchase price for such property and (ii) an annual fee equal to one percent of the purchase price for such property, adjusted for increases in the Consumer Price Index. For 1995 and 1996, the one-time acquisition fee equaled $109 and $1,043, respectively, which was capitalized, and the increase in the non-accountable annual fee equaled $29 and $495, respectively. In addition, if the Rate of Return (as defined) on the Partnership's equity in all additional properties exceeds 12% per annum for any fiscal year, the Managing General Partner will be paid an additional fee equal to 25% of the cash flow received with respect to such additional properties in excess of the cash flow representing a 12% Rate of Return thereon. For 1996 this additional fee equaled $93 and there was no fee paid in 1994 and 1995. However, to the extent such distributions are ultimately received by the Managing General Partner in excess of those provided by its 1.98% Partnership interest, they will reduce the fee payable with respect to such excess cash flow from any additional properties.

     In 1994, the Partnerships with the consent and financial participation of BKC, continued rent relief for three properties.

     The Managing General Partner has agreed to make available to the Partnership an unsecured, interest-free, revolving line of credit in the principal amount of $500 to provide the Company with the necessary working capital to minimize or avoid seasonal fluctuation in the amount of quarterly cash distributions. No loans were made or were outstanding at any time during the years ended December 31, 1994, 1995 and 1996.

     A note receivable of $255 and $267 is due from Arkansas Restaurants #10 L.P. (Arkansas) at December 31, 1995 and 1996, respectively. The note receivable is due on September 1, 1997, and has an interest rate of 9.0% per annum. At December 31, 1996, tenant and other receivables from Arkansas were $63. In addition, during 1996 the Company paid remodel costs of $443 on behalf of Arkansas for three restaurants operated by Arkansas under

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

11.  RELATED PARTY TRANSACTIONS (CONTINUED)

the Company's early-renewal program (see Note 8). The Managing General Partner of Arkansas Restaurants #10 L.P. is owned by an officer of the Partnership's Managing General Partner but receives no compensation for its services.

     As of December 31, 1996, notes receivable of $920 are due from Southeast Fast Food Partners, L.P. (SFF). The notes receivable are due on July 1, 1997 ($57) and July 1, 1999 ($863) and have an interest rate of 9.0% per annum. As of December 31, 1996, a note receivable of $136 is due from the owners of SFF. This note receivables is due on July 1, 1999 and has an interest rate of 9.0% per annum. At December 31, 1996, tenant and other receivables from SFF were $125. In addition, during 1996, the Company incurred remodeling costs of $180 on behalf of SFF for restaurants operated by SFF under the Company's early
renewal program (See Note 8).   These  remodeling  costs  are  included  in
accounts payable at December 31, 1996. The Managing General Partner of Southeast Fast Food Partners, L.P. is owned by an officer of the Partnership's Managing General Partner.

     On July 30, 1996, the Company completed a sale/leaseback transaction with Carlos O'Kelly's, Inc. Carlos O'Kelly's, Inc. is owned by a director of the Managing General Partner.

12.  DISTRIBUTIONS AND ALLOCATIONS

     Under the amended partnership agreements, cash flow from operations of the Partnerships each year will be distributed 98.02% to the unitholders and 1.98% to the general partners until the unitholders have received a 12% simple (noncumulative) annual return for such year on the unrecovered capital per unit ($20.00 per unit, reduced by any prior distributions of net proceeds of capital transactions); then any cash flow for such year will be distributed 75.25% to the unitholders and 24.75% to the general partners until the unitholders have received a total simple (noncumulative) annual return for such year of 17.5% on the unrecovered capital per unit; and then any excess cash flow for such year will be distributed 60.40% to the unitholders and 39.60% to the general partners. The unitholders received 98.02% of all cash flow distributions for 1996 and 1995 and 98% for 1994.

     Under the amended partnership agreements, net proceeds from capital transactions (for example, disposition of the Properties) will be distributed 98.02% to the unitholders and 1.98% to the general partners until the unitholders have received an amount equal to the unrecovered capital per unit plus 12.0% cumulative, simple return on the unrecovered capital per unit outstanding from time to time (to the extent not previously received from distribution of cash flow or proceeds of prior capital transactions); then such proceeds will be distributed 75.25% to the unitholders and 24.75% to the general partners until the unitholders have received the total

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

12.  DISTRIBUTIONS AND ALLOCATIONS (CONTINUED)

cumulative, simple return of 17.5% on the unrecovered capital per unit; and then such proceeds will be distributed 60.40% to the unitholders and 39.60% to the general partners. There were no capital transactions in 1995 or 1994. The deferred gain on disposition of property recorded in 1996 will be distributed upon the recognition of the gain by the Company.

     All operating income and loss of the Partnership for each year generally will be allocated among the partners in the same aggregate ratio as cash flow is distributed for that year. Gain and loss from a capital transaction generally will be allocated among the partners in the same aggregate ratio as proceeds of the capital transactions are distributed except to the extent necessary to reflect capital account adjustments.

13.  SUMMARY BY QUARTER (UNAUDITED)

                                                               Per Unit
                                                      -------------------------
                                                      Allocable   Cash Related
                                Revenues  Net Income  Net Income  Distributions
                                --------  ----------  ----------  -------------
1994
  First quarter . . . . . . .   $ 1,984     $1,100       $0.23        $0.39
  Second quarter. . . . . . .     2,297      1,341        0.28         0.39
  Third quarter . . . . . . .     2,330      1,392        0.29         0.41
  Fourth quarter. . . . . . .     2,182      1,100        0.24         0.42
                                -------     ------       -----        -----
  Annual. . . . . . . . . . .   $ 8,793     $4,933       $1.04        $1.61
                                -------     ------       -----        -----
                                -------     ------       -----        -----
1995
  First quarter . . . . . . .   $ 2,123     $1,090       $0.23        $0.42
  Second quarter. . . . . . .     2,495      1,407        0.30         0.42
  Third quarter . . . . . . .     2,592      1,496        0.32         0.43
  Fourth quarter. . . . . . .     2,570      1,230        0.25         0.44
                                -------     ------       -----        -----
  Annual. . . . . . . . . . .   $ 9,780     $5,223       $1.10        $1.71
                                -------     ------       -----        -----
                                -------     ------       -----        -----
1996
  First quarter . . . . . . .   $ 2,955     $1,323       $0.26        $0.47
  Second quarter. . . . . . .     4,309      1,862        0.33         0.48
  Third quarter . . . . . . .     5,748      2,590        0.36         0.485
  Fourth quarter. . . . . . .     5,312      1,698        0.25         0.50
                                -------     ------       -----        -----
  Annual. . . . . . . . . . .   $18,324     $7,473       $1.20        $1.94
                                -------     ------       -----        -----
                                -------     ------       -----        -----

-------------------------
*  Represents amounts declared and paid in the following quarter.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

14.  PRO FORMA (UNAUDITED)

     The following pro forma information was prepared by adjusting the actual consolidated results of the Company for the years ended December 31, 1995 and 1996 for the effects of:

     a. the purchase of 184 restaurant properties on various dates during 1996 for an aggregate purchase price of $105,336 including the value of 384,836 Partnership Units issued to sellers and other related financing transactions including the sale of 1,800,000 Partnership Units in June 1996; and

     b. the purchase of 16 restaurant properties on various dates from March 1995 through December 1995 for an aggregate purchase price of $10,963 including the value of 54,167 Partnership Units issued to sellers and other related financing transactions as if all such transactions had occurred as of January 1, 1995. Interest expense for pro forma purposes was calculated assuming interest rates of 7.5% and 7.2% per annum for 1995 and 1996, respectively, which approximates the rates the Company paid during such periods.

     These proforma operating results are not necessarily indicative of what the actual results of operations of the Company would have been assuming all of the restaurant properties were acquired as of January 1, 1995 and they do not purport to represent the results of operations for future periods.


                                         Year Ended December 31,
                                         -----------------------
                                           1995            1996
                                         -------         -------
Revenues from leased properties          $25,439         $25,685

Net income                                 9,533           9,610
                                         -------         -------
                                         -------         -------

Net income allocable to unitholders        9,344           9,419
                                         -------         -------
                                         -------         -------

Average number of outstanding units        6,973           6,898
                                         -------         -------
                                         -------         -------

Net income per unit                      $  1.34         $  1.37
                                         -------         -------
                                         -------         -------

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

15.  SUBSEQUENT EVENTS (UNAUDITED)

     In January and February 1997 the Company acquired six properties in four separate transactions. The total purchase price approximated $2,556 in cash. Among the restaurant properties acquired were two Arby's, two Pizza Huts and two Schlotzky's.

     On January 29, 1997, a distribution of $0.50 per Partnership Unit was declared. The date of record was March 6, 1997, and the distribution date was March 13, 1997.

     On February 7, 1997, a proxy statement for an exchange offer and registration statement was filed with the Securities and Exchange Commission. This filing pertains to an exchange of restaurant properties for Partnership Units. This exchange is currently valued at $7,850.

     On February 7, 1997, a proxy and registration statement, Form S-4, was filed with the Securities and Exchange Commission regarding the conversion of U.S. Restaurant Properties Master L.P. to a real estate investment trust entity.

     On February 26, 1997, the Company issued $40,000 in debt which consist of $12,500 Series A Senior Secured Guaranteed Notes with an 8.06% interest rate and a due date of January 31, 2000; and $27,500 Series B Senior Secured Guaranteed Notes with an 8.30% interest rate and due date of January 31, 2002. The proceeds were primarily utilized to reduce the amount outstanding under the line of credit and to improve the Company's cash position. The debt is collateralized by substantially all the assets of the Company.

     From March 1, 1997 through March 19, 1997, the Company has acquired 18 properties. The total purchase price approximated $12,800 which included 118,579 Partnership Units. The 18 properties included 16 Bruegger's Bagels restaurant properties and two regional named restaurant properties.

     On March 19, 1997, the Company had 130 restaurant properties under contract for acquisition. Such properties represent 19 separate transactions in various stages of negotiation and due diligence. These acquisitions represent an aggregate consideration of approximately $72,000. These properties include 76 Arby's restaurant properties, six Pizza Hut restaurant properties, four Hardee's restaurant properties, two Schlotzsky's restaurant properties, two Wendy's restaurant properties, one Bruegger's Bagels restaurant property and 39 other restaurant properties operated under other trade names.


DA970230255
042997 v46
378:17207-2

                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of _______________, 1997 (the "Agreement"), by and among U.S. RESTAURANT PROPERTIES MASTER L.P., a Delaware limited partnership (the "Partnership"); U.S. RESTAURANT PROPERTIES, INC., a Maryland corporation (the "Company"); USRP ACQUISITION, L.P., a Delaware partnership and an indirectly wholly-owned subsidiary of the Company (the "Acquisition Subsidiary"); USRP MANAGING, INC., a Delaware corporation and wholly-owned subsidiary to the Company and general partner of the Acquisition Subsidiary (the "General Partner") and QSV PROPERTIES, INC., a Delaware corporation and the managing general partner of the Partnership ("QSV").

                                   RECITALS

     WHEREAS, Boards of Directors of QSV and of the Company have determined that it is in the best interests of the Partnership and the Company, respectively, to effect the merger provided for herein (the "Merger") upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Company will have ownership rights in the assets of the Partnership pursuant to this Agreement, and in accordance therewith, the Company has caused to be formed and organized the General Partner and the Acquisition Subsidiary; and

     WHEREAS, all partnership and corporate action, as applicable, on the part of the parties hereto necessary to authorize the execution of this Agreement has been duly taken.

     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   THE MERGER; EFFECTIVE TIME

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), in order to effect the Merger, the Acquisition Subsidiary shall be merged with and into the Partnership and the separate existence of the Acquisition Subsidiary shall thereupon cease. The Partnership shall be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Entity"), the General Partner will be substituted as managing general partner of the Partnership and, as a result, the Partnership shall become an indirectly wholly-owned subsidiary of the Company and shall continue to be governed by the laws of the State of Delaware. The separate existence of the Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall be pursuant to the provisions of and shall have the effect provided in the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA").

     1.2 EFFECTIVE TIME. Provided that this Agreement has not been terminated or abandoned pursuant to Section 9 hereof, on the first business day following the date on which the last to be fulfilled or waived of the conditions set forth in Section 8 hereof shall be fulfilled or waived, or on such later date as the Partnership and the Company may agree, a certificate of merger (the "Certificate of Merger") with respect to the transactions contemplated hereby shall be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 211 of the Delaware RULPA and the Merger provided for herein shall become effective at 11:59 p.m. on the date of such filing or such other time and date as is set forth in the Certificate of Merger (the "Effective Time").

2.   PARTNERSHIP AGREEMENT OF THE SURVIVING ENTITY

     The partnership agreement of the Partnership in effect at the Effective Time shall be the partnership agreement of the Surviving Entity, until duly amended in accordance with the terms thereof and the Delaware RULPA.

3.   EFFECT OF THE MERGER ON PARTNERSHIP INTERESTS

     3.1 EFFECT ON PARTNERSHIP INTERESTS. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any partnership interest in the Partnership or the Acquiring Subsidiary:

          (a) Each unit representing an assignment of limited partnership interest in the Partnership (the "Units") issued and outstanding immediately prior to the Effective Time (an aggregate of 7,012,585 Units) shall be exchanged for and converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Company (the "Common Stock") (or an aggregate of 7,012,585 shares). Each certificate representing any such Units (the "Certificates") outstanding immediately prior to the Effective Date shall thereafter represent the right to receive a certificate representing a like number of shares of Common Stock. All Units shall no longer be outstanding and shall be cancelled and returned and shall cease to exist;

          (b) QSV's 1% Percentage Interest, as defined in the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of __________________, 1997 (the "Partnership Agreement"), shall be exchanged for and converted into 70,834 shares of Common Stock and the right to receive a certificate representing such Common Stock.

     3.2  EXCHANGE OF UNITS FOR COMPANY SHARES.

          (a) EXCHANGE AGENT. As of the Effective Time, the Company shall deposit with American Stock Transfer & Trust Company (the "Exchange Agent"), for the benefit of holders of Units ("Unitholders"), for exchange in accordance with this Section 3, certificates representing the shares of Common Stock to be issued pursuant to Section 3.1 in exchange for outstanding Units.

          (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail to each Unitholder of record (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, in such form and including such other provisions as the Company may specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Company Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing a number of shares of Common Stock equal to the number of Units represented by the Certificate, the Certificate, and the Certificate so surrendered shall forthwith be cancelled. Declared but unpaid distributions on Units and partnership interests outstanding as of the applicable record date shall be the obligation of the Company and the Company hereby agrees to pay such distributions on the payment date specified in the resolutions of QSV authorizing such distributions. No interest will be paid or accrued on unpaid distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Units which is not registered in the transfer records of the Partnership, a certificate representing the proper number of shares of Common Stock may be issued to the transferee if the Certificate representing such Units is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid. If any certificate for shares of Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange (i) pay any transfer or other taxes required by reason of the exchange of certificates of shares of Common Stock in a name other than that of the registered holder of the Certificate surrendered or (ii) establish to the satisfaction of the Company that such taxes have been paid or are not applicable.

          (c) TRANSFERS. After the Effective Time, there shall be no transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Company for transfer, they shall be cancelled and exchanged for the number of shares of Common Stock deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 3.

          (d) NO LIABILITY. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, a certificate representing the shares of Common Stock deliverable in respect thereof pursuant to this Agreement.

4. EFFECT OF MERGER ON PARTNERSHIP INTERESTS IN ACQUIRING SUBSIDIARY OUTSTANDING PRIOR TO THE EFFECTIVE TIME

     At the Effective Time, by virtue of the Merger, all partnership interests in the Acquiring Subsidiary outstanding immediately prior thereto (all of which, immediately prior to the Effective time, shall have been owned by the Company and the General Partner shall continue to be outstanding as interests in the Partnership.

5.   REPRESENTATIONS AND WARRANTIES

     5.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE GENERAL PARTNER AND THE ACQUISITION SUBSIDIARY. The Company, the General Partner and the Acquisition Subsidiary hereby represent and warrant to the Partnership as follows:

          (a) The Company and the General Partner are corporations and the Acquisition Subsidiary is a partnership duly formed, validly existing and in good standing under the applicable laws of its state of organization.

          (b) All action on the part of the Company, the General Partner and the Acquisition Subsidiary and their respective officers, trustees, directors, stockholders and partners, as applicable, necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company, the General Partner and the Acquisition Subsidiary hereunder and, in the case of the Company, the authorization, issuance and delivery of the shares of Common Stock has been taken or will be taken prior to the Effective Date, and this Agreement constitutes the valid and legally binding obligation of each of the Company, the General Partner and the Acquisition Subsidiary, enforceable against it in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor's rights generally and (ii) as enforceability may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          (c) Neither the Company, the General Partner nor the Acquisition Subsidiary is in violation of or default under any provisions of its articles or certificate of incorporation, bylaws or partnership agreement, as applicable, or of any instrument, judgment, order, writ, decree or contract to which, it is a party or by which it is bound or, in any material respect, of any provision of any federal or state statute, rule or regulation applicable to it. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or the giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company, the General Partner or the Acquisition Subsidiary.

     5.2 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP. The Partnership hereby represents and warrants to the Company as follows:

          (a) The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

          (b) All action on the part of the Partnership and its partners necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Partnership hereunder has been taken or, subject to obtaining the approval of Unitholders holding a majority of the outstanding Units, will be taken prior to the Effective Date, and this Agreement constitutes the valid and legally binding obligation of the Partnership, enforceable against it in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor's rights generally and (ii) as enforceability may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          (c) The Partnership is not in violation of or in default under any provision of the Partnership Agreement or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, in any material respect, of any provision of any Federal or state statute, rule or regulation applicable to the Partnership. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or the giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any of the assets of the Partnership.

6.   COVENANTS

     6.1 STOCK EXCHANGE LISTING. The Company shall use its best efforts to obtain an approval to list on the New York Stock Exchange, Inc. ("NYSE") the Common Stock to be issued in the Merger, subject to official notice of issuance, prior to the Effective Time.

     6.2 UNITHOLDER APPROVAL. The Partnership shall use its best efforts to obtain the approval of this Agreement by Unitholders holding a majority of the outstanding Units.

     6.3 INDEMNIFICATION. Form and after the Effective Time, the Company agrees that it will indemnify and hold harmless, and advance expenses to, QSV and, as applicable, each officer, director, partner or other person controlling the QSV, and any affiliate of it, against any costs or expenses (including reasonable attorneys' fees), judgment, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. In addition, the Company hereby assumes the Partnership's indemnity obligations under the Partnership Agreement with respect to liabilities to the foregoing individuals and entities arising out of actions or omissions occurring prior to the Effective Time.

7.   CONDITIONS

     7.1 CONDITIONS TO THE PARTNERSHIP'S OBLIGATION TO EFFECT THE MERGER. The obligation of the Partnership to consummate the Merger is subject to satisfaction of each of the following conditions:

          (a) This Agreement shall have been duly approved by Unitholders holding a majority of the Units outstanding as of _________________, 1997 (the "Record Date") in accordance with applicable law and the Partnership Agreement;

          (b) No statute, rule or regulation shall have been enacted or promulgated by any governmental authority, nor shall there be any order or injunction of a United States or state court of competent jurisdiction in effect, which prohibits the exchange of Units for shares of Common Stock or the consummation of the Merger;

          (c) The Partnership shall have received an opinion of counsel to the effect that the Merger will be treated as part of a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code");

          (d) The Partnership shall have received a favorable letter ruling from the Internal Revenue Service as to treatment of the Merger as part of a transaction described in Section 351 of the Code;

          (e) The shares of Common Stock issuable to the Unitholders pursuant to this Agreement shall have been approved for listing on the NYSE upon official notice of issuance; and

          (f) Amendments to the Partnership Agreement to permit, among other things, the withdrawal of QSV as managing general partner of the Partnership, shall have been duly approved by Unitholders holding a majority of the Units outstanding as of the Record Date in accordance with applicable law and the Partnership Agreement, and a certificate of amendment effecting such amendments shall have been duly filed with the Secretary of State of the State of Delaware.

     7.2 CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE MERGER. The obligation of the Company to consummate the Merger is subject to satisfaction of the following conditions:

          (a) No statute, rule or regulation shall have been enacted or promulgated by any governmental authority, nor shall there be any order or injunction of a United States or state court of competent jurisdiction in effect, which prohibits the exchange of the Units for Common Stock or consummation of the Merger; and

          (b) The contribution of the management compensation rights of QSV under the terms of the Partnership Agreement and the partnership agreement of the Operating Partnership to the Operating Partnership shall have been effected.

8.   TERMINATION

     8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after approval by the Unitholders, by mutual written consent of the Company and the Partnership.

     8.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Section 8, no party hereto (or any of its directors, trustees, officers or partners, or persons otherwise controlling or affiliated with any of the parties hereto or any of their directors, officers or partners) shall have any liability or further obligation to any other party to this Agreement.

9.   MISCELLANEOUS AND GENERAL

     9.1 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the Maryland General Corporation Law and the Delaware RULPA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by mutual written consent.

     9.2 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same Agreement.

     9.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     9.4 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 6.3, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.5 CAPTIONS. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     9.6 NO LIABILITY. No trustee, beneficiary or stockholder of the Company shall have any personal liability for any obligations of the Company under this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first hereinabove written.

                                   U.S. RESTAURANT PROPERTIES, INC.


                                   By:
                                      --------------------------------------
                                      Name:
                                            --------------------------------
                                      Title:
                                            --------------------------------

                                   USRP MANAGING, INC.


                                   By:
                                      --------------------------------------
                                      Name:
                                            --------------------------------
                                      Title:
                                            --------------------------------


                                   USRP ACQUISITION, L.P.

                                   By:  USRP Managing Inc., the General Partner


                                   By:
                                      --------------------------------------
                                      Name:
                                            --------------------------------
                                      Title:
                                            --------------------------------


                                   U.S. RESTAURANT PROPERTIES
                                   MASTER L.P.

                                   By:  U.S. Restaurant Properties, Inc.,
                                           the Managing General Partner

                                   By:
                                      --------------------------------------
                                      Name:
                                            --------------------------------
                                      Title:
                                            --------------------------------


                                   U.S. RESTAURANT PROPERTIES, INC.

                                   By:
                                      --------------------------------------
                                      Name:
                                            --------------------------------
                                      Title:
                                            --------------------------------

                   [MORGAN KEEGAN & COMPANY, INC.]



                                         , 1997
                        -----------------



Special Committee of the Board of Directors of
U.S. Restaurant Properties, Inc.
5310 Harvest Hill Road
Suite 270
Dallas, Texas  75230

Attn:  Gerald H. Graham
       Eugene G. Taper

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the unitholders of U.S. Restaurant Properties Master L.P. (the "Partnership") of the consideration to be paid by the Partnership to the Managing General Partner of the Partnership (the "Management Company") in connection the withdrawal by the Management Company as the general partner of the Partnership and the amendment of the Partnership Agreement to terminate the fees payable to the Management Company (the "Transaction"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Withdrawal Agreement.

     Morgan Keegan & Company, Inc. ("Morgan Keegan"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with merges and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. We have been retained by the Special Committee of the Board of Directors of the Managing General Partner of the Partnership (the "Special Committee") for the purpose of, and will receive a fee for, rendering this opinion. We have not advised any party in connection with the Transaction other than the Special Committee.

     In connection with our opinion, we have (1) reviewed the Partnership Agreements (and the proposed amendments thereto); (2) reviewed the Withdrawal Agreement; (3) held discussions with various members of management and representatives of the Partnership and the Management Company concerning each company's historical and current operations, financial condition and prospects;
(4) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Partnership and the Management Company; (5) reviewed certain publicly-available information with respect to certain other companies that we believe to be comparable to the Management Company and the trading markets for such other companies' securities; (6) reviewed certain publicly-available information concerning the terms of certain other transactions that we deemed relevant to our inquiry; and

(7) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purposes of this opinion.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information publicly available or provided to us by the Partnership and the Management Company. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Partnership and the Management Company as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed that such projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed that such projections, including and without limitation projected cost savings and operating synergies from the Transaction, reflect the best currently available estimates and judgments of such respective managements of the Partnership and the Management Company and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of the Partnership and the Management Company. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Partnership or the Management Company nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Transaction as set forth in the Withdrawal Agreement would be satisfied, and that the Transaction will be consummated on a timely basis and in the manner contemplated in the Withdrawal Agreement. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. We express no opinion as to the advisability of the Conversion; the price or trading range at which the Partnership's units will trade following the date hereof, or upon completion of the Transaction, or upon completion of the Conversion to a real estate investment trust ("REIT").

     Morgan Keegan has provided other investment banking services to the Partnership, including acting as the lead managing underwriter of the Partnership's public offering on June 12, 1996. An affiliate of Morgan Keegan provided a $20 million mortgage warehouse facility to the Partnership in exchange for interest payments on amounts outstanding thereunder at a rate of 300 basis points over LIBOR. This facility has been paid in full. In the ordinary course of our business, we may trade the Partnership's units for our own account and the accounts of our customers. Accordingly, we may at any time hold long or short positions in the Partnership's units.

     It is understood that this opinion is not to be quoted or referred to, in whole or in part (including excerpts or summaries), in any filing, report, document, release or other communication used in connection with the Transaction (unless required to be quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without our prior written consent, which consent shall not be unreasonably withheld. Furthermore, our opinion is directed to the Special Committee of the Board of Directors and does not constitute a recommendation to any unitholder of the Partnership as to how such unitholder should vote at the special meeting held in connection with the Transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration paid to the Management Company pursuant to the Transaction is fair, from a financial point of view, to the unitholders of the Partnership.


Yours very truly,



MORGAN KEEGAN & COMPANY, INC.

                           APPENDIX C

                      MATERIAL AMENDMENTS
                TO MASTER PARTNERSHIP AGREEMENT


     OTHER RESTAURANT PROPERTIES: Those certain properties for which food sales account for 10% or more of the gross revenues generated by the improvements on such properties (a) properties (regardless of use) acquired adjacent to such properties or acquired in conjunction with the use or ownership of such properties, (b) properties that were formerly such type of properties which are not currently being used for any purpose, and (c) any unimproved land which is adjacent to such a property or on which such a property is reasonably expected to be constructed within one (1) year following the date of acquisition of such land, in any case in which the Partnership, the REIT or any Affiliate or either of them has acquired or acquires an interest, whether consisting of land to be held in fee simple or as a leasehold and any improvements thereon (including all real property and certain personal property associated therewith), together with (i) any other properties acquired pursuant to Section 7.2(v) with respect to such properties, (ii) any properties adjacent to such properties, (iii) any buildings, improvements or other structures situated on such properties, and
(iv) any further right, title or interest acquired in such properties. "Other Restaurant Property" means any one of the Other Restaurant Properties.

     RETAIL PROPERTIES: Those certain properties, other than Other Restaurant Properties and Restricted Restaurant Properties, for which the sales of goods or services to the public account for substantially all of the gross revenues generated by the improvements on such properties and (a) properties (regardless of use) acquired adjacent to such properties or acquired in conjunction with the use or ownership of such properties, (b) properties that were formerly such type of properties which are not currently being used for any purpose, and (c) any unimproved land which is adjacent to such a property or on which such a property is reasonably expected to be constructed within one (1) year following the date of acquisition of such land, in any case in which the Partnership, the REIT or any Affiliate of either of them has acquired or acquires an interest, whether consisting of land to be held in fee simple or as a leasehold and any improvements thereon (including all real property and certain personal property associated therewith), together with (i) any other properties acquired pursuant to Section 7.2(v) with respect to such properties, (ii) any properties adjacent to such properties, (iii) any buildings, improvements or other structures situated on such properties, and (iv) any further right, title or interest
acquired in such properties.   "Retail Property" means any one of the Retail
Properties.

3.1  PURPOSES AND BUSINESS.

     The purposes of the Partnership shall be (a) to invest in, acquire, own, hold a leasehold interest in, manage, maintain, operate, lease, sublease, improve, finance, reconstruct, sell, exchange, franchise and otherwise dispose of Partnership Properties and Ancillary Property, whether through the Operating Partnership, other Persons or otherwise; (b) originate loans secured by liens on real estate; (c) in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as the limited partner in the Operating Partnership pursuant to the Operating Partnership Agreement; and (d) to enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes. The Partnership shall not engage in any business or activity except as set forth above without the written consent of the General Partner and a Majority Vote of the Limited Partners.

3.2  POWERS.

     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, the following:

                              *     *     *

     (h)  To originate loans secured by liens on real estate.

5.14 EXCHANGE OF UNITS.

     (a) Subject to Section 5.14(b), on or after the date on which the Units are no longer listed for trading on a National Securities Exchange (the "Delisted Date"), each Limited Partner shall have the right (the "Exchange Right") to require the REIT to acquire all or a portion of the Units held by such Limited Partner in exchange for the REIT Stock Amount. The Exchange Right shall be exercised pursuant to a Notice of Exchange delivered to the REIT (with a copy to the Partnership) by the Limited Partner who is exercising the Exchange Right (the "Exchanging Partner"). Notwithstanding anything herein to the contrary, no Unit may be sold, pledged, hypothecated or otherwise transferred to any Person (other than an Immediate Family member) unless, prior to such transfer, such Unit is exchanged for shares of Common Stock pursuant to the terms of this Section 5.14. A Limited Partner may not exercise the Exchange Right for fewer than one hundred (100) Units or, if such Limited Partner holds fewer than one hundred (100) Units, all of the Units held by such Partner. The Exchanging Partner shall have no right, with respect to any Partnership Units so exchanged, to receive any distributions paid with respect to the Partnership Units on or after the date of the Notice of Exchange. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 5.14(a), and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the REIT Stock Amount shall be paid by the REIT directly to such Assignee and not to such Limited Partner.

     (b) Notwithstanding the provisions of Section 5.14(a), a Partner shall not be entitled to exercise the Exchange Right pursuant to Section 5.14(a) if the delivery of shares of Common Stock to such Partner by the REIT pursuant to
Section 5.14(a) would be prohibited under the Amended Articles of Incorporation of the REIT.


7.2  POWERS OF MANAGING GENERAL PARTNER.

     Subject to the limitation of Section 7.3, which vests certain voting rights in the Limited Partners, and to the limitations and restrictions set forth in Article VIII, the Managing General Partner (acting on behalf of the Partnership and the Operating Partnership) shall have the right, power, and authority, in the management of the business and affairs of the Partnership and Operating Partnership, to do or cause to be done any and all acts, at the expense of the

Partnership or Operating Partnership, as the case may be, deemed by the Managing General Partner to be necessary or appropriate to effectuate the business, purposes, and objectives of the Partnership and the Operating Partnership. The power and authority of the Managing General Partner pursuant to this Agreement and the Operating Partnership Agreement shall be liberally construed to encompass all acts and activities in which a partnership may engage under the Delaware RULPA. The power and authority of the Managing General Partner shall include, without limitation, the power and authority on behalf of the Partnership and the Operating Partnership:

                              *     *     *

     (n) To originate loans or otherwise provide financing, whether through guarantees, letters of credit or otherwise, secured by liens on real estate to borrowers who meet the Partnership's underwriting criteria, which shall be established by the Managing General Partner.

9.1  COMPENSATION TO GENERAL PARTNERS.

     Except as permitted under Section 5.5 or expressly provided in Section 9.3 or 9.4, no General Partner shall receive any compensation from the Partnership or the Operating Partnership for services rendered in its capacity as a general partner of the Partnership or the Operating Partnership. Notwithstanding anything herein to the contrary, at such time as QSV ceases to be the Managing General Partner or the managing general partner of the Operating Partnership, whether as a result of the transfer of QSV's Partnership Interest pursuant to
Section 12.2 (or Section 11.2 of the Operating Partnership Agreement) or the withdrawal or removal of QSV pursuant to Section 14.1 or 14.2 (or Section 13.1 of the Operating Partnership Agreement) (other than removal for "cause"), then QSV shall have the option, in its sole discretion, to convert its Partnership Interest and its partnership interest in the Operating Partnership and to either assign to the Partnership or convert its rights (the "Rights") under the provisions of Section 9.3 (and Section 9.3 of the Operating Partnership Agreement) (collectively, the "Conversion") for the Acquisition Price (as defined below), effective as of the date of such transfer, withdrawal or removal, and upon such Conversion, the successor Managing General Partner shall cause the Partnership to issue to QSV Units, and the Partnership shall cause the Operating Partnership to issue interests therein, in the aggregate amounts provided for below.

     In exchange for the Conversion of the Rights, as provided for above, and the conversion of QSV's partnership interest in the Operating Partnership, in the event QSV elects to effect the Conversion, QSV will receive the "Acquisition Price," consisting of (a) the Initial Unit Consideration and (b) the Contingent Unit Consideration. The Initial Unit Consideration consists of 850,000 Units and/or interests in the Operating Partnership (which number or classification shall be adjusted to give effect to any reclassification or change of the Units, including, without limitation, a split, or any merger or consolidation of the Partnership, except the merger of the Partnership with the REIT or a subsidiary thereof, or sale of assets to another entity, occurring after March 31, 1997), which number of Units or interests in the Operating Partnership shall be reduced (on a one-for-one basis) by the number of Units received by QSV in connection with the conversion of its Partnership Interest pursuant to the provisions of this Section 9.1. In connection with the Conversion, QSV's Partnership Interest shall be converted into such number of Units as at such time represents 1% of the then outstanding Units, after giving effect to the conversion of QSV's Partnership Interest. The Initial Unit Consideration, including the number of Units issuable upon the conversion of QSV's Partnership Interest, shall be issued by the

Partnership, and the Partnership shall cause the Operating Partnership to issue its interests, as soon as practicable following the date of the Conversion, but in no event no later than 30 days thereafter.

     The Contingent Share Consideration consists of up to a maximum number of 550,000 Units and/or interests in the Operating Partnership (which number or classification shall be adjusted to give effect to any reclassification or change in the Common Stock or the Units, including, without limitation, a split, or any merger or consolidation of the REIT or the Partnership, except the merger of the Partnership with the REIT or any subsidiary thereof, or sale of assets to another entity, occurring after March 31, 1997). The type and number of securities issuable as the Contingent Share Consideration (subject to the next sentence) shall be at the sole discretion of QSV. The exact number of Units and/or interests in the Operating Partnership to be issued will be determined by the dividing (i) the amount by which the MGP Net Income (as defined below) for the 2000 Fiscal Year exceeds $3,612,500 by (ii) $4.25 and rounding the resulting number up to the nearest whole number. "MGP Net Income" means the dollar amount which would have been payable to QSV, as Managing General Partner and as managing general partner of the Operating Partnership, by the Partnership and Operating Partnership for the 2000 Fiscal Year, pursuant to the Rights, had QSV operated the Partnership and the Operating Partnership on a continuous basis from the date of the Conversion to December 31, 2000 plus the amounts that have been payable to QSV pursuant to its aggregate 1.98% general partnership interest in the Partnership and the Operating Partnership, less $775,000.

     For example, if the MGP Net Income for the 2000 Fiscal Year would have been $5,100,000 ($5,875,000 of revenues less $775,000) then the Contingent Unit Consideration would be an additional 350,000 Units and/or interests in the Operating Partnership.

     The Contingent Unit Consideration, if any, shall be issued by the Partnership, and the Partnership shall cause the Operating Partnership to so issue any such consideration, as soon as practicable following the end of the 2000 Fiscal Year, but in no event later than March 31, 2001.

9.3  OPERATIONAL EXPENSES.

     In addition to any reimbursement pursuant to the indemnification set forth in Section 7.10, the Partnership shall cause the Operating Partnership, pursuant to Section 9.3 of the Operating Partnership Agreement, to pay the following:

          (a) With respect to (i) the Partnership Properties held as of March 17, 1995 and (ii) the Partnership Properties and Ancillary Property related thereto acquired thereafter with respect to the Partnership Properties referred to in clause (i) above whether pursuant to Section
     8.12 or otherwise, the Partnership shall cause to be paid to the Managing General Partner with respect to each Fiscal Year an aggregate amount equal to Four Hundred Thousand Dollars ($400,000) adjusted annually as set forth in Section 9.3(c), which amount shall be in lieu of any reimbursement for expenses related to the management of the business affairs of the Partnership and the Operating Partnership (other than expenses described in clause (c) hereof) that are incurred by the Managing General Partner or its Affiliates with respect to such Partnership Properties, which amount shall be payable in equal quarterly installments within sixty (60) days after the end of each fiscal quarter.

          (b) With respect to any Partnership Property and Ancillary Property related thereto acquired after March 17, 1995 (other than those referred to in clause (a) above) and mortgage loans, if any, originated by the Partnership or the Operating Partnership, (i) the Partnership shall cause to be paid to the Managing General Partner (A) fee equal to 1% of the purchase price paid by the Partnership or the Operating Partnership for such Partnership Property and Ancillary Property related thereto, payable on the date of acquisition or origination, as applicable, and (B) with respect to each Fiscal Year, an amount, adjusted annually as set forth in the next paragraph below, accruing while such property is held at the rate of 1% per annum (applied using the simple interest method on the basis of a 365/366-day year and the actual number of days elapsed) on the purchase price paid by the Partnership or the Operating Partnership for such Partnership Property and Ancillary Property related thereto, and (ii) if the Rate of Return attributable to all Partnership Properties and Ancillary Property related thereto acquired after March 17, 1995 (other than those referred to in clause (a) above) in respect of any Fiscal Year shall exceed 12% per annum, the Partnership shall cause to be paid to the Managing General Partner an amount equal to 25% of the amount of cash received by the Operating Partnership representing such excess, which amounts shall be in lieu of any reimbursement of expenses related to the management of the business affairs of the Partnership and the Operating Partnership (other than expenses described in clause (c) hereof) that are incurred by the Managing General Partner or its Affiliates with respect to such Partnership Properties and (except as provided in clause (i)(A) of this clause (b)) shall be payable in quarterly installments within sixty
     (60) days after the end of each fiscal quarter (which may be estimated in the case of the first three fiscal quarters); provided that there shall be credited against the amounts, if any, payable pursuant to clause (ii) of this clause (b) in respect of any Fiscal Year amounts payable to the Managing General Partner in respect of its First Tier Residual Interest or Second-Tier Residual Interest pursuant to Sections 6.5 and 6.6 in respect of such Fiscal Year. For purposes of the calculations provided for in this Section 9.3, in the event of a mortgage loan origination, the term "Partnership Properties" shall be deemed to include any originated mortgage loans and the "purchase price" of such mortgage loans will be the principal balances thereof at the beginning of any Fiscal Year.

          (c) The Partnership shall either cause to be paid to the Managing General Partner on a monthly basis, or cause the Managing General Partner to be reimbursed for the payment of, all amounts payable to any Person for providing goods or performing services (including, without limitation, legal, accounting, auditing, record keeping, reporting, depositary, transfer agent, printing, appraisal, servicing and consulting services) for or on behalf of the Partnership or the Operating Partnership; provided, however, that the Operating Partnership shall not cause to be paid to the Managing General Partner, or cause the Managing General Partner to be reimbursed, for the payment of any amount to an Affiliate or an officer, director, or employee of an Affiliate for legal, accounting, managerial, or consulting services; and provided further, that the Operating Partnership shall cause to be paid to, or shall cause the Managing General Partner to be reimbursed for a payment to, an Affiliate or an officer, director, or employee of an Affiliate for goods or other services only if the price and the terms upon which such goods or services are provided to the Partnership or the Operating Partnership are fair to the Partnership or the Operating Partnership, as the case may be, and are not less favorable to the Partnership or the Operating Partnership, as the case may be, than would be incurred if the Partnership or the Operating Partnership were to obtain such goods or services from an unrelated third party or were to engage employees to provide such goods or services directly.

     For 1987 and for each Fiscal Year thereafter, the amount payable pursuant to Section 9.3(a) shall be increased by an amount equal to the product of Four Hundred Thousand Dollars ($400,000) multiplied by the percentage increase in the Price Index from January 1, 1986, through the last day of the immediately preceding Fiscal Year. For each year after the year in which a Partnership Property is acquired, the amount otherwise payable pursuant to Section 9.3(b)(i)(B) (the "Clause (b)(i)(B) Amount") shall be increased by an amount equal to the product of the Clause (b)(i)(B) Amount multiplied by the percentage increase in the Price Index from the first day of the immediately preceding Fiscal Year or, in the case of the first year after the year in which the Partnership Property is acquired, the first day of the month in which the acquisition occurred through the last day of the Fiscal Year immediately preceding such year or, if earlier, the last day of the month in which such Partnership Property was disposed of. The percentage increase in the Price Index through the last day of a particular period shall be determined by calculating the increase, if any, in the Price Index for the last time period during such period (the "Price Index Determination Period") with respect to which the Price Index is published (currently a monthly period) over the Price Index for the time period immediately preceding the first day of the Price Index Determination Period, and expressing the amount of such increase as a percentage of the Price Index for said time period immediately preceding the first day of the Price Index Determination Period.

     "RATE OF RETURN" in respect of any period shall mean and refer to the quotient obtained by dividing (1) the aggregate revenues (calculated in accordance with generally accepted accounting principles and before amortization of unearned income on direct financing leases) received by the Partnership or the Operating Partnership from the Partnership Properties and Ancillary Property referred to in Section 9.3(b) above for such period, whether through operations, sale or other disposition, less (without duplication) (i) the aggregate fees payable pursuant to Section 9.3(b)(i)(B) for such period in respect of such properties, (ii) the aggregate expenses of the Partnership (other than interest expense, depreciation, amortization and other non-cash expenses and charges, and expenses described in Sections 9.3(b) and (c) directly attributable to such property and interest expense on any debt allocated thereto for such period, (iii) the general and administrative expenses of the Partnership (other than non-cash expenses and charges and expenses described in clauses (a) and (b) above) for such period allocated to such properties (based on the ratio of Average Partnership Equity in such property to the aggregate Average Partnership Equity in all Partnership Properties) and (iv) the principal amount of debt allocated to such properties repaid during such period and, if applicable, the cash costs and expenses of any Kind or nature incurred in respect of the sale or other disposition thereof, by (2) the Average Partnership Equity in such property during such period. "AVERAGE PARTNERSHIP EQUITY" shall mean and refer to (A) the average of the sums of the aggregate purchase prices therefor, the aggregate fees paid pursuant to Section 9.3(b)(i)(A) above in respect thereof and all other cash costs and expenses of any kind or nature incurred in connection with the acquisitions thereof ("Property Costs") as of the last day of each calendar month occurring during the period of determination, less (B) the average outstanding principal amount of debt of the Partnership outstanding as of the last day of each calendar month during such period and allocated to such properties. The Rate of Return for any outstanding mortgage loans will be evaluated separately with the mortgage loans constituting a separate pool of "properties" for such calculation. The general and administrative expenses allocable to such mortgage loans shall be equal to the total amount of such expenses for any Fiscal Year multiplied by a fraction, the numerator of which shall be the aggregate principal amount of all mortgage loans outstanding at the beginning of such Fiscal Year and the denominator of which shall be the total of all Property Costs and such aggregate principal amount.

     For the purposes of the foregoing, debt of the Partnership shall be allocated among the Partnership Properties as follows: (1) non-recourse debt shall be allocated to the property secured thereby and, if such debt is secured by more than one property, such debt shall be allocated among the properties secured thereby based on the relative Property Costs thereof-, and (2) recourse debt shall be allocated to all of the Partnership Properties based on the relative Property Costs thereof (reduced for this purpose by the amounts of non-recourse debt allocated thereto in accordance with clause (1) above).

9.4  REIMBURSEMENT OF THE GENERAL PARTNERS.

     In the event that the provisions of Section 9.3 are terminated in accordance with the terms of Section 9.1, the following compensation provisions shall apply, to be effective upon the date of such termination.

     (a) The General Partners shall not be compensated for their services as general partner of the Partnership except as provided in elsewhere in this Agreement (including the provisions of Article VI regarding distributions, payments and allocations to which it may be entitled in its capacity as the General Partner).

     (b) Subject to Section 9.4(c), the Partnership shall be liable for, and shall reimburse the General Partners on a monthly basis, or such other basis as the General Partners may determine in their sole and absolute discretion, for all sums expended in connection with the Partnership's business or for the benefit of the Partnership, including, without limitation, (i) expenses relating to the ownership of interests in, and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees, including, without limitation, payments under future employee benefit plans of any General Partner, (iii) director fees and expenses, and
(iv) all costs and expenses of any General Partner being a public company, including costs of filings with the Commission, reports and other distributions to its stockholders.

     (c) To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership reimbursements to the General Partner of any of their Affiliates by the Partnership pursuant to this Section 9.4 shall be treated as "guaranteed payments" within the meaning of Section 707(c) of the Code.

14.1 WITHDRAWAL OF GENERAL PARTNERS.

          (a) The Managing General Partner shall not withdraw from the Partnership unless (i) the Managing General Partner shall have transferred all of its Partnership Interest as a General Partner in accordance with Section 12.2; or (ii) such withdrawal shall have been approved by a Majority Vote of the Limited Partners; provided, however, that if QSV withdraws or is removed as the Managing General Partner, and in either case, elects to convert its Partnership Interest for the Acquisition Price, as provided for in Section 9.1, the REIT or an Affiliate of the REIT, as designated by the REIT shall automatically succeed QSV and shall be admitted to the Partnership pursuant to
Section 13.3.

          (b) Upon the occurrence of any one of the foregoing conditions, a General Partner may withdraw from the Partnership' effective on at least thirty
(30) days' advance written notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice. The withdrawal of a General Partner pursuant to this Section 14.1 also shall constitute the withdrawal of such General Partner as a general partner of the Operating Partnership. The General Partners shall have no liability to the Partnership or the Partners and Assignees on account of any withdrawal in accordance with the terms of this
Section 14.1. If a General Partner shall give a notice of withdrawal pursuant to this Section 14.1, then a Majority Vote of the Limited Partners, with the separate written concurrence of any remaining General Partner, may elect a successor General Partner. If no successor General Partner shall be elected in accordance with this Section 14.1 and there shall be no remaining General Partner, then the Partnership shall be dissolved pursuant to Article XV.

                                  APPENDIX D

                             MATERIAL AMENDMENTS
                      TO OPERATING PARTNERSHIP AGREEMENT

     OTHER RESTAURANT PROPERTIES: Those certain properties for which food sales account for 10% or more of the gross revenues generated by the improvements on such properties and (a) properties (regardless of use) acquired adjacent to such properties or acquired in conjunction with the use or ownership of such properties, (b) properties that were formerly such type of properties which are not currently being used for any purpose, and (c) any unimproved land which is adjacent to such a property or on which such a property is reasonably expected to be constructed within one (1) year following the date of acquisition of such land, in any case in which the Partnership, the REIT or any Affiliate or either of them has acquired or acquires an interest, whether consisting of land to be held in fee simple or as a leasehold and any improvements thereon (including all real property and certain personal property associated therewith), together with (i) any other properties acquired pursuant to Section 7.2(v) with respect to such properties, (ii) any properties adjacent to such properties, (iii) any buildings, improvements, or other structures situated on such properties, and (iv) any further right, title or interest acquired in such properties. "Other Restaurant Property" means any one of the Other Restaurant Properties.

     RETAIL PROPERTIES: Those certain properties, other than Other Restaurant Properties and Restricted Restaurant Properties, for which the sales of goods or services to the public account for substantially all of the gross revenues generated by the improvements on such properties and (a) properties (regardless of use) acquired adjacent to such properties or acquired in conjunction with the use or ownership of such properties, (b) properties that were formerly such type of properties which are not currently being used for any purpose, and (c) any unimproved land which is adjacent to such a property or on which such a property is reasonably expected to be constructed within one (1) year following the date of acquisition of such land, in any case in which the Partnership, the REIT or any Affiliate of either of them has acquired or acquires an interest, whether consisting of land to be held in fee simple or as a leasehold and any improvements thereon (including all real property and certain personal property associated therewith), together with (i) any other properties acquired pursuant to Section 7.2(v) with respect to such properties, (ii) any properties adjacent to such properties, (iii) any buildings, improvements or other structures situated on such properties, and (iv) any further right, title or interest acquired in such properties. "Retail Property" means any one of the Retail Properties.

3.1. PURPOSES AND BUSINESS.

     The purposes of the Partnership shall be (a) to invest in, acquire, own, hold a leasehold interest in, manage, maintain, operate, lease, sublease, improve, finance, reconstruct, sell, exchange, franchise and otherwise dispose of Partnership Properties and Ancillary Property, whether itself, through other Persons or otherwise; (b) to originate loans secured by liens on real estate; and (c) to enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes; provided, however, that such business arrangements and interests may be limited to and conducted in such a manner so as to permit any REIT Partner at all times to be classified as a real estate investment trust under the Code.

3.2. POWERS.

     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, the following:

                                   *   *   *

     (h)  To originate loans secured by liens on real estate.

5.2. ADDITIONAL ISSUANCES OF PARTNERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS.

     (a) The Managing General Partner is hereby authorized to cause the Partnership from time to time to issue to Partners (including the Managing General Partner) or other persons (including, without limitation, in connection with the contribution of property to the Partnership) additional Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partner Partnership Interests, all as shall be determined by the Managing General Partner in its sole and absolute discretion subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and
(iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that no such additional Partnership Interests shall be issued to the MLP or the REIT unless either (A)(1) the additional Partnership Interests are issued in connection with the grant, award or issuance of Units or shares of capital stock of the REIT, which Units or shares have designations, preferences and other rights such that the economic interests attributable to such Units or shares are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the MLP or the REIT in accordance with this Section 5.4(a) and (2) the MLP or the REIT shall make a Capital Contribution to the Partnership in an amount equal to the proceeds, if any, raised in connection with the issuance of such Units or shares of capital stock, or (B) the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests (as defined in Article VI).

     (b) After the Effective Date, neither the MLP nor the REIT shall grant, award or issue any additional Units or shares of capital stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase such Units or shares of capital stock (collectively "New Securities"), other than to all holders of such Units or shares of capital stock unless (i) the Managing General Partner shall cause the Partnership to issue to the MLP or the REIT Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of the New Securities, and (ii) the MLP or the REIT makes a Capital Contribution to the Partnership of the proceeds from the grant, award or issuance of such New Securities and from the exercise of rights contained in such New Securities. Without limiting the foregoing, the MLP and the REIT are expressly authorized to issue New Securities for less than fair market value, and the Managing General Partner is expressly authorized to cause the Partnership to issue to the MLP and the REIT corresponding

Partnership Interests, so long as (A) the Managing General Partner concludes in good faith that such issuance is in the interests of the Managing General Partner and the Partnership (for example, and not by way of limitation, the issuance of shares of Common Stock and corresponding Partnership Units pursuant to an employee stock purchase plan providing for employee purchases of shares of Common Stock at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the Common Stock, either at the time of issuance or at the time of exercise), and (B) the MLP and the REIT makes a Capital Contribution to the Partnership of all proceeds from such issuance and exercise.

5.3. CONTRIBUTION OF PROCEEDS OF ISSUANCE OF COMMON STOCK.

     In connection with the initial public offering of Common Stock by the REIT and any other issuance of Common Stock or New Securities pursuant to Section 5.2, the REIT shall contribute to the Partnership any proceeds (or a portion thereof) raised in connection with such issuance; provided that if the proceeds actually received by the REIT are less than the gross proceeds of such issuance as a result of any underwriter's discount or other expenses paid or incurred in connection with such issuance, then the REIT shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the net proceeds of such issuance plus the amount of such underwriter's discount and other expenses paid by the Company (which discount and expense shall be treated as an expense for the benefit of the Partnership for purposes of
Section 9.4). In the case of employee purchases of New Securities at a discount from fair market value, the amount of such discount representing compensation to the employee, as determined by the Managing General Partner, shall be treated as an expense of the issuance of such New Securities.

5.4. EXCHANGE OF UNITS.

     (a) Subject to Section 5.4(b), on or after the date hereof, each Limited Partner (other than the REIT) shall have the right (the "Exchange Right") to require the REIT to acquire all or a portion of the Partnership Units held by such Limited Partner in exchange for the REIT Stock Amount. The Exchange Right shall be exercised pursuant to a Notice of Exchange delivered to the REIT (with a copy to the Partnership) by the Limited Partner who is exercising the Exchange Right (the "Exchanging Partner"). A Limited Partner may not exercise the Exchange Right for fewer than one thousand (1,000) Partnership Units or, if such Limited Partner holds fewer than one thousand (1,000) Partnership Units, all of the Partnership Units held by such Partner. The Exchanging Partner shall have no right, with respect to any Partnership Units so exchanged, to receive any distributions paid with respect to the Partnership Units on or after the date of the Notice of Exchange. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 5.4(a), and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the REIT Stock Amount shall be paid by the REIT directly to such Assignee and not to such Limited Partner.

     (b) Notwithstanding the provisions of Section 5.4(a), a Partner shall not be entitled to exercise the Exchange Right pursuant to Section 5.4(a) if the delivery of shares of Common Stock to such Partner by the REIT pursuant to
Section 5.4(a) would be prohibited under the Amended Articles of Incorporation of the REIT.

7.2. POWERS OF MANAGING GENERAL PARTNER.

     Subject to the limitation of Section 7.3, which vests certain approval rights in the Limited Partners, and to the limitations and restrictions set forth in Article VIII, the Managing General Partner (acting on behalf of the Partnership) shall have the right, power, and authority, in the management of the business and affairs of the Partnership, to do or cause to be done any and all acts, at the expense of the Partnership, deemed by the Managing General Partner to be necessary or appropriate to effectuate the business, purposes, and objectives of the Partnership. The power and authority of the Managing General Partner pursuant to this Agreement shall be liberally construed to encompass all acts and activities in which a partnership may engage under the Delaware RULPA. The power and authority of the Managing General Partner shall include, without limitation, the power and authority on behalf of the
Partnership:

                                  *    *    *

     (l) To originate loans or otherwise provide financing, whether through guarantees, letters of credit or otherwise, secured by liens on real estate to borrowers who meet the Partnership's underwriting criteria, which shall be established by the Managing General Partner.

9.1. COMPENSATION TO GENERAL PARTNERS.

     Except as expressly provided in Section 9.3 or 9.4, no General Partner shall receive any compensation from the Partnership for services rendered in its capacity as a general partner of the Partnership or the MLP. Notwithstanding anything herein to the contrary, at such time as QSV ceases to be the Managing General Partner or the managing general partner of the MLP, whether as a result of the transfer of QSV's Partnership Interest pursuant to
Section 11.2 (or Section 12.2 of the Investors Partnership Agreement) or the withdrawal or removal of QSV pursuant to Section 13.1 (or Section 14.1 or 14.2 of the Investors Partnership Agreement) (other than removal for "cause," as defined in the Investors Partnership Agreement), then QSV shall have the option, in its sole discretion, to convert its Partnership Interest and its partnership interest in the MLP and to either assign to the MLP or convert its rights (the "Rights") under the provisions of Section 9.3 (and Section 9.3 of the Investors Partnership Agreement) (collectively, the "Conversion") for the Acquisition Price (as defined below), effective as of the date of such transfer, withdrawal or removal, and upon such Conversion the successor Managing General Partner shall cause the Partnership to issue to QSV Partnership Units in the amounts provided for below.

     In exchange for the Conversion of the Rights, as provided for above, and the conversion of the QSV's Partnership Interest, in the event QSV elects to effect the Conversion, QSV will receive the "Acquisition Price," consisting of
(a) the Initial Unit Consideration and (b) the Contingent Unit Consideration. The Initial Unit Consideration consists of 850,000 Partnership Units (which number or classification shall be adjusted to give effect to any reclassification or change of the shares of Common Stock or Units, including, without limitation, a split, or any merger or consolidation of the REIT or the MLP, except the merger of the MLP with the REIT or a subsidiary thereof, or sale of assets to another entity, occurring after March 31, 1997), with the number of Partnership Units issuable hereunder being reduced (on a one-for-one basis) by the number of Units or shares of Common Stock otherwise received by QSV in connection with the Conversion. The portion of the Initial Unit Consideration consisting of Partnership Units shall be issued by the Partnership as soon as practicable following the date of the Conversion, but in no event later than 30 days thereafter.

     The Contingent Share Consideration consists of up to a maximum number of 550,000 Partnership Units (which number or classification shall be adjusted to give effect to any reclassification or change of the Common Stock or Units, including, without limitation, a split, or any merger or consolidation of the REIT or the MLP, except the merger of the MLP with the REIT or any subsidiary thereof, or sale of assets to another entity, occurring after March 31, 1997). The type and number of securities issuable as the Contingent Share Consideration (subject to the next sentence) shall be at the sole discretion of QSV. The exact number of Partnership Units to be issued (which number shall be reduced on a one-for-one basis by the number of Units otherwise received by QSV as part of the Contingent Share Consideration) will be determined by dividing the (i) amount by which the MGP Net Income (as defined below) for the 2000 Fiscal Year exceeds $3,612,500 by (ii) $4.25, and rounding the resulting number up to the nearest whole number. "MGP Net Income" means the dollar amount of fees and distributions which would have been payable to QSV, as Managing General Partner, by the Partnership for the 2000 Fiscal Year, pursuant to the provisions of Section 9.3, had QSV operated the Partnership on a continuous basis from the date of the Conversion through December 31, 2000 plus the amounts that would have been payable to QSV pursuant to its aggregate 1.98% general partnership interests in the Partnership and the MLP, less $775,000.

     For example, if the MGP Net Income for the 2000 Fiscal Year would have been $5,100,000 ($5,875,000 revenues less $775,000) then the Contingent Unit Consideration would be an additional 350,000 Partnership Units.

     The Contingent Unit Consideration, if any, shall be issued by the Partnership as soon as practicable following the end of the 2000 Fiscal Year, but in no event later than March 31, 2001.

9.3. OPERATIONAL EXPENSES.

     In addition to any reimbursement pursuant to the indemnification set forth in Section 7.10, the Partnership, pursuant to this Section 9.3 and Section 9.3 of the Investors Partnership Agreement, shall:

     (a) With respect to (i) the Partnership Properties held as of March 17, 1995 and (ii) the Partnership Properties and Ancillary Property related thereto acquired thereafter with respect to the Partnership Properties referred to in clause (i) above whether pursuant to Section 8.12 or otherwise, the Partnership shall cause to be paid to the Managing General Partner with respect to each Fiscal Year an aggregate amount equal to Four Hundred Thousand Dollars ($400,000) adjusted annually as set forth in Section 9.3(c), which amount shall be in lieu of any reimbursement for expenses related to the management of the business affairs of the Partnership and the Limited Partner (other than expenses described in Section 9.3(c)) that are incurred by the Managing General Partner or its Affiliates with respect to such Partnership Properties, which amount shall be payable in equal quarterly installments within sixty (60) days after the end of each fiscal quarter.

     (b) With respect to any Partnership Property and Ancillary Property related thereto acquired after March 17, 1995 (other than those referred to in Section 9.3(a)) and mortgage loans, if any, originated by the Partnership or the MLP, (i) the Partnership shall pay to the

Managing General Partner (A) an acquisition fee equal to 1% of the purchase price paid by the Partnership or the Limited Partner for such Partnership Property and Ancillary Property related thereto, payable on the date of acquisition or origination, as applicable, and (B) with respect to each Fiscal Year, an amount, adjusted annually as set forth in Section 9.3(c), accruing while such property is held at the rate of 1% per annum (applied using the simple interest method on the basis of a 365/366-day year and the actual number of days elapsed) on the purchase price paid by the Partnership or any of the Limited Partners for such Partnership Property and Ancillary Property related thereto, and (ii) if the Rate of Return attributable to all Partnership Properties and Ancillary Property related thereto acquired after March 17, 1995 (other than those referred to in Section 9.3(a)) in respect of any Fiscal Year shall exceed 12% per annum, the Partnership shall pay to the Managing General Partner an amount equal to 25% of the amount of cash received by the Partnership representing such excess, which amounts shall be in lieu of any reimbursement of expenses related to the management of the business affairs of the Partnership and the Limited Partners (other than expenses described in Section 9.3(c)) that are incurred by the Managing General Partner or its Affiliates with respect to such Partnership Properties and (except as provided in clause (i)(A) of this Section 9.3(b)) shall be payable in quarterly installments within sixty (60) days after the end of each fiscal quarter (which may be estimated in the case of the first three fiscal quarters); provided that there shall be credited against the amounts, if any, payable pursuant to clause (ii) of this Section 9.3(b) in respect of any Fiscal Year amounts payable to the Managing General Partner in respect of its First-Tier Residual Interest or Second-Tier Residual Interest pursuant to Sections 6.5 and 6.6 of the Investors Partnership Agreement in respect of such Fiscal Year. For purposes of the calculations provided for in this
Section 9.3 in the event of a mortgage loan origination, the term "Partnership Properties" shall be deemed to include any originated mortgage loans and the "purchase price" of such mortgage loans will be the principal balances thereof at the beginning of any Fiscal Year.

     (c) The Partnership shall either pay, or reimburse the Managing General Partner on a monthly basis for the payment of, all amounts payable to any Person for providing goods or performing services (including, without limitation, legal, accounting, auditing, recordkeeping, reporting, depositary, transfer agent, printing, appraisal, servicing and consulting services) for or on behalf of the Partnership or the Limited Partners; provided, however, that the Partnership shall not pay, or reimburse the Managing General Partner for, the payment of any amount to an Affiliate or an officer, director, or employee of an Affiliate for legal, accounting, managerial, or consulting services; and provided further, that the Partnership shall pay, or shall reimburse the Managing General Partner for, a payment to an Affiliate or an officer, director, or employee of an Affiliate for goods or other services only if the price and the terms upon which such goods or services are provided to the Partnership or the Limited Partners are fair to the Partnership or the Limited Partners, as the case may be, and are not less favorable to the Partnership or the Limited Partners, as the case may be, than would be incurred if the Partnership or the Limited Partners were to obtain such goods or services from an unrelated third party or were to engage employees to provide such goods or services directly.

     For 1987 and for each Fiscal Year thereafter, the amount payable pursuant to Section 9.3(a) shall be increased by an amount equal to the product of Four Hundred Thousand Dollars ($400,000) multiplied by the percentage increase in the Price Index from January 1, 1986, through the last day of the immediately preceding Fiscal Year. For each year after the year in which a Partnership Property is acquired, the amount otherwise payable pursuant to Section 9.3(b)(i)(B) (the "Section 9.3(b)(i)(B) Amount") shall be increased by an amount equal to the product of the Section 9.3(b)(i)(B) Amount multiplied by the percentage increase in the Price

Index from the first day of the immediately preceding Fiscal Year or, in the case of the first year after the year in which the Partnership Property is acquired, the first day of the month in which the acquisition occurred through the last day of the Fiscal Year immediately preceding such year or, if earlier, the last day of the month in which such Partnership Property was disposed of. The percentage increase in the Price Index through the last day of a particular period shall be determined by calculating the increase, if any, in the Price Index for the last time period during such period (the "Price Index Determination Period") with respect to which the Price Index is published (currently a monthly period) over the Price Index for the time period immediately preceding the first day of the Price Index Determination Period, and expressing the amount of such increase as a percentage of the Price Index for said time period immediately preceding the first day of the Price Index Determination Period.

     "RATE OF RETURN" in respect of any period shall mean and refer to the quotient obtained by dividing (1) the aggregate revenues (calculated in accordance with generally accepted accounting principles and before amortization of unearned income on direct financing leases) received by the Partnership or the Limited Partners from the Partnership Properties and Ancillary Property referred to in Section 9.3(b) for such period, whether through operations, sale or other disposition, less (without duplication) (i) the aggregate fees payable pursuant to Section 9.3(b)(i)(B) for such period in respect of such properties, (ii) the aggregate expenses of the Partnership (other than interest expense, depreciation, amortization and other non-cash expenses and charges, and expenses described in Sections 9.3(b) and (c)) directly attributable to such property and interest expense on any debt or distributions with respect to any interests (the "Preferred Interests") of the Partnership issued to the REIT in exchange for the proceeds from the issuance by the REIT of equity securities ranking senior to the Common Stock with respect to the payment of dividends by the REIT allocated thereto for such period, (iii) the general and administrative expenses of the Partnership (other than non-cash expenses and charges and expenses described in Sections 9.3(a) and (b)) for such period allocated to such properties (based on the ratio of Average Partnership Equity in such properties to the aggregate Average Partnership Equity in all Partnership Properties), and (iv) the principal amount of debt and dollar amount of Preferred Interests allocated to any such property properties repaid during such period and, if applicable, the cash costs and expenses of any kind or nature incurred in respect of the sale or other disposition thereof, by (2) the Average Partnership Equity in such properties during such period. "AVERAGE PARTNERSHIP EQUITY" shall mean and refer to (A) the average of the sums of the aggregate purchase prices therefor, the aggregate fees paid pursuant to (b)(i)(A) above Section 9.3(b)(i)(A) in respect thereof and all other cash costs and expenses of any kind or nature incurred in connection with the acquisitions thereof ("Property Costs") as of the last day of each calendar month occurring during the period of determination, less (B) the average outstanding principal amount of debt of the Partnership and the aggregate dollar value of the Preferred Interests outstanding as of the last day of each calendar month during such period and allocated to such properties. The Rate of Return for any outstanding mortgage loans will be evaluated separately with the mortgage loans constituting a separate pool of "properties" for such calculation. The general and administrative expenses allocable to such mortgage loans shall be equal to the total amount of such expenses for any Fiscal Year multiplied by a fraction, the numerator of which shall be the aggregate principal amount of all mortgage loans outstanding at the beginning of such Fiscal Year and the denominator of which shall be the total of all Property Costs and such aggregate principal amount.

     For the purposes of the foregoing, debt of the Partnership and the Preferred Interests shall be allocated among the Partnership Properties as follows: (1) non-recourse debt shall be allocated to the property secured thereby and, if such debt is secured by more than one property, such debt shall be allocated among the properties secured thereby based on the relative Property Costs thereof; and (2) recourse debt and the Preferred Interests shall be allocated to all of the Partnership Properties based on the relative Property Costs thereof (reduced for this purpose by the amounts of non-recourse debt allocated thereto in accordance with clause (1) above).

9.4. REIMBURSEMENT OF THE GENERAL PARTNERS.

     In the event that the provisions of Section 9.3 are terminated in accordance with the terms of Section 9.1, the following compensation provisions shall apply, to be effective upon the date of such termination.

     (a) The General Partners shall not be compensated for their services as general partner of the Partnership except as provided in elsewhere in this Agreement (including the provisions of Article VI regarding distributions, payments and allocations to which it may be entitled in its capacity as the General Partner).

     (b) Subject to Sections 9.4(c) and 16.9, the Partnership shall be liable for, and shall reimburse the General Partners on a monthly basis, or such other basis as the General Partners may determine in their sole and absolute discretion, for all sums expended in connection with the Partnership's business or for the benefit of the Partnership, including, without limitation,
(i) expenses relating to the ownership of interests in, and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees, including, without limitation, payments under future employee benefit plans of any General Partner, (iii) director fees and expenses, and (iv) all costs and expenses of any General Partner being a public company, including costs of filings with the Commission, reports and other distributions to its stockholders.

     (c) To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership, subject to Section 16.9, reimbursements to the General Partner of any of their Affiliates by the Partnership pursuant to this Section 9.4 shall be treated as "guaranteed payments" within the meaning of Section 707(c) of the Code.

13.1. WITHDRAWAL OR REMOVAL OF GENERAL PARTNERS.

     A General Partner may withdraw from the Partnership or be removed as a General Partner without withdrawing as, or being removed as, a general partner of the MLP. A General Partner shall withdraw from the Partnership or be removed as a General Partner if the General Partner withdraws as, or is removed as, a general partner of the MLP. Such withdrawal or removal shall be effective at the time the Departing General Partner notifies the other General Partners of such withdrawal or the Departing General Partner is notified by the Partnership of such removal or at the same time as is the General Partner's withdrawal or removal as a general partner of the MLP, as applicable. Except as provided below, the Managing General Partner shall not withdraw from the Partnership unless (i) the Managing General Partner shall have transferred all of its Partnership Interest as a General Partner in accordance with Section 11.2; or (ii) such withdrawal shall have been approved by a Majority Vote of the Limited Partners. In the event QSV withdraws or is removed as a General Partner or as a general partner of the MLP, and, in either case, elects to convert its Partnership Interest for the Acquisition Price as provided in Section 9.1, the REIT or an Affiliate of the REIT, as designated by the REIT, shall automatically succeed the Departing Managing General Partner, provided that if the REIT or any Affiliate thereof shall decline to serve as a successor General Partner then a successor General Partner shall be selected upon the affirmative vote of all Limited Partners. If no such successor General Partner is selected by the Limited Partners and the Partnership has no remaining General Partner, then the Partnership shall be dissolved pursuant to Section 14.2.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Articles of Incorporation, as amended or supplemented (the "Articles of Incorporation"), provide certain limitations on the liability of the Registrant's directors and officers for monetary damages to the Registrant. The Articles of Incorporation obligate the Registrant to indemnify its directors and officers, and permit the Registrant to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Registrant and the stockholders against these individuals. See "Certain Provisions of Maryland Law and of the REIT Corporation's Articles and Bylaws--Limitation of Liability and Indemnification."

     The Registrant's Articles of Incorporation require it to indemnify (a) the Registrant's directors and officers (whether serving the Registrant or, at its request, any other entity) who have been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (b) other employees and agents of the Registrant to such extent as shall be authorized by the Board of Directors or the Registrant's Bylaws and be permitted by law. In addition, the Registrant's Articles of Incorporation require the Registrant to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a director or officer who is a party to a proceeding under procedures provided for under the Maryland General Corporation Law (the "MGCL"). The Registrant's Bylaws also permit the Registrant to provide such other and further indemnification or payment or reimbursement of expenses as the Board of Directors deems to be in the interest of the Registrant and as may be permitted by the MGCL for directors, officers and employees of Maryland corporations.

     The Registrant has entered into indemnification agreements with each of the Registrant's officers and directors. The indemnification agreements require, among other things, that the Registrant indemnify its officers and directors to the fullest extent permitted by law and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Registrant must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Registrant's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by law, such agreements provide assurance to directors and officers that indemnification will be available because such contracts cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights they provide.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS.

          EXHIBIT
            NO.            EXHIBIT
          -------          -------

            2.1 Merger Agreement-Included as APPENDIX A to the Prospectus/Proxy constituting a portion of the Registration Statement

            3.1*     Amended Articles of Incorporation of the Registrant

            3.2*     Bylaws of the Registrant
            4.1*     Specimen Common Stock Certificate

            5.1* Opinion of Winstead Sechrest & Minick P.C. regarding legality of the Common Stock

            8.1** Opinion of Winstead Sechrest & Minick P.C. regarding tax matters

           10.1* Third Amended and Restated Agreement of Limited Partnership of U.S. Restaurant Properties Master L.P. ("USRP")

           10.2* Third Amended and Restated Agreement of Limited Partnership of U.S. Restaurant Properties Operating L.P. (the "Operating Partnership")

           10.3* Withdrawal Agreement dated _________________, 1997 by and among the Registrant, USRP, the Operating Partnership, Robert J. Stetson and Fred H. Margolin

           10.4*     Employment Agreement dated ___________________, 1997 by
                     and between the Registrant and Robert J. Stetson

           10.5* Employment Agreement dated _________________, 1997 by and between the Registrant and Fred H. Margolin

           23.1**    Consent of Deloitte & Touche LLP

           23.2*     Consent of Winstead Sechrest & Minick P.C. (included in
                     Exhibit 5.1)

           99.1*     Form of Proxy Card

-------------------
*Previously filed.
**Filed herewith.

     (b)  FINANCIAL STATEMENT SCHEDULES.

     All schedules are omitted because the required information is included in the Consolidated Financial Statements or the Notes thereto or is otherwise inapplicable.

     (c)  REPORTS, OPINIONS OR APPRAISALS.

     Opinion of Morgan Keegan & Company, Inc. - Included as APPENDIX B to the Prospectus/Proxy Statement constituting a portion of the Registration Statement.

ITEM 22.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

     (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (9) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Amendment No. 3 to Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 2nd day of May, 1997.


                                       U.S. RESTAURANT PROPERTIES, INC.


                                       By:     /s/  ROBERT J. STETSON
                                          -----------------------------------
                                          Name:   Robert J. Stetson
                                          Title:  President and Chief
                                                  Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                        Title                        Date
     ---------                        -----                        ----

  /s/ Robert J. Stetson     President and Chief Executive      May 2, 1997
-------------------------   Officer and Director
Robert J. Stetson           (Principal Executive Officer
                            and Principal Financial Officer)

/s/ Fred H. Margolin        Chairman of the Board of           May 2, 1997
-------------------------   Directors, Secretary
Fred H. Margolin            and Treasurer























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